As filed with the Securities and Exchange Commission on August 9, 2021
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)
6021
(Primary Standard Industrial
Classification Code Number)
Wisconsin (State or other jurisdiction of incorporation or organization)	47-0871001 (I.R.S. Employer Identification No.)
111 North Washington Street Green Bay, Wisconsin 54301 (920) 430-1400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Michael E. Daniels
President and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert D. Klingler, Esq. Bryan Cave Leighton Paisner LLP 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600	Emily N. Henkel, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 629-7329
Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value	2,452,665	Not applicable	$172,557,608.77	$18,826.04

(1)
The estimated maximum number of shares of Nicolet Bankshares, Inc. (“Nicolet”) common stock to be issuable upon completion of the merger of Nicolet and County Bancorp, Inc. (“County”), as described herein and pursuant to the terms of the Agreement and Plan of Merger by and between Nicolet and County, dated as of June 22, 2021, and attached to the joint proxy statement-prospectus as Appendix A (the “merger agreement”). This number is based on the product of (i) an exchange ratio of 0.48 shares of the registrant’s common stock for each share of County common stock, and (b) the number of shares of County common stock issued and outstanding as of August 5, 2021, plus shares underlying outstanding options and the maximum number of shares of County common stock estimated to be issuable as provided in the merger agreement as of such date in respect of (i) unvested restricted stock awards of County, (ii) vested and unvested restricted stock units of County and (iii) deferred restricted stock units of County. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions. Under the merger agreement, in certain circumstances, Nicolet may increase the exchange ratio pursuant to a formula in the merger agreement, and thus issue additional stock consideration to accommodate this increase, in order to prevent a termination of the merger agreement. In the event Nicolet were to increase the exchange ratio in such circumstances, Nicolet would file a registration statement pursuant to Rule 413 to cover the issuance of the additional shares of common stock.

(2)
The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of County common stock (the securities to be exchanged in the merger) in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act as follows: (A) (i) $34.44 (the average of the high and low prices of County common stock on the Nasdaq Global Market as of August 4, 2021), multiplied by (ii) the estimated maximum number of shares of County common stock that may be exchanged in the merger, minus (B) $45,991,660 (the aggregate amount of cash to be paid by Nicolet for the shares of County common stock, pursuant to the terms of the merger agreement, equal to $37.18 per share of County common stock multiplied by 1,237,000 shares subject to a cash election).

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. The securities described in this joint proxy statement-prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary — Subject to Completion Dated [•], 2021

PROXY STATEMENT AND PROSPECTUS OF NICOLET BANKSHARES, INC.	PROXY STATEMENT OF COUNTY BANCORP, INC.
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
The boards of directors of Nicolet Bankshares, Inc. (“Nicolet”) and County Bancorp, Inc. (“County”) have each unanimously approved a transaction that will result in the merger of County with and into Nicolet. Nicolet will be the surviving bank holding company in the merger. If the merger is completed, County shareholders will receive, at the election of each holder, cash of  $37.18 or 0.48 shares of Nicolet common stock for each share of County common stock (the “exchange ratio”), subject to proration procedures such that 1,237,000 shares of County common stock will be exchanged for cash, and the remaining shares will be exchanged for Nicolet common stock or cancelled pursuant to the merger agreement. After the merger is completed, we expect that current County shareholders will own approximately 19% of the outstanding shares of common stock of Nicolet. If, prior to completion of the County merger, Nicolet completes its previously announced merger with Mackinac Financial Corporation (“Mackinac”), we expect that current County shareholders will own approximately 16% of the outstanding shares of common stock of Nicolet after the County merger is completed.
Nicolet’s common stock trades on the Nasdaq Capital Market under the symbol “NCBS.” The closing price of Nicolet common stock was $71.75 per share on June 21, 2021, the last trading day before public announcement of the merger. The closing price of Nicolet common stock was $[•] per share on [•], the last practicable trading day before the date of this joint proxy statement-prospectus. County’s common stock currently trades on the Nasdaq Global Market under the symbol “ICBK.” The closing price of County common stock was $23.39 per share on June 21, 2021, the last trading day before public announcement of the merger. The closing price of County common stock was $[•] per share on [•], the last practicable trading day before the date of this joint proxy statement-prospectus. The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the Nasdaq Capital Market.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of both companies approve the merger agreement and the transactions contemplated thereby (except that Nicolet shareholder approval may not be required if on the effective date of the merger such approval is not required under Wisconsin law or Nasdaq rules). Each of Nicolet and County is asking its shareholders to consider and vote on the merger proposal at the respective companies’ special meetings of shareholders. Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and the transactions contemplated thereby. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger.
The places, dates and times of the shareholders’ meetings are as follows:
For shareholders of Nicolet: [•]	For shareholders of County: [•]
See “Information About the Special Shareholders’ Meetings” on page 7 for additional information.
This joint proxy statement-prospectus contains a more complete description of the special meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain additional information about Nicolet and County from documents that Nicolet and County have filed with the Securities and Exchange Commission.
The Nicolet board of directors recommends that the Nicolet shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the issuance of up to 2,452,665 shares of Nicolet common stock in the merger (which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under the double trigger termination right).
The County board of directors recommends that the County shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby.
You should read this entire joint proxy statement-prospectus carefully, because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 23.
Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Nicolet common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement-prospectus is dated [•], and is first being mailed to Nicolet’s and County’s respective shareholders on or about [•].
Michael E. Daniels President and Chief Executive Officer Nicolet Bankshares, Inc.	Timothy J. Schneider President County Bancorp, Inc.

PLEASE NOTE
The accompanying joint proxy statement-prospectus incorporates important business and financial information about Nicolet and County from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the appropriate address below:
If you are a Nicolet shareholder:	If you are a County shareholder:
Nicolet Bankshares, Inc.	County Bancorp, Inc.
111 North Washington Street	2400 South 44th Street
Green Bay, Wisconsin 54301	Manitowoc, WI 54221
(920) 430-1400	(920) 686-5692
ir@nicoletbank.com	mmiller@icbk.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that Nicolet shareholders requesting documents must do so by [•], 2021, in order to receive them before the Nicolet special meeting, and County shareholders requesting documents must do so by [•], 2021, in order to receive them before the County special meeting.
For a more detailed description of the information incorporated by reference in this joint proxy statement-prospectus and how you may obtain it, see “Where You Can Find Additional Information” beginning on page 102.
We have not authorized anyone to provide you with any information other than the information included in this joint proxy statement-prospectus and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.
This joint proxy statement — prospectus has been prepared as of the date on the cover page. There may be changes since that date in the affairs of County or Nicolet that are not reflected in this document.
As used in this joint proxy statement-prospectus, the terms “County” and “Nicolet” refer to County Bancorp, Inc. and Nicolet Bankshares, Inc., respectively. Where the context requires, “County” may refer to County Bancorp, Inc. and its subsidiaries, including Investors Community Bank. Similarly, “Nicolet” may refer to Nicolet Bankshares, Inc. and its subsidiaries, including Nicolet National Bank.
Unless the context indicates otherwise, all references to the “merger agreement” refer to the Agreement and Plan of Merger dated June 22, 2021, by and between Nicolet and County, which is included as Appendix A to this joint proxy statement-prospectus.

Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of Nicolet Bankshares, Inc.:
Nicolet Bankshares, Inc. (“Nicolet”) will hold a special meeting of shareholders at [•], on [•], [•], 2021, at [•][•].m., Central Time, to consider and vote on the following matters:
•
Merger Agreement and Share Issuance.    A proposal to approve and adopt the Agreement and Plan of Merger dated June 22, 2021, as the same may from time to time be amended, between Nicolet and County Bancorp, Inc., pursuant to which County will merge with and into Nicolet, including the issuance of up to 2,452,665 shares of Nicolet common stock (which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under certain circumstances) in the merger (the “merger agreement”), as more fully described in the attached joint proxy statement-prospectus. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.

•
Adjournment.    A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

Nicolet’s board of directors has fixed the close of business on [•], 2021, as the record date for the Nicolet special meeting. Only Nicolet shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.
Nicolet’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Nicolet shareholders vote FOR the approval of the merger agreement, including Nicolet’s issuance of shares pursuant to the merger agreement, and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger proposal.
YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless the holders of Nicolet common stock approve the merger proposal (except that Nicolet shareholder approval may not be required if, on the effective date of the merger, such approval is not required under Wisconsin law or Nasdaq rules). The affirmative vote of the holders of at least a majority of the shares of Nicolet common stock issued, outstanding and entitled to vote on the record date is required to approve the Nicolet merger proposal. Whether or not you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you may vote your shares electronically via the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by your bank or broker.
The enclosed joint proxy statement-prospectus explains the merger agreement and the transactions contemplated thereby, as well as the proposals that will be considered at the Nicolet special meeting. We urge you to read the joint proxy statement-prospectus, its appendices and any documents incorporated by reference therein carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement-prospectus, would like additional copies of the joint proxy statement-prospectus or need help voting your shares of Nicolet common stock, please contact our President and Chief Executive Officer, Michael E. Daniels, at (920) 430-1400.
By Order of the Board of Directors
Michael E. Daniels
President and Chief Executive Officer
Nicolet Bankshares, Inc.
[•], 2021

County Bancorp, Inc.
2400 South 44th Street
Manitowoc, WI 54221

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of County Bancorp, Inc.:
County Bancorp, Inc. (“County”) will virtually hold a special meeting of shareholders on [•], [•], 2021, at [•][•].m., Central Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of County’s shareholders and the community, the special meeting will be held in a virtual-only online format conducted via live webcast. You will be able to attend the special meeting by visiting [•] and inserting the 16-digit control number included on your proxy card. You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging onto [•] and using the control number.
At the special meeting, you will be asked to consider and vote on the following matters:
•
Merger Agreement.    A proposal to approve the Agreement and Plan of Merger dated as of June 22, 2021, as the same may from time to time be amended, between County and Nicolet Bankshares, Inc. (“Nicolet”), pursuant to which County will merge with and into Nicolet (the “merger agreement”), as more fully described in the attached joint proxy statement-prospectus. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.

•
Compensation Matters.    A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to County’s named executive officers that is based on or otherwise relates to the merger.

•
Adjournment.    A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

County’s board of directors has fixed the close of business on [•], 2021, as the record date for the County special meeting. Only County shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.
County’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that County shareholders vote FOR the approval of the merger agreement, FOR the approval of the compensation proposal, and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger proposal.
YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless the holders of County common stock approve the merger proposal. The affirmative vote of the holders of at least a majority of the shares of County common stock issued, outstanding and entitled to vote on the record date is required to approve the County merger proposal. Whether or not you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you may vote your shares electronically via the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed joint proxy statement-prospectus explains the merger agreement and the transactions contemplated thereby, as well as the proposals that will be considered at the County special meeting. We urge you to read the joint proxy statement-prospectus, its appendices, and any documents incorporated by reference therein carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement-prospectus, would like additional copies of the joint proxy statement-prospectus or need help voting your shares of County common stock, please contact our President, Timothy J. Schneider, at (920) 686-5604.
By Order of the Board of Directors
Timothy J. Schneider
President
County Bancorp, Inc.
[•], 2021

Page
Closing and Effective Time of the Merger	81
Representations and Warranties in the Merger Agreement	82
Conditions to the Merger	82
Waiver and Amendment	83
Business of County Pending the Merger	84
Business of Nicolet Pending the Merger	86
Covenants of the Parties	86
No Solicitation of Alternative Transactions	87
Indemnification and Insurance	87
Termination of the Merger Agreement; Termination Fee	88
Payment of Expenses Relating to the Merger	89
Affiliate Agreements	89
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	89
U.S. Shareholders	90
Qualification of the Merger as a Reorganization	90
Tax Implications to U.S. Shareholders	91
Tax Implications to Non-U.S. Shareholders	92
Tax Consequences if the Merger Does Not Qualify as a Reorganization	92
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS	94
NO DISSENTERS’ RIGHTS	101
OTHER MATTERS	101
EXPERTS	101
LEGAL MATTERS	101
WHERE YOU CAN FIND ADDITIONAL INFORMATION	102
APPENDIX A AGREEMENT AND PLAN OF MERGER BY AND BETWEEN NICOLET BANKSHARES, INC. AND COUNTY BANCORP, INC.	A-1
APPENDIX B OPINION OF STEPHENS, INC.	B-1
APPENDIX C OPINION OF KEEFE, BRUYETTE & WOODS, INC.	C-1
APPENDIX D
(1) MACKINAC’S UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND (2) MACKINAC’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2020

D-1

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger, the Nicolet special meeting or the County special meeting and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement-prospectus, because the information in this section does not provide all of the information that may be important to you with respect to the merger, the Nicolet special meeting or the County special meeting. Additional information is also contained in the documents incorporated by reference into this joint proxy statement-prospectus. See “Where You Can Find Additional Information” beginning on page [•].
Q:
On what am I being asked to vote?

A:
You are being asked to approve the Agreement and Plan of Merger by and between Nicolet and County, which we may refer to as the merger agreement, which provides for the merger of County with and into Nicolet, and the other transactions contemplated thereby. As part of their approval of the merger agreement and the merger, Nicolet shareholders are also being asked to approve the issuance of stock in the merger to County shareholders. In addition, County shareholders are being asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to County’s named executive officers that is based on or otherwise relates to the merger. Shareholders of both Nicolet and County are being asked to approve a proposal to adjourn their respective special meetings, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

Q:
Why have Nicolet and County decided to merge?

A:
Nicolet and County agreed to merge for strategic reasons that benefit both parties. Their respective boards of directors believe that the merger will provide the combined institution with opportunities for enhanced revenue growth.

Q:
How does the Nicolet board of directors recommend I vote at the Nicolet special meeting?

A:
The board of directors of Nicolet has unanimously approved and adopted the merger agreement and recommends that its shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the issuance of up to 2,452,665 shares of Nicolet common stock in the merger, which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under certain circumstances (sometimes referred to as the “stock issuance” or “issuance of shares”) and recommends that you vote FOR approval of the Nicolet adjournment proposal.

Q:
How does the County board of directors recommend I vote at the County special meeting?

A:
The board of directors of County has unanimously approved and adopted the merger agreement and recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby, FOR approval of the compensation that may be paid or become payable to County’s named executive officers that is based on or otherwise relates to the merger, and FOR the County adjournment proposal.

Q:
What will happen to Nicolet National Bank and Investors Community Bank as a result of the merger?

A:
If the merger occurs, Investors Community Bank, which is a wholly owned subsidiary of County, will be merged with and into Nicolet National Bank, which is a wholly owned subsidiary of Nicolet. We may refer to this transaction as the “bank merger.” Nicolet National Bank will be the surviving entity in the bank merger if and when it occurs.

Q:
What vote is required to approve the merger agreement and the transactions contemplated thereby?

A:
The approval of the merger agreement and the transactions contemplated thereby, including, in the case of Nicolet, the issuance of shares, requires the vote of a majority of the outstanding shares of each of Nicolet and County.

i

Q:
What vote is required to approve the adjournment proposals and the compensation proposal?

A:
The approval of the adjournment proposal for each company, as well as the compensation proposal for County, requires that the votes cast for the proposal exceed the votes cast against the proposal.

Q:
What will shareholders of County receive in the merger?

A:
If the merger is completed, each share of County common stock (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted) and shares underlying stock options; all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive, at the holder’s election and subject to the proration procedures and the exceptions explained further below, cash of  $37.18 per share of County common stock (the “per share cash consideration”) or 0.48 shares of Nicolet common stock per share of County common stock (the “per share stock consideration”).

Merger Consideration Election Procedures
Each County shareholder may make an election to exchange his, her or its County shares for Nicolet common stock (“stock election shares”), cash (“cash election shares”), or a mix of both. Nicolet or Computershare Trust Company, N.A. (the “exchange agent”) will mail to all shareholders an election form and customary transmittal materials following the mailing of this joint proxy statement-prospectus. Completed election forms will be due five (5) business days prior to the closing of the merger (the “election deadline”). At this time, we expect the election deadline to be 5:00 p.m., Central Time, on [•]. Any shares for which a completed election form is not received by the election deadline will be treated as shares not making an election preference for cash or stock (“no election shares”). Additionally, County shares exchanged in settlement or cancellation of County restricted stock, County restricted stock units and County deferred restricted stock units will be considered no election shares.
Merger Consideration Proration and Allocation Procedures
The total number of shares of County common stock that will be converted into the cash consideration will be equal to 1,237,000 shares (the “cash election threshold”), which represents approximately 20% of the aggregate amount of outstanding shares of County common stock and shares underlying unvested restricted stock awards, restricted stock units and deferred restricted stock units as of June 30, 2021, with the remaining shares being converted into the stock consideration. As a result, the total consideration to be paid in respect of County common stock will consist of approximately 20% cash and approximately 80% Nicolet common stock. Any cash payments in respect of (i) stock options, (ii) preferred stock and (iii) cash in lieu of fractional shares will not be counted in determining the cash election threshold.
If the number of shares as to which holders elect to receive the cash consideration is below the cash election threshold, then certain no election shares and stock election shares may be exchanged for the cash consideration. Alternatively, if cash is oversubscribed, certain cash election shares may be exchanged for the stock consideration. See “Election and Proration of Merger Consideration” beginning on page 75 of this joint proxy statement-prospectus for a more detailed description of the proration and allocation procedures, including examples.
Cash in Lieu of Fractional Shares
In lieu of any fractional shares of Nicolet common stock, County shareholders who receive stock consideration in the merger will receive an amount in cash (without interest and rounded to the nearest whole cent) as determined by multiplying the “Nicolet common stock price” (as such term is defined in the merger agreement) by the fractional share of Nicolet common stock to which such holder would otherwise be entitled. Under the merger agreement, “Nicolet common stock price” means the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20 trading day period immediately preceding the second trading day prior to the closing date.
Dividends of County
The merger agreement allows County to continue paying (i) its regular quarterly dividends of $0.10 per share of common stock prior to consummation of the merger consistent with past practice and (ii) its regular quarterly dividends on County’s Series B Nonvoting Noncumulative Perpetual Preferred Stock, $0.01 par value per share, and a redemption price of $1,000.00 per share. Although County’s board of directors currently expects to pay its regular quarterly dividends, the payment of such dividends is not guaranteed, nor is it a condition to the closing of the merger.
Relative Ownership of Nicolet following Closing
If, prior to the completion of the County merger, Nicolet completes the Mackinac merger, we expect that after the County merger is completed, Nicolet and Mackinac shareholders will own approximately 84% of the outstanding shares of common stock of the combined company, and current County shareholders will own approximately 16% of the outstanding shares of common stock of the combined company. If the Mackinac merger is not completed prior to the County merger, we expect that after the County merger is completed, current Nicolet shareholders will own approximately 81% of the outstanding shares of common stock of the combined company, and current County shareholders will own approximately 19% of the outstanding shares of common stock of the combined company.
Q:
How will the merger impact my County preferred stock?

A:
Each share of County preferred stock issued and outstanding immediately prior to the effective date of the merger will be converted into the right to receive cash in an amount equal to the redemption price of such County preferred stock as of such date. County is required to redeem its preferred stock prior to the effective time of the merger.

Q:
How will the merger impact my County stock options?

A:
Each vested and unvested County stock option outstanding immediately prior to the effective date of the merger will be cancelled in exchange for the right to receive a cash payment in an amount determined by multiplying (i) the number of shares of County common stock subject to the stock option immediately prior to the effective date by (ii) the excess, if any, of (x) the Nicolet common stock price (as defined in the merger agreement) multiplied by the exchange ratio, over the exercise price per share of the County stock subject to the stock option immediately prior to the effective date. For this purpose, the merger agreement defines “Nicolet common stock price” as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20-day trading period immediately preceding the second trading day prior to the effective date.

Q:
How will the merger impact my County restricted stock awards?

A:
Each unvested County restricted stock award outstanding immediately prior to the effective date will become vested as a result of the merger. Each vested County restricted stock award will be exchanged for the number of shares of County common stock subject to such County restricted stock award immediately prior to the effective time. These shares are included in the number of issued shares of County common stock, do not count towards the cash election threshold, and are considered no election shares.

Q:
How will the merger impact my County restricted stock units?

A:
Each vested and unvested County restricted stock unit outstanding immediately prior to the effective time of the merger will either (i) become fully vested and settled per the terms of the award and applicable County equity plan, or (ii) be cancelled in consideration for the right to receive the number of shares of County common stock subject to the restricted stock unit award. In either case, such shares received in settlement or cancellation will be exchanged pursuant to the terms of the merger agreement but will not count towards the cash election threshold and will be considered no election shares.

Q:
How will the merger impact my County deferred restricted stock units?

A:
Each vested and unvested County deferred restricted stock unit outstanding immediately prior to the effective date of the merger will be cancelled (as permitted under applicable U.S. treasury regulations) in consideration for the right to receive the number of shares of County common stock subject to the deferred restricted stock unit award. Such shares received in cancellation will be exchanged pursuant to the terms of the merger agreement but will not count towards the cash election threshold and will be considered no election shares.
Q:
What will happen to County’s trust preferred securities and subordinated notes?

A:
Certain of County’s subsidiaries, namely County Bancorp Statutory Trust II, County Bancorp Statutory Trust III and Fox River Valley Capital Trust I (collectively, the “County Trusts”), have issued $15.5 million in trust preferred securities, and County has issued $15.982 million in related subordinated notes to the Company Trusts. County also has issued $51.4 million in principal amount of subordinated notes, $47.4 million of which were issued pursuant to Indentures, dated May 30, 2018 and June 30, 2020, by and between County and U.S. Bank National Association, as trustee. At the effective time of the merger, Nicolet will assume and discharge County’s covenants, agreements and obligations under and relating to the trust preferred securities and the subordinated notes, and Nicolet and County will execute and deliver supplemental indentures for such assumption.

Q:
What are the federal income tax consequences of the merger to me as a holder of County common stock?

A:
Bryan Cave Leighton Paisner LLP has issued an opinion, which it will confirm as of the effective date of the merger, that, subject to certain limitations, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. County shareholders receiving Nicolet common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the surrender of County common stock for receipt of Nicolet common stock, but may recognize gain with respect to any cash received in the merger (other than cash in lieu of fractional shares, as discussed below). However, County shareholders receiving solely cash in the merger will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the County shareholder’s aggregate tax basis in its County common stock surrendered or cancelled in exchange therefor. County shareholders may also recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares. Your tax treatment will depend on your specific situation, and many variables are not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger in the fourth quarter of 2021, after the special shareholders’ meetings are held, assuming Nicolet and County shareholders and the applicable bank regulatory agencies approve the merger and the transactions contemplated thereby and other conditions to closing are met. We could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 23 for a discussion of risks relating to the merger.

Q:
Why are County shareholders being asked to consider and vote on the compensation proposal?

A:
Under Securities and Exchange Commission rules, County is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to County’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:
What happens if holders of County common stock do not approve, by non-binding, advisory vote, the compensation proposal?

A:
The vote on the proposal to approve the merger-related compensation arrangements for each of County’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the County special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon County, Nicolet or the combined company in the merger. Accordingly, the merger-related compensation will be paid to County’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, even if the holders of County common stock do not approve the proposal to approve the merger-related executive compensation.

Q:
If I am a County shareholder, will I be able to sell any shares of Nicolet common stock I receive pursuant to the merger?

A:
Yes. The Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and Nicolet will cause the shares to be issued in the merger to be listed on the Nasdaq Capital Market. All shares of Nicolet common stock that you receive pursuant to the merger will be freely transferable unless you are deemed an affiliate of Nicolet. Affiliates of Nicolet will be able to sell the shares they receive pursuant to the merger subject to applicable securities regulations. See “Resale of Nicolet Common Stock” on page 77.

Q:
What should I do now?

A:
After carefully reading and considering the information in this joint proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at your special meeting. You can vote by (i) accessing the Internet website specified on the enclosed proxy card for your company, (ii) voting by telephone by using the telephone number provided on the proxy card, (iii) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope, or (iv) voting in person at the Nicolet special meeting or virtually at the County special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR your company’s proposal to approve the merger agreement and the transactions contemplated thereby, including in the case of Nicolet shareholders, the issuance of up to 2,452,665 shares of Nicolet common stock in the merger (which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under certain circumstances), FOR the County compensation proposal (in the case of County shareholders), and FOR your company’s adjournment proposal.
Q:
What if I do not vote?

A:
If you do not vote at your special meeting, it will have the same effect as voting your shares against the merger.

Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock with respect to your company’s merger agreement proposal only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting “broker non-vote” will not be counted toward a quorum, and your shares will not be voted at your company’s special meeting, which will have the same effect as voting your shares against the merger.

Q:
Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in four ways. First, you can revoke your proxy by giving written notice of revocation to your company’s Corporate Secretary. Second, you can submit a new properly executed proxy with a later date to your company’s Corporate Secretary at or before your company’s special meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you may vote over the Internet by the applicable deadline described below or submit a proxy card and return it prior to the vote at your special meeting. Fourth, you can attend your company’s special meeting (in-person for Nicolet shareholders or virtually for County shareholders), give oral notice of your revocation, and vote your shares at the meeting. Any earlier proxy will be thereby revoked. Your last properly submitted vote will be the vote that is counted. However, simply attending the meeting (either in-person or virtually) without voting will not revoke your proxy. If you hold shares in “street name,” you must contact your broker prior to your company’s special meeting if you wish to revoke your proxy or change your vote.

v

Q:
Are holders of Nicolet common stock entitled to dissenters’ rights?

A:
No. Holders of Nicolet common stock are not entitled to dissenters’ rights under Wisconsin law.

Q:
Are holders of County common stock entitled to dissenters’ rights?

A:
No. Holders of County common stock are not entitled to dissenters’ rights under Wisconsin law.

Q:
What is the deadline for voting for Nicolet shareholders?

A.
If you are the record holder of shares of Nicolet common stock on [•], 2021, you may vote at the special meeting or by mail at any time prior to the Nicolet special meeting as long as Nicolet receives your proxy through the mail before the time of the special meeting, which is [•] [•].m., Central Time, on [•], 2021. In addition, as a record holder, you may vote by Internet or by telephone until noon, Central Time, on [•], 2021. If your shares are held in “street name,” you must vote your shares by the deadline set by your broker.

Q:
What is the deadline for voting for County shareholders?

A.
If you are the record holder of shares of County common stock on [•], 2021, you may vote at the special meeting or by mail at any time prior to the County special meeting as long as County receives your proxy through the mail before the time of the special meeting, which is [•] [•].m., Central Time, on [•], 2021. In addition, as a record holder, you may vote by Internet or by telephone until 10:59 p.m., Central Time, on [•], 2021. If your shares are held in “street name,” you must vote your shares by the deadline set by your broker.

Q:
Should I send in my County stock certificates now?

A:
No. Following the mailing of the joint proxy statement-prospectus and the proxy, Nicolet or Nicolet’s exchange agent will send an election form, letter of transmittal and other customary transmittal materials providing written instructions for making an election as to the form of merger consideration to be received and for exchanging County common stock certificates for the merger consideration in accordance with the merger agreement. In any event, do not send your stock certificates with your proxy card. If you hold your shares in “street name” or “book-entry form” through a broker, the broker will provide separate instructions for voting and for surrendering and exchanging your shares.

Q:
Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

For Nicolet shareholders:	For County shareholders:
Michael E. Daniels Nicolet Bankshares, Inc. 111 North Washington Street Green Bay, Wisconsin 54301 Telephone: (920) 430-1400	Timothy J. Schneider County Bancorp, Inc. 2400 South 44th Street Manitowoc, Wisconsin 54221 Telephone: (920) 686-5604

Q:
Why is County holding a virtual meeting instead of a physical meeting?

A:
Due to the ongoing public health impact of the COVID-19 pandemic and to support the health and well-being of County’s shareholders and community, County’s board of directors determined that it would be in the best interests of its shareholders for County to hold its special meeting virtually rather than in person. County believes that hosting a virtual meeting will enable more of its shareholders to attend the meeting because it will limit contact with other individuals in light of COVID-19 concerns and it will allow County’s shareholders to participate from any location around the world with Internet access.

Q:
How can County’s shareholders attend the County special meeting?

A.
County’s special meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by live webcast. There is no physical location for the special meeting. County shareholders will be able to attend the special meeting online, vote and submit questions prior to and during the meeting by visiting [•]. County shareholders will need to have the 16-digit control number included on their respective proxy card to join the special meeting. If a County shareholder is a beneficial owner and a broker or other fiduciary is the record holder (which is usually referred to as “street name” ownership), such shareholders should follow the instructions for attending the special meeting provided by such broker or other fiduciary. If County shareholders do not comply with the procedures outlined above, they will not be admitted to the virtual special meeting.
Online check-in will start 15 minutes before the meeting. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. Technical support will be available for shareholders who experience technical difficulties accessing the virtual special meeting.
Q:
How can County’s shareholders vote their shares and participate at the special meeting?

A:
County shareholders may participate in the special meeting by visiting the following website: [•]. To participate in the special meeting, County shareholders will need the 16-digit control number included on their respective proxy card. Shares held in your name as the shareholder of record may be voted electronically during the special meeting. If County shareholders would like to vote during the special meeting, click on the “Voting” button at the bottom of the screen before the polls close for voting on any of the items being voted on at the special meeting.

Shares held in the name of a broker or other fiduciary (i.e., in street name) also may be voted electronically during the special meeting by following the instructions provided by your broker or other fiduciary. However, even if you plan to attend the special meeting, County recommends that its shareholders vote their shares in advance so that your vote will be counted if you later decide not to attend the special meeting.
Q:
How can County’s shareholders ask questions at the special meeting?

A:
To submit a question at County’s special meeting, County shareholders will need to log in to the meeting using the 16-digit control number included on their respective proxy. If County shareholders would like to ask a question prior to or during the meeting, click on the “Q&A” button at the bottom of the screen, type in the question in the field labeled “Submit a question”, and click “Submit”. County encourages its shareholders to submit any questions as soon as possible to ensure the question is received.

SUMMARY
We have prepared this summary of certain material information to assist you in your review of this joint proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this joint proxy statement-prospectus. To understand the merger and the issuance of shares of Nicolet common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this joint proxy statement-prospectus or incorporated herein by reference. For more information about Nicolet or County, please see the section entitled “Where You Can Find Additional Information” beginning on page 102. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s shareholders.
Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
The Companies
NICOLET BANKSHARES, INC.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
Nicolet is a Wisconsin corporation and was incorporated as Green Bay Financial Corporation, a Wisconsin corporation, on April 5, 2000, to serve as the holding company for and the sole shareholder of Nicolet National Bank. It amended and restated its articles of incorporation and changed its name to Nicolet Bankshares, Inc. on March 14, 2002. It subsequently became the holding company for Nicolet National Bank upon completion of Nicolet National Bank’s reorganization into a holding company structure on June 6, 2002.
Nicolet is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It conducts operations through its wholly owned subsidiary, Nicolet National Bank, which was organized in 2000 as a national bank under the laws of the United States and opened for business on November 1, 2000. Nicolet National Bank provides a full range of traditional banking services throughout northeastern Wisconsin and the Upper Peninsula of Michigan. Nicolet offers commercial, retail and wealth management services through 36 branch locations in Wisconsin and Menominee, Michigan, as of June 30, 2021.
At June 30, 2021, Nicolet had consolidated total assets of $4.6 billion, loans of approximately $2.8 billion, deposits of $3.9 billion, and consolidated shareholders’ equity of $559 million. At June 30, 2021, Nicolet had 9,865,955 shares of common stock issued and 9,843,141 shares outstanding, held by approximately 2,200 shareholders of record.
The principal executive offices of Nicolet are located at 111 North Washington Street, Green Bay, Wisconsin 54301, and its telephone number is (920) 430-1400. Nicolet’s website can be accessed at https://www.nicoletbank.com/. Information contained on Nicolet’s website does not constitute part of, and is not incorporated into, this joint proxy statement-prospectus. Nicolet’s common stock is traded on the Nasdaq Capital Market under the symbol “NCBS.”
Nicolet announced the proposed acquisition of Mackinac Financial Corporation on April 12, 2021 (the “Mackinac merger”). Mackinac is a bank holding company incorporated under Michigan law and is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned banking subsidiary, mBank, a Michigan state-chartered bank. mBank currently has 28 branch locations. The proposed Mackinac merger is subject to customary closing conditions, including receipt of regulatory approvals for the Mackinac merger, as well as approvals of the shareholders of Nicolet and of Mackinac. As of the date of this joint proxy statement-prospectus, all such regulatory approvals, as well as the required approval of Nicolet’s and Mackinac’s shareholders, have been obtained. If, prior to completion of the County merger, Nicolet completes the Mackinac merger, we expect that, upon completion of the County merger, current County shareholders will own approximately 16% of the outstanding shares of common stock of Nicolet.

On July 7, 2021, Nicolet issued and sold $100 million in aggregate principal amount of its 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “July 2021 Nicolet Subordinated Debt Private Placement”). Nicolet intends to use the proceeds from the private placement for general corporate purposes, which may include funding additional loan growth, common stock share repurchases and acquisitions.
For more information about Nicolet and its subsidiaries, see “Where You Can Find Additional Information” on page 102.
COUNTY BANCORP, INC.
2400 South 44th Street
Manitowoc, Wisconsin, 54221
(920) 686-9998
County is a Wisconsin corporation founded in May 1996 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. County’s primary activities consist of holding the stock of its wholly owned subsidiary bank, Investors Community Bank, and providing a wide range of banking and related business activities through the Bank and its other subsidiaries.
Investors Community Bank is a Wisconsin state bank originally chartered in 1997, and headquartered in Manitowoc, Wisconsin. Investors Community Bank is an independent community bank offering a full range of financial services focusing on the needs of agricultural businesses statewide, with a primary focus on dairy-related lending. Its customers are served from full-service branches in Manitowoc, Appleton, Green Bay, and Stevens Point and its loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.
At June 30, 2021, County had consolidated total assets of approximately $1.5 billion, loans of approximately $1.0 billion, deposits of approximately $1.1 billion, and consolidated shareholders’ equity of approximately $174.8 million.
The principal executive offices of County are located at 2400 South 44th Street, Manitowoc, Wisconsin 54221, and its telephone number is (920) 686-9998. County’s website can be accessed at https://investors.icbk.com/. Information contained on County’s website does not constitute part of, and is not incorporated into, this joint proxy statement-prospectus. County’s common stock is traded on the Nasdaq Global Market under the symbol “ICBK.”
For more information about County and its subsidiaries, see “Where You Can Find Additional Information” beginning on page 102.
The Merger Agreement
(See page 42)
Under the terms of the merger agreement, and if the merger is completed, County will merge with and into Nicolet, with Nicolet being the surviving corporation. Following the merger of County with and into Nicolet, Investors Community Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Both Nicolet and Nicolet National Bank will continue their existence under Wisconsin law and the laws of the United States, respectively, while County and Investors Community Bank will cease to exist. The merger agreement is attached to this joint proxy statement-prospectus as Appendix A and is incorporated herein by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.
What County’s Shareholders Will Receive in the Merger
(See page 79)
If the merger is completed, each share of County common stock (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted) and shares underlying stock options; all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive, at the holder’s election and subject to proration and the exceptions explained below, 0.48 shares of Nicolet common stock (the “per share stock consideration”) or cash of  $37.18 per share of County common stock (the “per share cash consideration”).

Merger Consideration Election Procedures
Each County shareholder may make an election to exchange such shareholder’s County shares for Nicolet common stock (“stock election shares”), cash (“cash election shares”), or a mix of both. Nicolet or Computershare Trust Company, N.A. (the “exchange agent”) will mail to all shareholders an election form and customary transmittal materials following the mailing of this joint proxy statement-prospectus. Completed election forms will be due five (5) business days prior to the closing of the merger (the “election deadline”). At this time, we expect the election deadline to be 5:00 p.m., Central Time, on [•]. Any shares for which a completed election form is not received by the election deadline will be treated as shares not making an election preference for cash or stock (“no election shares”). Additionally, shares exchanged in settlement or cancellation of County restricted stock, County restricted stock units and County deferred restricted stock units will be considered no election shares.
Merger Consideration Proration and Allocation Procedures
The total number of shares of County common stock that will be converted into the cash consideration will be equal to 1,237,000 shares (the “cash election threshold”), which represents approximately 20% of the aggregate amount of outstanding shares of County common stock and shares underlying unvested restricted stock awards, restricted stock units and deferred restricted stock units as of June 30, 2021, with the remaining shares being converted into stock consideration. As a result, the total consideration to be paid in respect of County common stock will consist of approximately 20% cash and approximately 80% Nicolet common stock. Any cash payments in respect of (i) stock options, (ii) preferred stock and (iii) cash in lieu of fractional shares will not be counted in determining the cash election threshold.
To the extent that the aggregate number of cash election shares falls below the cash election threshold, shareholders who elected the stock consideration will receive a mixture of both cash and stock consideration in accordance with the following proration procedures:
•
If the number of cash election shares is less than or equal to the cash election threshold, the merger consideration will be allocated as follows:

•
all cash election shares will be exchanged for the cash consideration;

•
to the extent necessary to reach the cash election threshold, no election shares will be exchanged for the cash consideration (on a pro rata basis if excess shares are available); and

•
if additional cash elections are required to meet the cash election threshold, stock election shares will be allocated to receive the cash consideration on a pro rata basis until the number of shares being exchanged for the cash consideration equals the cash election threshold.

To the extent that the aggregate number of cash election shares falls above the cash election threshold, shareholders who elected the cash consideration will receive a mixture of both cash and stock consideration in accordance with the following proration procedures:
•
If the number of cash election shares is greater than the cash election threshold, the merger consideration will be allocated as follows:

•
all stock election shares and no election shares will be exchanged for the stock consideration; and

•
cash election shares will be allocated to receive the stock consideration on a pro rata basis until the number of shares being exchanged for the cash consideration equals the cash election threshold.

See “Election and Proration of Merger Consideration” beginning on page 75 of this joint proxy statement-prospectus for a more detailed description of the election, proration and allocation procedures, including examples.
Cash in Lieu of Fractional Shares
In lieu of any fractional shares of Nicolet common stock, County shareholders will receive an amount in cash (without interest and rounded to the nearest whole cent) as determined by multiplying the Nicolet common stock price (as defined in the merger agreement), by the fractional share of Nicolet common stock to which such holder would otherwise be entitled.
Effect of the Merger on County Preferred Stock
(See page 80)
Pursuant to the merger agreement, each share of County preferred stock issued and outstanding immediately prior to the effective date will be converted into the right to receive cash in an amount equal to the redemption price of such County preferred stock as of the effective date. County is required to redeem its preferred stock prior to the effective time of the merger.
Effect of the Merger on County Equity Awards
(See page 80)
County Stock Options
Pursuant to the merger agreement, each vested and unvested County stock option outstanding immediately prior to the effective date of the merger will be cancelled as a result of the merger and without any action on the part of the holder. In consideration thereof, the holder will receive a cash payment in an amount determined by multiplying (i) the number of shares of County common stock subject to the option immediately prior to the effective date by (ii) the excess, if any, of the (x) the Nicolet common stock price (as defined in the merger agreement) multiplied by the exchange ratio, over the exercise price per share of the County common stock subject to the stock option immediately prior to the effective date. The merger agreement defines “Nicolet common stock price” as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20 trading day period immediately preceding the second trading day prior to the closing date.
County Restricted Stock Awards
As of June 30, 2021, there were 2,306 shares of County common stock underlying outstanding unvested restricted stock awards. Pursuant to the merger agreement, each unvested County restricted stock award outstanding immediately prior to the effective date shall become vested as a result of the merger. Each vested County restricted stock award shall be exchanged for the number of shares of County common stock subject to such County restricted stock award.
County Restricted Stock Units
As of June 30, 2021, there were 88,112 shares of County common stock underlying outstanding restricted stock units. Pursuant to the merger agreement, each vested and unvested County restricted stock unit outstanding immediately prior to the effective date will, as a result of the merger and without any action on the part of the holder, (i) become fully vested and settled per the terms of the award and the applicable County equity plan or (ii) be cancelled in consideration for the right to receive the number of shares of County common stock subject to the restricted stock unit award. In either case, such shares will be exchanged pursuant to the terms of the merger agreement, treating each share of County common stock received in settlement or cancellation of the restricted stock units as a no election share for purposes of the merger consideration election.
County Deferred Restricted Stock Units
As of June 30, 2021, there were 9,779 shares of County common stock underlying outstanding deferred restricted stock units. Pursuant to the merger agreement, each vested and unvested County deferred restricted stock unit outstanding immediately prior to the effective date will, as a result of the merger and without any action on the part of the holder, be cancelled (as permitted under applicable U.S. treasury regulations) in consideration for the right to receive the number of shares of County common stock subject to the deferred restricted stock unit award. Such shares will be exchanged pursuant to the terms of the merger agreement, treating each share of County common stock received or deemed received in cancellation of the deferred restricted stock units as a no election share for purposes of the merger consideration election.

No Dissenters’ Rights
(See page 81)
Shareholders of Nicolet and County are not entitled to dissenters’ rights under Wisconsin law.
Your Expected Tax Treatment as a Result of the Merger
(See page 89)
We expect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that County shareholders that receive Nicolet common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the surrender of County common stock for receipt of Nicolet common stock, but may recognize gain with respect to any cash received in the merger (other than cash in lieu of fractional shares, as discussed below). County shareholders receiving solely cash in the merger will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the County shareholder’s aggregate tax basis in its County common stock surrendered or cancelled in exchange therefor. County shareholders may also recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares.
The completion of the merger is conditioned on receipt of a tax opinion from Bryan Cave Leighton Paisner LLP that the merger qualifies as a reorganization under Section 368(a) of the Code. The opinion will not bind the Internal Revenue Service, which could take a different view of the tax consequences of the merger.
See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89 for a more detailed discussion of the tax consequences of the merger to County shareholders. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.
Comparative Stock Prices
Nicolet.   Nicolet common stock currently trades on the Nasdaq Capital Market under the ticker “NCBS.” The closing price of Nicolet common stock was $71.75 per share on June 21, 2021, the last trading day before public announcement of the merger. The closing price of Nicolet common stock was $[•] per share on [•], the last practicable trading day before the date of this joint proxy statement-prospectus.
County.   County common stock currently trades on the Nasdaq Global Market under the ticker “ICBK.” The closing price of County common stock was $23.39 per share on June 21, 2021, the last trading day before public announcement of the merger. The closing price of County common stock was $[•] per share on [•], the last practicable trading day before the date of this joint proxy statement-prospectus.
Both Boards of Directors Recommend Shareholder Approval of the Merger
(See page 34 for Nicolet; page 36 for County)
Nicolet.   The board of directors of Nicolet has unanimously approved the merger agreement and the transactions contemplated thereby and believes that the merger is in the best interests of Nicolet’s shareholders. The Nicolet board unanimously recommends that Nicolet’s shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the issuance of Nicolet shares contemplated by the merger.
In deciding to engage in the merger transaction with County, Nicolet’s management and board of directors noted, among other things, the following:
•
the complementary strengths of Nicolet and County, including a focus on commercial lending and core deposit gathering in their respective markets;

•
the expected strengthened competitive positioning of the combined company throughout Northeast and Northcentral Wisconsin, which Nicolet expects will meaningfully enhance its ability to serve its customers;

•
County’s leading market position in agricultural lending throughout the state of Wisconsin;

•
Nicolet’s board of director’s belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Nicolet; and

•
the expectation that Nicolet shareholders will experience opportunities for share price growth driven by a more liquid publicly traded stock.

County.   County’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of County and its shareholders, and unanimously recommends that County’s shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby.
In deciding to engage in the merger transaction with Nicolet, County’s management and board of directors noted, among other things, the following:
•
the view that the merger is a strategically compelling transaction that will create a strong combined company, elevate growth and provide meaningful long-term value for the shareholders of County;

•
the view that the combined company will be strategically positioned to capitalize on market opportunities and better serve its customers through the ability to make larger loans and provide a greater breadth of services;

•
the stronger liquidity and historical trading multiples of Nicolet common stock compared to the historical profile of County common stock;

•
net interest margin compression and earnings headwinds facing County on a stand-alone basis;

•
the desire to diversify County’s loan portfolio, which is concentrated in agricultural loans;

•
the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from nationwide banks, non-bank financial and financial technology firms, and the Farm Credit System, and current financial market conditions and the likely effects of these factors on County’s and the combined company’s potential growth, development productivity and strategic options, including the likely effect of these factors on County both with and without the proposed transaction;

•
the consistency of the transaction with County’s business strategies, including achieving strong earnings growth, reaching new markets, improving customer attraction and retention, developing technology capabilities and focusing on cost management; and

•
that County and Nicolet are a complementary fit because of the nature of the markets served and products offered by County and Nicolet and the expectation that the transaction will provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, improved efficiencies, reduced costs and enhanced opportunities for growth.

For further discussion of the factors considered by the County board of directors in reaching its conclusion, see “The Merger  —  Background of the Merger” at page 42 and “The Merger  —  Reasons for the Merger” beginning on page 46. Shareholders should note that County’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of County. See “The Merger  —  Interests of Certain Persons in the Merger” beginning on page 71.
Opinion of County’s Financial Advisor
(See page 50)
In deciding to approve the merger, the board of directors of County considered the written opinion, dated June21, 2021, of its financial advisor, Stephens, Inc. (“Stephens”), an investment banking and financial advisory firm. Stephens has given a fairness opinion to the County board of directors that, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the holders of County common stock. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Stephens considered relevant. The fairness opinion is attached as Appendix B to this joint proxy statement-prospectus. We urge all shareholders of County to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Stephens in providing its opinion. For further information, please see the section entitled “The Merger — Opinion of County’s Financial Advisor” beginning on page 50.
Opinion of Nicolet’s Financial Advisor
(See page 56)
In connection with the merger, Nicolet’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated June 21, 2021, to the Nicolet board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Nicolet of the aggregate merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this joint proxy statement-prospectus. The opinion was for the information of, and was directed to, the Nicolet board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement or constitute a recommendation to the Nicolet board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Nicolet common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter. For further information, please see the section entitled “The Merger — Opinion of Nicolet’s Financial Advisor” beginning on page 56.
Information About the Special Shareholders’ Meetings
(See page 32 for Nicolet; page 36 for County)
A special meeting of the shareholders of Nicolet will be held on [•], at [•].m., Central Time. The meeting will be held at [•].
A special meeting of the shareholders of County will be held on [•], at [•].m., Central Time. The meeting will be held virtually via live webcast at [•].
At the respective meetings, the shareholders of the company holding the meeting will vote on the merger agreement described herein and in the notice for the meeting and on each company’s respective adjournment proposal. In addition, County’s shareholders will vote on the County compensation proposal. If each company’s shareholders approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the fourth quarter of 2021.
Quorum and Vote Required at the Meetings
(See page 32 for Nicolet; page 36 for County)
Nicolet.   Shareholders who own Nicolet common stock at the close of business on [•], the record date, will be entitled to vote at the Nicolet special meeting. A majority of the outstanding shares of Nicolet common stock, as of the record date for the meeting, must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. As of the record date, there were [•] shares of Nicolet common stock outstanding and entitled to vote at the meeting. As of such date, the outstanding shares were held by approximately [•] holders of record.
Each share of Nicolet common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.
Approval of the merger proposal requires the affirmative vote of a majority of shares of Nicolet common stock outstanding and entitled to vote on the record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the merger proposal.

Approval of the adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and the failure to vote or failure to instruct your bank or broker how to vote with respect to the adjournment proposal will not be counted as votes cast and, therefore, have no effect on such proposal.
County.   The record date for the County special meeting is [•], 2021. County’s shareholders of record of common stock as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [•] shares of County common stock outstanding and entitled to vote at the meeting. As of such date, the outstanding shares were held by approximately [•] holders of record.
The presence, in person by attendance at the virtual meeting or by proxy, of holders of a majority of the shares entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of County common stock outstanding on the record date entitles its holder to one vote on the merger agreement, the compensation proposal, the adjournment proposal and any other proposal that may properly come before the meeting.
Based on the number of shares of County common stock outstanding as of the record date, at least [•] shares need to be present at the special meeting, whether in person by attendance at the virtual meeting or by proxy, to constitute a quorum.
Approval of the merger proposal requires the affirmative vote of a majority of shares of County common stock outstanding and entitled to vote on the record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the merger proposal.
Approval of each of the compensation proposal and the adjournment proposal requires the votes cast for the proposal to exceed the votes cast against the proposal. Abstentions and the failure to vote or failure to instruct your bank or broker how to vote with respect to the compensation proposal or the adjournment proposal will not be counted as votes cast and, therefore, will have no effect on such proposal.
Share Ownership of Officers and Directors
Nicolet.   As of the record date for the Nicolet special meeting, directors and executive officers of Nicolet had or shared voting or dispositive power over approximately [•]% of the outstanding shares of Nicolet common stock. It is anticipated that these individuals will vote their shares of Nicolet common stock in favor of the merger agreement.
County.   As of the record date for the County special meeting, County’s directors and executive officers beneficially owned a total of [•] shares of County common stock, or approximately [•]% of the shares entitled to vote on the merger. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals, representing approximately [•]% of the shares entitled to vote on the merger, have entered into a written agreement with Nicolet that they will vote their shares in favor of the merger agreement, except as may be limited by any existing fiduciary obligations to beneficial owners of such shares.
As of the record date for the County special meeting, directors and executive officers of Nicolet had voting and dispositive power over less than 1% of the outstanding shares of County common stock as of the record date.
Structure of the Merger
(See page 42)
•
County Bancorp, Inc. will cease to exist after the merger.

•
Investors Community Bank will be merged with and into Nicolet National Bank, and after such bank merger Investors Community Bank will cease to exist.

•
Subsequent to the bank merger, the business of Investors Community Bank will be conducted through Nicolet National Bank.

•
Upon consummation of the merger and the bank merger, one person from the County board of directors, to be designated by County and reasonably acceptable to Nicolet, is anticipated to join the board of directors of each of Nicolet and Nicolet National Bank.

We Must Obtain Regulatory Approval to Complete the Merger
(See page 77)
We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the Wisconsin Department of Financial Institutions (the “WDFI”). All regulatory applications and notices required to be filed prior to the merger were filed on July 15, 2021. Although we do not know of any reason why we could not obtain the necessary regulatory approvals in a timely manner, we cannot be certain whether or when we will obtain them.
We Must Meet Several Conditions to Complete the Merger
(See page 82)
In addition to the required regulatory approvals, the merger will be completed only if certain conditions are met or waived, including the following:
•
approval by each company’s shareholders of the merger agreement and the transactions contemplated thereby by the required vote (except that Nicolet shareholder approval will not be a condition to closing if on the effective date of the merger such approval is not required by the Wisconsin Business Corporation Law or Nasdaq rules);

•
receipt by County and Nicolet of an opinion from Bryan Cave Leighton Paisner LLP that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•
County maintaining tangible common equity (as defined in the merger agreement) of at least $163 million;

•
Nicolet and County delivering supplemental indentures for Nicolet to assume County’s subordinated debt and trust preferred securities; and

•
each party’s certification to the other as to the continued accuracy of the representations and warranties contained in the merger agreement, compliance with covenants and closing conditions, and the satisfaction of all other matters applicable to the transaction.

If all regulatory approvals are received and the other conditions to completion are satisfied, Nicolet and County contemplate that they will complete the merger in the fourth quarter of 2021.
Termination and Termination Fee
(See page 88)
The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this joint proxy statement-prospectus. If Nicolet terminates the merger agreement because County’s board withdraws or changes its recommendation of the merger agreement to its shareholders, if County terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, or if (i) an Acquisition Proposal is made with respect to County, (ii) the merger agreement is terminated as a result of the failure to obtain County’s shareholder approval, and (iii) County enters into an agreement for such Acquisition Proposal within 12 months after the merger agreement is terminated, then County must pay Nicolet a termination fee of $10.0 million.
County’s Directors and Executive Officers Have Interests in the Merger that Differ from its Shareholders’ Interests
(See page 71)
The directors and executive officers of County have interests in the merger in addition to their interests as shareholders of County generally. The members of the County board of directors knew about these additional interests and considered them when they adopted the merger agreement. Such interests include, among others:

•
the potential continuation of employee benefits;

•
the acceleration of vesting of certain unvested equity awards per the terms of the merger agreement;

•
the payment of certain change in control benefits pursuant to the terms of employment agreements for executive officers;

•
provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of County for certain liabilities; and

•
the appointment of one County board member to the boards of Nicolet and Nicolet National Bank.

These interests are more fully described in this joint proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger” at page 71.
Employee Benefits of County Employees after the Merger
Nicolet has agreed to offer to all current employees of County and Investors Community Bank who become Nicolet employees as a result of the merger substantially similar employee benefits to those that Nicolet offers to its employees in similar positions.
Differences in Rights of County’s Shareholders after the Merger
(See page 94)
To the extent that they receive Nicolet common stock as merger consideration, County shareholders will become Nicolet shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Nicolet’s articles of incorporation and bylaws. The rights of Nicolet shareholders are different in certain respects from the rights of County’s shareholders. The material differences are described later in this joint proxy statement-prospectus.
Accounting Treatment
(See page 79)
Nicolet is required to account for the merger as an acquisition transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”). Under this accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of County at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of County.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following summary presents per share information for Nicolet and County, as well as for Mackinac, on a historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the County and Mackinac mergers using the acquisition method of accounting. This information should be read in conjunction with the companies’ historical financial statements and related notes as well as financial data included elsewhere in or incorporated by reference into this joint proxy statement-prospectus. See “Where You Can Find Additional Information” beginning on page 102.
The pro forma information is presented for illustrative purposes only. The pro forma information should not be relied upon as being indicative of the historical results the companies would have had if the mergers had occurred before such periods or the future results that the companies will experience after the mergers. The pro forma information, although helpful in illustrating the financial characteristics of the combined company (i.e., Nicolet and County) and of the fully combined company (i.e., Nicolet, County and Mackinac) under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the mergers and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined per share data set forth below gives effect to the mergers as if they had occurred on January 1, 2020, the beginning of the earliest period presented, in the case of earnings per common share data, and as of March 31, 2021, in the case of book value per common share data.
The pro forma calculations reflect that all County shareholders will receive 0.48 shares of Nicolet common stock or $37.18 in cash for each issued and outstanding share of County common stock at the time of the County merger (other than certain cancelled shares). The pro forma combined earnings per diluted common share has been computed based on the diluted average number of outstanding common shares of Nicolet adjusted for the additional shares to be issued in connection with the County merger.
County paid quarterly per share cash dividends of $0.10 on its common stock and per share cash dividends of $10.08 on its preferred stock for the three months ended March 31, 2021. Mackinac paid quarterly per share cash dividends of $0.14 on its common stock for the three months ended March 31, 2021. Nicolet does not have a history of paying dividends on its common stock and does not intend to pay common stock dividends following the merger. Therefore, the pro forma dividend information has been omitted from the table below as it is not meaningful.
The pro forma combined net book value per common share is based upon the pro forma combined equity of Nicolet divided by the pro forma number of outstanding shares of the combined companies, giving effect to the County merger as if it had occurred on March 31, 2021. The County merger equivalent net book value per common share is based on the number of shares of Nicolet common stock into which each share of County common stock (other than certain cancelled shares) will be converted in the County merger, giving effect to the merger as if it had occurred on March 31, 2021.

Comparative per share data	As of or for the Three Months Ended March 31, 2021	As of or for the Year Ended December 31, 2020
Earnings per diluted common share
Nicolet	$1.75	$5.70
County	$0.62	$0.79
Pro forma combined for Nicolet and County	$1.92	$4.09
County merger equivalent*	$0.74	$1.57
Mackinac	$0.37	$1.27
Pro forma fully combined for Nicolet, County and Mackinac	$1.92	$2.77
Book value per common share:
Nicolet	$55.07	N/A
County	$25.99	N/A
Pro forma combined for Nicolet and County	$57.75	N/A
County merger equivalent*	$22.18	N/A
Mackinac	$16.13	N/A
Pro forma fully combined for Nicolet, County and Mackinac	$61.30	N/A

*
Calculated by multiplying the pro forma combined information by the exchange ratio of 0.384.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Pro Forma Combined Financial Statements (Unaudited)
Page
Introduction	14
Nicolet Bankshares, Inc. combined with County Bancorp, Inc. and Mackinac Financial Corporation Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021	15
Nicolet Bankshares, Inc. combined with County Bancorp, Inc. and Mackinac Financial Corporation Unaudited Pro Forma Condensed Combined Statements of Income	16
Notes to the Unaudited Pro Forma Condensed Combined Financial Information	17

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Nicolet, County and Mackinac and have been prepared to illustrate the effects of the proposed County and Mackinac mergers under the acquisition method of accounting.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 and unaudited pro forma combined statements of income for the three months ended March 31, 2021 and for the year ended December 31, 2020, have been prepared to reflect the mergers of Nicolet and County (the “combined company”), and of Nicolet, County and Mackinac (the “fully combined company”), after giving effect to the adjustments described in the notes to the pro forma condensed combined financial information. In the County merger, County common shareholders, in exchange for the shares of County shares of common stock they hold immediately prior to the merger (other than certain cancelled shares), will have the right to receive total consideration of approximately $46 million in cash and an aggregate of 2.4 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $170 million (based on the closing price of Nicolet common stock of $71.75 on June 21, 2021), representing an aggregate purchase price of approximately $216 million.
Each merger will be accounted for as an acquisition transaction. Under the acquisition method of accounting, Nicolet records the assets and liabilities of the acquired entities at their respective fair values on the respective closing dates of the mergers. The pro forma condensed consolidated balance sheet as of March 31, 2021 has been prepared based on the historical consolidated balance sheets of Nicolet, County and Mackinac, assuming the transactions were consummated on March 31, 2021. The pro forma condensed combined statements of income for the three months ended March 31, 2021 and for the year ended December 31, 2020 have been prepared based on the historical consolidated statements of income for Nicolet, County and Mackinac, assuming the transactions were consummated on January 1, 2020.
The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the mergers been consummated as of the dates indicated, or future results of operations or financial condition. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying notes have been applied in order to give effect to the proposed transaction described in this joint proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section of this joint proxy statement-prospectus entitled “Risk Factors” beginning on page 23.
The unaudited pro forma condensed combined and fully combined consolidated financial information should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma combined and fully combined consolidated financial statements;

•
Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Form 10-Q for the quarterly periods ended March 31, 2021, and June 30, 2021, each of which is incorporated by reference herein, as well as County’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, each of which is incorporated by reference herein;

•
Mackinac’s unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2021, included in Mackinac’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as set forth in Appendix D to this joint proxy statement/prospectus; and

•
Mackinac’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Mackinac’s Annual Report on Form 10-K for the year ended December 31, 2020, as set forth in Appendix D to this joint proxy statement/prospectus.

See “Where You Can Find Additional Information” beginning on page 102.

NICOLET BANKSHARES, INC.
COMBINED WITH COUNTY BANCORP, INC. and MACKINAC FINANCIAL CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
As of March 31, 2021
(In thousands)	Historical		Pro Forma Adjustments		Nicolet and County Pro Forma Combined	Historical Mackinac	Pro Forma Adjustments		Nicolet, County and Mackinac Pro Forma Fully Combined
	Nicolet	County
Cash and cash equivalents, including certificates of deposits in other banks	$763,150	$17,820	$44,705	A,B	$825,675	$245,919	$(49,692)	N	$1,021,901
Investment securities, including equity securities	562,419	385,240	—		947,659	109,414	(421)	O	1,056,652
Loans held for sale	16,883	5,789	—		22,672	1,937	—		24,609
Loans	2,846,351	1,011,664	(400)	C	3,857,615	1,061,819	(7,387)	P	4,912,047
Allowance for credit losses	(32,626)	(15,082)	(1,118)	D	(48,826)	(5,842)	(13,955)	Q	(68,623)
Other real estate owned, net	3,797	739	(100)	E	4,436	1,692	(664)	R	5,464
Bank owned life insurance	83,788	31,475	—		115,263	16,537	—		131,800
Goodwill	163,151	—	76,843	F	239,994	19,574	99,942	S	359,511
Other intangibles, net	11,350	29	3,171	G	14,550	4,200	600	T	19,350
Other assets	125,541	53,654	2,244	H	181,439	52,998	4,921	O,U	239,358
Total Assets	$4,543,804	$1,491,328	$125,345		$6,160,477	$1,508,248	$33,345		$7,702,069
Deposits	$3,900,594	$1,098,528	$3,500	I	$5,002,622	$1,273,279	$500	V	$6,276,401
Short-term borrowings	—	—	—		—	—	—		—
Long-term borrowings	43,988	215,853	110,503	J	370,344	53,459	100	V	423,903
Other liabilities	49,176	10,610	13,870	K	73,656	11,334	14,600	W	99,590
Total Liabilities	3,993,758	1,324,991	127,873		5,446,622	1,338,072	15,200		6,799,894
Preferred equity	—	8,000	(8,000)	L	—	—	—		—
Common stock & Additional paid-in capital	271,488	35,601	134,705	A,M	441,794	127,397	71,372	N,X	640,563
Retained earnings	271,191	121,939	(128,436)	A,M	264,694	41,721	(52,169)	N,X	254,246
Accumulated other comprehensive income	7,367	797	(797)	M	7,367	1,058	(1,058)	X	7,367
Total Stockholders’ Equity (Common)	550,046	158,337	5,472		713,855	170,176	18,145		902,175
Total Liabilities and Stockholders’ Equity	$4,543,804	$1,491,328	$125,345		$6,160,477	$1,508,248	$33,345		$7,702,069
Outstanding shares	9,988	6,094	2,374	A	12,361	10,550	2,355		14,717
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NICOLET BANKSHARES, INC.
COMBINED WITH COUNTY BANCORP, INC. and MACKINAC FINANCIAL CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Three Months Ended March 31, 2021		Pro Forma Adjustments		Nicolet and County Pro Forma Combined	Mackinac Three Months Ended March 31, 2021	Pro Forma Adjustments		Nicolet, County and Mackinac Pro Forma Fully Combined
	Nicolet	County
Interest income	$36,876	$13,715	$1,512	A	$52,103	$14,892	$871	H	$67,866
Interest expense	3,235	3,497	(1,915)	B	4,817	1,114	(50)	I	5,881
Net interest income	33,641	10,218	3,427		47,286	13,778	921		61,985
Provision for credit losses	500	242	—		742	50	—		792
Noninterest income	17,126	3,712	—		20,838	2,398	—		23,236
Noninterest expense	26,081	8,764	196	D	35,041	11,848	28	K	46,917
Income before income tax expense	24,186	4,924	3,232		32,342	4,278	892		37,512
Income tax expense	5,947	996	808	F	7,751	398	223	M	8,372
Net income	18,239	3,928	2,424		24,591	3,880	669		29,140
Less: dividends on preferred stock	—	81	—		81	—	—		81
Net income to common	$18,239	$3,847	$2,424		$24,510	$3,880	$669		$29,059
Weighted average common shares outstanding
Basic	9,998	6,202	2,374	G	12,371	10,523	2,355	N	14,726
Diluted	10,403	6,237	2,374	G	12,777	10,523	2,355	N	15,132
Earnings per common share
Basic	$1.82	$0.62			$1.98	$0.37			$1.97
Diluted	$1.75	$0.62			$1.92	$0.37			$1.92
(In thousands, except per share data)	Year Ended December 31, 2020		Pro Forma Adjustments		Nicolet and County Pro Forma Combined	Mackinac Year Ended December 31, 2020	Pro Forma Adjustments		Nicolet, County and Mackinac Pro Forma Fully Combined
	Nicolet	County
Interest income	$149,202	$55,475	$4,442	A	$209,119	$62,029	$1,876	H	$273,024
Interest expense	19,864	18,499	(7,660)	B	30,703	7,223	(200)	I	37,726
Net interest income	129,338	36,976	12,102		178,416	54,806	2,076		235,298
Provision for credit losses	10,300	2,984	8,900	C	22,184	1,000	13,892	J	37,076
Noninterest income	62,626	14,250	—		76,876	10,199	—		87,075
Noninterest expense	100,719	39,645	19,780	D,E	160,144	46,949	20,198	K,L	227,290
Income before income tax expense	80,945	8,597	(16,577)		72,965	17,056	(32,014)		58,007
Income tax expense	20,476	3,118	(4,144)	F	19,450	3,583	(8,004)	M	15,029
Net income	60,469	5,479	(12,433)		53,515	13,473	(24,011)		42,978
Less: Net income attributable to noncontrolling interest	347	—	—		347	—	—		347
Net income attributable to Nicolet	60,122	5,479	(12,433)		53,168	13,473	(24,011)		42,631
Less: dividends on preferred stock	—	368	—		368	—	—		368
Net income to common	$60,122	$5,111	$(12,433)		$52,800	$13,473	$(24,011)		$42,263
Weighted average common shares outstanding
Basic	10,337	6,477	2,374	G	12,711	10,580	2,355	N	15,066
Diluted	10,541	6,505	2,374	G	12,915	10,580	2,355	N	15,270
Earnings per common share
Basic	$5.82	$0.79			$4.15	$1.27			$2.81
Diluted	$5.70	$0.79			$4.09	$1.27			$2.77
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The accompanying unaudited pro form condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2021, and for the year ended December 31, 2020, combine the historical consolidated statements of income of Nicolet, County, and Mackinac, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of Nicolet, County, and Mackinac, giving effect to the merger as if it had been completed on March 31, 2021.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Nicolet, County, and Mackinac under the acquisition method of accounting with Nicolet treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of County and Mackinac, as of the effective time of the merger, will be recorded by Nicolet at their respective fair values, and the excess of the merger consideration over the fair value of the net assets acquired will be allocated to goodwill.
The merger provides for County common shareholders, in exchange for the shares of County common stock they hold immediately prior to the merger, at the election of each shareholder and subject to proration, to receive total consideration of approximately $46 million in cash and an aggregate of 2.4 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $170 million, which represents the 0.48 exchange ratio assuming approximately 80% will be paid in Nicolet common stock (or an estimated 0.384 exchange ratio) and the closing price of Nicolet Bankshares common stock of $71.75 on June 21, 2021, representing an aggregate purchase price of approximately $216 million.
The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this joint proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

Note 2.   Preliminary Purchase Price Allocation for County
The following table summarizes the preliminary purchase price allocation for County.
(In thousands, except per share data)	County Net Assets at Fair Value
Cash and cash equivalents	$9,820
Investment securities	385,240
Loans held for sale	5,789
Loans	1,011,264
Allowance for credit losses	(7,300)
Other real estate owned, net	639
Bank owned life insurance	31,475
Core deposit intangible	3,200
Other assets	53,495
Total Assets	$1,493,622
Deposits	$1,102,028
Short-term borrowings	—
Holding company borrowings	78,979
Other long-term borrowings	148,674
Other liabilities	24,480
Total Liabilities	$1,354,161
Net assets acquired	$139,461
Purchase price:
Shares of County outstanding	6,181
Exchange ratio	0.384
Pro Forma Nicolet shares to be issued	2,374
Nicolet closing stock price on June 21, 2021	$71.75
Pro Forma stock consideration	$170,306
Pro Forma cash consideration (including $3.4 million to cash out stock options)	45,998
Total Pro Forma purchase price	$216,304
Preliminary goodwill	$76,843

Note 3.   Preliminary Purchase Price Allocation for Mackinac
The following table summarizes the preliminary purchase price allocation for Mackinac.
(In thousands, except per share data)	Mackinac Net Assets at Fair Value
Cash and cash equivalents	$245,919
Investment securities	109,414
Loans held for sale	1,937
Loans	1,054,432
Allowance for credit losses	(5,905)
Other real estate owned, net	1,028
Bank owned life insurance	16,537
Core deposit intangible	4,800
Other assets	54,055
Total Assets	$1,482,217
Deposits	$1,273,779
Short-term borrowings	—
Holding company borrowings	—
Other long-term borrowings	53,559
Other liabilities	25,934
Total Liabilities	$1,353,272
Net assets acquired	$128,945
Purchase price:
Shares of Mackinac outstanding	10,705
Exchange ratio	0.22
Pro Forma Nicolet shares to be issued	2,355
Nicolet closing stock price on April 9, 2021	$84.40
Pro Forma stock consideration	$198,769
Pro Forma cash consideration	49,692
Total Pro Forma purchase price	$248,461
Preliminary goodwill	$119,516
Note 4.   Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 27% tax rate, which represents Nicolet’s statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A.
Total pro forma purchase price consideration of $216 million comprised of the issuance of approximately 2.4 million shares of Nicolet common stock at a price of $71.75, based on the Nicolet closing stock price on June 21, 2021 (the last trading day immediately preceding the acquisition announcement), for pro forma stock consideration of $170 million and pro forma cash consideration of $46 million.

B.
Total pro forma cash adjustment is comprised of the following.

(In thousands)	March 31, 2021
Pro forma cash consideration (as noted in A above)	$(45,998)
Redemption of County preferred equity (as noted in L below)	(8,000)
Net proceeds from new issuance of subordinated notes by Nicolet on July 7, 2021	98,703
Cumulative pro forma adjustments to cash	$44,705

C.
Adjustment to loans to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity, as well as the gross up of purchased credit deteriorated (“PCD”) loans. The adjustment includes the following.

(In thousands)	March 31, 2021
Estimate of loan fair value adjustments	$(7,700)
Gross up of PCD loans for credit mark (see also D below)	7,300
Cumulative pro forma adjustments to loans	$(400)

D.
Adjustments to the allowance for credit losses include the following.

(In thousands)	March 31, 2021
Reversal of historical County allowance for credit losses	$15,082
Estimate of lifetime credit losses for PCD loans (see also C above)	(7,300)
Estimate of lifetime credit losses for non-PCD loans	(8,900)
Cumulative pro forma adjustments to the allowance for credit losses	$(1,118)

E.
Adjustment of $100,000 to mark County’s other real estate owned to fair value, based on Nicolet’s assessment of property resolution.

F.
Adjustment to record estimated goodwill associated with the merger of $76.8 million.

G.
Adjustment to eliminate County’s existing core deposit intangible of $29,000 and record a new core deposit intangible of $3.2 million.

H.
Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.

I.
Adjustment to reflect current market rate of interest on deposits of $3.5 million.

J.
Adjustment to mark County’s long-term borrowings to fair value by $11.8 million and reflect the new issuance of subordinated notes by Nicolet effective July 7, 2021. The total pro forma long-term borrowing adjustment is comprised of the following.

(In thousands)	March 31, 2021
Estimated fair value mark on long-term borrowings	$11,800
Net proceeds from new issuance of subordinated notes by Nicolet on July 7, 2021	98,703
Cumulative pro forma adjustments to long-term borrowings	$110,503

K.
Adjustment to record estimated merger-related transaction costs of $19 million, net of deferred taxes of $5.1 million.

L.
Adjustment to reflect the redemption of County’s preferred equity.

M.
Adjustments to eliminate County’s common equity and record the issuance of Nicolet pro forma stock consideration (as noted in A above).

N.
Total pro forma purchase price consideration of $249 million comprised of the issuance of approximately 2.4 million shares of Nicolet common stock at a price of $84.40, based on the Nicolet closing stock price on April 9, 2021 (the last trading day immediately preceding the acquisition announcement), for pro forma stock consideration of $199 million and pro forma cash consideration of $50 million.
O.
Nicolet to write-off its investment holding of 30,000 shares of Mackinac common stock (carried at the Mackinac market price of $14.02 on March 31, 2021) for a reduction to investments of $421,000, a decrease of $114,000 to the deferred tax liability, and a $307,000 net equity reduction.

P.
Adjustment to loans to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity, as well as the gross up of PCD loans. The adjustment includes the following.

(In thousands)	March 31, 2021
Reversal of historic Mackinac loan fair value adjustments	$1,391
Estimate of loan fair value adjustments	(14,683)
Net pro forma fair value adjustments	(13,292)
Gross up of PCD loans for credit mark (see also Q below)	5,905
Cumulative pro forma adjustments to loans	$(7,387)

Q.
Adjustments to the allowance for credit losses include the following.

(In thousands)	March 31, 2021
Reversal of historical Mackinac allowance for credit losses	$5,842
Estimate of lifetime credit losses for PCD loans (see also P above)	(5,905)
Estimate of lifetime credit losses for non-PCD loans	(13,892)
Cumulative pro forma adjustments to the allowance for credit losses	$(13,955)

R.
Adjustment of $664,000 to mark Mackinac’s other real estate owned to fair value, based on Nicolet’s assessment of property resolution.

S.
Adjustment to eliminate Mackinac’s historical goodwill of $19.6 million and record estimated goodwill associated with the merger of $119.5 million.

T.
Adjustment to eliminate Mackinac’s existing core deposit intangible of $4.2 million and record a new core deposit intangible of $4.8 million.

U.
Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.

V.
Adjustment to mark Mackinac’s Federal Home Loan Bank advances to fair value by $100,000 and to reflect current market rate of interest on deposits of $500,000.

W.
Adjustment to record estimated merger-related transaction costs of $20 million, net of deferred taxes of $5.4 million.

X.
Adjustments to eliminate Mackinac’s common equity and record the issuance of Nicolet pro forma stock consideration (as noted in N above).

Note 5.   Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Income
Pro forma net income includes one-time estimated merger-related transaction costs (see item E and L below), as well as the Day 2 adjustment to record provision expense and the corresponding increase to the allowance for credit losses (see item C and J below, as well as Note 4 items D and Q above), but does not reflect potential synergies and other estimated cost savings that may arise from the combinations.
A.
Net fair value adjustments to interest income to record the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 3 years.

B.
Net fair value adjustments to interest expense for deposits and long-term borrowings assuming straight-line over a 3 year weighted average life for deposits and a 5 year weighted average life for long-term borrowings.

C.
Adjustment to record provision expense on County’s non-PCD loans, including adoption of the current expected credit losses (“CECL”) methodology for the County loan portfolio (Day 2).

D.
Net adjustment to core deposit intangible amortization to eliminate County core deposit intangible amortization and record estimated amortization of acquired core deposit intangible. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years.

E.
Adjustment to reflect the estimated merger-related transaction costs of $19 million.

F.
Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated statutory effective tax rate of 27%.

G.
Adjustments to weighted average shares to eliminate weighted average shares of Mackinac common stock outstanding, and record the issuance of Nicolet common stock, calculated using an exchange ratio of 0.384 per share.

H.
Net fair value adjustments to interest income to eliminate Mackinac accretion of discounts on previously acquired loans and record the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 3 years.

I.
Net fair value adjustments to interest expense for deposits and FHLB advances assuming straight-line over a 3 year weighted average life.

J.
Adjustment to record provision expense on Mackinac’s non-PCD loans, including adoption of the CECL methodology for the Mackinac loan portfolio (Day 2).

K.
Net adjustment to core deposit intangible amortization to eliminate Mackinac core deposit intangible amortization and record estimated amortization of acquired core deposit intangible. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years.

L.
Adjustment to reflect the estimated merger-related transaction costs of $20 million.

M.
Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated statutory effective tax rate of 27%.

N.
Adjustments to weighted average shares to eliminate weighted average shares of Mackinac common stock outstanding, and record the issuance of Nicolet common stock, calculated using an exchange ratio of 0.22 per share.

RISK FACTORS
In addition to the other information included in or incorporated by reference into this joint proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement and the transactions contemplated thereby, including the stock issuance in the case of Nicolet. Additional risks and uncertainties, if they materialize, not presently known to Nicolet or County or that are not currently believed to be important to you also may adversely affect the merger and the combined company following the merger.
Risks Relating to the Merger
The merger consideration is fixed despite any changes in Nicolet’s or County’s stock prices and, because the market price of Nicolet common stock may fluctuate, County shareholders cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of County common stock owned by County shareholders immediately prior to the effective time will be converted into the right to receive 0.48 shares of Nicolet common stock or $37.18 in cash (without interest), at the election of each holder and subject to proration as described elsewhere in this joint proxy statement-prospectus. County shareholder elections will be prorated to ensure the total consideration will consist of approximately 20% cash and approximately 80% Nicolet common stock. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Nicolet common stock received or County common stock currently owned. Changes in the price of Nicolet common stock prior to the merger will affect the value that County shareholders receiving Nicolet common stock will receive in the merger. Under limited circumstances, County is permitted to terminate the merger agreement as a result of a decrease in the market price of Nicolet common stock. In any such instance, Nicolet may elect to negate County’s termination by increasing the exchange ratio pursuant to the formula specified in the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” beginning on page 88.
Stock price changes between the date of this joint proxy statement-prospectus, the date of the companies’ special meetings and the closing of the merger may result from a variety of factors, including but not limited to general market and economic conditions, impacts and disruptions resulting from the COVID-19 pandemic, changes in Nicolet’s or County’s businesses, operations and prospects, and regulatory considerations, many of which are beyond Nicolet’s or County’s control. Therefore, at the time of the Nicolet special meeting and the County special meeting, Nicolet shareholders and County shareholders will not know the market value of the stock consideration to be received by holders of County common stock at the effective time. You should obtain current market quotations for shares of Nicolet common stock and for shares of County common stock.
County shareholders may receive a form of consideration different from what they elect.
While each County shareholder may elect to receive cash or Nicolet common stock in exchange for each share of County common stock that it holds, the total number of shares of County common stock that will be converted into the cash consideration will be equal to 1,237,000, and the remaining shares of County common stock will be converted into the stock consideration (excluding cancelled shares). As a result, if you choose an election that is oversubscribed, you may receive a portion of your consideration in the form you did not elect.
The global coronavirus outbreak may delay or adversely affect the completion of the merger and could harm the business and results of operations for each of Nicolet and County and the combined company following the completion of the merger.
In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the businesses of Nicolet, County and the combined company, and there is no guarantee that efforts by Nicolet, County and the combined company to address the adverse impacts of the COVID-19 pandemic will be effective. The impact to date has included periods of significant volatility in financial, commodities and other markets. This volatility, if it continues, could have an adverse impact on Nicolet’s and County’s customers and on the companies’ respective businesses, financial condition and results of operations.
In addition, actions by U.S. federal, state and foreign governments to address the pandemic, including travel bans and school, business and entertainment venue closures, may also have a significant adverse effect on the markets in which Nicolet and County conduct their businesses. The extent of impacts resulting from the COVID-19 pandemic and other events beyond the control of Nicolet, County and the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and actions taken to contain the coronavirus or its impact, among others.
The COVID-19 pandemic has, and could result in further, business disruption to Nicolet and County, and if either company is unable to recover from such a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. Completion of the merger, including obtaining regulatory approvals, and efforts to integrate the businesses of Nicolet and County may also be delayed and adversely affected by the COVID-19 pandemic, and become more costly. Each of Nicolet, County and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
The opinions of Keefe, Bruyette & Woods, Inc. and Stephens, Inc. delivered to the respective boards of directors of Nicolet and County prior to the signing of the merger agreement will not reflect changes in circumstances after the dates of the opinions.
Prior to the execution of the merger agreement, Nicolet’s board of directors received an opinion from Nicolet’s financial advisor and County’s board of directors received an opinion from County’s financial advisor, each regarding the fairness of either the aggregate merger consideration or the exchange ratio, as the case may be, from a financial point of view and as of the respective dates of each opinion and subject to the limitations and assumptions contained therein. Subsequent changes in the operations or prospects of Nicolet or County, general market and economic conditions or other factors that may be beyond the control of Nicolet or County, may significantly alter the value of Nicolet or County or the prices of the shares of Nicolet common stock or County common stock by the time the merger is completed. The opinions do not speak as of the effective time or as of any other date other than the respective dates of such opinions. For a description of the opinions received by the respective boards of directors of Nicolet and County, please refer to the sections entitled, respectively, “The Merger — Opinion of Nicolet’s Financial Advisor” and “The Merger — Opinion of County’s Financial Advisor.”
Nicolet’s integration of County may be more difficult, costly, or time-consuming than we expect.
Nicolet and County have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, disruption of each company’s ongoing business or inconsistencies in standards, procedures or policies, each of which could adversely affect the ability to maintain relationships with clients and employees or to achieve some of the anticipated benefits of the merger. Further, the COVID-19 pandemic may make it more costly or more difficult for Nicolet to effect the integration of County into its current operations or may cause Nicolet or County to reduce integration efforts in order to focus on internal operations to account for changes in the economic environment. If Nicolet experiences difficulties with the integration process, Nicolet might not achieve some of the economic benefits expected to result from the merger in a timely manner or at all. As with any merger of banking institutions, there also may be business disruptions that cause the combined entity to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.
County and Nicolet will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.
Uncertainty about the consummation of the merger or the effect of the merger on employees and customers may have an adverse effect on County and Nicolet and consequently on the business and stock price of Nicolet after the merger. Although the parties intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain, and motivate key personnel until the merger is consummated and for a period of time thereafter, and such uncertainties could cause customers and others that deal with County or Nicolet to seek to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined company following the merger. If key employees depart because of issues relating to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business following the merger could be harmed and the market price of its common stock could decrease.
There is no assurance when or even if the merger will be completed.
Completion of the merger is subject to satisfaction or waiver of a number of conditions. See the section entitled “The Merger Agreement” beginning on page 79 of this joint proxy statement-prospectus. There can be no assurance that Nicolet and County will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.
The merger must be approved by the Federal Reserve, the OCC and the WDFI. The Federal Reserve, the OCC and the WDFI will consider, among other factors, the competitive impact of the merger, Nicolet’s and County’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, the OCC and the WDFI will review the capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act (“CRA”) matters. There can be no assurance as to whether any necessary approvals will be received, the timing of those approvals, or whether any conditions will be imposed.
The market price of Nicolet common stock after the merger may be affected by factors different from those currently affecting the market price of County.
The businesses of Nicolet and County differ in some respects and, accordingly, the results of operations of Nicolet and the market price of Nicolet’s shares of common stock after the merger may be affected by factors different from those currently affecting County’s results of operations and stock price. For a discussion of the businesses of Nicolet and County and of certain factors to consider in connection with their respective businesses, see “The Companies” at page 1 and the documents incorporated by reference referred to under the section entitled “Where You Can Find Additional Information” beginning on page 102, including, in particular, in the sections entitled “Risk Factors” in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020 and in County’s Annual Report on Form 10-K for the year ended December 31, 2020.
The merger agreement limits County’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit County’s ability to discuss any competing third-party proposals to acquire it or a significant part of any of its subsidiaries. In addition, County has agreed to pay Nicolet a fee of $10.0 million if Nicolet terminates the merger agreement after County’s board of directors withdraws or changes its recommendation of the merger agreement to its shareholders, if County terminates the merger agreement to accept an Acquisition Proposal that County’s board deems a Superior Proposal, as each term is defined in the merger agreement, or if (i) an Acquisition Proposal is made with respect to County, (ii) the merger agreement is terminated as a result of the failure to obtain County’s shareholder approval, and (iii) County enters into an agreement for such Acquisition Proposal within 12 months after the merger agreement is terminated. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of County from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire County than it might otherwise have proposed to pay.

The unaudited pro forma combined condensed financial information for Nicolet and County, and for Nicolet, County and Mackinac, included in this joint proxy statement-prospectus is preliminary, and the actual financial condition and results of operations of the combined company(ies) after the merger may differ materially.
The unaudited pro forma combined condensed financial information in this joint proxy statement-prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined companies’ actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to record County and Mackinac identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement-prospectus are preliminary, and final allocation of the County purchase price will be based upon the actual consideration paid and the fair value of the assets and liabilities of County as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement-prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 14.
The directors and executive officers of County have interests in the merger other than their interests as shareholders.
The directors and executive officers of County have interests in the merger other than their interests as shareholders. The board of directors of County was aware of these interests at the time it approved the merger. These interests may cause County’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger — Interests of Certain Persons in the Merger” at page 71.
County shareholders will have limited ability to exercise influence over management of the combined organization.
County shareholders currently have the right to vote in the election of the board of directors of County and on other matters affecting County. Upon the completion of the merger, each County shareholder will become a shareholder of Nicolet with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of County. It is expected that the former common shareholders of County as a group will receive shares in the merger constituting less than [•]% of the outstanding shares of Nicolet common stock immediately after the merger or, if prior to such date Nicolet has completed its previously announced merger with Mackinac, less than [•]% of such outstanding shares of Nicolet common stock. County shareholders will not have separate approval rights with respect to any actions or decisions of Nicolet or have separate representation on Nicolet’s board of directors. Because of this, County shareholders will have significantly less influence on the management and policies of Nicolet than they now have on the management and policies of County.
Failure to complete the merger could negatively impact the stock price and future business and financial results of County.
If the merger is not completed for any reason, including County or Nicolet shareholders failing to approve the merger agreement and the merger, the ongoing business of County may be adversely affected and, without realizing any of the benefits of having completed the merger, County could be subject to a number of possible consequences, including the following:
•
County may be required, under certain circumstances, to pay a termination fee to Nicolet;

•
County is subject to certain restrictions on the conduct of business prior to completing the merger, which may adversely affect its ability to execute certain business strategies;

•
County may experience negative reactions from the financial markets, including negative impacts on its stock price;

•
County’s relationships with customers, regulators and employees may be negatively affected;

•
County has incurred and will continue to incur certain costs and fees associated with the merger; and

•
matters related to the merger (including integration planning) may require substantial commitments of time and resources by the management and employees of County, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to County as an independent company.

Nicolet may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, Nicolet’s ability to successfully combine the businesses of Nicolet and County. If Nicolet is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Nicolet and County have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the disruption of the ongoing business of Nicolet or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Nicolet or County could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Nicolet and County during the pre-merger period and for an undetermined period of time after the consummation of the merger.
County is subject to specific market risks due to its focus on agricultural lending, an area of lending where Nicolet has historically only held a small portion of its loan portfolio.
County primarily concentrates its lending activities in the state of Wisconsin, which has a significant agricultural economy. Historically, County’s senior management’s primary business lending experience has been in agricultural lending, with a specific expertise in and focus on dairy and dairy-related businesses. Nicolet attempts to maintain a diversified customer base and a diversified loan portfolio, but the acquisition of County will result in Nicolet’s portfolio becoming more heavily dependent upon the agricultural economy than a typical commercial bank. Nicolet may fail to implement certain lending practices that maintain the health and growth of the agricultural loan portfolio. A prolonged period of weakness in the agricultural economy could result in a decrease in demand for loans or other products and services offered by County or the combined company, an increase in agricultural loan delinquencies and defaults, an increase in impaired assets and foreclosures, a decline in the value of loans secured by real estate, and an inability to sell foreclosed assets. The effects of a prolonged period of a weakened agricultural economy could have a material adverse effect on the business or results of operations of County or the combined company. At December 31, 2020, County’s agricultural loans comprised $606.9 million, or approximately 60.9%, of its total loan portfolio, and Investors Community Bank also serviced an additional $812.6 million of agricultural and commercial loans, which generated approximately $10.3 million of servicing fee income during 2020.
The agricultural economy is subject to certain risks that are either inherently volatile or are beyond County’s or Nicolet’s ability, or the ability of farmers or other participants in the agricultural economy, to predict or control. Some of these risks include, but are not limited to market prices, governmental policies and regulations, changing consumer preferences, weather-related risks, disease-related risks and real property value.
Litigation related to the merger may be filed against Nicolet, the Nicolet board of directors, County and/or the County board of directors, which could prevent or delay the completion of the merger or result in the payment of damages.
It is possible that litigation by shareholders of Nicolet and/or County may be filed against Nicolet, the Nicolet board of directors, County and/or the County board of directors. Among other remedies, the lawsuits could seek damages and/or to enjoin the merger or the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain, and any such lawsuits could prevent or delay the completion of the merger and result in substantial costs to Nicolet, County and the combined company, including following consummation of the merger. Any such actions may create uncertainty relating to the merger and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition and results of operations.

There is no assurance that Nicolet will complete the Mackinac merger transaction.
Like this merger, the Mackinac merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and the approval of Nicolet and Mackinac shareholders. If any conditions to the Mackinac merger are not satisfied or waived, to the extent permitted by law, the Mackinac merger will not be completed. In addition, Nicolet and Mackinac may terminate the Mackinac merger agreement under certain circumstances even though the Mackinac merger agreement has been approved by Nicolet’s shareholders and Mackinac’s shareholders. If Nicolet and Mackinac do not complete the Mackinac merger, Nicolet would not realize any of the expected benefits of having completed the Mackinac merger. There is no assurance that the Mackinac merger will be completed or, if it is completed, the timing of such completion.
If Nicolet’s stock price decreases below specified thresholds, then County has the right to terminate the merger agreement, and the merger would not occur unless Nicolet increases the merger consideration.
If for a specified period prior to completion of the merger Nicolet’s average stock price decreases below certain specified thresholds, then County may terminate the merger agreement subject to Nicolet’s right (but not obligation) to increase the merger consideration by increasing the exchange ratio. If Nicolet elects not to increase the merger consideration, County may then terminate the merger agreement.
As a result, even if County shareholders approve the merger agreement, the merger may ultimately not be completed. Although the Nicolet board of directors has the ability to increase the merger consideration and County’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if Nicolet does not increase the merger consideration, there is no obligation of either board to exercise such power.
Shares of Nicolet common stock to be received by County shareholders as a result of the merger will have rights different from the shares of County common stock.
Upon completion of the merger, the rights of former County shareholders will be governed by the articles of incorporation and bylaws of Nicolet and by Wisconsin corporate law. Although the rights associated with Nicolet common stock and County common stock are both governed by the terms of Wisconsin corporate law, the County governing documents provide for different rights to its shareholders than the Nicolet governing documents. Please see the section entitled “Certain Differences in Rights of Shareholders” beginning on page 94 for a discussion of the different rights associated with Nicolet common stock.
Risks Relating to Nicolet’s Business
In addition to the above-described risks, you should read and consider risk factors specific to Nicolet’s business. These risks are described in the sections entitled “Risk Factors” in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents incorporated by reference into this joint proxy statement-prospectus. Please see the section entitled “Where You Can Find Additional Information” beginning on page 102 of this joint proxy statement-prospectus for the location of information incorporated by reference into this joint proxy statement-prospectus.
Risks Relating to County’s Business
In addition to the above-described risks, you should read and consider risk factors specific to County’s business. These risks are described in the sections entitled “Risk Factors” in County’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents incorporated by reference into this joint proxy statement-prospectus. Please see the section entitled “Where You Can Find Additional Information” beginning on page 102 of this joint proxy statement-prospectus for the location of information incorporated by reference into this joint proxy statement-prospectus.

Risks Relating to the Mackinac Merger
Consummating the Mackinac merger and integrating Mackinac into Nicolet’s business could cause the County merger to take longer than expected or result in delays in obtaining regulatory approvals for the County merger.
Nicolet announced the proposed acquisition of Mackinac on April 12, 2021. Although the closing of the Mackinac merger is subject to customary closing conditions, as of the date of this joint proxy statement-prospectus, all regulatory and shareholder approvals required for that merger have been received. Nicolet currently expects to consummate the Mackinac merger in the third quarter of 2021.
Planning the integration of Mackinac into Nicolet, completing the Mackinac merger and integrating Mackinac into Nicolet’s business at the same time as Nicolet is obtaining regulatory approvals for the County merger and planning the integration of County into Nicolet is time consuming and could divert Nicolet management attention and resources away from the County merger. This could result in the County merger process taking longer than anticipated, which could be costly to both Nicolet and County, disrupt either or both of Nicolet’s and County’s ongoing business relationships with their respective clients, customers, depositors and employees, and/or result in a failure to achieve the anticipated benefits of the merger. It is also possible that because of the complexities involved in acquiring two financial institutions in close proximity, Nicolet could experience delays in obtaining regulatory approvals for the County merger.
Nicolet’s previously announced merger with Mackinac is subject to risks that are similar to the risks related to the County merger as described above. In addition you should review and consider risk factors specific to Mackinac’s business as described in the section entitled “Risk Factors” in Mackinac’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other filings with the SEC.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This joint proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.
The ability of Nicolet and County to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Nicolet and County believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:
•
the effects of the COVID-19 pandemic on the businesses, customers, employees and third-party services providers of Nicolet and County;

•
the businesses of Nicolet and County may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected;

•
the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period;

•
the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks;

•
deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•
governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe;

•
the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions;

•
County’s shareholders may fail to approve the transaction;

•
Nicolet’s shareholders may fail to approve the transaction;

•
reputational risks and the reaction of the companies’ customers to the transaction;

•
diversion of management time on merger-related or pandemic-related issues;

•
changes in asset quality and credit risk;

•
adverse changes in the economic conditions of County’s market area and of the agriculture market generally, dairy in particular;

•
the outcome of any legal proceedings that may be instituted against Nicolet or County;

•
the outcome of the pending Mackinac merger;

•
the cost and availability of capital;

•
dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the merger;

•
customer acceptance of the combined company’s products and services;

•
customer borrowing, repayment, investment and deposit practices;

•
the introduction, withdrawal, success and timing of business initiatives;

•
the impact, extent, and timing of technological changes;

•
severe catastrophic events in our geographic area;

•
a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results;

•
changes to statutes, regulations, or regulatory policies or practices resulting from the COVID-19 pandemic;

•
changes in the U.S. legal and regulatory framework;

•
changes to tax legislation and their potential effects on the accounting for the merger;

•
the impact of interest rates on margins and net interest income; and

•
competition from other financial services companies in the companies’ markets could adversely affect operations.

The cautionary statements in the “Risk Factors” section and elsewhere in this joint proxy statement-prospectus, and other risks detailed in the parties’ press releases, shareholder communications and other SEC filings, including the Form 10-K filed by Nicolet for the year ended December 31, 2020, and the Form 10-K filed by County for the year ended December 31, 2020, identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Nicolet and County do not intend to, and undertake no obligation to, update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE NICOLET SPECIAL SHAREHOLDERS’ MEETING
Purpose of Nicolet Special Meeting
Nicolet shareholders have received this joint proxy statement-prospectus because on [•], the record date for a special meeting of Nicolet’s shareholders to be held on [•], 2021, at [•] at [•][•].m., Central Time, they owned shares of the common stock of Nicolet, and the board of directors of Nicolet is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement-prospectus was mailed to holders of Nicolet common stock on [•], and was accompanied by a proxy card to vote for use at the meeting and at any adjournment(s) of the meeting.
At the special meeting, Nicolet shareholders will consider and vote upon the merger agreement and the transactions contemplated thereby, including the issuance of up to 2,452,665 shares of Nicolet common stock in the merger (which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under certain circumstances), and the adjournment of the meeting, if necessary or appropriate, and any other matters that are properly brought before the meeting or any adjournment(s) of the meeting.
When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares in his or her discretion.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement. Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card or vote your proxy by internet or telephone as soon as possible.
Nicolet Record Date; Quorum and Vote Required
The record date for the Nicolet special meeting is [•]. Nicolet’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [•] shares of Nicolet common stock outstanding and entitled to vote at the meeting. As of such date, the outstanding shares were held by approximately [•] holders of record.
The presence, in person or by proxy, of a majority of the shares of Nicolet common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Nicolet common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.
To determine the presence of a quorum at the meeting, Nicolet will also count as present at the meeting the shares of Nicolet common stock present in person but not voting, and the shares of common stock for which Nicolet has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “Solicitation and Revocation of Nicolet Proxies” below. Based on the number of shares of Nicolet common stock outstanding as of the record date, at least [•] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the merger proposal and the transactions contemplated thereby, including the issuance of shares contemplated by the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock as of the record date for the special meeting. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the merger proposal. Approval of the adjournment proposal requires that more votes be cast in favor of the proposal than against it; abstentions, shares not voted, and broker non-votes will have no effect on this proposal.

As of the record date for the meeting, Nicolet’s directors and executive officers beneficially owned a total of [•] shares, or approximately [•]% of the outstanding shares, of Nicolet common stock. We anticipate that these individuals will vote their shares in favor of the merger proposal.
Solicitation and Revocation of Nicolet Proxies
If you have delivered a signed proxy card for the Nicolet special meeting or otherwise voted pursuant to the instructions set forth on the proxy card, you may revoke it at any time before it is voted by:
•
attending the meeting and voting in person;

•
giving written notice revoking your proxy to Nicolet’s Corporate Secretary prior to the date of the meeting; or

•
submitting a signed proxy card that is dated later than your initial proxy card to Nicolet’s Corporate Secretary.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger proposal and the transactions contemplated thereby, including the issuance of shares contemplated by the merger agreement, and FOR the adjournment proposal. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Nicolet’s board of directors is not aware of any matter to be presented at the meeting other than the merger proposal and the adjournment proposal.
If you hold shares in “street name” with a broker, bank or other fiduciary, you are the “beneficial owner” of those shares, and you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.
Nicolet will bear the cost of soliciting proxies from its shareholders. Nicolet will solicit shareholder votes by mail and may also solicit certain shareholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Nicolet will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.
How to Vote Your Nicolet Shares
Shareholders of record (i.e., those who own shares in their own name) can vote by telephone, on the Internet, or by mail as follows:
•
Voting by Telephone.    Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.

•
Voting on the Internet.    Go to www.[•].com and follow the instructions. You will need to have your proxy card with you when you link to the website.

•
Voting by Mail.    Complete, sign, date, and return the enclosed proxy card in the envelope provided.

•
Voting at the Nicolet Special Meeting.    If you decide to attend the special meeting and vote in person, you may deposit your proxy card with a representative of Nicolet at the special meeting registration desk. You may also complete a ballot that will be distributed at the meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the internet by following the instructions on the proxy card.

If you vote using the internet or by telephone, please do not mail in your proxy card.
No Dissenters’ Rights
Nicolet’s shareholders do not have dissenters’ rights with respect to the merger under Wisconsin law.
Recommendation of the Board of Directors of Nicolet
Nicolet’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the issuance of up to 2,452,665 shares of Nicolet common stock in the merger (which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under certain circumstances), believes that the merger is in the best interests of Nicolet and its shareholders, and recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby, including the issuance of shares contemplated by the merger, and FOR the adjournment proposal.
For a discussion of the factors considered by the board of directors in reaching its conclusion, see “The Merger — Background of the Merger” at page 42 and “The Merger — Reasons for the Merger” at page 46.

THE NICOLET PROPOSALS
Proposal 1 — Approval of the Merger Agreement, the Merger and the Stock Issuance
At the Nicolet special meeting, shareholders of Nicolet will be asked to approve the Nicolet merger proposal providing for the merger of County with and into Nicolet and the issuance of up to 2,452,665 shares of Nicolet common stock to County shareholders (which amount is subject to increase if Nicolet elects to increase the exchange ratio to avoid termination of the merger agreement under certain circumstances). Shareholders of Nicolet should read this joint proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.
After careful consideration, the Nicolet board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, including the issuance of shares contemplated by the merger, and determined it to be advisable and in the best interests of Nicolet and its shareholders. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger” included elsewhere in this joint proxy statement-prospectus for a more detailed discussion of the Nicolet board’s recommendation.
THE NICOLET BOARD UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE FOR THE MERGER PROPOSAL, INCLUDING THE ISSUANCE OF SHARES CONTEMPLATED BY THE MERGER AGREEMENT.
Proposal 2 — Adjournment of the Special Meeting
If Nicolet does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement and the transactions contemplated thereby, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger. Nicolet does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement and the transactions contemplated thereby. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Nicolet shareholders for approval, approval will require that the number of votes cast for the adjournment proposal exceed the number of votes cast against the proposal, whether or not a quorum is present.
THE NICOLET BOARD UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL.

THE COUNTY SPECIAL SHAREHOLDERS’ MEETING
This section contains information for County shareholders about the special meeting that County’s board of directors has called to allow its shareholders to consider and approve the merger agreement. County is mailing this joint proxy statement-prospectus to you, as a shareholder, on or about [•], 2021. Together with this joint proxy statement-prospectus, County is also sending to you a notice of its special meeting of shareholders and a form of proxy card that County’s boards of directors is soliciting for use at the special meeting and at any adjournments or postponements thereof.
Date, Time and Place of Meeting
The special meeting will be held virtually via live webcast by accessing [•] on [•], 2021, at [•] [•]m., Central Time.
Matters to Be Considered
At the County special meeting, shareholders will be asked to consider and vote upon the following matters:
•
a proposal to approve the merger agreement and the transactions contemplated by the merger agreement;

•
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to County’s named executive officers that is based on or otherwise relates to the merger; and

•
a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting virtually, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares in his or her discretion.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement. Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card or vote your proxy by internet or telephone as soon as possible.
Recommendation of the Board of Directors of County
County’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of County and its shareholders and has unanimously approved the merger and the merger agreement. County’s board of directors unanimously recommends that County shareholders vote FOR approval of the merger agreement, FOR approval of the compensation that may be paid or become payable to County’s named executive officers that is based on or otherwise relates to the merger, and FOR the adjournment proposal. See “The Merger — Reasons for the Merger — County” for a more detailed discussion of County’s board of directors’ recommendation.
Record Date and Quorum
County’s board of directors has fixed the close of business on [•], 2021, as the record date for determining the holders of County common stock entitled to receive notice of and to vote at the County special meeting.

As of the record date, there were [•] shares of County common stock outstanding and entitled to vote at the County special meeting held by approximately [•] shareholders of record. Each share of County common stock entitles the holder to one vote at the County special meeting on each proposal to be considered at the County special meeting.
The presence at the special meeting, in person by attendance at the virtual meeting or by proxy, of holders of a majority of the shares entitled to vote at the special meeting will constitute a quorum for the transaction of business. Based on the number of shares of County common stock outstanding as of the record date, at least [•] shares need to be present at the special meeting, whether in person by attendance at the virtual meeting or by proxy, to constitute a quorum. All shares of County common stock, whether present in person by attendance at the virtual meeting or represented by proxy, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the County special meeting.
Vote Required; Treatment of Abstentions and Failure to Vote
Approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the shares of County common stock outstanding and entitled to vote on the record date. You are entitled to one vote for each share of County common stock you held as of the record date. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal.
Approval of each of the compensation proposal and the adjournment proposal requires the votes cast for the proposal to exceed the votes cast against the proposal. Abstentions or the failure to vote or failure to instruct your bank or broker how to vote with respect to the compensation proposal or the adjournment proposal will not be counted as votes cast and, therefore, will have no effect on such proposal.
Shares Held by Officers and Directors
As of the record date, directors and executive officers of County and their affiliates beneficially owned and were entitled to vote approximately [•] shares of County common stock, representing approximately [•]% of the shares of County common stock outstanding on that date. The directors of County have entered into a voting and support agreement with Nicolet pursuant to which they have agreed, solely in their capacity as County shareholders, to vote all of their shares of County common stock in favor of the proposals to be presented at the special meeting. As of the record date, the directors were entitled to vote an aggregate of approximately [•] shares of County common stock, representing approximately [•]% of the shares of County common stock outstanding on that date. As of the record date, Nicolet and its subsidiaries held [•] shares of County common stock, and its directors and executive officers or their affiliates held [•] shares of Nicolet common stock. See “The Merger — Interests of Certain Persons in the Merger.”
Voting of Proxies; Incomplete Proxies
Each copy of this joint proxy statement-prospectus mailed to holders of County common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement-prospectus, regardless of whether you plan to attend the special meeting, or you may vote your shares electronically via the Internet or by telephone.
If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.
All shares represented by valid proxies that County receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or your Internet or telephone vote. If you make no specification on your proxy card as to how you want your shares voted before signing, dating and returning it, your proxy will be voted FOR approval of the merger agreement, FOR approval of the compensation proposal, and FOR approval of the adjournment proposal. No matters other than the matters described in this joint proxy statement-prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Shares Held in “Street Name”; Broker Non-Votes
Under stock exchange rules, banks, brokers and other nominees who hold shares of County common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” such as approval of the merger agreement proposal, the compensation proposal or the adjournment proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the County special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and for which the broker does not have discretionary voting power with respect to such proposal. Therefore, if your broker, bank or other nominee holds your shares of common stock in “street name,” your broker, bank or other nominee will vote your shares of common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement-prospectus.
How to Vote Your County Shares
Shareholders of record (i.e., those who own shares in their own name) can vote as follows:
•
Voting by Telephone.    Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.

•
Voting on the Internet.    Go to www.[•].com and follow the instructions. You will need to have your proxy card with you when you link to the website.

•
Voting by Mail.    Complete, sign, date, and return the enclosed proxy card in the envelope provided.

•
Voting at the County Special Meeting.    To attend the special meeting and vote in person, visit the following website: [•]. To participate in the special meeting, County shareholders will need the 16-digit control number included on their respective proxy card. Shares held in your name as the shareholder of record may be voted electronically during the special meeting. If County shareholders would like to vote during the special meeting, click on the “Voting” button at the bottom of the screen before the polls close for voting on any of the items being voted on at the special meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the internet by following the instructions on the proxy card.

If you vote using the Internet or by telephone, please do not mail in your proxy card.
Revocability of Proxies and Changes to a Shareholder’s Vote
If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) giving written notice revoking your proxy to County’s Secretary prior to the date of the special meeting, or (3) attending the special meeting and voting online at the special meeting.
Written notices of revocation and other communications about revoking your proxy should be addressed to:
County Bancorp, Inc.
2400 South 44th Street
Manitowoc, WI 54221
Attention: Mark A. Miller
If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.
No Dissenters’ Rights
County’s shareholders do not have dissenters’ rights with respect to the merger under Wisconsin law.

Solicitation of Proxies
County’s board of directors is soliciting your proxy in conjunction with the merger agreement. County will bear the entire cost of soliciting proxies from its shareholders. County may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from the County shareholders, either personally or by telephone, facsimile, mail, e-mail or other electronic means. In addition to solicitation of proxies by mail, County will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of County common stock and secure their voting instructions. County will reimburse the record holders for their reasonable expenses in taking those actions.
Attending the Meeting
All holders of County common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. County shareholders will need to have the 16-digit control number included on their respective proxy card to join the special meeting. If a County shareholder is a beneficial owner and a broker or other fiduciary is the record holder, such shareholders should follow the instructions for attending the special meeting provided by such broker or other fiduciary. Shareholders of record can vote online at the special meeting. If you are not a shareholder of record, you must contact the record holder of your shares, such as a broker, bank or other nominee, to obtain instructions on how you can vote online at the special meeting.
Assistance
If you have any questions concerning the merger or this joint proxy statement-prospectus, would like additional copies of this joint proxy statement-prospectus or need help voting your shares of County common stock, please contact Mark A. Miller, Secretary of County, at (920) 686-5692.

THE COUNTY PROPOSALS
Proposal 1 — Approval of the Merger Agreement and the Merger
At the County special meeting, the shareholders of County will be asked to approve the merger agreement providing for the merger of County with and into Nicolet, and the transactions contemplated thereby. Shareholders of County should read this joint proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.
After careful consideration, the County board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, and found them to be advisable and in the best interests of County and its shareholders. See “The Merger — Background of the Merger” and “The Merger — Reasons for the Merger” included elsewhere in this joint proxy statement-prospectus for a more detailed discussion of the County board’s recommendation.
THE COUNTY BOARD UNANIMOUSLY RECOMMENDS THAT
COUNTY SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE MERGER.
Proposal 2 — Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, County is seeking a non-binding, advisory shareholder approval of the compensation of County’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of Certain Persons in the Merger — Say-on-Pay” included elsewhere in this joint proxy statement-prospectus. The proposal gives holders of County common stock the opportunity to express their views on the merger-related compensation of County’s named executive officers.
Accordingly, County is asking holders of County common stock to vote FOR the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the County named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of Certain Persons in the Merger — Say-on-Pay” are hereby APPROVED.”
The vote on the advisory compensation proposal is a vote separate and apart from the votes on the merger proposal and the adjournment proposal. Accordingly, if you are a holder of County common stock, you may vote to approve the merger proposal and/or the adjournment proposal and vote not to approve the compensation proposal, and vice versa. The approval of the compensation proposal by holders of County common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to County’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of County common stock fail to approve the advisory vote regarding merger-related compensation.
THE COUNTY BOARD UNANIMOUSLY RECOMMENDS THAT COUNTY SHAREHOLDERS VOTE FOR THE ADVISORY COMPENSATION PROPOSAL.

Proposal 3 — Adjournment of the Special Meeting
If County does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement and the transactions contemplated thereby, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger agreement. In that event, County will ask holders of County common stock to vote upon the adjournment proposal, but not the merger proposal or the compensation proposal. County does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement and the transactions contemplated thereby.
THE COUNTY BOARD UNANIMOUSLY RECOMMENDS THAT
COUNTY SHAREHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL.

THE MERGER
Structure of the Merger
The merger agreement provides for the merger of County with and into Nicolet, with Nicolet being the surviving entity in the merger. After the merger, Investors Community Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Each share of County common stock outstanding at the effective time of the merger, other than certain cancelled shares, at the election of each holder thereof and subject to proration, will be converted into the right to receive merger consideration consisting of 0.48 shares of Nicolet common stock or $37.18 in cash (without interest) per share of County common stock. The merger agreement provides that the exchange ratio and merger consideration are fixed. See “The Merger Agreement” on page 79 for additional details regarding the structure of the merger.
Background of the Merger
Nicolet’s and County’s respective boards of directors and senior management regularly review and evaluate their respective companies’ business, strategic direction, performance, prospects and strategic alternatives as part of their ongoing efforts to strengthen their businesses and improve operations and financial performance to create value for their respective shareholders, taking into account economic, regulatory, competitive and other conditions. In recent years, such strategic reviews by County’s board of directors and senior management have identified that County’s stock price has generally been undervalued compared to County’s peers. Management has believed that this was primarily a result County’s concentration in agricultural lending, and the market not factoring in County’s expertise in agricultural lending and low loan loss history given this concentration, and lower loan growth in other categories of County’s loan portfolio.
As a part of this process, County’s management has routinely held discussions with management teams at other financial institutions regarding each organization’s interest in pursuing a strategic transaction, as well as the trends in the merger and acquisition market generally. In this regard, in late 2020, County’s management had several discussions with another bank holding company of a similar size to County regarding the possibility of a merger of equals between the two companies. The discussions were preliminary and broad regarding the strategic direction of the two companies and how the two companies would be a good strategic fit, but the discussions had not progressed to providing a letter of intent.
In early December 2020, an executive officer of another bank holding company (“Company A”) contacted, on an unsolicited basis, Timothy Schneider, President of County, and verbally indicated that Company A had an interest in discussing a possible strategic transaction with County. During that initial conversation, Company A’s executive indicated that a possible value of County’s common stock would be at least $31.00 per share. Shortly following the discussion, Mr. Schneider informed County’s board of directors and County’s advisors about the indication of interest from Company A. At two board meetings held in December, Stephens provided the board with information about Company A’s financial position, the factors and analysis regarding County’s possible value as an independent entity, and various valuation metrics regarding recent merger transactions. In addition, at these meetings County’s legal counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), advised the board regarding its fiduciary duties in connection with the board’s evaluation of County’s strategic alternatives. County’s board of directors discussed different valuations and analyses of County as an independent entity, County’s efforts to increase its valuation and stock price organically through its operations, and Company A’s financial position and culture. County’s board came to a consensus at these meetings to continue to explore Company A’s indication of interest and the other options available to County, including acquiring other smaller bank holding companies, acquiring a larger bank holding company in a “merger of equals”, or remaining independent. County’s board determined that a valuation of County’s stock in a potential change in control transaction of $31.00 per share was inadequate. In addition, at the December 2020 meetings, County’s board of directors formed a strategic committee to review and assess potential strategic transactions.
Representatives of Company A and Mr. Schneider continued discussions in January 2021 regarding Company A’s interest in acquiring County. As a result of these discussions, County’s board of directors decided to interview several financial advisors and formally engage an advisor to provide further advice to County’s board of directors regarding County’s value as an independent entity and the current merger and acquisition market generally. In February 2021, three financial advisors made presentations to County’s strategic committee, and the strategic committee recommended to the full County board, which County’s board accepted, that Stephens be formally retained as County’s financial advisor in connection with determining County’s value as an independent entity, to assist management in responding to Company A’s communications and otherwise assist with evaluating any possible strategic transaction. County’s board of directors also discussed the value of County on a standalone basis and the range of potential purchase prices that would need to be offered for County to agree to a change in control transaction.
Representatives of Stephens subsequently contacted Company A to discuss Company A’s valuation of County’s stock, and Company A and County entered into a mutual confidentiality agreement in connection with the two parties sharing confidential information. Following additional preliminary due diligence, Company A verbally indicated to Stephens that, pending further due diligence and negotiation, it would consider increasing its implied valuation of County to $32.50 per share. The representative of Company A indicated that it was not willing to increase its proposed valuation above that amount. After discussion between management of County and Stephens, and upon the direction of County’s board of directors, representatives of Stephens relayed to Company A that such valuation of County was still inadequate and that further discussions at that valuation were not warranted.
On March 2, 2021, Company A delivered an unsolicited written non-binding indication of interest to County to acquire County at a purchase price of $32.50 per share of County stock, with consideration in form of 25% cash and 75% Company A’s stock. County’s board of directors met on March 4, 2021, along with representatives of Stephens and Barack Ferrazzano, and reviewed the written indication of interest from Company A. County’s board of directors determined that the offer was inadequate based on County’s current trading price, Company A’s current trading price, and management’s projections of County’s financial position over the next year, and authorized management to reject the indication of interest. Management responded to the written indication of interest declining the proposal.
Company A’s management continued to contact County’s management reiterating their interest in acquiring County, and in mid-March 2021, both parties, along with their respective financial advisors, met to discuss Company A’s financial modeling of a transaction between Company A and County and estimates incorporated into the financial modeling for synergies, cost savings and loan credit marks. After this meeting, on March 21, 2021, Company A delivered a revised written non-binding indication of interest to County, reflecting a range of implied purchase prices between $35.00 and $40.00 per share of County stock, depending on the percentage of the merger consideration that would consist of stock and cash, with a price of $35.00 in the form of 20% cash and 80% Company A’s stock and a price of $40.00 in the form of 100% Company A’s stock. The dollar value was based on a fixed exchange ratio based on Company A’s recent closing stock price.
At a board meeting held on March 25, 2021, with representatives of Stephens and Barack Ferrazzano present, County’s board reviewed with Stephens and Barack Ferrazzano the revised written indication of interest and considered the material drop in Company A’s stock price from the price provided in the indication of interest and its impact on the merger consideration, the liquidity of Company A’s stock, and potential regulatory hurdles in connection with a transaction with Company A that could result in a delay in closing the transaction and additional expenses to resolve such hurdles. County’s advisors also discussed with the board County’s other strategic alternatives, including remaining independent, conducting a tender offer of County’s shares, and acquiring smaller financial institutions, although the board discussed the difficulties in identifying potential counterparties for an acquisition.
During this time period, Mr. Schneider had additional discussions with the financial institution he met with previously regarding exploring a possible merger of equals transaction. Representatives from the other organization indicated that the company was not in a position to pursue any further exploration of a transaction with County at that time.
Because of the potential regulatory impediments to a transaction with Company A and to provide a market check of Company A’s purchase price, County’s board directed Stephens to contact representatives of Nicolet to determine if Nicolet had interest in a potential strategic transaction with County. County’s board chose Nicolet as a potential transaction partner to provide a market check based on the board’s and management’s familiarity with Nicolet because the two companies operate in some of the same markets, share a similar culture and have loan participation transactions with each other so they are familiar with each other’s loan processes. County’s board also considered the liquidity of Nicolet’s stock, Nicolet’s history of successful acquisitions, and that a potential transaction with Nicolet would not present the same potential regulatory impediments that management believed existed with a transaction with Company A. Stephens had also previously provided County’s board with its analysis of Nicolet’s ability to pay in an acquisition of County, so with the advice of Stephens, County’s board believed that Nicolet had the ability to provide a competitive offer to acquire County.
Representatives of Stephens contacted management of Nicolet regarding discussing a potential strategic transaction with County, and Nicolet and County entered into a nondisclosure agreement on March 26, 2021. County subsequently provided Nicolet with certain high-level confidential information regarding County for its initial due diligence review and as a basis for providing an indication of interest in pursuing a transaction with County.
On April 6, 2021, Nicolet delivered a written nonbinding indication of interest to enter into a strategic transaction with County. Subject to due diligence and further negotiation, Nicolet’s indication provided for delivering between 0.445 shares and 0.475 shares of Nicolet common stock for each share of County common stock. This represented an implied valuation between $37.50 and $40.00 per share of County stock based on Nicolet’s 20-day volume weighted average share price as of April 5, 2021 of $84.23. In addition, the indication proposed merger consideration to be delivered in the form of 20% cash and 80% Nicolet stock. In the indication and in subsequent discussions between Nicolet’s management and County’s management, Nicolet discussed its interest in further developing and increasing Nicolet’s agricultural loan portfolio and that County’s expertise and concentration in agricultural loans would help Nicolet develop its agricultural lending platform.
On April 8, 2021, County’s board of directors held a meeting to discuss Nicolet’s indication of interest. Based on the similar ranges in purchase prices between the letters provided by Company A and Nicolet, County’s board of directors directed Stephens to provide additional due diligence information to Company A and Nicolet and request that both Company A and Nicolet provide their best and final indications.
On April 12, 2021, Nicolet announced that it had entered into an agreement and plan of merger to acquire Mackinac.
On April 12, 2021, Nicolet’s board of directors held a meeting at which a proposed transaction with County was discussed, including the nonbinding indication of interest that management had submitted to County on April 6, 2021 and possible next steps.
On April 20, 2021, Nicolet’s board of directors held a meeting at which the proposed transaction with County was further reviewed and discussed, including the results of management’s diligence to date and moving forward with an updated non-binding indication of interest.
On April 21, 2021, Company A submitted a further revised indication of interest reflecting a range of purchase prices between $32.96 and $37.09 per share of County stock, depending on the percentage of the merger consideration that would consist of stock and cash, with a purchase price of $32.96 in the form of 21% cash and 79% Company A’s stock and a purchase price of $37.09 in the form of 100% Company A’s stock. This indication of interest from Company A reflected no changes to the prior proposed fixed exchange ratios for Company A’s shares, but the lower range of purchase prices was the result of the decrease in Company A’s recent closing stock price compared to the stock price used in the prior indication of interest.
On April 23, 2021, Nicolet submitted a revised indication of interest to enter into a transaction with County with a proposal of 0.48 shares of Nicolet common stock for each share of County common stock, representing a value of $38.40 per share of County stock based on Nicolet’s 20-day volume weighted average share price as of April 22, 20221 of $80.00. In addition, the indication provided for the merger consideration to be delivered in the form of 20% cash and 80% Nicolet stock. Nicolet’s indication also provided that County would be entitled to appoint a representative to serve on the board of Nicolet and Nicolet National Bank. Nicolet’s indication also stated that it had held preliminary high-level discussions with its regulators regarding engaging in another transaction after the Mackinac transaction and that the regulators did not give an indication that the Mackinac transaction would cause a delay in the closing of a transaction with an entity the size and complexity of County.

On April 26, 2021, County’s board of directors held a meeting, also attended by representatives of Stephens and Barack Ferrazzano, to review and discuss the updated proposals from both Company A and Nicolet. County’s board of directors reviewed an analysis prepared by Stephens regarding the potential exchange ratios and cash consideration provided by each of Company A and Nicolet. County’s board further reviewed and discussed certain preliminary financial analyses prepared by Stephens of a potential business combination of County and Company A and a potential business combination of County and Nicolet. The directors discussed and considered at length the value that each offer provided to County’s shareholders, the liquidity of Company A’s stock and Nicolet’s stock, the offered mix of cash and stock consideration, the current trading prices of Company A and Nicolet, the potential regulatory hurdles for a transaction with Company A and the potential time and expense of resolving those issues, and the impact of a potential transaction with Company A or Nicolet on County’s employees and customers. After a lengthy discussion, County’s board of directors authorized management to enter into the letter of intent with Nicolet and proceed with further due diligence and the negotiation of a definitive merger agreement and to reject the indication of interest from Company A. On April 27, 2021, County delivered the executed letter of intent to Nicolet, which contained exclusivity provisions prohibiting County from discussing a potential transaction with any other party.
Over the next several weeks, County provided due diligence information about its financial condition, operations, loans, investments, employee benefits, and other matters to Nicolet by providing such information in an electronic data room. Nicolet conducted an extensive due diligence review of County, with the information provided in the electronic data room supplemented by meetings between representatives of Nicolet and County. In addition, County and its advisors conducted reverse due diligence regarding Nicolet through review of Nicolet’s publicly filed information, employee benefits information, other documents and information provided by Nicolet, and a call with Nicolet’s management in early June 2021.
On June 1, 2021, Bryan Cave Leighton Paisner LLP provided Barack Ferrazzano with a first draft of the merger agreement, which draft contemplated mixed merger consideration of a fixed exchange ratio of 0.48 shares of Nicolet stock and a cash component to be calculated based Nicolet’s volume weighted average closing price over twenty trading days preceding the signing date of the merger agreement and election procedures for electing all cash consideration, all stock consideration or mixed consideration, subject to proration. Over the course of the following weeks, Nicolet, County and their respective legal advisors exchanged drafts of the merger agreement, disclosure schedules thereto, and voting and support agreement to be entered into between Nicolet and each of County’s directors. The parties negotiated the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants regarding County’s actions between the signing of the merger agreement and the closing of the transaction; the level of severance and other rights of County’s employees in connection with the proposed transaction; closing conditions; calculation of minimum tangible equity capital to be delivered at closing; the treatment of County’s vested and unvested stock options, restricted stock awards and restricted stock units; and the imposition of a double-trigger termination right if Nicolet’s stock price prior to closing decreases significantly compared to a market index.
On June 15, 2021, County’s board of directors, together with representatives of Barack Ferrazzano and Stephens, met to discuss the proposed merger agreement and the ancillary agreements. County’s management reported to the board of directors the results of its due diligence investigation of Nicolet. Representatives of Barack Ferrazzano reviewed with County’s board of directors the terms and conditions of the merger agreement and ancillary agreements, copies of which had been delivered to the board members prior to the meeting. Barack Ferrazzano was asked and answered questions from County’s board. County’s directors also discussed the improvement of County’s credit quality and expectations that County would have a credit to its provision for loan losses in the second quarter of 2021. As a result of this expected improvement in County’s financial condition, County’s board of directors directed management to relay this information to Nicolet’s management and to ask for an increase in the merger consideration as a result of this improvement. Mr. Schneider subsequently held discussions with Nicolet’s management, and Nicolet expressed that County’s credit quality had already been taken into account in determining the total merger consideration and that Nicolet was unwilling to increase the amount of the merger consideration.
On June 15, 2021, Nicolet held a special meeting of its board of directors to discuss the definitive merger agreement. At this meeting, KBW reviewed the financial aspects of the proposed merger with Nicolet’s board of directors and informed Nicolet’s board of directors that, assuming no material changes to the proposed merger or material developments that could affect its analyses, KBW believed it would be in a position to render an opinion in connection with the signing of the merger agreement as to the fairness, from a financial point of view and as of the date of the opinion, to Nicolet of the aggregate merger consideration in the merger. The Nicolet board of directors then considered the information presented to them at the meeting, together with the information presented at prior meetings of the board, and after deliberations, the board voted unanimously (i) that the merger with County is fair and in the best interests of Nicolet and its shareholders, (ii) to approve and adopt the merger agreement, (iii) to recommend that Nicolet’s shareholders approve the merger and (iv) to authorize the executive officers of Nicolet to sign and deliver the merger agreement. On June 21, 2021, KBW delivered its written opinion, dated June 21, 2021.
On June 21, 2021, County’s board of directors met again, together with representatives of Barack Ferrazzano and Stephens. Representatives of Barack Ferrazzano discussed the changes to the merger agreement since the last meeting. In addition, Stephens presented its financial analysis and opinion to County’s board of directors to the effect that, as of June 21, 2021, and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion as set forth therein, the per share merger consideration was fair, from a financial point of view, to the common shareholders of County. See “Opinion of County’s Financial Advisor.” Among other matters, County’s board of directors reviewed the form and value of the consideration to be received by County’s shareholders, the election for cash or Nicolet stock, the price and historical performance of Nicolet common stock and the implications of the merger to County’s and Investors Community Bank’s employees, customers and communities. Barack Ferrazzano also discussed various legal issues with the board members, including the board of directors’ fiduciary duties. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings of County’s board of directors, and the factors listed below at “— Reasons for the Merger — County,” County’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were in the best interests of County and its shareholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that County’s shareholders approve the merger agreement.
On June 22, 2021, County and Nicolet executed and delivered the merger agreement and related transaction documents, including the voting and support agreements executed by County’s directors. Prior to the opening of the market on June 22, 2021, County and Nicolet publicly announced their entry into the merger agreement by issuing a joint press release and each filing a Form 8-K.
Reasons for the Merger
General
The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Nicolet and County and their respective representatives. The following discussion of the information and factors considered by the Nicolet and County boards of directors is not intended to be exhaustive, but includes all of the material factors the respective boards considered in determining whether to enter into the merger agreement. In reaching their determinations to approve the merger and to recommend that their respective shareholders approve the merger, neither the Nicolet board of directors nor the County board of directors assigned any relative or specific weight to the following factors, and individual directors may have assigned different weight to different factors.
Nicolet
Nicolet’s board of directors and senior management regularly evaluate and assess Nicolet’s strategy and opportunities to achieve profitable growth through various strategic initiatives and transactions, giving consideration to the context of developments in the industry, conditions in the geographic areas that Nicolet serves, competitive considerations and other factors. The board of directors of Nicolet has placed emphasis on achieving meaningful and profitable growth, either through organic or acquisitive means, especially following successful acquisitions of community banks and branches in the eight years prior. As such, the board has instructed senior management to continue to explore merger and acquisition opportunities that could expand and enhance the current Nicolet franchise and improve long term value for shareholders.
In deciding to pursue a merger with County, Nicolet’s management and board of directors considered, among other things, the following:
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the effectiveness of the merger in allowing Nicolet to expand prominently into the agriculture lending markets throughout the entire state of Wisconsin, which will allow for further diversification of the combined loan portfolio across asset classes and markets;

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Nicolet’s belief that the expansion into the Manitowoc and Stevens Point, Wisconsin areas will provide Nicolet entry into additional commercial and industrial hubs in the Great Lakes region;

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County’s strong reputation and successful track record of organic commercial loan generation abilities;

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the complementary fit of the businesses of Nicolet and County, which Nicolet’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

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the ability of Nicolet to cross sell its larger product base across County’s customer base and market primarily through its larger commercial lending platform and its wealth management and trust department;

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the fact that certain members of Nicolet’s and County’s respective boards of directors have long standing professional relationships and Nicolet’s belief that County’s business values, culture and philosophies seem to align with those of Nicolet;

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Nicolet’s expectation that certain members of County’s executive management team and senior lenders will remain with Nicolet and will lead new markets, with the addition of certain County leadership;

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Nicolet’s expectation that Nicolet will retain its strong capital position and asset quality upon completion of the transaction; and

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Nicolet’s expectations that the merger will offer cost savings and revenue growth opportunities, and, as a result, be accretive to earnings per share within the first full year.

The Nicolet board of directors approved the merger agreement after Nicolet’s senior management discussed with the Nicolet board of directors a number of factors, including those described above and the business, loan and deposit structure, assets, liabilities, results of operations, financial performance, geographic location and strategic direction of County. The foregoing discussion of the information and factors considered by the Nicolet board of directors is not exhaustive, but includes the material factors considered by the Nicolet board of directors. In view of the wide variety of factors considered by the Nicolet board of directors in connection with its evaluation of the merger, the Nicolet board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Nicolet board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors. The explanation of Nicolet’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “A Warning About Forward-Looking Statements.”
County
After careful consideration, the County board of directors, at a special meeting held on June 21, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of County and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the County board of directors unanimously recommends that County shareholders vote FOR the approval of the merger agreement and the transactions contemplated thereby and FOR the County adjournment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that County’s shareholders adopt the merger agreement, the County board of directors consulted with County management, as well as its financial and legal advisors, and considered a number of factors, including the following:
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each of County’s and Nicolet’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the County board of directors considered the following:

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its view that the merger is a strategically compelling transaction that will create a stronger company, elevate growth and provide meaningful long-term value for the shareholders of County;

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its view that the combined company would be strategically positioned to capitalize on market opportunities and better serve its customers through the ability to make larger loans and provide a greater breadth of services;

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that the combined company would have the scale to better invest, compete and perform by leveraging leading market positions and complementary products;

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the stronger liquidity and historical trading multiples of Nicolet common stock compared to the historical profile of County common stock;

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net interest margin compression and earnings headwinds facing County on a stand-alone basis;

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the desire to diversify County’s loan portfolio, which is concentrated in agricultural loans;

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the anticipated impact of the transaction on the combined company, including the expected impact on financial metrics (including earnings per share, return on average assets, return on average tangible common equity and cash efficiency ratio);

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the historical performance of County and Nicolet common stock and Nicolet’s return on equity; and

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its review and discussions with Nicolet’s management and its legal advisors concerning the due diligence review of Nicolet;

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its familiarity of the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from nationwide banks, non-bank financial and financial technology firms, and the Farm Credit System, and current financial market conditions and the likely effects of these factors on County’s and the combined company’s potential growth, development productivity and strategic options, and the likely effect of these factors on County both with and without the proposed transaction;

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its views with respect to other strategic alternatives potentially available to County, including continuing as a standalone company focusing exclusively on organic growth, making smaller acquisitions of other banks, transformative transactions (including large acquisitions or a merger of equals) and a transaction involving the sale of County;

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the consistency of the transaction with County’s business strategies, including achieving strong earnings growth, reaching new markets, improving customer attraction and retention, developing technology capabilities and focusing on cost management;

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its conclusion that County and Nicolet are a complementary fit because of the nature of the markets served and products offered by County and Nicolet and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, improved efficiencies and reduced costs and enhanced opportunities for growth;

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County’s and Nicolet’s shared belief in a purpose-driven and thoughtful approach to the combination and the resulting company, structured to maximize the potential for synergies and positive impact to local communities, to minimize the loss of customers and employees, to further diversify the combined company’s operating risk profile compared to the risk profile of County on a stand-alone basis, and to expand upon the combined company’s agricultural lending;

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County’s and Nicolet’s shared cultures with focuses on a founder-entrepreneurial mindset;

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Nicolet’s history of successful acquisitions and the expected timing for the closing of the merger;

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the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to County shareholders with respect to the receipt of Nicolet common stock in exchange for the County common stock;

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the analyses and presentations by Stephens and its oral opinion to the County board of directors, which was subsequently confirmed in writing, to the effect that, as of June 21, 2021, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of County’s common stock. See “— Opinion of County’s Financial Advisor” beginning on page 50;

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the financial and other terms of the merger agreement, which County reviewed with its outside financial and legal advisors, including:

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the amount of the merger consideration in comparison to another indication of interest received by County;

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the fact that the exchange ratio is fixed, which the County board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the fact that the merger consideration consists of approximately 20% of cash;

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the fact that County’s shareholders will have the opportunity to elect which type of merger consideration to receive, subject to the limitations described herein.

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the fact that County’s shareholders will have an opportunity to vote on the adoption of the merger agreement; and

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the right of County to terminate the merger agreement in certain circumstances, subject to the payment of a termination fee of $10 million if terminated under the circumstances more fully described under “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” beginning on page 88;

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the potential for the value of the merger consideration to be received by holders of shares of County common stock to be adversely affected by a decrease in the trading price of Nicolet common stock;

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the potential risks associated with achieving anticipated efficiency improvements and cost reductions and savings and successfully integrating County’s business, operations and workforce with those of Nicolet;

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the nature and amount of payments and other benefits to be received by County management in connection with the merger pursuant to existing County plans and employment agreements;

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the potential effect of the merger on County’s overall business, including its relationships with customers, employees, suppliers and regulators;

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the potential for losing key County employees during the pendency of the merger and thereafter;

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the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of County and Nicolet, transaction fees, expenses and other payments that will or may arise from the merger;

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the risk that Nicolet could terminate the merger agreement if County is unable to deliver the specified minimum tangible common equity set forth therein;

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that County’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described under “— Interests of Certain Persons in the Merger,” beginning on page 71;

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the potential of negative reaction in the communities served by County, including with respect to loss of employment;

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the risks related to the Mackinac merger and the risks relating to receipt of the necessary regulatory approvals for the merger in light of the pending Mackinac merger;

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the risk that the merger may not be completed despite the combined efforts of County and Nicolet or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from County and Nicolet shareholders; and

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the other risks described under the sections entitled “Risk Factors” and “A Warning About Forward-Looking Statements” beginning on pages [•] and [•], respectively.

This discussion of the information and factors considered by County’s board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the County board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the County board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to County shareholders. Rather, the County board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the County board of directors may have assigned different weights to different factors.
Certain of County’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of County’s shareholders generally, as discussed under the caption “The Merger — Interests of Certain Persons in the Merger,” below. The County board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to County shareholders.
Opinion of County’s Financial Advisor
County retained Stephens to act as financial advisor to County’s board of directors in connection with County’s consideration of a possible business combination with Nicolet. County selected Stephens to act as its financial advisor because Stephens is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Stephens is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Stephens acted as financial advisor to County’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 21, 2021 meeting at which County’s board of directors considered the merger and the merger agreement, Stephens delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on June 21, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of County’s common stock from a financial point of view. The full text of Stephens’s opinion is attached as Appendix B to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of County common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
In connection with developing its opinion Stephens:
•
reviewed certain publicly available financial statements and reports regarding County and Nicolet;

•
reviewed certain audited financial statements and management reports regarding County and Nicolet;

•
reviewed certain internal financial statements and other financial and operating data concerning County and Nicolet prepared by management of County and Nicolet, respectively;

•
reviewed, on a pro forma basis, in reliance upon consensus research estimates and upon financial projections and other information and assumptions concerning Nicolet provided by the management team of Nicolet, the effect of the merger on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of Nicolet;

•
reviewed the reported prices and trading activity for the common stock of County and Nicolet;

•
compared the financial performance of County and Nicolet with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to its analysis of the merger;

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reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to its analysis of the merger;

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reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by County;

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discussed with management of County and Nicolet the operations of and future business prospects for County and Nicolet and the anticipated financial consequences of the merger to County and Nicolet;

•
assisted in deliberations regarding the material terms of the merger and negotiations with Nicolet; and

•
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens has relied on the accuracy and completeness of the information and financial data provided by County and Nicolet and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of County and Nicolet have assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of County or of Nicolet, and Stephens has not been furnished with any such evaluations or appraisals; nor has Stephens evaluated the solvency or fair value of County or of Nicolet under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of County or Nicolet. With respect to the financial forecasts prepared by County, including the forecasts of potential cost savings and potential synergies, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of County as to the future financial performance of County and that the financial results reflected by such projections will be realized as predicted. Stephens has not received or reviewed any individual credit files nor has Stephens made an independent evaluation of the adequacy of the allowance for loan losses of County and Nicolet. Stephens has not made an independent analysis of the effects of the COVID-19 pandemic or related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of County or Nicolet. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens has relied solely, and without independent verification, on the assessments of County and its other advisors with respect to such matters. Stephens has assumed, with County’s consent, that the merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for the shareholders of County (solely in their capacity as such, the “Shareholders”).
Stephens’ opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on June 21, 2021, and on the information made available to Stephens as of June 21, 2021. It should be understood that subsequent developments may affect Stephens’ opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the merger will be consummated on the terms of the latest draft of the merger agreement provided to Stephens prior to the delivery of its opinion, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to the Shareholders. Stephens is not expressing any opinion herein as to the price at which the common stock or any other securities of County or Nicolet will trade following the announcement of the merger.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. The full text of the written opinion letter is attached as Appendix B to this document. The summary of Stephens’ opinion set forth in this document is qualified in its entirety by reference to the full text of such written opinion letter. Investors are urged to read this opinion letter in its entirety. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with County’s executive management and board of directors the assumptions upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Proposed Transaction:    Pursuant to the merger agreement and for purposes of its opinion, Stephens assumed the consideration to be exchanged by Nicolet for the outstanding County common stock and common stock awards to have an aggregate value of $232.1 million, subject to potential adjustments as more fully defined in the merger agreement. At the time of Stephens’ opinion, the merger agreement provided that Nicolet will issue 0.48 shares of common stock or $37.18 in cash or a combination thereof, for each share of County common stock; provided, however, that the amount of cash issued by Nicolet may not be less than twenty-percent (20%) of the aggregate value of total consideration to be given by Nicolet in the merger. Based upon the unaudited financial information of County as of and for the twelve months ended March 31, 2021, Stephens calculated the following transaction multiples:
Transaction Value / Tangible Book Value:	1.47x
Transaction Value / Last Twelve Months (“LTM”) Earnings:	16.4x
Transaction Value / 2022 Estimated Net Income:	13.5x
Core Deposit Premium:	11.2%
Note: The last twelve months net income of County is based on the most recent available financial statements prior to announcement, and is adjusted for certain non-core items. Estimated 2022 net income based on assumptions provided by County management.
Relevant Public Companies Analysis:    Stephens considered the financial condition, operating statistics and market valuation of selected relevant public companies and their stock trading prices. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, are reasonably similar to County; however, no selected company below is identical to County. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using relevant public company data.
Relevant Public Companies — County:
Stephens selected the following relevant, major exchange-traded Midwest companies with assets between $1.0 million and $2.25 billion, excluding merger targets (total assets noted parenthetically):
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Ames National Corporation ($2.10 billion)

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ChoiceOne Financial Services, Inc. ($2.07 billion)

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LCNB Corp. ($1.82 billion)

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First Savings Financial Group, Inc. ($1.75 billion)

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Citizens Community Bancorp, Inc. ($1.73 billion)

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Hawthorn Bancshares, Inc. ($1.73 billion)

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BancFinancial Corporation ($1.62 billion)

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CF Bankshares Inc. ($1.61 billion)

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Middlefield Banc Corp. ($1.39 billion)

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Limestone Bancorp, Inc. ($1.36 billion)

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SB Financial Group, Inc. ($1.33 billion)

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Landmark Bancorp, Inc. ($1.25 billion)

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Guaranty Federal Bancshares, Inc. ($1.23 billion)

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Ohio Valley Banc Corp. ($1.23 billion)

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First Capital, Inc. ($1.06 billion)

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United Bancshares, Inc. ($1.03 billion)

To perform this analysis, Stephens examined publicly available financial information as of and for the last twelve month period ended March 31, 2021, or the most recently reported period available, and the market trading multiples of the relevant public companies based on June 16, 2021 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains selected information utilized by Stephens in the analysis:
	County	25th Percentile	Median	75th Percentile
LTM Core Return on Average Assets	0.96%	0.93%	1.13%	1.70%
LTM Core Return on Average Tangible Common Equity	8.8%	10.1%	12.4%	18.9%
Tangible Common Equity (excl. PPP)(1) / Tangible Assets	11.0%	8.1%	9.5%	10.3%
Non-Performing Assets (excl. PPP)(1)(2) / Assets	3.09%	0.91%	0.47%	0.25%
Loan Loss Reserves / Loans (excl. PPP)(1)	1.55%	1.18%	1.43%	1.51%
Price / Tangible Book Value	0.96x	1.13x	1.20x	1.23x
Price / LTM Earnings Per Share	11.2x	6.6x	10.0x	12.3x
Price / 2021 Estimated Earnings Per Share	11.3x	8.3x	10.3x	13.7x

Source: S&P Global Market Intelligence
(1)
Paycheck Protection Program Loans

(2)
Non-Performing Assets excludes restructured loans

Relevant Midwest Transactions Analysis:    Stephens analyzed selected transaction multiples and related financial data for relevant transactions in the Midwest announced since January 1, 2019 with target assets between $750 million and $3.0 billion. The following transactions were considered by Stephens because each acquired company’s relative asset size, financial performance and markets of operation, among other factors, is reasonably similar to County’s, though none is identical to County’s (in each case, the first named company was the acquirer and the second named company was the acquired company and the transaction announcement date is noted parenthetically):
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Equity Bancshares, Inc. / American State Bancshares, Inc. (5/17/21)

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Nicolet Bankshares, Inc. / Mackinac Financial Corporation (4/12/21)

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Stock Yards Bancorp, Inc. / Kentucky Bancshares, Inc. (1/27/21)

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First Busey Corporation / Cummins-American Corp. (1/19/21)

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First Mid Bancshares, Inc. / LINCO Bancshares, Inc. (9/28/20)

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Northwest Bancshares, Inc. / MutualFirst Financial, Inc. (10/29/19)

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First Defiance Financial Corp. / United Community Financial Corp. (9/9/19)

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First Midwest Bancorp, Inc. / Bankmanagers Corp. (8/28/19)

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First Financial Corporation / HopFed Bancorp, Inc. (1/7/19)

Stephens considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the merger to the 25th percentile, median, and 75th percentile transaction multiples of the relevant transactions:
	County	25th Percentile	Median	75th Percentile
Target Total Assets ($000s)	$1,491	$948	$1,201	$1,502
Target Tangible Common Equity / Tangible Assets	10.6%	9.7%	10.3%	12.0%
Target LTM Return on Average Assets	0.99%	0.59%	0.92%	1.09%
Target Non-Performing Assets / Assets	3.90%	0.97%	0.87%	0.51%
Transaction Value / Tangible Book Value	1.47x	1.13x	1.60x	1.69x
Transaction Value / LTM Earnings	16.4x	16.0x	18.3x	21.6x
Core Deposit Premium	11.2%	1.5%	8.9%	9.8%

Source: S&P Global Market Intelligence
Relevant Nationwide Transactions Analysis:    Stephens analyzed selected transaction multiples and related financial data for relevant nationwide transactions announced since January 1, 2020 with target assets between $1.0 billion and $3.5 billion. The following transactions were considered by Stephens because each acquired company’s relative asset size and financial performance, among other factors, is reasonably similar to County, though none is identical to County (in each case, the first named company was the acquirer and the second named company was the acquired company and the transaction announcement date is noted parenthetically):
•
United Bankshares, Inc. / Community Bankers Trust Corporation (6/3/21)

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First Foundation, Inc. / TGR Financial, Inc. (6/3/21)

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First Bancorp / Select Bancorp, Inc. (6/1/21)

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Enterprise Financial Services Corp / First Choice Bancorp (4/26/21)

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Nicolet Bankshares, Inc. / Mackinac Financial Corporation (4/12/21)

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VyStar Credit Union / Heritage Southeast Bancorporation Inc. (3/31/21)

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Peoples Bancorp Inc. / Premier Financial Bancorp, Inc. (3/29/21)

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Banc of California, Inc. / Pacific Mercantile Bancorp (3/22/21)

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Stock Yards Bancorp, Inc. / Kentucky Bancshares, Inc. (1/27/21)

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First Busey Corporation / Cummins-American Corp. (1/19/21)

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First Mid Bancshares, Inc. / LINCO Bancshares, Inc. (9/28/20)

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Dollar Mutual Bancorp / Standard AVB Financial Corp. (9/25/20)

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Enterprise Financial Services Corp / Seacoast Commerce Banc Holdings (8/20/20)

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Blue Ridge Bankshares, Inc. / Bay Banks of Virginia, Inc. (8/13/20)

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Provident Financial Services, Inc. / SB One Bancorp (3/12/20)

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United Community Banks, Inc. / Three Shores Bancorporation, Inc. (3/9/20)

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LendingClub Corporation / Radius Bancorp, Inc. (2/18/20)

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Heartland Financial USA, Inc. / AIM Bancshares, Inc. (2/11/20)

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Business First Bancshares, Inc. / Pedestal Bancshares, Inc. (1/22/20)

Stephens considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the merger to the 25th percentile, median, and 75th percentile transaction multiples of the relevant transactions:
	County	25th Percentile	Median	75th Percentile
Target Total Assets ($000s)	$1,491	$1,266	$1,571	$1,853
Target Tangible Common Equity / Tangible Assets	10.6%	8.7%	9.6%	10.6%
Target LTM Return on Average Assets	0.99%	0.64%	0.89%	1.20%
Target Non-Performing Assets / Assets	3.90%	1.04%	0.56%	0.37%
Transaction Value / Tangible Book Value	1.47x	1.28x	1.56x	1.80x
Transaction Value / LTM Earnings	16.4x	12.7x	14.2x	17.7x
Core Deposit Premium	11.2%	4.9%	7.4%	9.6%

Source: S&P Global Market Intelligence
Discounted Cash Flow Analysis:    Stephens performed a discounted cash flow analysis using projections developed by County executive management. Stephens calculated a range of implied equity values for County based upon the discounted net present value of the projected after-tax free cash flows for the projected period. Stephens determined the amount of cash flow assuming (i) a terminal earnings multiple of 11.0x, (ii) dividend payments for earnings and excess capital above a tangible common equity to tangible asset ratio of 9.0% from the second half of 2021 to 2025 and (iii) the present value of County’s implied terminal value at the end of such period. Stephens calculated the terminal value of County based on 2025 estimated earnings and multiples of 10.0x to 12.0x. Stephens considered discount rates from 10.0% to 12.0%. Based on this analysis, Stephens derived a range for the implied equity value per share of County from $32.17 to $39.57.
Financial Impact Analysis:    Stephens analyzed the estimated merger consequences of certain pro forma combined income statement and balance sheet information of County and Nicolet. Stephens discussed key assumptions regarding the expected accounting treatment, potential cost savings and other acquisition adjustments resulting from the merger with management of County and Nicolet. Stephens’ analysis utilized consensus earnings estimates for Nicolet as of June 16, 2021, as well as earnings estimates for County provided by County executive management. Based on this analysis, Stephens estimated that the merger would likely be accretive to Nicolet’s consensus earnings per share following the closing of the merger and would be dilutive to Nicolet’s tangible book value per share. Stephens also estimated that Nicolet would maintain capital ratios in excess of those required by Nicolet to be considered well-capitalized under existing regulations. The actual results achieved by Nicolet following the merger will likely vary from these projected results analyzed by Stephens, and the variations may be material.
Miscellaneous:    As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes.
Stephens is familiar with County and Nicolet. Stephens issues periodic research reports regarding the business and prospects of County and Nicolet, and Stephens makes a market in the stocks of County and Nicolet. During the two years preceding the date that Stephens provided its opinion letter to the Board of Directors of County regarding the merger (the “Opinion Letter”), Stephens served as a co-placement agent for County in an issuance of subordinated debt, and Stephens received customary fees in connection with such offerings. Stephens served as financial adviser to County in connection with the merger, and will receive from County a customary fee for its services as financial adviser to County, a significant portion of which is contingent upon the consummation of the merger. Stephens also received a fee from County for providing its opinion to the board of directors of County. County has also agreed to indemnify Stephens for certain liabilities arising out of its engagement, including certain liabilities that could arise out of providing its opinion. Stephens expects to pursue future investment banking services assignments with County and Nicolet. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of County or Nicolet.
Conclusion:    Based on the foregoing and on Stephens’ general experience as investment bankers, and subject to the assumptions and qualifications stated in the Opinion Letter, Stephens is of the opinion, on the date of the Opinion Letter, that the consideration expected to be received by the Shareholders in the merger transaction is fair to them from a financial point of view.
Each County shareholder is encouraged to read Stephens’ fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this joint proxy statement-prospectus.
Opinion of Nicolet’s Financial Advisor
Nicolet engaged KBW to render financial advisory and investment banking services to Nicolet, including an opinion to the Nicolet board of directors as to the fairness, from a financial point of view, to Nicolet of the aggregate merger consideration in the proposed merger. Nicolet selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, KBW rendered an opinion, dated June 21, 2021, to the Nicolet board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Nicolet. The Nicolet board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion. Holders of Nicolet common stock are encouraged to review the copy of the opinion, which is included as Appendix C to this joint proxy statement-prospectus.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Nicolet board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to Nicolet. It did not address the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement or constitute a recommendation to the Nicolet board in connection with the merger, and it does not constitute a recommendation to any holder of Nicolet common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter (including, with respect to holders of County common stock, what election any such shareholder should make with respect to the stock consideration or the cash consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Nicolet and County and bearing upon the merger, including, among other things:

•
a draft of the merger agreement, dated June 18, 2021 (the most recent draft then made available to KBW);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Nicolet;

•
the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of Nicolet;

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of County;

•
the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of County;

•
certain regulatory filings of Nicolet and County and their respective subsidiaries, including the quarterly reports on Form FR Y-9C or FR Y-9SP and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2020 as well as the quarter ended March 31, 2021;

•
certain other interim reports and other communications of Nicolet and County to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of Nicolet and County that were furnished to KBW by Nicolet and County or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of Nicolet and County;

•
the assets and liabilities of Nicolet and County;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of Nicolet and County with similar information for certain other companies, the securities of which were publicly traded;

•
publicly available consensus “street estimates” of County, as well as assumed County long-term growth rates provided to KBW by Nicolet management, all of which information was discussed with KBW by Nicolet management and used and relied upon by KBW at the direction of such management and with the consent of the Nicolet board;

•
certain publicly available research analyst “street estimates” of Nicolet (which estimates reflected the estimated pro forma impact of Nicolet’s pending acquisition of Mackinac Financial Corporation (the “Mackinac Acquisition”)), as well as assumed Nicolet long-term growth rates provided to KBW by Nicolet management, all of which information was discussed with KBW by Nicolet management and used and relied upon by KBW at the direction of such management and with the consent of the Nicolet board;

•
pro forma balance sheet and capital data of Nicolet as of March 31, 2021, as adjusted for the Mackinac Acquisition, which data was provided to and discussed with KBW by Nicolet management and used and relied upon by KBW at the direction of such management and with the consent of the Nicolet board; and

•
estimates regarding certain pro forma financial effects of the merger on Nicolet (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Nicolet management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Nicolet board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held with the respective managements of Nicolet and County regarding the past and current business operations, regulatory relations, financial condition and future prospects of Nicolet and County and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Nicolet as to the reasonableness and achievability of the publicly available consensus “street estimates” of County, the publicly available research analyst “street estimates” of Nicolet, the assumed Nicolet and County long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Nicolet (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above, and the assumptions and bases for all such information, and KBW assumed that all of the foregoing information was reasonably prepared and represented, or in the case of the publicly available “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Nicolet management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods currently estimated. KBW expressed no view or opinion as to the Mackinac Acquisition (or any terms, aspects, effects or implications thereof) and, with the consent of Nicolet, assumed that the Mackinac Acquisition would be consummated as described to KBW by Nicolet management during the third quarter of 2021.
It is understood that the portion of the foregoing financial information of Nicolet and County that was provided to and discussed with KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of County and research analyst “street estimates” of Nicolet referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of Nicolet and with the consent of the Nicolet board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on Nicolet and County. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Nicolet or County since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Nicolet’s consent, that the aggregate allowances for loan and lease losses for each of Nicolet and County are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Nicolet or County, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Nicolet or County under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger, the July 2021 Nicolet Subordinated Debt Private Placement and the redemption of all outstanding shares of the preferred stock of County provided for in the merger agreement (the “County Preferred Redemption”)) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft of the merger agreement reviewed by KBW and referred to above), with no adjustments to the aggregate merger consideration (including the allocation between cash and stock) and with no additional consideration or payments in respect of County common stock;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Nicolet, County or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Nicolet that Nicolet relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Nicolet, County, the merger and any related transaction, the Mackinac Acquisition, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to Nicolet. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger, the July 2021 Nicolet Subordinated Debt Private Placement and the County Preferred Redemption), including without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between stock and cash) or any such related transaction, any consequences of the merger or any such related transaction to Nicolet, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, non-compete, consulting, voting, support, cooperation, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Nicolet or the Nicolet board;

•
any business, operational or other plans with respect to County or the pro forma entity that may be contemplated by Nicolet or the Nicolet board or that may be implemented by Nicolet or the Nicolet board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of Nicolet’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Nicolet common stock or relative to the aggregate merger consideration;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Nicolet, County or any other party to any transaction contemplated by the merger agreement;

•
any adjustment (as provided in the merger agreement) to the stock consideration assumed to be paid in the merger for purposes of KBW’s opinion;

•
whether Nicolet has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration at the closing of the merger;

•
the election by holders of County common stock to receive the stock consideration or the cash consideration, or any combination thereof, or the actual allocation between the stock consideration and the cash consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the merger agreement), or the relative fairness of the stock consideration and the cash consideration;

•
the actual value of Nicolet common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which Nicolet common stock or County common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Nicolet common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Nicolet, County, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger, the July 2021 Nicolet Subordinated Debt Private Placement and the County Preferred Redemption), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Nicolet and County. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Nicolet board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Nicolet board with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Nicolet and County and the decision of Nicolet to enter into the merger agreement was solely that of the Nicolet board.
The following is a summary of the material financial analyses performed by KBW in connection with its opinion to the Nicolet board. The summary is not a complete description of the financial analyses underlying the opinion to the Nicolet board, but summarizes the material analyses performed in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $214.5 million in the aggregate (inclusive of the implied aggregate value of County options in the proposed merger), or $34.32 per outstanding share of County common stock, which reflected the implied value of the stock consideration of 0.4800 of a share of Nicolet common stock based on the closing price of Nicolet common stock on June 18, 2021, and an estimated 80% stock/20% cash merger consideration mix at the direction of Nicolet management. In addition to the financial analyses described below, KBW reviewed with the Nicolet board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $34.32 per outstanding share of County common stock) of 16.3x County’s estimated calendar year 2021 earnings per share (“EPS”) and 18.2x County’s estimated calendar year 2022 earnings per share using publicly available consensus “street estimates” of County.
Nicolet Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Nicolet to 15 selected major exchange-traded banks that are headquartered in the U.S. Midwest region with total assets between $5.0 billion and $9.0 billion.
The selected companies were as follows:
1st Source Corporation
Byline Bancorp, Inc.
Community Trust Bancorp, Inc.
CrossFirst Bankshares, Inc.
First Mid Bancshares, Inc.
German American Bancorp, Inc.
Great Southern Bancorp, Inc.
Horizon Bancorp, Inc.
Lakeland Financial Corporation
Midland States Bancorp, Inc.
MidWestOne Financial Group, Inc.
Peoples Bancorp Inc.
Premier Financial Corp.
QCR Holdings, Inc.
Republic Bancorp, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or most recent completed fiscal quarter (“MRQ”) available or as of the end of such periods and market price information as of June 18, 2021. KBW also used 2021 and 2022 EPS estimates taken from certain publicly available research analysts’ estimates of Nicolet (which estimates reflected the estimated pro forma impact of Nicolet’s pending acquisition of Mackinac Financial Corporation) and publicly available consensus “street estimates” for the selected companies. Where consolidated holding company level financial data was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Nicolet’s historical financial statements, or the data prepared by Stephens Inc. presented under the section “The Merger — Opinion of County’s Financial Advisor,” as a result of the different assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Nicolet and the selected companies:
		Selected Companies
	Nicolet	25th Percentile	Median	Average	75th Percentile
MRQ Pre-tax Pre-provision Return on Average Assets(1)	2.19%	1.61%	1.87%	1.90%	2.06%
MRQ Core Return on Average Assets(1)	1.68%	1.32%	1.46%	1.44%	1.65%
MRQ Core Return on Average Tangible Common Equity(1)	20.47%	13.28%	14.45%	15.21%	17.51%
MRQ Net Interest Margin	3.32%	3.14%	3.31%	3.37%	3.40%
MRQ Fee Income / Revenue Ratio(2)	33.7%	21.6%	26.5%	25.7%	31.2%
MRQ Efficiency Ratio	49.5%	55.5%	52.7%	53.2%	49.7%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Global.

(2)
Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Nicolet and the selected companies:
		Selected Companies
	Nicolet	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.60%/7.75%(1)	8.46%	9.42%	9.55%	10.78%
Total Capital Ratio	13.43%/12.00%(1)	13.75%	15.15%	15.64%	16.67%
Loans / Deposits	73.0%/75.4%(1)	81.2%	86.0%	84.9%	89.7%
Loan Loss Reserve / Loans	1.14%/1.17%(1)	1.36%	1.48%	1.55%	1.59%
Nonperforming Assets / Loans + OREO	0.52%	1.27%	0.98%	1.01%	0.70%
MRQ Net Charge-offs / Average Loans	0.01%	0.13%	0.04%	0.13%	0.02%

(1)
Second statistic adjusted pro forma for pending acquisition of Mackinac Financial Corporation.

In addition, KBW’s analysis showed the following concerning the market performance of Nicolet and the selected companies:
		Selected Companies
	Nicolet	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	27.8%	34.8%	44.0%	47.2%	55.6%
One-Year Total Return	27.8%	38.6%	49.4%	51.7%	60.1%
Year-To-Date Stock Price Change	5.5%	10.3%	16.4%	19.7%	23.5%
Price / Tangible Book Value per Share	1.86x/1.92x(1)	1.21x	1.40x	1.46x	1.52x
Price / 2021 EPS Estimate	11.1x(2)	9.1x	10.5x	11.1x	12.8x
Price / 2022 EPS Estimate	11.3x(2)	9.8x	11.5x	12.0x	13.5x
Dividend Yield	0.0%	2.1%	2.6%	2.6%	3.4%
LTM Dividend Payout Ratio	0.0%	29.9%	32.1%	32.5%	37.1%

(1)
Second statistic adjusted pro forma for pending acquisition of Mackinac Financial Corporation.

(2)
Excluded research analysts’ estimates of Nicolet not updated following the announcement of pending acquisition of Mackinac Financial Corporation.

No company used as a comparison in the above selected companies analysis is identical to Nicolet. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
County Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of County to 19 selected major exchange-traded banks that are headquartered in the U.S. Midwest region with total assets between $1.0 billion and $2.5 billion. Merger targets were excluded from the selected companies.
The selected companies were as follows:
Ames National Corporation
BankFinancial Corporation
CF Bankshares Inc.
ChoiceOne Financial Services, Inc.
Citizens Community Bancorp, Inc.
Farmers & Merchants Bancorp, Inc.
First Capital, Inc.
First Savings Financial Group, Inc.
Guaranty Federal Bancshares, Inc.
Hawthorn Bancshares, Inc.
Landmark Bancorp, Inc.
LCNB Corp.
Limestone Bancorp, Inc.
Middlefield Banc Corp.
Ohio Valley Banc Corp.
Richmond Mutual Bancorporation, Inc.
SB Financial Group, Inc.
United Bancshares, Inc.
Waterstone Financial, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months or the most recent completed fiscal quarter available or as of the end of such periods and market price information as of June 18, 2021. In addition, KBW used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for County and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for eight of the selected companies). Where consolidated holding company level financial data was unreported, subsidiary bank level data was utilized to calculate ratios. Subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for four of the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in County’s historical financial statements, or the data prepared by Stephens Inc. presented under the section “The Merger — Opinion of County’s Financial Advisor,” as a result of the different assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of County and the selected companies:
		Selected Companies
	County	25th Percentile	Median	Average	75th Percentile
MRQ Pre-tax Pre-provision Return on Average Assets(1)	1.40%	1.39%	1.56%	1.84%	2.00%
MRQ Core Return on Average Assets(1)	1.07%	1.05%	1.21%	1.42%	1.55%
MRQ Core Return on Average Tangible Common Equity(1)	9.81%	10.85%	12.97%	14.74%	19.20%
MRQ Net Interest Margin	2.91%	2.90%	3.32%	3.28%	3.60%
MRQ Fee Income / Revenue Ratio(2)	26.6%	17.8%	23.9%	30.8%	38.5%
MRQ Efficiency Ratio	62.4%	64.7%	61.2%	62.7%	58.2%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Global.

(2)
Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of County and the selected companies:
		Selected Companies
	County	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	10.62%	7.94%	9.30%	9.83%	10.11%
Total Capital Ratio	19.11%	13.46%	14.61%	16.02%	16.96%
Loans / Deposits	92.1%	72.2%	79.7%	80.1%	88.5%
Loan Loss Reserve / Loans	1.48%	1.06%	1.29%	1.19%	1.41%
Nonperforming Assets / Loans + OREO	5.72%	1.54%	0.90%	1.17%	0.64%
MRQ Net Charge-offs / Average Loans	(0.01%)	0.05%	0.01%	0.03%	(0.00%)
In addition, KBW’s analysis showed the following concerning the market performance of County and, to the extent publicly available, the selected companies:
		Selected Companies
	County(1)	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	8.5%	10.9%	24.0%	28.4%	43.6%
One-Year Total Return	10.3%	14.0%	30.0%	32.4%	50.6%
Year-To-Date Stock Price Change	6.4%	2.7%	4.3%	8.6%	20.9%
Price / Tangible Book Value per Share	0.90x	1.08x	1.16x	1.14x	1.22x
Price / 2021 EPS Estimate	10.8x	8.3x	10.2x	10.3x	11.2x
Price / 2022 EPS Estimate	11.4x	10.8x	11.1x	11.8x	12.1x
Dividend Yield	1.7%	2.0%	2.7%	2.6%	3.6%
LTM Dividend Payout Ratio	17.9%	15.9%	31.5%	27.1%	36.4%
No company used as a comparison in the above selected companies analysis is identical to County. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis.    KBW reviewed publicly available information related to 16 selected U.S. whole bank transactions announced since December 31, 2019 with announced transaction values between $150 million and $400 million. Mergers of equals were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company
United Bankshares, Inc.	Community Bankers Trust Corporation
First Foundation Inc.	TGR Financial, Inc.
First Bancorp	Select Bancorp, Inc.
HPS Investment Partners, LLC	Marlin Business Services Corp.
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
VyStar Credit Union	Heritage Southeast Bancorporation Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Banc of California, Inc.	Pacific Mercantile Bancorp
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
Dollar Mutual Bancorp	Standard AVB Financial Corp.
Enterprise Financial Services Corp	Seacoast Commerce Banc Holdings
Provident Financial Services, Inc.	SB One Bancorp
United Community Banks, Inc.	Three Shores Bancorporation, Inc.
LendingClub Corporation	Radius Bancorp, Inc.
Heartland Financial USA, Inc.	AIM Bancshares, Inc.
Business First Bancshares, Inc.	Pedestal Bancshares, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium,

KBW also reviewed the price per common share paid for the acquired company for the 13 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $214.5 million in the aggregate and using historical financial information of County as of or for the 12 months ended March 31, 2021 and the closing price of County common stock on June 18, 2021.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for three of the selected transactions, which multiples were considered not meaningful because they were greater than 35.0x):
		Selected Companies
	Nicolet / County	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.36x	1.45x	1.62x	1.59x	1.80x
Price / LTM EPS	15.0x	12.5x	14.2x	16.3x	18.3x
Core Deposit Premium	6.2%	6.7%	8.5%	9.2%	10.0%
One-Day Market Premium	46.1%	23.4%	31.1%	39.3%	68.8%
No company or transaction used as a comparison in the above selected transaction analysis is identical to County or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Nicolet and County to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) pro forma balance sheet data for Nicolet as of March 31, 2021, as adjusted for the pending acquisition of Mackinac Financial Corporation, and historical balance sheet data for County as of March 31, 2021, (ii) certain publicly available research analysts’ estimates of Nicolet (which estimates reflected the estimated pro forma impact of Nicolet’s pending acquisition of Mackinac Financial Corporation) and publicly available consensus “street estimates” of County, and (iii) market price information as of June 18, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Nicolet and County shareholders in the combined company based on the estimated stock portion of the aggregate merger consideration in the merger and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:
	Nicolet	County
	% of Total	% of Total
Ownership at Merger:	84%	16%
Ownership at 100% stock:	80%	20%
Market Information:
Pre-Merger Market Capitalization	86%	14%
Balance Sheet:
Assets	80%	20%
Gross Loans Held for Investment	79%	21%
Deposits	82%	18%
Tangible Common Equity	74%	26%
Income Statement:
2021 Earnings	84%	16%
2022 Earnings	87%	13%
2023 Earnings	87%	13%
Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Nicolet and County. Using (i) closing balance sheet estimates as of December 31, 2021 and EPS estimates of Nicolet taken from certain publicly available research analysts’ estimates of Nicolet (which estimates reflected the estimated pro forma impact of Nicolet’s pending acquisition of Mackinac Financial Corporation), (ii) closing balance sheet estimates as of December 31, 2021 and EPS estimates of County taken from publicly available consensus “street estimates”

of County, and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Nicolet management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Nicolet’s estimated 2022 and 2023 EPS and dilutive to Nicolet’s estimated tangible book value per share at closing as of December 31, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of Nicolet’s tangible common equity to tangible assets ratio, Tier 1 Leverage ratio, Common Equity Tier 1 Ratio and Tier 1 Capital Ratio could be lower at closing as of December 31, 2021 and Nicolet’s total risk-based capital ratio could be higher at closing as of December 31, 2021. For all of the above analysis, the actual results achieved by Nicolet following the merger may vary from the projected results, and the variations may be material.
Nicolet Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Nicolet. In this analysis, KBW used certain publicly available research analysts’ estimates of Nicolet (which estimates reflected the estimated pro forma impact of Nicolet’s pending acquisition of Mackinac Financial Corporation) and assumed long term growth rates for Nicolet provided by Nicolet management, and KBW assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Nicolet could generate over the five-year period from December 31, 2021 through December 31, 2026 as a standalone company and (ii) the present value of Nicolet’s implied terminal value at the end of such period. KBW assumed that Nicolet would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Nicolet, KBW applied a range of 12.0x to 16.0x Nicolet’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of Nicolet common stock of $75.80 per share to $105.09 per share.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Nicolet or the pro forma combined entity.
County Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis to estimate a range for the implied equity value of County, taking into account the cost savings and related expenses expected to result from the merger. In this analysis, KBW used publicly available consensus “street estimates” of County, assumed long term growth rates for County provided by Nicolet management, and assumptions regarding cost savings and related expenses expected to result from the merger provided by Nicolet management, and KBW assumed discount rates ranging from 8.5% to 12.5%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that County could generate over the five-year period from December 31, 2021 through December 31, 2026 as a standalone company and (ii) the present value of County’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses. KBW assumed that County would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of County, KBW applied a range of 11.0x to 15.0x County’s estimated 2027 earnings (inclusive of estimated cost savings and related expenses). This dividend discount model analysis resulted in a range of implied values per share of County common stock, taking into account the cost savings and related expenses expected to result from the merger, of $41.63 per share to $58.54 per share.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of County.
Miscellaneous.    KBW acted as financial advisor to Nicolet in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies,

KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Nicolet and County. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Nicolet or County for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Nicolet has agreed to pay KBW a total cash fee of $1,750,000, $350,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Nicolet also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. KBW acted as sole placement agent in connection with the July 2021 Nicolet Subordinated Debt Private Placement, the proceeds of which are contemplated to be used in part to fund a portion of the aggregate cash consideration. Other than the present engagement and acting as sole placement agent as described above, in the past two years preceding the date of the opinion, KBW did not provide investment banking or financial advisory services to Nicolet. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to County. KBW may in the future provide investment banking and financial advisory services to Nicolet or County and receive compensation for such services.
Certain Prospective Financial Information of County Provided to County’s Financial Advisor
County does not as a matter of course make public projections as to future sales, earnings or other results. However, management of County prepared the prospective financial information set forth in this joint proxy statement-prospectus to present certain unaudited prospective financial information regarding County’s future operations for the years ending December 31, 2021 through December 31, 2025 (which we refer to in this joint proxy statement-prospectus as the “County projections”). The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of County’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of County’s management’s knowledge and belief, the expected course of action and the expected future financial performance of County. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement-prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither County’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The County projections, which were prepared by management of County, were prepared solely for internal use and are subjective in many respects. The County projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of County, all of which are difficult to predict and many of which are beyond the control of County. The County projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. County can give no assurance that the County projections and the underlying estimates and assumptions will be realized. In addition, because the County projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the County projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of County, industry performance, general business and economic conditions, the effects of the COVID-19 pandemic, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this joint proxy statement-prospectus entitled “Risk Factors” and “A Warning About Forward-Looking Statements,” beginning on page 23 and page 30, respectively.
Furthermore, the County projections do not take into account any circumstances or events occurring after the date they were prepared. County can give no assurance that, had the County projections been prepared as of the date of this joint proxy statement-prospectus, similar estimates and assumptions would be used. Neither Nicolet nor County intend to, and each disclaims any obligation to, make publicly available any update or other revision to the County projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The County projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on County of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the County projections do not take into account the effect of any possible failure of the merger to occur. None of County, Nicolet or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of County or Nicolet, or any other person, regarding County’s actual performance compared to the information contained in the County projections or that projected results will be achieved.
In light of the foregoing, and considering that the County special meeting will be held several months after the County projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders of County are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.
The following prospective financial information was approved by County management for use by County’s financial advisor, Stephens, in connection with its financial analyses: (i) certain internal balance sheet and income statement projections for County for the years ending December 31, 2021 through December 31, 2025, which projections included net income to common shareholders of $13.32 million, $16.93 million, $20.36 million, $22.44 million and $23.98 million, respectively, for each such successive year and (ii) estimated dividends per share for County provided by senior management of $0.40 per share for each of the years ending December 31, 2021 through December 31, 2025. During this period total assets were projected to grow at a rate of approximately 6.5% annually.
Instead of the foregoing, Nicolet management directed Nicolet’s financial advisor, KBW, to use publicly available consensus “street estimates” of County, as well as assumed County long-term growth rates provided to KBW by Nicolet management, in performing financial analyses in connection with KBW’s opinion.
Certain Prospective Financial Information of Nicolet
Nicolet does not as a matter of course make public projections as to future sales, earnings, or other results. However, for purposes of extrapolating Nicolet’s financial results, Nicolet’s senior management provided to Nicolet’s financial advisor, KBW, and also to County’s financial advisor, Stephens, Nicolet management’s estimates of a long-term 5% annual earnings per share (“EPS”) growth rate for the years ending December 31, 2023 through December 31, 2027 and a long-term 2% annual asset growth rate for the years ending December 31, 2023 through December 31, 2026 (which we refer to in this joint proxy statement-prospectus as the “Nicolet projection”). That limited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Nicolet’s management, was estimated by management on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Nicolet. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement-prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Nicolet’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information of Nicolet contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Nicolet projection, which was prepared by management of Nicolet, was prepared solely for internal use and is subjective in many respects. The Nicolet projection reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Nicolet, all of which are difficult to predict and many of which are beyond the control of Nicolet. The Nicolet projection reflects assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Nicolet can give no assurance that the Nicolet projection and the underlying estimates and assumptions will be realized. In addition, because the Nicolet projection covers multiple years, the information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Nicolet projection not to be realized include, but are not limited to, risks and uncertainties relating to the business of Nicolet, industry performance, general business and economic conditions, the effects of the COVID-19 pandemic, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this joint proxy statement-prospectus entitled “Risk Factors” and “A Warning About Forward-Looking Statements,” beginning on page 23 and page 30, respectively.
Furthermore, the Nicolet projection does not take into account any circumstances or events occurring after the date it was prepared. Nicolet can give no assurance that, had the Nicolet projection been prepared as of the date of this joint proxy statement-prospectus, similar estimates and assumptions would be used. Nicolet does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Nicolet projection to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Nicolet projection does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on Nicolet of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Nicolet projection does not take into account the effect of any possible failure of the merger to occur. None of Nicolet, County or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Nicolet or County, or any other person, regarding Nicolet’s actual performance compared to the Nicolet projection or that the projected EPS and asset growth rates will be achieved.
In light of the foregoing, and considering that the Nicolet special meeting will be held several months after the Nicolet projection was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Nicolet are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.
The following prospective financial information was approved by Nicolet for use by the financial advisors in performing financial analyses in connection with their respective opinions: (i) as discussed above, an estimated long-term EPS annual growth rate for Nicolet of 5% for the years ending December 31, 2023 through December 31, 2027 and a long-term 2% annual asset growth rate for the years ending December 31, 2023 through December 31, 2026, and (ii) certain publicly available research analyst “street estimates” of Nicolet.

Interests of Certain Persons in the Merger
General
The directors and executive officers of County have interests in the transaction in addition to their interests generally as shareholders of County. These interests are described below. The board of directors of each of Nicolet and County was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.
Appointment to the Boards of Directors of Nicolet and Nicolet National Bank; Continuing Employment
The merger agreement provides that one current member of the County board will be appointed to the boards of Nicolet and Nicolet National Bank. Nicolet directors may participate in a director deferred compensation plan, pursuant to which participating directors may defer up to 100% of their board compensation toward the purchase of Nicolet common stock on a quarterly basis to be held in a trust and distributed when each participating director ends his or her service. Although directors are entitled to a separate fee for meetings of each of the boards of Nicolet and Nicolet National Bank, the boards typically meet jointly, and the directors are entitled to only one fee for such joint meetings.
Additionally, as of the effective date, Mr. Schneider will join the senior management team of Nicolet as Senior Vice President, Agriculture Lending Manager. Although it is anticipated that Mr. Schneider’s employment with Nicolet may provide for an initial base salary of $330,000, other key terms of such employment are subject to further negotiation.
Stock Option Awards
The merger agreement provides that each vested and unvested County stock option outstanding immediately prior to the effective date will be cancelled as a result of the merger and without any action on the part of the holder. In consideration therefor, the holder will be eligible to receive a cash payment in an amount calculated pursuant to the merger agreement, including each of County’s executive officers, who are Tim J. Schneider, President of County, Chief Executive Officer of Investors Community Bank and Director of County and Investors Community Bank; Mark R. Binversie, President of Investors Community Bank and Director of County and Investors Community Bank; Glen L. Stiteley, Treasurer and Chief Financial Officer of County and Executive Vice President — Treasurer and Chief Financial Officer of Investors Community Bank; David A. Coggins, Executive Vice President and Chief Banking Officer of Investors Community Bank; Mark A. Miller, Secretary of County and Executive Vice President, General Counsel, and Chief Risk Officer of Investors Community Bank; John R. Fillingim, Executive Vice President and Chief Credit Officer of Investors Community Bank; and Matthew R. Lemke, Executive Vice President — Chief Retail and Deposit Officer of Investors Community Bank.
In exchange for the cancelled stock options, the executives will receive estimated payments in the following amounts, assuming all current options remain unexercised: Mr. Schneider, $351,344 (22,483 cancelled stock options); Mr. Binversie, $156,023 (11,311 cancelled stock options); Mr. Stiteley, $152,219 (11,606 cancelled stock options); Mr. Coggins, $433,131 (25,490 cancelled stock options); Mr. Miller, $53,288 (5,519 cancelled stock options); Mr. Fillingim, $135,554 (10,311 cancelled stock options); and Mr. Lemke, $88,773 (6,559 cancelled stock options). For purposes of providing these estimates, the foregoing estimates are based on a Nicolet share price of $71.43, the average closing price of Nicolet shares over the five trading days following the announcement of the merger. However, under the merger agreement, the Nicolet share price used in determining the cash payments in exchange for cancelled stock options will be the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20 trading day period immediately preceding the second trading day prior to the closing date.
Stock Awards
The merger agreement provides that County stock awards, consisting of unvested restricted stock, unvested restricted stock units, and outstanding deferred restricted stock units under County’s equity plans, will, within thirty days prior to the effective date, become vested or will be cancelled in exchange for the right to receive the number of shares of County common stock subject to the applicable award. Shares received as a result of this merger-related vesting will be treated as no election shares under the merger agreement.
Specifically, each unvested County restricted stock award will become vested as a result of the merger. As of the date hereof, only Mr. Binversie holds unvested restricted stock, and he will become vested in 121 shares.
Each unvested County restricted stock unit award will (i) become fully vested and settled per the terms of the applicable award or (ii) be cancelled in consideration for the right to receive the number of shares of County common stock subject to the award. Messrs. Schneider, Binversie, Stiteley, Coggins, Miller, Fillingim, and Lemke, and each of County’s directors, who are William C. Censky, Lynn D. Davis, Jacob B. Eisen, Robert E. Matzke, Wayne D. Mueller, Patrick J. Roe, Andrew J. Steimle, Vicki L. Tandeski, and Gary J. Ziegelbauer, holds as of the date hereof the following numbers of unvested restricted stock units that will be settled or cancelled: Mr. Schneider, 3,601; Mr. Binversie, 11,788; Mr. Stiteley, 8,650; Mr. Coggins, 349; Mr. Miller, 715; Mr. Fillingim, 7,700; Mr. Lemke, 3,782; Mr. Censky, 411; Dr. Davis, 411; Mr. Eisen, 411; Mr. Matzke, 411; Mr. Mueller, 411; Mr. Roe, 411; Mr. Steimle, 411; Ms. Tandeski, 411; and Mr. Ziegelbauer 411.
Each outstanding County deferred restricted stock unit award will be cancelled in accordance with applicable U.S. treasury regulations and in consideration for the right to receive the number of shares of County common stock subject to the award. Messrs. Schneider, Binversie, Stiteley, Coggins, and Miller have the following numbers of outstanding deferred restricted stock units that will be cancelled: Mr. Schneider, 393; Mr. Binversie, 6,961; Mr. Stiteley, 1,689; Mr. Coggins, 1,397; and Mr. Miller, 2,407.
Employment Agreements
County and Investors Community Bank have previously entered into employment agreements with Messrs. Schneider, Binversie, Stiteley, Coggins, Miller, Fillingim and Lemke (each, an “employment agreement,” and, collectively, the “employment agreements”). Under the terms of each employment agreement, the executive is entitled to certain payments if his employment is terminated other than for cause or if he resigns for good reason, in each case during the period beginning six months prior to and ending two years after a change in control.
In addition to earned but unpaid salary and benefits, value of unused sick time, and any other amounts required by law to be paid, each executive will be entitled to receive (i) a pro-rata bonus for the year of termination and (ii) a lump sum severance payment equal to the product of two (three for Messrs. Schneider and Binversie) times the sum of: (a) his annual base salary in effect immediately prior to termination plus (b) the greater of his most recent bonus or the average incentive bonus during the three most recent fiscal years. Each employment agreement also provides for an automatic reduction of the executive’s payments contingent upon a change in control if reduction is necessary to avoid the impact of the golden parachute payment provisions of Sections 280G and 4999 of the Internal Revenue Code. The employment agreements also contain post-employment non-competition and non-solicitation restrictions for a period of 12 months (24 months with respect to Messrs. Schneider and Binversie).
In accordance with the merger agreement, the employment agreements will be terminated immediately prior to the effective date. Consequently, prior to any application of the mandatory 280G cutback provision, and estimating the pro-rata bonuses based on projected Company performance and assuming an effective date in the fourth quarter of 2021, the executives would be entitled to the following estimated payments: Mr. Schneider, $2,382,487; Mr. Binversie, $1,460,433; Mr. Stiteley, $931,099; Mr. Coggins, $965,978; Mr. Miller, $951,107; Mr. Fillingim, $837,989; and Mr. Lemke, $600,390.
Annual Incentive Plan Payments
Under each executive’s employment agreement and the terms of County’s annual incentive plan, 15% and 10% of the annual bonuses earned by the executive for performance during 2020 and 2019, respectively, have not been paid and are not payable until 2022 and 2023, subject to his continuing employment through the date of payment. In accordance with the merger agreement, these held-back amounts will be paid prior to the effective date. Upon payment, the executives will receive the following amounts: Mr. Schneider, $116,238; Mr. Binversie, $41,147; Mr. Stiteley, $36,702; Mr. Coggins, $67,591; Mr. Miller, $67,591; Mr. Fillingim, $33,057; and Mr. Lemke, $20,727.
Salary Continuation Agreements
Each of Messrs. Schneider, Binversie, and Coggins is party to a salary continuation agreement with Investors Community Bank. In accordance with the merger agreement, Nicolet has agreed to assume the salary continuation agreements as of the effective date.
The salary continuation agreements generally provide for an annual benefit, payable to each executive for a period of 15 years following a separation from service. Assuming the executive does not separate from service prior to attaining age 65, the annual benefit for each executive would be $60,000. In addition, each executive’s beneficiary would be entitled to an annual benefit of $60,000 for 15 years upon his death prior to a separation from service.
In the event the executive separates from service prior to attaining age 65 for any reason other than for cause (including following a change in control), he will be entitled to a reduced annual benefit based on the amount the Bank has accrued toward his salary continuation agreement benefit. Each executive is 100% vested in his reduced annual benefit, which, as of June 30, 2021, would be in an annual amount of $30,000, $48,000, and $48,000 for Messrs. Schneider, Binversie, and Coggins, respectively. Messrs. Binversie and Coggins will terminate from employment as of the effective date, which will result in Mr. Coggins receiving his full annual benefit (on account of his prior attainment of age 65) and Mr. Binversie receiving his reduced annual benefit.
Deferred Compensation Plan
County and Investors Community Bank maintain the Management Employees’ Elective Deferred Compensation Plan (the “plan”), in which Messrs. Schneider, Binversie, Stiteley, Miller, Fillingim and Lemke are participants. In accordance with the merger agreement, the terms of the plan, and applicable U.S. treasury regulations, it is anticipated that County will terminate and liquidate the plan within thirty days prior to the effective date. Upon such termination, each of Messrs. Stiteley, Miller, Fillingim and Lemke will become 100% vested in his unvested company contributions. Messrs. Schneider and Binversie are currently 100% vested in their plan accounts. In liquidation of the plan, it is anticipated the executives will receive single lump-sum distributions of their plan accounts in the following estimated amounts: Mr. Schneider, $28,642; Mr. Binversie, $28,642; Mr. Stiteley, $61,796; Mr. Fillingim, $46,964; Mr. Miller, $69,321; and Mr. Lemke, $7,844.
Indemnification and Insurance
The merger agreement provides that certain indemnification and insurance arrangements for County’s current officers and directors will be continued for six years after the completion of the transactions. For a summary of the indemnification provisions, see “The Merger Agreement — Indemnification and Insurance” at page 87.
Say-on-Pay
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires the disclosure of information regarding compensation related to the merger payable to County’s named executive officers, sometimes referred to as “golden parachute” compensation. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of County’s shareholders, as described above in “The County Proposals — Proposal 2 — Compensation Proposal.” County’s named executive officers for purposes of this disclosure are Tim J. Schneider, Mark R. Binversie, and Glen L. Stiteley. The estimated value of the payments and benefits that the County named executive officers may receive in connection with the merger is quantified in the table below, which amounts have been calculated based on the following estimates and assumptions, in addition to those described in the footnotes to the table:
•
each named executive officer terminates his employment without cause upon consummation of the merger; and

•
the effective time of the merger is assumed to be [•], the latest practicable date before the date of this joint proxy statement-prospectus.

The amounts below do not include compensation and benefits that are provided to the employees of County or Investors Community Bank generally. The amounts below do not reflect any reduction pursuant to the 280G cutback provisions described above in the “Employment Agreements” section. Additionally, the values provided in the table are estimates and would need to be verified and re-calculated upon the actual occurrence of a change in control and termination.
	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits	Tax Reimbursements	Other	Total
Tim J. Schneider	$2,498,724	$153,154	$—	—	—	—	$3,101,878
Mark R. Binversie	$1,501,580	$508,316	$—	—	—	—	$2,729,896
Glen L. Stiteley	$967,802	$363,452	$50,152	—	—	—	$1,393,050

(1)
Represents the aggregate value of cash payments to each County named executive officer, including: (a) under the applicable employment agreement, (i) cash severance ($1,902,290, $1,161,112, and $763,731 for Messrs. Schneider, Binversie, and Stiteley, respectively), (ii) a pro-rata bonus ($342,448, $209,675, and $167,368 for Messrs. Schneider, Binversie, and Stiteley, respectively), and (iii) accrued and unused sick time ($137,749, $89,646, and $0 for Messrs. Schneider, Binversie, and Stiteley, respectively); and (b) under County’s annual incentive plan, portions of previously earned annual incentive bonuses subject to mandatory holdback ($116,238, $41,147, and $36,702 for Messrs. Schneider, Binversie, and Stiteley, respectively). Amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a change in control and a qualifying termination of employment, other than the holdback bonuses, which are “single trigger” in nature, which means that payment of these amounts is conditioned solely upon a change in control only.

(2)
Represents the aggregate dollar value of stock option, restricted stock, and restricted stock unit awards for which vesting would be accelerated in accordance with the merger agreement. The per share price, $34.39, is the average closing market price of County’s shares over the first five business days following the first public announcement of the transaction. Treatment of all options and restricted stock unit awards in the merger is described in greater detail above in the sections entitled “Stock Option Awards” and “Stock Awards.” Amounts represent: for Mr. Schneider, $29,316 for stock options and $123,838 for stock awards; for Mr. Binversie, $98,766 for stock options and $405,550 for stock awards; and for Mr. Stiteley, $65,978 for stock options and $297,474 for stock awards. Amounts in this column exclude the value of previously vested deferred stock unit awards that will be cancelled and exchange for County shares in accordance with the merger agreement. Amounts included in this column are all single trigger in nature.

(3)
Represents the aggregate value Mr. Stiteley would receive in connection with the accelerated vesting of his unvested company contributions in County’s nonqualified deferred compensation plan. The amount in this column is double trigger in nature. This column excludes the amounts of nonqualified deferred compensation payable to each executive that has previously vested.

Trading Market for Nicolet Stock
The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act and will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Nicolet following completion of the merger. See “Resale of Nicolet Common Stock” at page 77.
Nicolet’s common stock is currently traded on the Nasdaq Capital Market, and the merger agreement requires that the shares issued in the merger also be eligible for trading on the Nasdaq Capital Market. The trading volume of Nicolet’s common stock is less than that of other larger financial services companies, and there is no guarantee that a liquid market for shares of Nicolet common stock will exist in the future.
Nicolet Dividends
The holders of Nicolet common stock receive dividends if and when declared by the Nicolet board of directors out of legally available funds. Nicolet’s board of directors has not declared a dividend since Nicolet’s inception in 2000. The board currently anticipates that all earnings, if any, will be used for working capital, to support Nicolet’s operations and to finance the growth and development of its business, including the merger and integration of County. Any future determination relating to dividend policy will be made at the discretion of Nicolet’s board of directors and will depend on a number of factors, including the company’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, stock repurchase strategy and other factors that the board of directors may deem relevant.
Election and Proration of Merger Consideration
Each County shareholder may make an election to exchange his, her or its County shares for stock election shares, cash election shares, or a mix of both. Nicolet or Nicolet’s exchange agent, Computershare Trust Company, N.A., will mail to all shareholders an election form and customary transmittal materials following the mailing of this joint proxy statement-prospectus. Completed election forms will be due five business days prior to the election deadline. Any shares for which a completed election form is not received by the election deadline will be treated as no election shares. If you hold your shares in “street name” through a broker, the broker will provide instructions for making an election with respect to your shares. Your broker may impose a deadline that is earlier than the election deadline. As soon as practicable after the election deadline, the exchange agent is responsible for completing the allocation of the merger consideration.
The total number of shares of County common stock that will be converted into the cash consideration will be equal to the cash election threshold of 1,237,000 shares, with the remaining shares being converted into the stock consideration. As a result, the total consideration to be paid in respect of County common stock will consist of approximately 20% cash and approximately 80% Nicolet common stock. Any cash payments in respect of (i) stock options, (ii) preferred stock and (iii) cash in lieu of fractional shares will not be counted in determining the cash election threshold.
If the number of shares electing to receive the cash consideration is less than or equal to the cash election threshold, the merger consideration will be allocated as follows:
•
all cash election shares will be exchanged for the cash consideration;

•
to the extent necessary to reach the cash election threshold, no election shares will be exchanged for the cash consideration (on a pro rata basis if excess shares are available); and

•
if additional cash elections are required to meet the cash election threshold, stock election shares will be allocated to receive the cash consideration on a pro rata basis until the number of shares being exchanged for the cash consideration equals the cash election threshold.

To the extent that aggregate number of cash election shares falls above the cash election threshold, shareholders who elected the cash consideration will receive a mixture of both cash and stock consideration in accordance with the following proration procedures:
•
all stock election shares and no election shares will be exchanged for the stock consideration; and

•
cash election shares will be allocated to receive the stock consideration on a pro rata basis until the number of shares being exchanged for the cash consideration equals the cash election threshold

Illustrative Examples of Allocation of Merger Consideration.    For illustrative purposes only, the following examples describe the application of the allocation provisions of the merger agreement in the case of an undersubscription of cash election shares and in the case of an oversubscription of cash election shares. Solely for the purposes of these examples, it is assumed that:
•
there are [•] shares of County common stock issued, of which [•] ([•] held in treasury and [•] held by Nicolet) are cancelled, such that a total of [•] shares of County common stock will be converted into the right to receive the merger consideration;

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the Nicolet common stock price (as defined in the merger agreement) is $37.18; and

•
the exchange ratio is 0.48.

Scenario 1 (Undersubscription of cash election shares):    In the event that there are [•] cash election shares, [•] no election shares, and [•] stock election shares:

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All [•] cash election shares are converted into the right to receive the cash consideration;

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All [•] no election shares are converted into the right to receive the cash consideration; and

•
Of the [•] stock election shares, [•] shares are converted into the right to receive the cash consideration and the remaining [•] shares are converted into the right to receive the stock consideration. A County shareholder who makes a stock election as to 1,000 shares would have [•] shares converted into the right to receive $[•] in cash (plus $[•] cash in lieu of fractional shares of Nicolet common stock) and the remaining [•] shares converted into the right to receive stock consideration consisting of [•] shares of Nicolet common stock.

Scenario 2 (Oversubscription of cash election shares):    In the event that there are [•] cash election shares, [•] no election shares, and [•] stock election shares:
•
All [•] stock election shares are converted into the right to receive the stock consideration;

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All [•] no election shares are converted into the right to receive the stock consideration; and

•
Of the [•] cash election shares, [•] are converted into the right to receive the stock consideration and the remaining [•] are converted into the right to receive the cash consideration. A County shareholder who makes a cash election as to 1,000 shares would have [•] shares converted into stock consideration consisting of [•] shares of Nicolet common stock and the remaining [•] shares converted into the right to receive $[•] in cash (plus $[•] cash in lieu of fractional shares of Nicolet common stock).

Surrender and Exchange of County Stock Certificates
At the effective time of the merger, County shareholders who will receive Nicolet common stock will automatically become entitled to all of the rights and privileges afforded to Nicolet shareholders as of that time. However, the actual receipt of shares of Nicolet common stock will occur after the merger. If you hold your shares in “street name” or “book-entry form” through a broker, the broker will provide separate instructions for surrendering and exchanging your shares.
Following the mailing of the joint proxy statement-prospectus and the proxy, Nicolet will send or cause to be sent to each of County’s shareholders an election form, letter of transmittal and other customary transmittal materials providing written instructions for making an election as to the form of merger consideration to be received and for exchanging County common stock certificates for the merger consideration in accordance with the merger agreement. If you hold your shares in “street name” through a broker, the broker will provide instructions for making an election with respect to your shares. Each County stock certificate or book-entry outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.
Procedures for Per Share Merger Consideration Payment
Nicolet will delay paying former shareholders of County who become holders of Nicolet common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Nicolet common stock following the effective time of the merger until they have surrendered their certificates evidencing their County common stock, at which time Nicolet will pay any such dividends or other distributions without interest.
You should not send in your County stock certificate(s) until you have received the election form and letter of transmittal. Please do NOT send in your stock certificates with your proxy card.
Assuming the merger has been consummated, after the exchange agent receives your County certificate(s), together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Nicolet common stock (in certificated or book entry form, together with any withheld dividends or other distributions, but without interest thereon) and cash in lieu of fractional shares (without interest), or the per share cash consideration (without interest), depending on the type of consideration elected for each share of County common stock. Within five business days after consummation of the merger, the exchange agent will send a transmittal letter to all County shareholders who did not previously tender their shares.

Shareholders who cannot locate their stock certificates are urged to contact County’s transfer agent promptly:
First Illinois Shareholder Services
P.O. Box 2557
Decatur IL 62525-2557
(888) 740-5512
County will issue a new stock certificate (or provide book entry) to replace the lost certificate(s) only if the shareholder of County signs an affidavit certifying that his, her or its certificate(s) cannot be located and containing an agreement to indemnify County and Nicolet against any claim that may be made against County or Nicolet by the owner of the certificate(s) alleged to have been lost or destroyed. County or Nicolet may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify County and Nicolet.
Resale of Nicolet Common Stock
The shares of Nicolet common stock to be issued in the merger will be registered under the Securities Act. County shareholders who are not affiliates of Nicolet may generally freely trade their Nicolet common stock upon completion of the merger. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of Nicolet after the merger.
Those shareholders who are deemed to be affiliates of Nicolet may only sell their Nicolet common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without registration with the SEC, volume limitations and other restrictions on the manner of sale of the shares.
Regulatory and Other Required Approvals
Federal Reserve
The Federal Reserve must approve the merger before it can be completed or waive the application. Nicolet submitted a full application on July 15, 2021. In reviewing that application, the Federal Reserve will be required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of Nicolet, including its subsidiaries, and of County, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of Nicolet;

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the convenience and needs of the communities to be served; and

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the effectiveness of Nicolet and County in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the CRA. The Federal Reserve is also required to ensure that the proposed transaction would not violate Wisconsin law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Wisconsin community reinvestment laws and any Wisconsin antitrust statutes.

OCC
The merger of Investors Community Bank with and into Nicolet National Bank requires the approval of the OCC. Nicolet filed an Interagency Bank Merger Application for approval of the bank merger with the OCC on July 15, 2021. In evaluating the bank merger, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the OCC from approving the bank merger if:
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it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

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its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the date of OCC approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.
WDFI
In addition to the required approvals of the Federal Reserve and OCC discussed above, the merger also requires the approval of the WDFI. Nicolet filed an application with the WDFI on July 15, 2021, pursuant to Section 221.0901 of Wisconsin banking law. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined institution would control more than 30 percent of the deposits in the state.
In connection with or as a result of the merger, Nicolet or County may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Nicolet common stock to be issued in exchange for County common stock in the merger has been registered with the SEC and will be issued pursuant to available exemptions from registration under state securities laws.
Status and Effect of Regulatory Approvals
All regulatory applications and notices required to be filed prior to the merger are in process. Nicolet and County contemplate that they will complete the merger in the fourth quarter of 2021 assuming the receipt of all required regulatory approvals, approval by each company’s shareholders, and the satisfaction or waiver of all other closing conditions.
Nicolet and County believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.
While Nicolet and County believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.
Accounting Treatment of the Merger
Nicolet is required to account for the merger as an acquisition transaction for accounting and financial reporting purposes under GAAP. Under this accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of County at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of County.
THE MERGER AGREEMENT
This section of the joint proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus and is incorporated herein by reference.
General; Business and Operations after the Merger
If the shareholders of each company approve the merger agreement and the other conditions to the consummation of the merger are satisfied, County will merge with and into Nicolet. Following the consummation of the merger, Investors Community Bank will merge with and into Nicolet National Bank with Nicolet National Bank surviving the merger. County and Investors Community Bank will cease to exist after the merger, and the business of Investors Community Bank will be conducted through Nicolet National Bank.
What County’s Shareholders Will Receive in the Merger
If the merger is completed, each share of County common stock (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted) and shares underlying stock options, all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive, at the holder’s election and subject to the proration and the exceptions explained further below, 0.48 shares of Nicolet common stock (the “per share stock consideration”) or cash of  $37.18 per share of County common stock (the “per share cash consideration”).
Merger Consideration Election Procedures
Each County shareholder may make an election to exchange their County shares for Nicolet stock, cash or a mix of both. Nicolet or its exchange agent, Computershare Trust Company, N.A., will mail to all shareholders an election form and customary transmittal materials following the mailing of the joint proxy statement-prospectus. Completed election forms will be due five business days prior to the closing of the merger (the “election deadline”). At this time, we expect the election deadline to be 5:00 p.m., Central Time, on [•]. Any shares for which a completed election form is not received by the election deadline will be treated as no election shares.
Merger Consideration Proration and Allocation Procedures
The total number of shares of County common stock that will be converted into the cash consideration shall be equal to the cash election threshold of 1,237,000 shares, which is equal to approximately 20% of the aggregate amount of outstanding shares of County common stock and shares underlying unvested restricted stock awards, restricted stock units, and deferred restricted stock units as of June 30, 2021, with the remaining shares being converted into the stock consideration. As a result, the total consideration to be paid in respect of County common stock will consist of approximately 20% cash and approximately 80%

Nicolet common stock. Any cash payments in respect of (i) stock options, (ii) preferred stock and (iii) cash in lieu of fractional shares, will not be counted in determining the cash election threshold.
If the number of shares electing to receive the cash consideration is below the cash election threshold, certain no election shares and stock election shares may be exchanged for the cash consideration. Alternatively, if cash is oversubscribed, certain cash election shares may be exchanged for the stock consideration. See page 75 of this joint proxy statement-prospectus for a complete description of the allocation procedures, including examples.
No payment will be made with respect to shares of County common stock held in the treasury of County and shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted). Upon consummation of the merger, all such shares will be canceled and extinguished.
No fractional shares of Nicolet common stock will be issued in connection with the merger. Instead, Nicolet will make a cash payment without interest to each shareholder of County who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the twenty trading day period immediately preceding the second trading day prior to the closing date, by the fractional share of Nicolet common stock to which such shareholder would otherwise be entitled.
Based on 9,843,141 shares of Nicolet common stock outstanding at June 30, 2021, and an exchange ratio of 0.48 on 80% of 6,026,748 shares of County common stock outstanding at June 30, 2021, the number of shares of Nicolet common stock to be issued in the merger would equal approximately 19% of Nicolet’s outstanding shares of common stock following the merger. If the Mackinac merger is completed prior to the County merger, the number of shares of Nicolet common stock to be issued to County shareholders in the merger would equal approximately 16% of Nicolet’s outstanding shares of common stock following the merger.
Trust Preferred Securities and Subordinated Notes
At the effective time of the merger, Nicolet will assume and discharge County’s covenants, agreements and obligations under and relating to County’s trust preferred securities, including the due and punctual payment of interest on all of the County’s obligations pursuant to the related subordinated notes issued by County. Nicolet will also cause the County Trusts to discharge County’s obligations arising after the effective time of the merger with respect to the trust preferred securities.
Additionally, Nicolet will assume and discharge County’s covenants, agreements and obligations under and relating to County’s subordinated note indentures, including the due and punctual payment of interest relating to the subordinated notes. Nicolet has also agreed to discharge any of its assumed obligations with regard to the County subordinated note indentures that arise after the effective time of the merger.
Finally, Nicolet and County will execute and deliver supplemental indentures, in a form satisfactory to the applicable trustees, to effectuate Nicolet’s assumption of County’s trust preferred securities and subordinated notes, whereby Nicolet will assume all of County’s covenants, agreements and obligations under and relating to County’s trust preferred securities and subordinated notes.
Effect of the Merger on County Preferred Stock
Each share of County preferred stock issued and outstanding immediately prior to the effective date will be converted into the right to receive cash in an amount equal to the redemption price of such County preferred stock as of the effective date. County is required to redeem its preferred stock prior to the effective time of the merger.
Effect of the Merger on County Equity Awards
County Stock Options
Each vested and unvested County stock option outstanding immediately prior to the effective date shall be cancelled in exchange for a cash payment as determined by multiplying (i) the number of shares of

County common stock subject to the option immediately prior to the effective date by (ii) the excess, if any, of the (x) the Nicolet common stock price (as defined in the merger agreement) multiplied by the exchange ratio, over the exercise price per share of the applicable County common stock subject to the County stock option immediately prior to the effective date. The merger agreement defines the Nicolet common stock price as the volume weighted average closing price of Nicolet common stock on the Nasdaq Capital Market over the 20 trading day period immediately preceding the second trading day prior to the closing date.
County Restricted Stock Awards
As of June 30, 2021, there were 2,306 shares of County common stock underlying outstanding unvested restricted stock awards. Each unvested County restricted stock award outstanding immediately prior to the effective date will become vested as a result of the merger. Each such vested County restricted stock award will be exchanged for the number of shares of County common stock subject to such restricted stock award immediately prior to the effective time. These shares are included in the number of issued shares of County common stock, do not count towards the cash election minimum threshold and are considered no election shares.
County Restricted Stock Units
As of June 30, 2021, there were 88,112 shares of County common stock underlying outstanding restricted stock units. Each vested and unvested County restricted stock unit outstanding immediately prior to the effective date shall either (i) become fully vested and settled pursuant to the terms of the award and applicable County equity plan or (ii) be cancelled in consideration for the right to receive the number of shares of County common stock subject to the restricted stock unit award. In either case, such shares received in settlement or cancellation will be exchanged pursuant to the terms of the merger agreement, but they do not count towards the cash election minimum threshold and are considered no election shares.
County Deferred Restricted Stock Units
As of June 30, 2021, there were 9,779 shares of County common stock underlying outstanding deferred restricted stock units. Each vested and unvested County deferred restricted stock unit outstanding immediately prior to the effective date shall be cancelled (as permitted under applicable U.S. treasury regulations) in consideration for the right to receive the number of shares of County common stock subject to the deferred restricted stock unit award. Such shares received in cancellation will be exchanged pursuant to the terms of the merger agreement, but they do not count towards the cash election minimum threshold and are considered no election shares.
No Dissenters’ Rights
Holders of Nicolet common stock are not entitled to dissenters’ rights under Wisconsin law.
Holders of County common stock are not entitled to dissenters’ rights, because under the provisions of Wisconsin Business Corporation Law (“WBCL”), shareholders of a company whose common stock is registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system are not entitled to dissenters’ rights in this type of transaction.
Closing and Effective Time of the Merger
The merger will be completed only if all of the following occur:
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the merger agreement is approved by the holders of a majority of each of Nicolet’s and County’s outstanding shares (except that Nicolet shareholder approval will not be a condition to closing if such approval is not required on the effective date of the merger by the WBCL or Nasdaq rules);

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all required regulatory consents and approvals are obtained;

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Nicolet and County delivered the supplemental indentures, whereby Nicolet will assume County’s trust preferred securities and subordinated notes;

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County caused the redemption of all outstanding shares of County preferred stock; and

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all other conditions to the merger discussed in this joint proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger is expected to occur in the fourth quarter of 2021.
Representations and Warranties in the Merger Agreement
County and Nicolet have made customary representations and warranties to each other as part of the merger agreement. County’s representations and warranties are contained in Article 3 of the merger agreement and relate to, among other things:
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its organization and authority to enter into the merger agreement;

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its capitalization, subsidiaries, properties and public filings with the SEC;

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pending and threatened litigation against County and its subsidiaries;

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its internal reporting controls;

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Investor Community Bank’s loan portfolio and allowance for loan losses;

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its insurance, employee benefits, tax and environmental matters;

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its legal and regulatory compliance;

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its contractual obligations and contingent liabilities;

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its investments;

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its trust preferred securities;

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the licenses its subsidiaries maintain; and

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its financial statements and regulatory filings.

Nicolet’s representations and warranties are contained in Article 4 of the merger agreement and relate to, among other things:
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its organization and authority to enter into the merger agreement;

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its capitalization, subsidiaries, financial statements and public filings with the SEC;

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pending and threatened litigation against Nicolet and its subsidiaries;

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Nicolet National Bank’s loan portfolio and allowance for credit losses;

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its employee benefits, tax and environmental matters;

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legal and regulatory compliance; and

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the shares of Nicolet common stock to be issued in the merger.

Each party’s representations and warranties are for the benefit of the other; they are not for the benefit of and may not be relied upon by shareholders. The representations and warranties of the parties will not survive the closing of the merger.
Conditions to the Merger
The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:
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the representations and warranties made by each party in the merger must be accurate as of the closing date of the merger;

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each party must have performed or complied in all material respects with all covenants and obligations as established in the merger agreement;

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approval by each of Nicolet’s and County’s shareholders of the merger agreement by the required vote, provided that Nicolet shareholder approval will not be a condition to closing if the Nicolet shareholder approval is not required on the closing date by the WBCL or Nasdaq rules;

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an absence of any commenced or pending legal proceeding that challenges any of the contemplated transactions or that may have the effect of preventing, delaying or making illegal or otherwise interfering with any of the contemplated transactions;

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approval of the merger and the transactions contemplated thereby by the Federal Reserve, OCC and WDFI without imposing any restrictions that would have a “material adverse effect,” as defined in the merger agreement, on either Nicolet or County;

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the registration statement has become effective under the Securities Act;

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the absence of a stop order suspending the effectiveness of Nicolet’s registration statement under the Securities Act with respect to the shares of Nicolet common stock to be issued to the County shareholders;

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both parties shall have received a certificate signed by an executive on behalf of the other party certifying that such party’s representations and warranties are accurate and that all covenants and obligations have been performed;

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receipt by County and Nicolet of a tax opinion from Bryan Cave Leighton Paisner LLP that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code;

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Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet common stock to be delivered in the merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet common stock;

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as of the closing date, County shall have tangible common equity (as defined in the merger agreement) of no less than $163 million (County’s tangible common equity was approximately $166.8 million as of June 30, 2021);

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the absence of any material adverse change in the financial condition, results of operations, business or prospects of either County or Nicolet;

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each party shall have obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties;

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delivery by County and Nicolet of the supplemental indentures; and

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redemption by County of all of the outstanding shares of County preferred stock.

The conditions to the merger are set forth in Articles 8 and 9 of the merger agreement.
In addition to the contractual conditions to close the transaction, the merger agreement also provides a variety of means for the merger agreement to be terminated prior to closing. If the merger agreement is terminated prior to closing, the merger will not be completed.
The parties intend to complete the merger in the fourth quarter of 2021; however, we cannot assure you that all conditions will be satisfied or waived.
Waiver and Amendment
Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any material change in the terms of the merger agreement after the special shareholders’ meetings of the companies may require a re-solicitation of votes from each of Nicolet’s and County’s shareholders with respect to the amended merger agreement. Following the consummation of the proposed acquisition of Mackinac, Nicolet shareholder approval may no longer be required under the WBCL or applicable Nasdaq rules. In the event that the issuance of shares contemplated by this merger agreement with County no longer requires a Nicolet shareholder vote, such vote will not be a condition to closing.
Business of County Pending the Merger
The merger agreement requires County to continue to operate its business as usual and to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement.
Among other things, and subject to certain specified exceptions, County may not, without Nicolet’s consent, take or agree to take any of the following actions:
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conduct its business in any manner other than in the ordinary course of business in all material respects;

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take any action or make any decision in contravention of commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of County or Nicolet to obtain any of the required regulatory approvals, to perform County’s covenants and agreements under the merger agreement, or to consummate the contemplated merger;

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other than pursuant to the terms of any contract to which County is a party that is outstanding on the date of the merger agreement: (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of County capital stock or any security convertible into County capital stock; (ii) permit any additional shares of County capital stock to become subject to new grants; or (iii) grant any registration rights with respect to shares of County capital stock;

•
except with respect to County’s regular quarterly dividend of $0.10 per share of County common stock or regular quarterly dividends on County preferred stock consistent with past practice, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of County capital stock (other than dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries);

•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of County capital stock (other than repurchases of shares of County common stock in the ordinary course of business to satisfy obligations under County benefit plans, any repurchases as a result of net exercise of stock options and County’s obligations to redeem its preferred stock prior to closing);

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amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (i) any contract that is material to County’s operations; (ii) any material restriction on the ability of County or its subsidiaries to conduct their business as it is presently being conducted; or (iii) any contract or other binding obligation relating to any class of County capital stock or rights associated therewith or any outstanding instrument of indebtedness;

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enter into loan transactions not in accordance with, or consistent with, past practices of Investors Community Bank;

•
enter into any new credit or new lending relationships greater than $10,000,000;

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other than incident to a reasonable loan restructuring, extend additional credit to any individual or entity, or any director or officer of, or any owner of a material interest in, such entity if such person or entity is the obligor under any indebtedness to County or any of its subsidiaries which constitutes a classified loan or against any part of such indebtedness County or any of its subsidiaries has established loss reserves or any part of which has been charged-off by County or any of its subsidiaries;

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maintain an allowance for loan and lease losses which is not appropriate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to County loans previously charged-off, on County loans and leases outstanding (including accrued interest receivable);

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fail to: (i) charge-off any County loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement; or (ii) place on nonaccrual any County loans or leases that are past due greater than ninety (90) days (it being understood that modifications of certain loans consistent with regulatory COVID-19 relief guidelines shall be permissible);

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business, including sales of County loans in the ordinary course of business, and in a transaction that, together with other such transactions, is not material to County and its subsidiaries, taken as a whole;

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acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to County and its subsidiaries, taken as a whole, and does not present a material risk that the closing date of the proposed merger will be materially delayed or that any approvals necessary to complete the merger or the other contemplated transactions will be more difficult to obtain;

•
purchase any equity security for its investment portfolio that is inconsistent with Investors Community Bank’s formal investment policy as in effect as of the date of the merger agreement or that are not in strict compliance with the provisions of such investment policy;

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amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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other than ordinary course base salary increases, incentive payments consistent with past practices and County contributions for 2021 to the deferred compensation plan on behalf of selected participants, increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of County or its subsidiaries;

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become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any County employee (or newly hired employees), director or shareholder;

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accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any County benefit plans; provided that County may take action to fully vest participants in the deferred compensation plans;

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materially change any actuarial assumptions used to calculate funding obligations with respect to any County benefit plan that is required by applicable legal requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable legal requirement;

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conduct the administration of the County benefit plan in any manner other than in the ordinary course of business;

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hire any new employees with an annual salary in excess of $100,000;

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incur or guarantee any indebtedness for borrowed money other than deposits, overnight fed funds or Federal Home Loan Bank of Chicago advances not over six months in maturity, or advances from the Federal Reserve Bank of Chicago, or enter into any capital lease or leases; or, except in the ordinary course of business, (i) lend any money or pledge any of its credit in connection with any aspect of its business, whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any lien any of its assets or sell, assign or transfer any of its assets in excess of $100,000 in the aggregate; or (iii) incur any other liability or loss representing, individually or in the aggregate, over $100,000;
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enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable legal requirements or requested by any regulatory authority;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $150,000 and that would not: (i) impose any material restriction on the business of County or its subsidiaries; or (ii) create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility, other than the relocation of Investors Community Bank’s Appleton branch;

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make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

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agree to take, make any commitment to take, or adopt any resolutions of the County board of directors in support of, any of the prohibited actions listed immediately above.

The above restrictions on County’s business activities are set forth in Article 5 of the merger agreement.
Business of Nicolet Pending the Merger
As set forth in Section 6.1 of the merger agreement, Nicolet may not, without County’s consent, take any action that would reasonably be expected to (a) materially adversely affect the ability of Nicolet to obtain any consents required to consummate the proposed merger without imposition of a condition or restriction by regulatory authorities, or (b) that would reasonably be expected to materially adversely affect the ability of Nicolet to perform its covenants and agreements under the merger agreement.
Covenants of the Parties
In addition to the above restrictions on each party’s business activities prior to consummation of the merger and the covenants discussed elsewhere in this summary of the merger agreement, the parties have agreed to the following covenants:
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the parties shall cooperate and use reasonable best efforts to obtain the required regulatory approvals;

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the parties are required to prepare and file a joint proxy statement-prospectus with the SEC, and Nicolet shall use reasonable best efforts to have such joint proxy statement-prospectus declared effective and to keep it effective as long as necessary to consummate the merger, and each of Nicolet and County shall use its reasonable best efforts to cause the joint proxy statement-prospectus to be mailed to its shareholders;

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each party has agreed that the information to be included in the joint proxy statement-prospectus shall not be false or misleading;

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each party shall call a shareholders’ meeting for the purpose of approving the merger agreement and the merger, and each party’s board of directors shall use reasonable best efforts to obtain approval of the merger;

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each party shall give the other prompt notice of any changes that would constitute a material breach of the merger agreement;

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Nicolet shall cause one person from County’s board to be designated to the board of directors of Nicolet and Nicolet National Bank effective at the consummation of the merger;

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the parties shall use commercially reasonable efforts to cause the merger to qualify as a reorganization under the Internal Revenue Code;

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Nicolet shall maintain employee benefit plans and compensation opportunities that, in the aggregate, are no less favorable than the employee benefit plans and compensation opportunities made available to similarly-situated Nicolet employees, and severance benefits as mutually agreed between Nicolet and County;

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County has agreed to take all appropriate actions, upon the request of Nicolet, to amend, suspend or terminate any benefit plans;

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Nicolet has agreed to make certain change in control payments to eligible covered employees in lieu of severance payments;

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County has agreed to cause the redemption of all of the outstanding shares of County preferred stock prior to the effective time;

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County has agreed to deliver to Nicolet the tangible common equity calculation within five (5) business days prior to the closing;

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Nicolet has agreed to authorize and reserve the number of shares of Nicolet common stock necessary to consummate the merger and to cause such shares to be approved for listing on the Nasdaq Capital Market;

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Nicolet shall take such action to cause the acquisition of Nicolet common stock in the merger to be exempt under Exchange Act Rule 16b-3;

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Nicolet has agreed to execute and deliver supplemental indentures and other instruments required for the assumption of County’s outstanding debt, subordinated debentures, guarantees, securities and other agreements to the extent required by such debt instruments, including in connection with the County trust preferred securities and County’s subordinates notes; and

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the parties shall consult concerning the defense of any shareholder litigation.

No Solicitation of Alternative Transactions
County was required to immediately cease any negotiations with any person regarding any Acquisition Proposal, as defined in the merger agreement, existing at the time the merger agreement was executed. In addition, County may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by its board of directors in good faith, after consultation with its legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with County. Subject to the same fiduciary duties, County’s board may not withdraw its recommendation to its shareholders of the merger or recommend to its shareholders any such other transaction.
County was also required to instruct its officers, directors, agents, and affiliates to refrain from taking such action prohibited by the merger agreement and is required to notify Nicolet immediately if it receives any inquiries from third parties. However, no director or officer of County is prohibited from taking any action that the board of directors determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.
Indemnification and Insurance
Nicolet has agreed to provide certain indemnification in favor of the directors, officers and employees of County and its subsidiaries with respect to matters occurring prior to or at the effective time of the merger. Nicolet will cause the officers, directors and any employees covered by County’s directors’ and officers’ liability insurance policy as of the date of the merger agreement to be covered by a directors’ and officers’ liability insurance policy for six years following the effective time of the merger, subject to certain conditions provided in Section 6.4 of the merger agreement.

Termination of the Merger Agreement; Termination Fee
The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:
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by mutual consent of County’s board of directors and Nicolet’s board of directors;

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by either party if the other party materially breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice, subject to a requirement in certain circumstances that the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

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by either party if any regulatory authority that must grant a required approval has denied approval of any of the contemplated transactions and such denial has become final and nonappealable; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory authority denial;

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by either party if any application, filing or notice for a required regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory request for withdrawal;

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by either party if either company’s shareholders fail to approve the proposed merger (assuming Nicolet shareholder approval is required on the closing date by the WBCL and Nasdaq rules); provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the failure to obtain the approval of such company’s shareholders;

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by either party if the merger is not consummated on or before June 22, 2022, provided, however, that the right to terminate the merger agreement will not be available to a party whose failure to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the failure of the merger to be consummated on or before June 22, 2022;

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by either party if any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the contemplated transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

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by County, prior to receipt of its shareholders’ approval, to accept an Acquisition Proposal that County’s board of directors deems a Superior Proposal, as each term is defined in the merger agreement;

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by either party, if the other party’s board of directors makes an adverse recommendation, whereby the such other party’s board of directors withdraws, qualifies or adversely modifies its recommendation to its respective shareholders that they vote in favor of the adoption and approval of the merger agreement;

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by County, if at any time during the five business day period commencing 15 days prior to the scheduled closing date, (i) the Nicolet Market Value (as defined in the merger agreement) is less than $65.83 per share, and (ii) the number obtained by dividing the Nicolet Market Value (as defined in the merger agreement) by $77.45 is less than the number obtained by subtracting 0.15 from the Index Ratio (as defined in the merger agreement); provided however that in the event the two circumstances of (i) and (ii) occur, Nicolet may choose to increase the exchange ratio in accordance with the merger agreement, and County will be prevented from terminating the transaction.

If Nicolet terminates the merger agreement because County’s board withdraws or changes its recommendation of the merger agreement to its shareholders, if County terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, or if (i) an Acquisition Proposal is made with respect to County, (ii) the merger agreement is terminated as a result of the failure to obtain County’s shareholder approval, and (iii) County enters into an agreement for such Acquisition Proposal within 12 months after the merger agreement is terminated, then County must pay Nicolet a termination fee of $10.0 million.
Provisions of the merger agreement regarding confidentiality and payment of the termination fee will survive any termination of the merger agreement.
Payment of Expenses Relating to the Merger
The parties will pay all of their own expenses related to negotiating and completing the merger, whether or not the merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus, and all filing and other fees paid to the SEC, in each case in connection with the merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and County.
Affiliate Agreements
Each director of County has executed a Voting and Support Agreement in which the director agrees to vote all of his or her shares of County common stock in favor of the merger agreement.
The form of the Voting and Support Agreement is attached as Exhibit B to the merger agreement, which is attached to this joint proxy statement-prospectus as Appendix A. These agreements may have the effect of discouraging third parties from making an Acquisition Proposal, as defined in the merger agreement. The following is a brief summary of the material provisions of the agreements:
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The director agrees to vote, or cause to be voted, in person or by proxy, all of the shares of County common stock that the director owns beneficially or of record in favor of the merger agreement, unless Nicolet is then in material breach of the agreement.

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The director agrees, except for certain specific transfers set forth in the agreement, not to directly or indirectly transfer any of his, her or its County common stock until the closing date of the merger without the prior written consent of Nicolet.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a summary description of the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. Shareholders (as defined below) of County who hold County stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion constitutes the tax opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Nicolet, as to the material U.S. federal income tax consequences of the merger to the U.S. Shareholders of County stock. This discussion deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local or foreign income tax laws or non-income tax laws. We do not intend this summary to be a complete description of the U.S. federal income tax laws applicable to all County shareholders in light of their particular circumstances or to County shareholders subject to special treatment under U.S. federal income tax laws, such as:
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Non-U.S. Shareholders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Shareholders” below);

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entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes, or the owners thereof;

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qualified insurance plans;

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tax-exempt organizations;

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qualified retirement plans and individual retirement accounts;

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brokers or dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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regulated investment companies;

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real estate investment trusts;

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persons whose functional currency is not the U.S. dollar;

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persons who received their stock upon the exercise of employee stock options, who receive payments in cancellation and in lieu of exercise of their stock option, or otherwise acquired their stock as compensation;

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persons who purchased or sell their shares of County stock as part of a wash sale; or

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persons who hold their County stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

This discussion is based upon, and subject to, the Code, the Treasury regulations promulgated under the Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.
U.S. Shareholders
For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of County stock that is:
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a citizen or resident of the U.S.;

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a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

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a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds County stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.
Qualification of the Merger as a Reorganization
Subject to the limitations set forth herein, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligation of Nicolet and County to complete the merger is conditioned upon receipt of a tax opinion from Bryan Cave Leighton Paisner LLP to the effect that:
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the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

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each of County and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.

The tax opinion is filed as Exhibit 8.1 to the registration statement of which this joint proxy statement-prospectus is a part. The tax opinion is based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of County and Nicolet that, if incorrect in certain material respects, would jeopardize the conclusions reached by Bryan Cave Leighton Paisner LLP in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.

Tax Implications to U.S. Shareholders
The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Shareholders.
The U.S. federal income tax consequences of the merger to an owner of County stock that is a U.S. Shareholder generally will depend on whether such U.S. Shareholder receives cash in exchange for all or a portion of its County stock in the merger.
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Exchange solely for Nicolet Common Stock. A U.S. Shareholder will not recognize gain or loss with respect to the exchange of shares of County stock solely for shares of Nicolet common stock, except in respect of cash received in lieu of a fractional share (as discussed below).

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Exchange for Cash and Nicolet Common Stock. A U.S. Shareholder who receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of Nicolet common stock) and Nicolet common stock in exchange for County stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for County stock in the merger (excluding cash received in lieu of a fractional share) plus the fair market value of Nicolet common stock (including the fair market value of any fractional share) received in the merger, over (b) the U.S. Shareholder’s adjusted tax basis in the shares of County stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the merger.

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Exchange of Cash in Lieu of Fractional Share. A U.S. Shareholder who receives cash in lieu of the issuance of a fractional share of Nicolet common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for the sale of such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received and the portion of the U.S. Shareholder’s aggregate adjusted tax basis of the County shares exchanged in the merger which would otherwise be allocable to such fractional share of Nicolet common stock.

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Any taxable gain to a U.S. Shareholder on the exchange of County stock generally will be treated as capital gain (either long-term capital gain if such shareholder has held such County stock for more than one year, or short-term capital gain if such shareholder has held such County stock for one year or less). If a U.S. Shareholder acquired different blocks of County stock at different times or at different prices, such U.S. Shareholder’s gain may need to be computed separately for each block of County stock. U.S. Shareholders should consult their individual tax advisors regarding the manner in which any gain should be determined.

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Tax Basis of Nicolet Common Stock Received in the Merger. The aggregate tax basis of the Nicolet common stock (including a fractional share deemed received and sold for cash as described above) will equal the aggregate tax basis of the County stock surrendered in the exchange decreased by the amount of cash received in the exchange (but not including cash received in lieu of a fractional share) and increased by gain recognized on the exchange (but not including gain attributable to the disposition of a fractional share).

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Holding Period of Nicolet Common Stock Received in the Merger. The holding period for any Nicolet common stock received in the merger will include the holding period of the County stock surrendered in the exchange.

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Exchange Solely for Cash. A U.S. Shareholder who receives solely cash in exchange for County stock generally will recognize gain or loss in an amount equal to the difference between the cash received and the U.S. Shareholder’s adjusted tax basis in the shares of County stock surrendered by such shareholder. Any taxable gain or loss to a U.S. Shareholder on the exchange of County stock will generally be treated as capital gain or loss, either long-term or short-term depending on such shareholder’s holding period for the County stock. If a U.S. Shareholder acquired different blocks of County stock at different times or at different prices, such U.S. Shareholder’s gain or loss may need to be computed separately for each block of County stock.

Tax Consequences to Nicolet and County.    Neither Nicolet nor County will recognize taxable gain or loss as a result of the merger, except for, in the case of County, gain, if any, that has been deferred in accordance with the consolidated return regulations.

Tax Implications to Non-U.S. Shareholders
The following discussion summarizes the material U.S. federal income tax consequences of the merger to Non-U.S. Shareholders. For purposes of this discussion, the term “Non-U.S. Shareholder” means a beneficial owner of County stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Shareholder. The rules governing the U.S. federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of those rules.
Any gain a Non-U.S. Shareholder recognizes from the exchange of County stock for cash in the merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Shareholder has a permanent establishment in the United States to which such gain is attributable), or (b) the Non-U.S. Shareholder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. Shareholders described in (a) above will be subject to U.S. federal income tax on gain recognized at regular graduated rates and, in addition, Non-U.S. Shareholders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. Shareholders described in (b) above will be subject to a flat 30% tax on any gain recognized (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses. Non-U.S. Shareholders are encouraged to consult with their own tax advisers regarding the tax consequences to them as a result of the merger.
Tax Consequences if the Merger Does Not Qualify as a Reorganization
If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, and if the parties to the merger elect to waive this condition to closing and consummate the merger, the merger will be a fully taxable transaction to County and the shareholders of County stock. For federal income tax purposes, the merger will be deemed to be a taxable sale of assets by County followed by a distribution of the sale proceeds by County to its shareholders in complete liquidation of County. Accordingly, County will recognize, in the aggregate, gain or loss equal to the difference between (i) the sum of the total consideration received in the merger and County’s liabilities deemed assumed and (ii) County’s adjusted tax basis in its assets. A U.S. Shareholder will recognize gain or loss measured by the difference between the total consideration received by such shareholder in the merger (the amount of any cash received plus the fair market value of the Nicolet common stock received) and such shareholder’s tax basis in the shares of County stock surrendered in the merger. Gain or loss will generally be treated as capital gain or loss (either long-term if such shareholder has held such County stock for more than one year, or short-term if such shareholder has held such County stock for one year or less). If a U.S. Shareholder acquired different blocks of County stock at different times or at different prices, such U.S. Shareholder’s gain may need to be computed separately for each block of County stock. Each shareholder of County stock is urged to consult his, hers or its tax advisor regarding the manner in which gain or loss should be calculated. The aggregate tax basis in the shares of Nicolet common stock received pursuant to the merger will be equal to the fair market value of such Nicolet common stock as of the closing date of the merger. The holding period of such shares of Nicolet common stock will begin on the date immediately following the closing date of the merger.
Additional Federal Tax Considerations
Backup Withholding and Information Reporting
In general, information reporting requirements may apply to the cash payments made to shareholders of County stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 24% if a County shareholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.
Any amounts withheld from payments to shareholders of County stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such shareholders’ applicable

U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Both U.S. Shareholders and Non-U.S. Shareholders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
Medicare Tax on Net Investment Income
In addition to regular U.S. federal income tax, certain U.S. Shareholders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their net investment income, which may include gain recognized in connection with the merger. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income, or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases).
Nothing in the foregoing summary is intended to be, or should be construed as, tax advice. The United States federal income tax discussion set forth above is included for general information purposes only and is not a complete analysis or discussion of all potential tax consequences relevant to holders of County stock. Holders of County stock are strongly urged to consult their tax advisors to determine the federal, state, local and foreign tax consequences to them of the merger and the ownership and disposition of Nicolet common stock received in the merger in light of their own particular circumstances.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS
To the extent that they receive Nicolet common stock as merger consideration, County’s shareholders will become Nicolet shareholders following completion of the merger. Their rights as shareholders will then be governed by Nicolet’s articles of incorporation and bylaws rather than by County’s articles of incorporation and bylaws.
Nicolet and County are both corporations organized under the laws of the State of Wisconsin. The corporate affairs of Nicolet and County are governed generally by the provisions of the WBCL. The following is a summary of certain differences between the rights of County shareholders and Nicolet shareholders not described elsewhere in this joint proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the WBCL, as well as the articles of incorporation and bylaws of each corporation. County shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders that would result from the proposed merger.
Authorized Capital Stock
Nicolet.   Nicolet’s articles of incorporation authorize it to issue 30,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, no par value, with such preferences, limitations and relative rights as determined by the board of directors. As of June 30, 2021, 9,865,955 shares of Nicolet common stock were issued (including 22,814 shares of restricted stock granted but not yet vested under Nicolet’s equity incentive plans), 9,843,141 shares of common stock were outstanding, and no shares were treasury shares. As of June 30, 2021, Nicolet’s preferred stock consists of the following: (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are authorized, but no shares are outstanding; (ii) 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized, but no shares are outstanding; and (iii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C, are authorized, but no shares are outstanding.
As of June 30, 2021, no shares of Nicolet capital stock were reserved for issuance except for: (i) 942,878 shares of Nicolet common stock reserved for issuance pursuant to future awards under Nicolet’s equity incentive plans (other than its 2009 Deferred Compensation Plan for Non-Employee Directors), (ii) 1,802,792 shares of Nicolet common stock reserved for issuance in connection with outstanding stock options, restricted stock or other equity awards under Nicolet equity incentive plans; (iii) 141,082 shares of Nicolet common stock reserved for issuance under Nicolet’s 401(k) plan; (iv) 59,615 shares of Nicolet common stock reserved for issuance pursuant to Nicolet’s 2009 Deferred Compensation Plan for Non-Employee Directors; and (v) 131,835 shares of Nicolet common stock reserved for issuance under the Nicolet Bankshares, Inc. Employee Stock Purchase Plan.
County.   County’s articles of incorporation authorize it to issue 50,000,000 shares of common stock, $0.01 par value per share, 15,000 shares of series B nonvoting noncumulative perpetual preferred stock, $0.01 par value per share, and 585,000 shares of unclassified preferred stock, $0.01 par value per share. As of June 30, 2021, there were 7,250,476 shares of County common stock issued and 6,026,748 shares outstanding. As of June 30, 2021, 8,000 shares of series B nonvoting noncumulative perpetual preferred stock were issued and outstanding and no shares of unclassified preferred stock issued or outstanding.
As of June 30, 2021, no shares of County common stock were reserved for issuance except for: (i) 270,455 shares of County common stock reserved for issuance pursuant to future awards under County stock plans; and (ii) 319,971 shares of County common stock reserved for issuance in connection with outstanding stock options, unvested restricted stock or other equity awards under County stock plans. Other than (i) 97,891 shares of County common stock issued or issuable pursuant to restricted stock or restricted stock unit awards under County stock plans, and (ii) 222,080 shares of County common stock underlying stock options issued under County stock plans, no equity-based awards were outstanding as of June 30, 2021.
Composition and Election of the Board of Directors
Nicolet. Nicolet’s articles of incorporation and bylaws provide that the board of directors shall consist of not fewer than two nor more than 25 directors, with the exact number of directors to be set by resolution of the board. As of the date of this joint proxy statement-prospectus, Nicolet’s board of directors consists of 14 directors. Nicolet’s articles of incorporation provide for the election of directors by cumulative voting, which means that the number of votes each common shareholder may cast is determined by multiplying the number of shares he, she or it owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.
County.   County’s bylaws and articles of incorporation provide that the number of directors shall be determined from time to time by a majority of the then authorized number of directors, but in no case shall the number of directors be less than ten. As of the date of this joint proxy statement-prospectus, County’s board of directors consists of 11 directors. Directors are elected by a plurality vote. The articles of incorporation do not provide for cumulative voting. County’s articles of incorporation and bylaws provide that each director serves for a term of three years and until his or her successor is elected and qualified, unless the director is removed, resigns, becomes unable to serve or dies. The articles of incorporation and bylaws also provide for a staggered board, comprised of three classes, with each class’s term expiring on the third succeeding annual meeting after their election.
Director Nominations
Nicolet.   Under Nicolet’s bylaws, either directors or shareholders may nominate persons for election as Nicolet directors. Nominations that are not made by or on behalf of Nicolet’s management must be delivered in writing to Nicolet’s President no less than 14 and no more than 50 days before the meeting at which directors will be elected. If less than 21 days’ notice of such meeting is given, then the delivery deadline for the shareholder’s written notice is the close of business on the 7th day after the date on which notice of the meeting was mailed. The shareholder’s nomination must specify (to the extent known to the shareholder) the nominee’s name, address and principal occupation; the number of shares of capital stock that will be voted in favor of the nominee; and the nominating shareholder’s name, address and beneficial ownership of Nicolet capital stock.
County.   Under County’s bylaws, nominations for the election of directors may be made or proposed by any shareholder entitled to vote for the election of directors. A shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of County not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders. Such notice must contain the name and address of the shareholder, the number of shares held of record by the shareholder, the date or dates on which the shareholder acquired such shares and background information about the proposed nominee or nominees.
Director Qualifications
Nicolet.   Under Nicolet’s bylaws, no person is eligible to be elected a director at any meeting of shareholders held on or after the date he or she attains age 72. The board of directors, at its discretion, may waive the age limitation or establish a greater age from time to time. Nicolet’s bylaws do not impose any other specific qualification requirements on directors.
County.   Under County’s bylaws, directors are subject to mandatory retirement from the board of directors upon reaching the age of 72. Upon a director reaching the age of 72, such director must, prior to the date of the next annual meeting of shareholders, tender his or her resignation from the board of directors, which resignation shall be effective no later than the date of the next annual meeting of shareholders. County’s bylaws provide that directors need not be residents of the State of Wisconsin or shareholders of County and do not impose any other specific qualification requirements on directors.
Board Committees
Nicolet.   Under the WBCL, unless the articles of incorporation or bylaws provide otherwise, a board of directors may create one or more committees, appoint members of the board of directors to serve on the committees and designate other members of the board of directors to serve as alternates. The WBCL provides that a committee may exercise the authority of the full board of directors except that it cannot approve or recommend to shareholders matters that require shareholder approval under the WBCL, and it cannot adopt, amend or repeal a corporate bylaw. In addition to these restrictions, Nicolet’s bylaws provide that no board committee may approve dividends, fill board or committee vacancies without express authorization by the full board, amend the articles of incorporation, approve a plan of merger not requiring shareholder approval, approve the reacquisition of outstanding Nicolet capital stock except pursuant to parameters established by the full board, or approve the issuance of capital stock except to the extent authorized by the full board.
County.   Under the WBCL, unless the articles of incorporation or bylaws provide otherwise, a board of directors may create one or more committees, appoint members of the board of directors to serve on the committees and designate other members of the board of directors to serve as alternates. The WBCL provides that a committee may exercise the authority of the full board of directors except that it cannot approve or recommend to shareholders matters that require shareholder approval under the WBCL and it cannot adopt, amend or repeal a corporate bylaw. In addition to these restrictions, County’s bylaws provide that no board committee may authorize distributions, fill vacancies on the board of directors or any of its committees, except that the board of directors may provide by resolution that any vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members, amend County’s articles of incorporation, approve a plan of merger not requiring shareholder approval, authorize or approve reacquisition of shares, except according to a formula or method prescribed by the board of directors, or authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except within limits prescribed by the board of directors.
Board Vacancies
Nicolet.   The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs. Nicolet’s bylaws provide that any vacancy on the board, including a vacancy resulting from an increase in the number of directors, shall be filled by a majority of the board of directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remaining term of directors of the class to which he or she has been elected and until election of his or her duly qualified successor.
County.   The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs. County’s bylaws provide that any vacancy on the board of directors, whether resulting from an increase in the number of directors or resulting from death, resignation, disqualification, removal or otherwise, shall be filled by the vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director so elected to fill any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, shall hold office for the remaining term of directors of the class to which he has been elected and until his successor shall be elected and shall qualify. A vacancy that will occur at a specific later date (because of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Director Removal
Nicolet.   Directors may be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock entitled to vote in the election of directors, except that a director may not be removed if a number of cumulative votes sufficient to elect him or her is cast against his or her removal. Removal must be voted upon at a special shareholders’ meeting called for that purpose, and any vacancy so created may be filled by majority vote of the remaining directors. “Cause” is defined as conviction of a felony, a demand for removal by regulatory authorities or a determination by two-thirds of the directors then in office (excluding the director whose removal is being sought) that the director’s conduct was inimical to the best interests of Nicolet.
County.   County’s bylaws provide that a director may be removed from office prior to the expiration of his or her term of office at any time, but only for cause and only by the affirmative vote of a majority of the outstanding shares of County capital stock entitled to vote with respect to the election of such director at a meeting of the shareholders duly called for such purpose.
Advance Notice of Shareholder Proposals
Nicolet.   Nicolet’s bylaws provide that, in addition to any other requirements generally applicable to matters to be brought before an annual meeting of shareholders under Nicolet’s articles of incorporation or bylaws or the WBCL, a Nicolet shareholder who wishes to present a matter for consideration at such meeting must notify Nicolet’s Corporate Secretary in writing no later than 60 days before the meeting. The shareholder’s notice must specify the nature and reason for the business proposed to be conducted; the shareholder’s name, address and beneficial ownership of Nicolet stock; and any material interest of the shareholder in the matter proposed for consideration. See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors.
County.   County’s bylaws provide that action proposed to be taken at a shareholders’ meeting may be made or proposed by any shareholder entitled to vote for such proposed action. A shareholder may propose action to be taken at a meeting only if written notice of such shareholder’s intent to make such proposal is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of County not later than (i) with respect to a proposal to be considered at an annual meeting of shareholders, 90 days in advance of such meeting, or (ii) with respect to a proposal to be considered at a special meeting of shareholders, the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders. Such notice shall contain the name and address of the shareholder, the number of shares held of record by the shareholder, the date or dates on which the shareholder acquired such shares and a description of the proposed business to be brought before the shareholders’ meeting. See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors.
Meetings of Shareholders
Nicolet.   Nicolet’s bylaws provide that annual meetings of shareholders will be held at such date as may be specified by the board of directors or Corporate Secretary. Subject to any contrary requirements of the WBCL, special meetings of shareholders may be called by either Nicolet’s Chief Executive Officer or President at the direction of the board of directors or by the holder(s) of at least 10% of Nicolet’s outstanding stock. Nicolet’s bylaws require at least ten and not more than sixty days’ notice of any meeting of shareholders. Nicolet’s bylaws further authorize the board of directors, in its sole discretion, to determine that the annual meeting and/or any special meeting of the shareholders be held solely by means of remote communication as authorized under Wisconsin Statutes section 180.0709.
County.   County’s bylaws provide that the annual meeting of the shareholders shall be held on the third Tuesday in May of each year, or at such other date as may be fixed by or under the authority of the board of directors. Special meetings of the shareholders may be called by the Chairman of the board, the President, or by the board of directors. If and as required by the WBCL, a special meeting shall be called upon written demand describing one or more purposes for which it is to be held by holders of shares with at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting.

Shareholder Vote Requirements
Nicolet.   Except as described under “Board of Directors” above and “Mergers, Consolidations and Sales of Assets” below, and unless a greater number of votes is required under Nicolet’s articles of incorporation or the WBCL, a matter voted upon by Nicolet shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
County.   Except as described under “Board of Directors” above, and unless a greater number of votes is required under the WBCL or County’s articles of incorporation, a matter voted upon by County shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
Mergers, Consolidations and Sales of Assets
Nicolet.   Nicolet’s articles of incorporation provide that any merger or share exchange of Nicolet with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of its assets to any other person or entity will require the approval of either: (i) two-thirds of the directors then in office and a majority of the outstanding shares entitled to vote; or (ii) a majority of the directors then in office and two-thirds of the outstanding shares entitled to vote.
Nicolet’s articles of incorporation require that, in considering an offer of another party to make a tender or exchange offer for any equity security of Nicolet; to merge, effect a share exchange or otherwise combine Nicolet with any other corporation; or purchase or otherwise acquire all or substantially all of the assets of Nicolet, the board, in determining what is in the best interests of Nicolet and its shareholders, give due consideration to all relevant factors, including, without limitation, (a) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Nicolet and its subsidiaries, and on the communities within which Nicolet and its subsidiaries operate (it being understood that Nicolet National Bank is charged with providing support to and being involved in the communities it serves); and (b) the consideration being offered by the other party in relation to the then-current value of Nicolet in a freely negotiated transaction and in relation to the board’s then-estimate of the future value of Nicolet as an independent entity.
County.   County’s articles of incorporation opt in to Sections 180.1140 through 180.1144 of the WBCL, which impose restrictions on a business combination of County with an interested stockholder, as such terms are defined in the WBCL. County’s bylaws require at least 20 days’ notice of a meeting to be held to consider a plan of merger or share exchange for which shareholder approval is required by law, or the sale, lease, exchange or other disposition of all or substantially all of County’s property, with or without goodwill, otherwise than in the usual and regular course of business.
Indemnification
Nicolet.   Nicolet’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of Nicolet (or a person concurrently serving in such a capacity with another entity at Nicolet’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, Nicolet shall indemnify a director or officer of Nicolet, and may indemnify an employee or agent of Nicolet, against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
•
a willful failure to deal fairly with Nicolet or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•
a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•
a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•
willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the WBCL. The right to indemnification under Nicolet’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of Nicolet capital stock entitled to vote on the matter. Nicolet is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
County.   County’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest permitted by WBCL in connection with any proceeding to which any director or officer is a party to because he or she is or was a director or officer of County. To the extent such person has been successful on the merits or otherwise in the defense of a proceeding, County shall indemnify such person for all reasonable expenses incurred in the proceeding. In all other cases, County shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to County and the breach or failure to perform constitutes any of the following:
•
a willful failure to deal fairly with County or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

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a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•
a transaction from which the director or officer derived an improper personal profit; or

•
willful misconduct.

Unless otherwise provided by County’s articles of incorporation or by written agreement, the director or officer seeking indemnification shall select one of the following means for determining whether indemnification is proper:
•
By a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of one or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

•
By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed above or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.

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By a panel of three arbitrators consisting of one arbitrator selected by those directors entitled above to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the two arbitrators previously selected.

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By an affirmative vote of shares represented at a meeting of shareholders at which a quorum of the voting group entitled to vote thereon is present. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.

•
By a court.

•
By any other method provided for in any additional right to indemnification permitted by the articles of incorporation, a resolution of the board of directors, or a resolution, after notice, adopted by a majority vote of all of County’s voting shares then issued and outstanding.

County’s bylaws further authorize County to purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of County against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer, regardless of whether County is required or authorized to indemnify or allow expenses to the individual against the same liability.
The merger agreement provides that Nicolet will assume County’s indemnification obligations after the merger, and that Nicolet will provide indemnification insurance to officers and directors of County for a period of 6 years.
Amendments to Articles of Incorporation and Bylaws
Nicolet.   Nicolet’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation, bylaws or WBCL requires a higher vote, and subject to any rights of a class to vote separately on the amendment under the WBCL, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.
Nicolet’s bylaws may be amended by the shareholders or by majority vote of the board of directors, except as otherwise provided in the WBCL and except as specified under “Indemnification” above. The WBCL requires shareholder approval for an amendment to any shareholder-adopted bylaw that states that the board may not amend it. Additionally, a bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders may not be adopted, amended or repealed by the board of directors. A bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors may be amended or repealed as follows: (i) if originally adopted by the shareholders, only by the shareholders, unless the bylaw also permits board approval of the amendment, or (ii) if originally adopted by the board of directors, either by the shareholders or by the board of directors.
County.   County’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation, bylaws or WBCL requires a higher vote, and subject to any rights of a class to vote separately on the amendment under the WBCL, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.
County’s bylaws may be amended by the shareholders by a majority vote at any regular meeting or special meeting of such shareholders or by majority vote of the board of directors present at a meeting at which a quorum is present. However, no bylaw adopted by the shareholders may be amended, repealed or readopted by the board of directors if (i) the bylaw so adopted so provides, (ii) the bylaw fixes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than otherwise is provided in the WBCL, or (iii) the bylaw was adopted or amended by the shareholders and fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors than otherwise is provided in the WBCL unless such bylaw expressly provides that it may be amended or repealed by a specified vote of the board of directors. Any action by the board of directors to adopt or amend a bylaw that changes the quorum or voting requirement for the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, unless a different voting requirement is specified.
County’s bylaws further provide for implied amendments. Any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the bylaws then in effect but is taken or authorized by a vote that would be sufficient to amend the bylaws such that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

NO DISSENTERS’ RIGHTS
Nicolet
Nicolet’s shareholders are not entitled to dissenters’ rights with respect to the merger under Wisconsin law.
County
County’s shareholders are not entitled to dissenters’ rights with respect to the merger under Wisconsin law.
OTHER MATTERS
The management teams of both Nicolet and County are not aware of any other matters to be brought before their special shareholders’ meetings. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.
EXPERTS
The consolidated financial statements of Nicolet as of December 31, 2020 and for each year in the two-year period ended December 31, 2020 and the effectiveness of Nicolet’s internal control over financial reporting as of December 31, 2020 incorporated in this joint proxy statement-prospectus by reference from Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Wipfli LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this joint proxy statement-prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 of Nicolet were audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, and are incorporated in this joint proxy statement-prospectus by reference from Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020.
The consolidated financial statements of County as of December 31, 2020 incorporated in this joint proxy statement-prospectus and registration statement by reference to County’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Mackinac as of December 31, 2020 included in this joint proxy statement-prospectus and registration statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
Bryan Cave Leighton Paisner LLP will deliver prior to the effective time of the merger its opinion to Nicolet and County as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89 of this joint proxy statement-prospectus. The validity of the Nicolet common stock to be issued in connection with the merger will be passed upon for Nicolet by Michele McKinnon, Vice President Human Resources/Legal Counsel of Nicolet National Bank. As of June 30, 2021, Ms. McKinnon beneficially owned shares of Nicolet common stock representing less than 1% of the total outstanding shares of Nicolet common stock. Certain additional legal matters relating to the merger will be passed upon for Nicolet by Bryan Cave Leighton Paisner LLP and for County by Barack Ferrazzano Kirschbaum & Nagelberg LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Nicolet has filed a registration statement on Form S-4 with the SEC that registers the Nicolet common stock to be issued in the merger to County shareholders. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Nicolet and a joint proxy statement of Nicolet and County for each company’s special shareholders’ meeting. As allowed by SEC rules and regulations, this joint proxy statement-prospectus does not contain all of the information in the registration statement.
Each of Nicolet and County files reports, proxy statements, and other information with the SEC under the Exchange Act. Such information can be examined without charge on the website maintained by the SEC (http://www.sec.gov). The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Nicolet and County. The statements contained in this joint proxy statement-prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document. In addition, documents filed with the SEC by Nicolet, including the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, will be available free of charge by accessing Nicolet’s website at https://www.nicoletbank.com or County’s website at https://investors.icbk.com/documents. The web addresses of the SEC, Nicolet and County are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement-prospectus, information on those websites is not part of this joint proxy statement-prospectus.
The SEC allows each of Nicolet and County to “incorporate by reference” the information that it files with the SEC, which means that Nicolet and County can disclose important information to you by referring to their respective filings with the SEC. The information incorporated by reference is considered a part of this joint proxy statement-prospectus, and certain information that Nicolet files later with the SEC will automatically update and supersede the information in this joint proxy statement-prospectus.
Nicolet (Commission File No. 001-37700) incorporates by reference the following documents Nicolet has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
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Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

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Nicolet’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on April 30, 2021 and July 30, 2021, respectively;

•
The description of Nicolet’s common stock contained in Nicolet’s registration statement on Form 8-A, filed with the SEC on February 22, 2016, and any amendment or report filed for the purpose of updating such description;

•
Nicolet’s Current Reports on Form 8-K* filed with the SEC on January 19, 2021, March 23, 2021, April 12, 2021, April 20, 2021, April 26, 2021, May 11, 2021, May 12, 2021, June 3, 2021, June 9, 2021, June 22, 2021, July 7, 2021, and July 20, 2021; and

•
Any document Nicolet may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the date of Nicolet’s special meeting.

County (Commission File No. 001-36808) incorporates by reference the following documents County has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
County’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021;

•
County’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on May 7, 2021 and August 6, 2021, respectively;

*
We are not incorporating and will not incorporate by reference into this joint proxy statement-prospectus, past or future information on reports (or portions of reports) furnished or that will be furnished by Nicolet under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

•
The description of County’s common stock contained in County’s registration statement on Form 8-A, filed with the SEC on January 13, 2015, as updated by Exhibit 4.3 of the County’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020, and any further amendment or report filed for the purpose of updating such description;

•
County’s Current Reports on Form 8-K* filed with the SEC on January 11, 2021, January 21, 2021, February 17, 2021, March 31, 2021, April 22, 2021, April 22, 2021, May 19, 2021, June 21, 2021, June 22, 2021 and July 22,2021; and

•
Any document County may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the date of County’s special meeting.

If you would like to request documents, please do so by [•] or [•] to receive them before the Nicolet or County special meeting, respectively.
Nicolet has supplied all of the information contained in this joint proxy statement-prospectus relating to Nicolet and its subsidiaries. County has supplied all of such information relating to County and its subsidiaries.
Shareholders of Nicolet and County should rely only on the information contained or incorporated by reference in this joint proxy statement-prospectus to vote on the proposals in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement-prospectus. This joint proxy statement-prospectus is dated [•]. You should not assume that the information contained in this joint proxy statement-prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement-prospectus nor the issuance of Nicolet common stock as contemplated by the merger agreement will create any implication to the contrary.

*
We are not incorporating and will not incorporate by reference into this joint proxy statement-prospectus, past or future information on reports (or portions of reports) furnished or that will be furnished by County under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

Appendix A
EXECUTION COPY
Agreement and Plan of Merger
by and between
Nicolet Bankshares, Inc.
and
County Bancorp, Inc.
June 22, 2021

A-1

A-ii

A-iii

Exhibits
A Form of Bank Plan of Merger	A-59
B Form of Voting and Support Agreement	A-61

A-iv

INDEX OF DEFINED TERMS
Acquisition Proposal	49
Adverse Recommendation	33
Affiliate	50
Agreement	1
Articles of Merger	2
Bank	50
Bank Merger	50
Bank Plan of Merger	2
Business Day	50
Cash Election	5
Cash Election Shares	5
Cash Election Threshold	5
CIC Payment	41
Closing	1
Closing Date	2
Code	1
Company	1
Company Articles of Incorporation	50
Company Benefit Plan	50
Company Board	50
Company Bylaws	50
Company Capital Stock	50
Company Capitalization Date	9
Company Common Stock	50
Company Deferred Restricted Stock Unit	7
Company Director	2
Company Disclosure Schedules	56
Company Employees	31
Company ERISA Affiliate	50
Company Evaluation Date	11
Company Financial Statements	10
Company Investment Securities	21
Company Loans	13
Company Material Contract	18
Company Permitted Exceptions	12
Company Preferred Stock	9
Company Regulatory Reports	50
Company Restricted Stock Award	7
Company Restricted Stock Unit	7
Company SEC Reports	51
Company Shareholder Approval	51
Company Shareholders Meeting	33

A-v

Company Stock Certificates	4
Company Stock Option	7
Company Stock Plans	51
Company Subordinated Note Indentures	51
Company Trust Debentures	1
Company Trust Preferred Securities	1
Company Trusts	51
Confidentiality Agreement	30
Contemplated Transactions	51
Contract	51
Control, Controlling or Controlled	51
Conversion Fund	3
Covered Employees	40
CRA	51
Deposit Insurance Fund	51
Derivatives Contract	21
Determination Date	46
DOL	51
Effective Time	2
Election Deadline	5
Election Form	5
Environment	51
Environmental Laws	51
ERISA	51
Exchange Act	51
Exchange Agent	3
Exchange Ratio	3
Expenses	36
FDIC	52
Federal Reserve	52
Fill Option	45
Final Index Price	46
Final Price	46
GAAP	52
Hazardous Materials	52
IIS	22
Indemnification Proceeding	36
Indemnified Employee	36
Indemnified Party	36
Index	46
Index Ratio	46
Initial Index Price	46
Initial Price	46
Intangible Assets	52

A-vi

Internal Control Over Financial Reporting	11
IRS	52
IRS Guidelines	40
Joint Proxy Statement	52
Knowledge	52
Legal Requirement	52
Letter of Transmittal	4
Material Adverse Effect	52
Merger	1
Merger Consideration	3
Mixed Election	5
Nasdaq Rules	53
New Plans	41
Nicolet	1
Nicolet Articles of Incorporation	53
Nicolet Bank	53
Nicolet Benefit Plan	53
Nicolet Board	53
Nicolet Bylaws	53
Nicolet Capital Stock	53
Nicolet Capitalization Date	24
Nicolet Common Stock	53
Nicolet Common Stock Price	53
Nicolet Disclosure Schedules	56
Nicolet Equity Award	53
Nicolet ERISA Affiliate	53
Nicolet Evaluation Date	25
Nicolet Financial Statements	25
Nicolet Loans	26
Nicolet Market Value	46
Nicolet Material Contract	53
Nicolet Preferred Stock	24
Nicolet SEC Reports	53
Nicolet Shareholder Approval	53
Nicolet Shareholders Meeting	35
Nicolet Stock Plans	54
No-Election Shares	5
Non-Election	5
Old Plans	41
Order	54
Ordinary Course of Business	54
OREO	54
Outstanding Company Shares	54
PATRIOT Act	22

A-vii

PBGC	54
Per Share Cash Consideration	3
Per Share Stock Consideration	3
Person	54
Previously Disclosed	56
Proceeding	54
Reallocated Cash Election Shares	6
Reallocated Stock Election Shares	6
Registration Statement	54
Regulatory Authority	54
Representative	54
Required Licenses	22
Requisite Regulatory Approvals	54
Schedules	56
SEC	54
Securities Act	54
Severance Costs	54
Stock Election	5
Stock Election Shares	5
Subordinated Notes Assumption	2
Subsidiary	55
Superior Proposal	55
Supplemental Indentures	2
Surviving Entity	1
Takeover Statutes	55
Tangible Assets	55
Tax	55
Tax Return	55
Termination Date	45
Termination Fee	47
Transaction Costs	55
Transition Date	55
TRUPS Assumption	2
U.S.	56
WBCL	56

A-viii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of June 22, 2021, by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), and County Bancorp, Inc., a Wisconsin corporation (the “Company”).
RECITALS
A.   The parties to this Agreement desire to effect a merger of the Company with and into Nicolet (the “Merger”) in accordance with this Agreement and the applicable provisions of the WBCL, with Nicolet as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.   The respective boards of directors of the Company and Nicolet have approved the Merger upon the terms and subject to the conditions of this Agreement and, in accordance with the applicable provisions of the WBCL, approved and declared the advisability of this Agreement and determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders.
C.   The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations of the U.S. Department of the Treasury promulgated thereunder.
D.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the parties also agree to certain prescribed conditions to the Merger and other transactions.
E.    The Company wishes to transfer to Nicolet, and Nicolet wishes to assume, upon the terms and conditions set forth herein: (i) certain assets and certain liabilities related to the trust preferred securities (the “Company Trust Preferred Securities”) issued by the Company Trusts; (ii) the obligations of the Company pursuant to the subordinated notes issued by the Company to the Company Trusts (such obligations, the “Company Trust Debentures”); and (iii) the obligations of the Company pursuant to the subordinated notes issued by the Company pursuant to the Company Subordinated Note Indentures.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, at the Effective Time, the Company shall be merged with and into Nicolet pursuant to the provisions of, and with the effects provided in, the WBCL, the separate corporate existence of the Company shall cease and Nicolet will be the Surviving Entity.
Section 1.2   Effective Time; Closing.
(a)   The closing of the Merger (the “Closing”) shall occur through the mail, by the exchange of documents electronically, or at a place that is mutually acceptable to Nicolet and the Company, or if they fail to agree, at the offices of Bryan Cave Leighton Paisner LLP, 1201 W. Peachtree Street, 14th Floor, Atlanta, Georgia 30309, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Nicolet and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)   The parties hereto agree to file on the Closing Date articles of merger with the Wisconsin Department of Financial Institutions (the “Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents of the Surviving Entity.   The Nicolet Articles of Incorporation and the Nicolet Bylaws, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.
Section 1.5   Directors and Officers of the Surviving Entity.   At the Effective Time, the directors of the Surviving Entity shall be the directors of Nicolet immediately prior to the Effective Time and one (1) person from the Company Board, to be designated by the Company and reasonably acceptable to Nicolet prior to the Effective Time (the “Company Director”). At the Effective Time, the executive officers of the Surviving Entity shall be the executive officers of Nicolet immediately prior to the Effective Time. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the laws and governing documents applicable to Nicolet or Nicolet Bank.
Section 1.6   Location of the Surviving Entity.   The principal offices of the Surviving Entity will be located at 111 N. Washington Street, Green Bay, Wisconsin 54301.
Section 1.7   Bank Merger.   Following the Effective Time of the Merger, the Bank shall be merged with and into Nicolet Bank in accordance with the provisions of the National Bank Act (12 U.S.C. § 215a), Section 18(c) of the Federal Deposit Insurance Act and Subchapter VII of the Wisconsin Banking Law and pursuant to the terms and conditions of the Plan of Merger by and between Nicolet Bank and the Bank, a form of which is attached as Exhibit A (the “Bank Plan of Merger”). Following the execution and delivery of this Agreement, the Company will cause the Bank, and Nicolet will cause Nicolet Bank, to execute and deliver the Bank Plan of Merger substantially in the form set forth in Exhibit A.
Section 1.8   TRUPS and Subordinated Notes Assumption.   As of the Effective Time and upon the terms and conditions set forth herein: (a) Nicolet will assume and discharge (i) all of the Company’s covenants, agreements and obligations under and relating to the Company Trust Preferred Securities, including (ii) the due and punctual payment of interest on all of the obligations of the Company pursuant to the Company Trust Debentures, and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”); (b) Nicolet will assume and discharge all of the Company’s covenants, agreements and obligations, including the due and punctual payment of interest, under and relating to the Company Subordinated Note Indentures (such transfer and assumption, the “Subordinated Notes Assumption”); (c) Nicolet will cause each of the Company Trusts to discharge its obligations with respect to the Company Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Company Trust Preferred Securities and the TRUPS Assumption; (d) Nicolet shall discharge its obligations with regard to the Company Subordinated Note Indentures arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Company Subordinated Note Indentures and the Subordinated Notes Assumption; (e) Nicolet and the Company shall execute and deliver, or cause to be delivered, one or more supplemental indentures, in a form satisfactory to the applicable trustee, to effectuate the TRUPS Assumption, for each Company Trust and the Subordinated Notes Assumption, whereby the Company shall assign, and Nicolet shall assume, all of the Company’s covenants, agreements and obligations under the Company Trust Debentures and the Company Subordinated Note Indentures (the “Supplemental Indentures”), signed by a duly authorized officer of each of the Company and Nicolet, and any and all other documentation and consents, including opinions of counsel, required by the trustee to make such assumptions effective.
Section 1.9   Absence of Control.   Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Nicolet nor the Company by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
Section 1.10   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Nicolet may change the method of effecting the Contemplated Transactions if and to the extent that it concludes such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger. If Nicolet elects to make such a change, the parties shall execute appropriate documents to reflect the change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.
(a)   At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, the Company, or the holder of any shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted, subject to the election and allocation procedures in Section 2.3 and the fractional share procedures in Section 2.5, into the right to receive either:
(i)   0.48 fully paid and nonassessable shares (the “Exchange Ratio”) of Nicolet Common Stock (the “Per Share Stock Consideration”), or
(ii)   Cash in the amount of $37.18 per share (the “Per Share Cash Consideration” ).
(b)   The total cash and stock consideration to be paid by Nicolet in respect of shares of Company Common Stock is referred to herein as the “Merger Consideration.” Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury and each share of Company Common Stock owned directly or indirectly by Nicolet (other than shares held in a fiduciary capacity or in connection with debts previously contracted) will be cancelled and no shares of Nicolet Common Stock, cash, or other consideration will be issued or paid in exchange therefor.
Section 2.2   Exchange of Company Stock Certificates.
(a)   The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to customary terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Nicolet shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   At or prior to the Effective Time, Nicolet shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Nicolet Common Stock and cash for payment of the Merger Consideration pursuant to Section 2.1, and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.5. Such amount of cash and shares of Nicolet Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”
(c)   Within five (5) Business Days after the Closing Date, Nicolet shall cause the Exchange Agent to mail to each holder of record of one or more certificates or evidence of book-entry representing such shares of Company Common Stock (the “Company Stock Certificates”) who did not tender such Company Stock Certificate(s) on or before the Election Deadline pursuant to Section 2.3 the letter of transmittal and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of such

Company Stock Certificates to the Exchange Agent) (the “Letter of Transmittal” ) for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(d)   Upon the later of the Effective Time and proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Merger Consideration as allocated per Section 2.3 plus cash in lieu of any fractional shares of Nicolet Common Stock in accordance with Section 2.5 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled.
(e)   No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.
(f)   After the Effective Time, there shall be no transfers of Outstanding Company Shares on the stock transfer books of the Company.
(g)   No dividends or other distributions declared with respect to Nicolet Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Nicolet Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Nicolet Common Stock into which such holder’s Company Common Stock shall have been converted.
(h)   Any portion of the Conversion Fund that remains unclaimed by the holders of Outstanding Company Shares twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any holders of Outstanding Company Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance of Nicolet Common Stock and/or cash pursuant to the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Nicolet Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any holders of Outstanding Company Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(i)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, shares of Nicolet Common Stock and/or cash pursuant to the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.
(j)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Nicolet Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration per share shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.3   Election and Allocation Procedures.
(a)   Election.   Subject to the limitations set forth below, each holder of shares of Company Common Stock shall be provided an opportunity, (i) to elect to receive Nicolet Common Stock with respect to all of such holder’s Company Common Stock (a “Stock Election”); (ii) to elect to receive cash with respect to all of such holder’s Company Common Stock (a “Cash Election”); (iii) to elect to receive cash with respect to a portion of such holder’s Company Common Stock and shares of Nicolet Common Stock with respect to such holder’s remaining shares (a “Mixed Election”); or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of Company Common Stock (a “Non-Election”). Shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which a Non-Election or no election has been made are referred to herein as “No-Election Shares.”
(i)   Nicolet and the Company shall cause to be mailed an election form, Letter of Transmittal and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent) (collectively, the “Election Form”) with or following the issuance of the Joint Proxy Statement to each holder of record of Company Common Stock. Nicolet and the Company shall use all reasonable efforts to make available as promptly as possible an Election Form to any shareholder of the Company who requests such Election Form following the initial mailing of the Election Form and prior to the Election Deadline (as defined below). Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of Company Common Stock to make a Stock Election, Cash Election, Mixed Election or Non-Election. Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of such shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares based upon the actions of the beneficial owners thereof.
(ii)   Any shares of Company Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed, Election Form prior to 5:00 p.m. Eastern Time on the Business Day that is five (5) Business Days prior to the Effective Time (or such other time and date as Nicolet and the Company may mutually agree) (the “Election Deadline”) shall be treated as No-Election Shares.
(iii)   Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, together with all required accompanying documentation, Company Stock Certificates, and duly executed transmittal materials included with the Election Form, all as described in the instructions to the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of Company Common Stock represented by such Election Form shall be No-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Nicolet, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form prior to the Election Deadline.
(b)   Allocation.   As soon as practicable after the Election Deadline, Nicolet shall cause the Exchange Agent to allocate the Merger Consideration among the holders of Company Common Stock that was issued and outstanding immediately prior to the Effective Time in accordance with the terms of this Section. In order to ensure that the limits specified with respect to the cash consideration specified below are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth herein, shall have reasonable discretion to round calculations or otherwise adjust results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

(i)   Cash Consideration Undersubscribed.   If the number of Cash Election Shares is less than or equal to 1,237,000 (the “Cash Election Threshold”), then, at the Effective Time:
(A)   each Cash Election Share will be converted into the right to receive the Per Share Cash Consideration;
(B)   No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Cash Election Threshold. If less than all of the No-Election Shares are so required to be treated as Cash Election Shares, then the Exchange Agent shall convert, on a pro rata basis, a sufficient number of No-Election Shares into Cash Election Shares, with all remaining No-Election Shares treated as Stock Election Shares;
(C)   If all of the No-Election Shares are converted to Cash Election Shares under the preceding subsection and the total number of Cash Election Shares remains below the Cash Election Threshold, then the Exchange Agent shall convert, on a pro rata basis, a sufficient number of Stock Election Shares into Cash Election Shares (the “Reallocated Cash Election Shares”) such that the sum of the number of Cash Election Shares plus the Reallocated Cash Election Shares equals the Cash Election Threshold and each Reallocated Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and
(D)   each Stock Election Share which is not a Reallocated Cash Election Share shall be converted into the right to receive the Per Share Stock Consideration.
(ii)   Cash Consideration Oversubscribed.   If the number of Cash Election Shares is greater than the Cash Election Threshold, then, at the Effective Time:
(A) each Stock Election Share and No-Election Share shall be converted into the right to receive the Per Share Stock Consideration;
(B) the Exchange Agent shall convert, on a pro rata basis, a sufficient number of Cash Election Shares into Stock Election Shares (the “Reallocated Stock Election Shares”) such that the number of remaining Cash Election Shares does not exceed the Cash Election Threshold and all Reallocated Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and
(C)   each Cash Election Share which is not a Reallocated Stock Election Share shall be converted into the right to receive the Per Share Cash Consideration.
Section 2.4   Cancellation of Shares.   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Company Stock Certificates that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Nicolet Common Stock or cash into which they were converted pursuant to this Article 2.
Section 2.5   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Nicolet Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Nicolet Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying Nicolet Common Stock Price by the fractional share of Nicolet Common Stock to which such former holder would otherwise be entitled.
Section 2.6   Company Preferred Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, the Company, or the holder of any shares of Company Preferred Stock, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, if any, will be converted into the right to receive cash in an amount equal to the redemption price of such Company Preferred Stock as of the Effective Time. At the Effective Time, the shares of Company Preferred Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Stock certificates that represented Company Preferred Stock before the Effective Time will be deemed for all purposes to represent cash into which they were converted pursuant to this Article 2.

Section 2.7   Nicolet Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Nicolet, the Company, or the holder of any shares of Nicolet Common Stock, the shares of Nicolet Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
Section 2.8   Company Stock Awards.
(a)   Company Stock Options.   Immediately prior to the Effective Time, each option issued under the Company Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Stock Option”), whether vested or unvested, shall be cancelled, by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen (15) calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the product of (x) the Nicolet Common Stock Price and (y) the Exchange Ratio, subject to any adjustment, over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time.
(b)   Company Restricted Stock Awards.   During the thirty (30) day period immediately preceding the Effective Time, each award of restricted stock issued under the Company Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) that is then subject to forfeiture or other restrictions shall become vested as a result of the Merger. Each vested Company Restricted Stock Award shall be exchanged as the number of shares of Company Common Stock subject to each Company Restricted Stock Award immediately prior to the Effective Time in accordance with this Article 2, treating each such Company Restricted Stock Award as a No-Election Share under Section 2.3. If applicable, the Company will ensure that all withholding Taxes attributable to the vesting of the Company Restricted Stock Award are properly paid and reported.
(c)   Company Restricted Stock Units.   During the thirty (30) day period immediately preceding the Effective Time, each award of restricted stock units issued under the Company Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Unit”), whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be (i) fully vested and settled per the terms of the award and the applicable Company Stock Plan or (ii) cancelled in consideration for the right to receive the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to such cancellation, and in either case which shall then be exchanged in accordance this Article 2, treating each share of Company Common Stock received in settlement or cancellation of the Company Restricted Stock Unit as a No-Election Share under Section 2.3. If applicable, the Company will ensure that all withholding Taxes attributable to the vesting of the Company Restricted Stock Unit are properly paid and reported.
(d)   Company Deferred Restricted Stock Units.   During the thirty (30) day period immediately preceding the Effective Time, each award of deferred restricted stock units issued under the Company Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Deferred Restricted Stock Unit”), whether vested or unvested, shall be cancelled (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix)(B)), by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive the number of shares of Company Common Stock subject to such Company Deferred Restricted Stock Unit immediately prior to such cancellation, which shall then be exchanged in accordance this Article 2, treating each share of Company Common Stock received in cancellation of the Company Deferred Restricted Stock Unit as a No-Election Share under Section 2.3. If applicable, the Company will ensure that all withholding Taxes attributable to the vesting of the Company Deferred Restricted Stock Unit are properly paid and reported.
(e)   At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary (including obtaining any required consents from holders of such Company Restricted Stock Awards or Company Restricted Stock Units) to (i) effectuate the provisions of this Section 2.8 and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time.

(f)   The transactions contemplated in this Section 2.8 shall, in all cases, be carried out in such a manner designed to comply with Code Section 409A.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Nicolet as follows:
Section 3.1   Company Organization.   The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Company Articles of Incorporation and the Company Bylaws and all amendments thereto set forth in the Company SEC Reports are true, complete and correct, and the Company Articles of Incorporation and the Company Bylaws are in full force and effect as of the date of this Agreement. Other than the Subsidiaries set forth in Section 3.1 of the Company Disclosure Schedules, the Company has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act.
Section 3.2   Subsidiary Organizations.   The Bank is a Wisconsin state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Nicolet copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, subject to the Company Shareholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders, and that the Agreement and transactions contemplated hereby are in the best interests of the Company and its shareholders. The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming the due authorization, execution and delivery of this Agreement by Nicolet, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) except as set forth in Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, the Company Shareholder Approval, the Registration Statement, and as set forth in Section 3.4 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5   Capitalization.
(a)   The authorized capital stock of the Company currently consists exclusively of (i) 50,000,000 shares of Company Common Stock, of which, as of March 31, 2021 (the “Company Capitalization Date”), 7,226,232 shares were issued and 6,094,450 shares were outstanding, (ii) 15,000 shares of Series B Nonvoting Noncumulative Perpetual Preferred Stock, $0.01 par value per share and a redemption price of $1,000.00 per share (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, 8,000 shares were issued and outstanding, and (iii) 585,000 shares of unclassified preferred stock, $0.01 par value per share, of which, as of the Company Capitalization Date, no shares were issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights.
(b)   As of the Company Capitalization Date, no shares of Company Capital Stock were reserved for issuance except for: (i) 25,406 shares of Company Common Stock reserved for issuance pursuant to future awards under Company Stock Plans; and (ii) 322,468 shares of Company Common Stock reserved for issuance in connection with outstanding stock options, unvested restricted stock, or other equity awards under Company Stock Plans.
(c)   Other than (i) 86,804 shares of Company Common Stock issued or issuable pursuant to restricted stock or restricted stock unit awards under Company Stock Plans, and (ii) 235,664 shares of Company Common Stock underlying stock options issued under Company Stock Plans, no equity-based awards were outstanding as of the Company Capitalization Date. Except as set forth in Section 3.5(c) of the Company Disclosure Schedules, since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Stock Plan.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement, except as set forth in Section 3.5(d) of the Company Disclosure Schedules, there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or the Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or the Bank; and (ii) no contractual obligations of the Company or the Bank to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or the Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or the Bank. Except as permitted by this Agreement and as set forth in Section 3.5(c) of the Company Disclosure Schedules, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or the Bank and no dividends or other distributions payable in any equity securities of the Company or the Bank have been declared, set aside, made or paid to the shareholders of the Company. Other than the Bank and the Subsidiaries of the Company, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6   Company Subsidiary Capitalization.   Except as set forth in Section 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of the Subsidiaries of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 3.7   Company SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   The Company has timely filed all Company SEC Reports, and all such Company SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports (collectively, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries on a consolidated basis at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements and subject to the critical audit matter referenced in audit reports contained in the Company SEC Reports. The Company Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Plante & Moran, PLLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountant of the Company.

(c)   The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that the Company is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosures. As of the Company Capitalization Date, to the Knowledge of the Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.
(d)   The Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). The Company’s certifying officers have evaluated the effectiveness of the Company’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q, or annual report on Form 10-K for the fourth quarter, under the Exchange Act (the “Company Evaluation Date”). The Company presented in such quarterly report the conclusions of the certifying officers about the effectiveness of the Company’s Internal Control Over Financial Reporting based on their evaluations as of the Company Evaluation Date. Since the Company Evaluation Date, there have been no changes in the Company’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Company’s Internal Control Over Financial Reporting. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)   The Company Regulatory Reports have been filed with the appropriate Regulatory Authority. The Company Regulatory Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed, except as otherwise noted therein. Each Company Regulatory Report fairly presents, in all material respects, the financial position of the Company or the Bank, as appropriate, and the results of its operations at the date and for the period indicated in such Company Regulatory Report in conformity with the Instructions for the Preparation of Call Reports and other relevant guidance as promulgated by applicable Regulatory Authorities. None of the Company Regulatory Reports contains any material items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business (it being understood that income relating to the Paycheck Protection Program is deemed earned in the Ordinary Course of Business), except as expressly specified therein.
(f)   Each of the Company and its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2019, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(g)   Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of the Company and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2019, or has pending any public proceeding, formal enforcement action or to the Knowledge of the Company, public investigation into the business, disclosures or operations of the Company or the Bank. Since January 1, 2019, no Regulatory Authority has resolved any public proceeding, formal enforcement action or, to the Knowledge of the Company, public investigation into the business, disclosures or operations of the Company or the Bank. The Company and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of the Company or the Bank. Since January 1, 2019, there have been no formal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or the Bank (other than normal examinations conducted by a Regulatory Authority in the Company’s Ordinary Course of Business).
Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records kept by the Company and each of its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Legal Requirements and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the Company Financial Statements and the Company Regulatory Reports in accordance with GAAP or other regulatory accounting requirements, as applicable, and to maintain asset and liability accountability; (c) access to each Company asset and incurrence of each liability of the Company are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals, and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of the Company’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company, its Subsidiaries or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. No material weakness in internal controls has been identified by the Company’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls. The minute books of the Company and its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.
Section 3.9   Properties.
(a)   Section 3.9 of the Company Disclosure Schedules lists or describes all interests in real property (other than as a mortgagee) owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Company Permitted Exceptions”). Each of the Company and its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. All buildings and structures owned by the Company and its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. Except as set forth in Section 3.10(b) of the Company Disclosure Schedules, the Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Bank or an entity controlled by an executive officer or director of the Bank during the three (3) years immediately preceding the date hereof.
(c)   Except as set forth in Section 3.10(c) of the Company Disclosure Schedules, as of May 31, 2021, the Bank is not a party to any Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.
(d)   The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was appropriate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
Section 3.11    Taxes.
(a)   Except as set forth in Section 3.11(a) of the Company Disclosure Schedules, the Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. Except as set forth in Section 3.11(a) of the Company Disclosure Schedules, the Company and its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company or any of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor any of its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet delinquent) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   The Company and each of its Subsidiaries have delivered or made available to Nicolet true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by the Company and its Subsidiaries with respect to the last two (2) fiscal years.
(d)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(e)   The Company and each of its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Legal Requirements, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company.
(f)   Neither the Company nor any of its Subsidiaries has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.
(g)   There is no pending claim by any taxing authority of a jurisdiction where either the Company or the Bank has not filed Tax Returns that either the Company or Bank is subject to taxation in that jurisdiction.
(h)   Neither the Company nor any Subsidiary has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income tax return, other than any “affiliated group” of which the Company is the “common parent.” Except as set forth in Section 3.11(h) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement that will remain in effect after consummation to the Mergers contemplated by this Agreement.
(i)   Within the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has the stock of either the Company or any Subsidiary been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
(j)   The Company has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 3.12    Employee Benefits.
(a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Nicolet true and complete copies of the following with respect to each Company Benefit Plan: (i) copies of each Company Benefit Plan (including a written description where no formal plan document exists), and all related plan descriptions and other material, non-routine written communications provided to participants of the Company Benefit Plans, as required by applicable law, or describing the Company Benefit Plan design changes; (ii) to the extent applicable, the last three (3) years’ of annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) such other material ancillary documents, as follows:
(i)   all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)   all non-routine notices and other communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the three (3) years preceding the date of this Agreement; and
(iii)   all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement.
(b)   Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any subsidiary under any Company Benefit Plan. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would reasonably be expected to result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G of the Code. Section 3.12(b)(ii) of the Company Disclosure Schedules sets forth the name of each Person who is or would be entitled pursuant to any Contract relating to employment or other services to the Company or the Bank or Company Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment.
(c)
(i)   No Company Benefit Plan is and neither the Company nor any of the Company ERISA Affiliates has any liability with respect to, (A) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (under Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all material respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.
(ii)   Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter or may rely upon an opinion letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e)   Except as set forth in Section 3.12(e) of the Company Disclosure Schedules, each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)   No Company Benefit Plan fiduciary or, to the Knowledge of the Company, any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement for any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h)   As required in accordance with GAAP, all accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements, and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefor.
(i)   Except as set forth in Section 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plan to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(j)   Each individual who is classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan.
(k)   Except as identified on Section 3.12(k) of the Company Disclosure Schedules, there are no surrender charges, penalties, or other costs or fees that would be imposed by any person against the Company, any Company Benefit Plan, or any other person, including any Company Benefit Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Company Benefit Plan.
(l)   Except as set forth in Section 3.12(l) of the Company Disclosure Schedules, the Company may, at any time, amend or terminate any Company Benefit Plan that it sponsors or maintains and may withdraw from any Company Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses. From and after the Closing Date, Nicolet would have the same discretion to amend or terminate any Company Benefit Plan as successor to Company. Except as set forth in Section 3.12(l) of the Company Disclosure Schedules, any third party agreement pertaining to the maintenance of a Company Benefit Plan may be terminated upon the provision of ninety (90) days’ prior notice or less without penalty.
(m)   Each Company Benefit Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and has been in documentary compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any (i) liability for withholding taxes or penalties due under Code Section 409A or (ii) obligation to indemnify or gross-up for any Taxes imposed under Code Section 409A.

Section 3.13    Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Each of the Company and its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except as set forth in Section 3.13 of the Company Disclosure Schedules. Except for issues identified in any periodic Reports of Examination from a Regulatory Authority or other nonpublic communications from a Regulatory Authority, neither the Company nor the Bank has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. The Company has Previously Disclosed all internal investigations conducted since January 1, 2019 that involved management or officers of either of the Company or any Subsidiary.
Section 3.14    Legal Proceedings; Orders.
(a)   Except as set forth in Section 3.14(a) of the Company Disclosure Schedules, since January 1, 2019, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of the Company, threatened against or affecting the Company, its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated. No officer, director, employee or agent of the Company or its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any Subsidiary as currently conducted.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, none of the foregoing is currently threatened by any Regulatory Authority.
Section 3.15    Absence of Certain Changes and Events.   Since December 31, 2020, except as disclosed in the Company Financial Statements or in Section 3.15 of the Company Disclosure Schedules, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Company Common Stock and (iii) neither the Company nor the Bank has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in Article 5. Except as may result from the transactions contemplated by this Agreement, or as set forth in Section 3.15 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has since December 31, 2020:
(a)   borrowed any money, other than deposits, overnight fed funds, Federal Home Loan Bank of Chicago advances not over six (6) months in maturity or advances from the Federal Reserve Bank of Chicago, or entered into any capital lease or leases; or, except in the Ordinary Course of Business: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iii) incurred any other liability or loss representing, individually or in the aggregate, over $100,000;

(b)   suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;
(c)   failed to operate its business in the Ordinary Course of Business, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;
(d)   forgiven any debt owed to it in excess of $100,000, or cancelled any of its claims or paid any of its noncurrent obligations or Liabilities except in the Ordinary Course of Business;
(e)   made any capital expenditure or capital addition or betterment in excess of $100,000;
(f)   entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000;
(g)   except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Company Financial Statements;
(h)   authorized or issued any capital stock; granted any stock option or right to purchase shares of capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock;
(i)   amended its articles of incorporation, charter or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or
(j)   entered into any agreement, contract or commitment to do any of the foregoing.
Section 3.16    Material Contracts.   Section 3.16 of Company Disclosure Schedules lists or describes the following with respect to the Company and its Subsidiaries (each such agreement or document, a “Company Material Contract”), as of the date of this Agreement, for which true, complete and correct copies of each have been delivered or made available to Nicolet:
(a)   each Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligations (other than Contracts evidencing deposit liabilities, purchase of federal funds, repurchase agreements, trade payables, Federal Home Loan Bank of Chicago advances, or advances from the Federal Reserve Bank of Chicago);
(b)   each Contract that involves performance of services or delivery of goods or materials (other than Contracts entered into in the Ordinary Course of Business and involving payments under any individual Contract not in excess of $100,000);
(c)   each Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(d)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(e)   each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(f)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;

(g)   each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any independent contractor or employee of the Company or its Subsidiaries;
(h)   each Contract relating to the provision of data processing or network communication services; and
(i)   each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17    No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor the any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2019, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18    Insurance.   Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Nicolet. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $150,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20    Transactions with Affiliates.   Since January 1, 2019, all transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Company SEC Reports. No transaction, or series of related transactions, is currently proposed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person, to which the Company or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated other than transactions of an ongoing nature included in past Company SEC Reports.
Section 3.21   Brokers; Opinion of Financial Advisor.   Except for fees and other obligations owed pursuant to an engagement letter between the Company and Stephens, Inc. set forth in Section 3.21 of the Company Disclosure Schedules, neither the Company nor any of the Subsidiaries, nor any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The Company Board has received the opinion of Stephens, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in connection with the Merger is fair, from a financial point of view, to the holders of Company Common Stock.
Section 3.22   Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank is an “eligible bank” (as such term is defined at 12 C.F.R. § 5.3(g). The Bank has not been informed that its status as an “eligible bank” will change within one (1) year.
Section 3.23   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.24   Intellectual Property.   Except as set forth in Section 3.24 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the

Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
Section 3.25    Investments.
(a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of December 31, 2020, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or any of its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. Each of the Company and its Subsidiaries has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for the Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.
(b)   Except as set forth in Section 3.25(b) of the Company Disclosure Schedules and as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or any of its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   Except as set forth in Section 3.25(d) of the Company Disclosure Schedules, the Company is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of the Company, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. All of such Derivatives Contracts were legally purchased or entered into in the Ordinary Course of Business, consistent with safe and sound banking practices and regulatory guidance. The Company has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26    Absence of Undisclosed Liabilities.   Other than unfunded loan commitments and letters of credit extended in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any material liabilities, except liabilities which are accrued or reserved against in the balance sheets of the Company as of December 31, 2020, included in the Company Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Neither the Company nor any of its Subsidiaries has incurred or paid any material liability since December 31, 2020, except for such liabilities incurred or paid (a) in the Ordinary Course of Business consistent with past business practice or (b) in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability of any Person for any amount in excess of $50,000. Except (x) as reflected in the Company’s Financial Statements included in the From 10-K filed by the Company for the fiscal year ended on December 31, 2020 or (y) for liabilities incurred in the Ordinary Course of Business since December 31, 2020 or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities. Section 3.26 of the Company Disclosure Schedules lists, and the Company has delivered to Nicolet copies of, the documentation creating or governing, all securitization transactions and off-balance sheet arrangements effected by the Company or any of its Subsidiaries other than letters of credit or unfunded loan commitments extended in the Ordinary Course of Business.
Section 3.27   Bank Secrecy Act; PATRIOT Act; Anti-Money Laundering.   Neither the Company nor any of its Subsidiaries has any reason to believe that any facts or circumstances exist, which would cause the Company or the Bank to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 1020), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “PATRIOT Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Company Board has adopted, and the Company has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Sections 326 and 352 of the PATRIOT Act.
Section 3.28   Disaster Recovery and Business Continuity.   The Company has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect the Company’s or the Bank’s customers, assets, or employees. To the Company’s Knowledge, such program ensures that the Company and the Bank can recover their mission critical functions, and complies in all material respects with the requirements of the Federal Financial Institutions Examination Council and the FDIC.
Section 3.29   Trust Preferred Securities.   The Company has performed, or has caused each Company Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the Company Trust Debentures or the Company Trust Preferred Securities or any agreements related thereto.
Section 3.30   Investors Insurance Services.
(a)   Investors Insurance Services, LLC (“IIS”) and the employees of IIS own, hold or possess, all insurance agent, broker, and producer licenses and all other licenses, permits, certificates, registrations, accreditations, franchises, privileges, immunities and other authorizations required for the lawful conduct of the business of IIS (the “Required Licenses”). The Company has provided to Nicolet true, correct and complete copies of all Required Licenses. Each Required License is valid and in full force and effect. IIS has not received any written notice of, and IIS is not in, any violation of or default under any Required License in any material respect. No actions are pending, and, to the knowledge of the Company, no actions are threatened, that would result in the revocation, cancellation, suspension, termination, nonrenewal or adverse modification of any Required License. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the revocation, cancellation, suspension, termination, nonrenewal or other adverse modification of any Required License.
(b)   The insurance carrier appointments of IIS are valid and binding in accordance with their terms on the parties thereto, and the Company has not received notice that any such appointment will be, nor to the knowledge of the Company do any grounds exist that could reasonably be expected to result in any such appointment being, revoked, rescinded or terminated.
(c)   The Company has not received any notice that any customer of IIS: (i) has terminated, canceled or not renewed any policy, program, service or product placed through or provided by IIS, (ii) has terminated or intends to terminate, cancel or not renew any contract with IIS or any existing policy, program, service or product placed through or provided by IIS, insurance policy or insurance coverage placed by IIS, if applicable, (iii) intends to renegotiate any services performed by IIS, or (iv) intends to renegotiate the terms of any contract with IIS for which IIS produces or administers insurance.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NICOLET
Except as Previously Disclosed, Nicolet hereby represents and warrants to the Company as follows:
Section 4.1   Nicolet Organization.   Nicolet: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Nicolet Articles of Incorporation and Nicolet Bylaws and all amendments thereto set forth in Nicolet SEC Reports are true, complete and correct, and the Nicolet Articles of Incorporation and Nicolet Bylaws are in full force and effect as of the date of this Agreement. Nicolet has no “Significant Subsidiary” as set forth in Rule 1-02 or Regulation S-X promulgated under the Exchange Act other than the Subsidiaries listed on Exhibit 21 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Section 4.2   Nicolet Subsidiary Organizations.   Nicolet Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. Each Subsidiary of Nicolet is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Nicolet. Each Subsidiary of Nicolet has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Nicolet Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Nicolet has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Nicolet and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3   Authorization; Enforceability.   Nicolet has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, subject to the Nicolet Shareholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Nicolet Board. The Nicolet Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Nicolet and its shareholders, and that the Agreement and transactions contemplated hereby are in the best interests of Nicolet and its shareholders. The Nicolet Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Nicolet’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Nicolet’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Nicolet, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to Nicolet Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals and assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Nicolet enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Nicolet or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Nicolet or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Nicolet Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Nicolet or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, the Nicolet Shareholder Approval, the Registration Statement and the stock exchange listing required under Section 6.7, neither Nicolet nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5   Nicolet Capitalization.
(a)   The authorized capital stock of Nicolet currently consists exclusively of: (i) 30,000,000 shares of Nicolet Common Stock, par value $0.01 per share, of which, as of March 31, 2021 (the “Nicolet Capitalization Date”), 10,002,322 shares were issued (including 14,425 shares of restricted stock granted but not yet vested under the Nicolet Stock Plans), 9,987,897 shares were outstanding, and no shares were treasury shares; and (ii) 10,000,000 shares of Nicolet’s preferred stock, no par value per share (the “Nicolet Preferred Stock”), of which: (i) 14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, are authorized, but no shares are outstanding; (ii) 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized but no shares are outstanding; and (iii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C, are authorized, but no shares are outstanding. Nicolet does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Nicolet on any matter. All of the issued and outstanding shares of Nicolet Capital Stock have been, and those shares of Nicolet Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)   As of the Nicolet Capitalization Date, no shares of Nicolet Capital Stock were reserved for issuance other than: (i) 1,338,494 shares of Nicolet Common Stock reserved for issuance pursuant to future awards under Nicolet Stock Plans, (ii) 1,419,213 shares of Nicolet Common Stock reserved for issuance in connection with outstanding stock options, unvested restricted stock, or other equity awards under Nicolet Stock Plans; (iii) 141,082 shares of Nicolet Common Stock reserved for issuance under Nicolet’s 401(k) plan; (iv) 59,615 shares of Nicolet Common Stock reserved for issuance pursuant to Nicolet’s 2009 Deferred Compensation Plan for Non-Employee Directors; and (v) 133,233 shares of Nicolet Common Stock reserved for issuance under the Nicolet Bankshares, Inc. Employee Stock Purchase Plan.
(c)   Since the Nicolet Capitalization Date through the date hereof, and except as set forth in Section 4.5(c) of the Nicolet Disclosure Schedules, Nicolet has not: (i) issued or repurchased any shares of Nicolet Common Stock or Nicolet Preferred Stock or other equity securities of Nicolet, other than in connection with the exercise of Nicolet Equity Awards that were outstanding on the Nicolet Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Nicolet Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Nicolet Common Stock or any other equity-based awards.
(d)   None of the shares of Nicolet Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Nicolet Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Nicolet or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Nicolet or any of its Subsidiaries; and (ii) no contractual obligations of Nicolet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Nicolet Common Stock or any equity security of Nicolet or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Nicolet or its Subsidiaries.
Section 4.6   Nicolet Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Nicolet are owned by Nicolet, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except as provided in 12 U.S.C. § 55) and free of preemptive rights. No Subsidiary of Nicolet has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 4.7   Nicolet SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Nicolet has timely filed all Nicolet SEC Reports, and all such Nicolet SEC Reports have complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Nicolet SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Nicolet SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Nicolet SEC Reports. No Subsidiary of Nicolet is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Nicolet SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Nicolet SEC Reports (collectively, the “Nicolet Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Nicolet and its Subsidiaries at the respective dates of and for the periods referred to in the Nicolet Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Nicolet Financial Statements. The Nicolet Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Nicolet Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.
(c)   Nicolet is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Nicolet maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Nicolet in reports that Nicolet is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Nicolet’s management to allow timely decisions regarding required disclosures. As of the Nicolet Capitalization Date, to the Knowledge of Nicolet, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.
(d)   Nicolet and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. Nicolet’s certifying officers have evaluated the effectiveness of Nicolet’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q, or annual report on Form 10-K for the fourth quarter, under the Exchange

Act (the “Nicolet Evaluation Date”). Nicolet presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Nicolet’s Internal Control Over Financial Reporting based on their evaluations as of the Nicolet Evaluation Date. Since the Nicolet Evaluation Date, there have been no changes in Nicolet’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Nicolet’s Internal Control Over Financial Reporting. Nicolet has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)   Nicolet and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2019, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Nicolet and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f)   Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of Nicolet and its Subsidiaries, no Regulatory Authority has initiated since January 1, 2019, or has pending any proceeding, enforcement action or to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Since January 1, 2019, no Regulatory Authority has resolved any proceeding, enforcement action or, to the Knowledge of Nicolet, investigation into the business, disclosures or operations of Nicolet or its Subsidiaries. Nicolet and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of Nicolet or its Subsidiaries. Since January 1, 2019, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Nicolet or its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in Nicolet’s Ordinary Course of Business).
Section 4.8    Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by Nicolet Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Nicolet Loans” ) reflected as an asset on any of the Nicolet Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Nicolet, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All Nicolet Loans originated or purchased by Nicolet Bank were made or purchased in accordance with the policies of the board of directors of Nicolet Bank and in the Ordinary Course of Business of Nicolet Bank.
(c)   Nicolet Bank’s allowance for credit losses-loans reflected in the Nicolet Financial Statements (including footnotes thereto) was determined on the basis of Nicolet Bank’s continuing review and evaluation of the portfolio of Nicolet Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Nicolet Bank’s internal policies, and, in the reasonable judgment of Nicolet Bank, was appropriate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Nicolet Loans previously charged-off, on outstanding Nicolet Loans.

Section 4.9    Taxes.
(a)   Nicolet and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. Nicolet and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Nicolet and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of Nicolet, threatened against Nicolet and its Subsidiaries for any Taxes that they owe. Except as disclosed in Section 4.9(b) of the Nicolet Disclosure Schedules, no audit, examination or investigation related to Taxes paid or payable by Nicolet or any of its Subsidiaries is presently being conducted or, to the Knowledge of Nicolet, threatened by any Regulatory Authority. Neither Nicolet nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet delinquent) upon any of Nicolet’s or its Subsidiaries’ assets. Neither Nicolet nor its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   To the Knowledge of Nicolet, Nicolet and each of its Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(d)   It is the present intention of Nicolet to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).
(e)   Nicolet has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 4.10   Employee Benefits.
(a)   Except as disclosed in Section 4.10(a) of the Nicolet Disclosure Schedules, each Nicolet Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(b)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Nicolet’s Knowledge, threatened by, on behalf of, or against any Nicolet Benefit Plan or against the administrators or trustees or other fiduciaries of any Nicolet Benefit Plan that alleges a violation of applicable state or federal law or violation of any Nicolet Benefit Plan document or related agreement.
(c)   Neither Nicolet nor, to Nicolet’s Knowledge, any of its directors, officers, employees or any Nicolet Benefit Plan fiduciary has any liability for failure to comply with all applicable Legal Requirements for any action or failure to act in connection with the administration or investment of any Nicolet Benefit Plan. To Nicolet’s Knowledge, no party in interest (as defined in Code Section 4975(e)(2)) of any Nicolet Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(d)   As required in accordance with GAAP, all accrued contributions and other payments to be made by Nicolet or any Subsidiary to any Nicolet Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Nicolet Financial Statements, and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefor.

(e)   Except as set forth in Section 4.10(e) of the Nicolet Disclosure Schedules, each Nicolet Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter or may rely upon an opinion letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Nicolet’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Nicolet Benefit Plan or the tax-exempt status of any related trust.
Section 4.11   Books and Records.   The books of account, minute books, stock record books and other records of Nicolet and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Nicolet’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Nicolet and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Nicolet and its Subsidiaries.
Section 4.12   Compliance with Legal Requirements.   Nicolet and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Nicolet and each of its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Nicolet nor any of its Subsidiaries has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Nicolet or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.13   Legal Proceedings; Orders.
(a)   Except as set forth in Section 4.13(a) of the Nicolet Disclosure Schedules, since January 1, 2019, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Nicolet, threatened against or affecting Nicolet, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied, settled or terminated. No officer, director, employee or agent of Nicolet or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Nicolet or any of its Subsidiaries as currently conducted.
(b)   Neither Nicolet nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Nicolet, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.14   Absence of Certain Changes and Events.   Since December 31, 2020, Nicolet and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2020, there has not been any event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Nicolet.
Section 4.15   No Defaults.   To the Knowledge of Nicolet, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Nicolet, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Nicolet Material Contract.
Section 4.16   Compliance with Environmental Laws.   Nicolet and each Subsidiary of Nicolet has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 4.17   Transactions with Affiliates.   Since January 1, 2019, all transactions required to be disclosed by Nicolet pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Nicolet SEC Reports. No transaction, or series of related transactions, is currently proposed by Nicolet or any of its Subsidiaries or, to the Knowledge of Nicolet, by any other Person, to which Nicolet or any of its Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if consummated.
Section 4.18   Approval Delays.   To the Knowledge of Nicolet, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Nicolet Bank is an “eligible bank” (as such term is defined at 12 C.F.R. § 5.3(g). Nicolet Bank has not been informed that its status as an “eligible bank” will change within one (1) year.
Section 4.19   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of Nicolet or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Nicolet, threat thereof, by or with respect to any employees of Nicolet or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Nicolet, threatened, involving employees of Nicolet or any of its Subsidiaries. Neither Nicolet nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Nicolet and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that Nicolet or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Nicolet or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Nicolet, threatened with respect to Nicolet or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither Nicolet nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of Nicolet, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Nicolet or any of its Subsidiaries and, to the Knowledge of Nicolet, no such investigation is in progress.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Nicolet and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Nicolet and the Company following the Effective Time. Nicolet and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Nicolet shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Nicolet or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Nicolet (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Nicolet or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Nicolet: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws that is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Nicolet all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company and its Subsidiaries or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents relating to attorney-client privilege, confidential supervisory information or the disclosure of which would violate any applicable Legal Requirement.
(d)   All information obtained by Nicolet in accordance with this Section 5.1 shall be treated in confidence as provided in that certain confidentiality and non-disclosure agreement dated March 26, 2021, between Nicolet and the Company (the “Confidentiality Agreement”).
(e)   This Section 5.1 shall not require the disclosure of any information to Nicolet the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement, including the prohibitions on disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2); (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed; (iv) could result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege; or (v) relates to an Acquisition Proposal. If any of the restrictions in subsections (i) through (iv) of the preceding sentence shall apply, the Company and Nicolet will make, to the extent legally permissible, appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Nicolet to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Nicolet, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement (as disclosed in Section 5.2(b)(i) of the Company Disclosure Schedules): (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)   (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); provided, however, the Company may continue paying its regular quarterly dividend of $0.10 per share of Company Common Stock consistent with past practice and its regular quarterly dividends on the Company Preferred Stock, or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under the Company Benefit Plans and any repurchases as a result of net exercises of stock options);
(iii)   other than in the Ordinary Course of Business, amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Company Material Contract (other than as permitted by Section 5.2(b)(xiii)); (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;
(iv)   enter into loan transactions not in accordance with, or consistent with, past practices of the Bank;
(v)   (A) enter into any new credit or new lending relationships greater than $10,000,000; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a classified loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vi)   maintain an allowance for loan and lease losses which is not appropriate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii) fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days (it being understood that modifications of such loans consistent with regulatory COVID-19 relief guidelines and consistent with past practice shall not be a violation of this Section 5.2(b)(vii));
(viii)   sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business, including sales of Company Loans in the Ordinary Course of Business, and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)   purchase any equity security for its investment portfolio that is inconsistent with the Bank’s formal investment policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such investment policy;
(xi)   amend its articles of incorporation or its bylaws, or similar governing documents of the Bank;
(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xiii)   except as otherwise specifically provided herein, (A) except in the Ordinary Course of Business or as required by applicable Legal Requirements, materially increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or the Bank (collectively, the “Company Employees”), other than (1) ordinary course base salary increases for Company Employees, (2) incentive payments consistent with past practice and payment of prorated bonuses prior to the Closing Date in amounts consistent with past practices, and (3) Company contributions for 2021 to the deferred compensation plan on behalf of selected participants, provided in each case that the Company properly accrues for such expenses; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans other than as contemplated by Section 2.8 or Section 5.7, provided that the Company may take appropriate action to fully vest participants in the deferred compensation plan in their accounts; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement; or (F) conduct the administration of the Company Benefit Plans in any manner other than the Ordinary Course of Business;
(xiv)   hire any new employees with an annual salary in excess of $100,000;
(xv)   incur or guarantee any indebtedness for borrowed money other than deposits, overnight fed funds, Federal Home Loan Bank of Chicago advances not over six (6) months in maturity, or advances from the Federal Reserve Bank of Chicago, or enter into any capital lease or leases; or, except in the Ordinary Course of Business: (A) lend any money or pledge any of its credit in connection with any aspect of its business, whether as a guarantor, surety, issuer of a letter of credit or otherwise; (B) mortgage or otherwise subject to any lien any of its assets or sell, assign or transfer any of its assets in excess of $100,000 in the aggregate; or (C) incur any other liability or loss representing, individually or in the aggregate, over $100,000;
(xvi)   enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvii)   settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $150,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xviii)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility, other than the relocation of the Bank’s Appleton branch;
(xix)   make or change any material Tax elections, change or consent to any change in its or the Bank’s method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or
(xx) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Nicolet of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.
Section 5.4   Shareholders Meeting.   The Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, the Company Articles of Incorporation and the Company Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the WBCL, including by recommending that its shareholders vote in favor of this Agreement, and the Company and the Company Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement (an “Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with its financial advisor and outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its shareholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the WBCL, then, in submitting this Agreement at the Company Shareholders Meeting, the Company Board may make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation.
Section 5.5   Information Provided to Nicolet.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company in writing to Nicolet specifically for inclusion in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. The Company will have a duty to correct any material misleading statement specified by the Company for inclusion, and so included, in the Registration Statement or Joint Proxy Statement and any other documents filed with any Regulatory Authority. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Nicolet or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and its Subsidiaries shall cooperate with Nicolet and Nicolet Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Nicolet Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective upon consummation of the Bank Plan of Merger; provided, however, that the foregoing actions shall not unduly interfere with the business operations of the Company or its Subsidiaries. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Nicolet shall meet from time to time as the Company or Nicolet may reasonably request, to review the financial and operational affairs of the Company and its Subsidiaries, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Nicolet nor Nicolet Bank shall under any circumstance be permitted to exercise control of the Company or the Bank or any of the Company’s other Subsidiaries prior to the Effective Time; (b) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
Section 5.7   Company Benefit Plans.
(a)   In order to facilitate a clean transition, following receipt of all Requisite Regulatory Approvals, upon the reasonable request in writing by Nicolet, the Company shall take appropriate action to amend, suspend or terminate any Company Benefit Plan, other than those set forth on Section 5.7 of the Company Disclosure Schedules, up to fourteen (14) days prior to the anticipated Effective Time.
(b)   Prior to the Effective Time, the Company shall, in accordance with GAAP, accrue the costs associated with any contingent payments due or that could become due in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (including known terminations of employment in connection therewith) under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements.
(c)   Prior to the Effective Time, and notwithstanding any other provision of this Agreement, the Company shall have the right, in its sole discretion, to terminate and liquidate any of its non-qualified deferred compensation plans in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix).
(d)   Immediately prior to the Effective Time, and notwithstanding any other provision of this Agreement, the Company will terminate the employment agreements and, in consideration therefor, pay the amounts set forth on Section 5.7(d) of the Company Disclosure Schedules, provided that the restrictive covenants contained therein shall continue in full force and effect for the specified post-employment periods
(e)   Immediately prior to the Effective Time, and notwithstanding any other provision of this Agreement, the Company will fully pay out all deferred annual bonuses and any earned commission-based compensation to employees and, in accordance with the Company’s regular practices, pay all 2021 annual bonuses, without proration, for calendar year 2021 performance; provided that all employees receiving such bonus payments for the 2021 calendar year immediately prior to the Effective Time shall not be eligible for an annual incentive payment for any period in calendar year 2021 following the Effective Date.
(f)   Prior to the Effective Time, and notwithstanding any other provision of this Agreement, the Company shall have the right, in its sole discretion, to amend the Company Stock Plans and/or the stock option award agreements thereunder to the extent necessary to permit net exercise.

Section 5.8   Voting and Support Agreement.   Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Nicolet a voting and support agreement, in the form attached hereto as Exhibit B, approving this Agreement and the consummation of the Contemplated Transactions, executed by each director of the Company who holds Company Common Stock.
Section 5.9   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons other than Nicolet with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one (1) Business Day advise Nicolet of the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Nicolet apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)   The Company agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal, from a Person other than Nicolet, after the execution of this Agreement and prior to the receipt of the Company Shareholder Approval, and the Company Board concludes in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions could be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Nicolet shall be promptly furnished to Nicolet); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to Nicolet of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company Board continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
(c)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
Section 5.10   Company Preferred Stock.   The Company shall cause the redemption of all of the outstanding shares of Company Preferred Stock in accordance with the terms of the Company Preferred Stock set forth in the Company Articles of Incorporation so that no shares of Company Preferred Stock are outstanding no later than immediately prior to the Effective Time.
Section 5.11   Calculation of Tangible Common Equity.   The Company shall deliver the calculation of Tangible Common Equity to Nicolet, accompanied by appropriate supporting detail, no later than the close of business on the fifth (5th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Nicolet and its independent auditors, which approval shall not be unreasonably withheld.
ARTICLE 6
NICOLET’S COVENANTS
Section 6.1   Operation of Nicolet and Nicolet Subsidiaries.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless prior written consent of the

Company shall have been obtained, and except as otherwise expressly contemplated herein, Nicolet covenants and agrees that it shall take no action that would reasonably be expected to (a) materially adversely affect the ability of Nicolet to obtain any Requisite Regulatory Approvals required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in Sections 8.5 and 9.5, or (b) that would reasonably be expected to materially adversely affect the ability of Nicolet to perform its covenants and agreements under this Agreement.
Section 6.2   Notice of Changes.   Nicolet will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Nicolet; or (b) would cause or constitute a material breach of any of Nicolet’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9; provided, however, that a failure to comply with this section shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.
Section 6.3   Nicolet Shareholders Meeting.   Nicolet shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the WBCL, Nicolet Articles of Incorporation and Nicolet Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders (the “Nicolet Shareholders Meeting”) for the purpose of obtaining the Nicolet Shareholder Approval. Nicolet and Nicolet Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the WBCL, and in favor of the issuance of Nicolet Common Stock pursuant to this Agreement required by the Nasdaq Rules, including by recommending that its shareholders vote in favor of the adoption and approval of this Agreement and stock issuance, and Nicolet and Nicolet Board will not make an Adverse Recommendation. An Adverse Recommendation made by the Nicolet Board shall be deemed to be a material breach of this Agreement.
Section 6.4   Indemnification.
(a)   From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was a director or officer of the Company or any Subsidiary of the Company, (2) any natural person who, while a director or officer of the Company or any Subsidiary of the Company, is or was serving either pursuant to the Company’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to the Company or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while a director or officer of the Company or any Subsidiary of the Company, is or was serving an employee benefit plan because his or her duties to the Company or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Party”), against any and all reasonable fees (including reasonable attorneys’ fees), costs, charges, disbursements and other expenses actually and reasonably incurred by the Indemnified Party (collectively, “Expenses”) in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves federal, state or local law and which is brought by or in the right of any Person (any such action, an “Indemnification Proceeding”) to which the Indemnified Party was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.4(a), to the extent that such Indemnified Party has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.
(b)   From and after the Effective Time, Nicolet shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (1) any natural person who is or was an employee or agent of the Company or any Subsidiary of the Company, (2) any natural person who, while an employee or agent of the Company or any Subsidiary of the Company, is or was serving either pursuant to the Company’s or such Subsidiary’s specific request or as a result of the nature of such person’s duties to the Company or to such Subsidiary as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, partnership joint venture, trust or other enterprise, and (3) any natural person who, while an employee or agent of the Company or any Subsidiary of the Company, is or was serving an employee benefit plan because his or her duties to the Company or to such Subsidiary also imposed duties on, or otherwise involved services by, the person to the plan or to participants in or beneficiaries of the plan (each, an “Indemnified Employee”), against any and all Expenses in connection with any Indemnification Proceeding to which the Indemnified Employee was made a party by virtue of his or her service in any of the capacities set forth above in clauses (1) through (3) of this Section 6.4(b), to the extent that such Indemnified Employee has been successful on the merits or otherwise in the defense of such Indemnification Proceeding.
(c)   From and after the Effective Time, Nicolet shall indemnify and hold harmless any Indemnified Party against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Party in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Company or to any Subsidiary of the Company which constituted: (1) a willful failure to deal fairly with the Company, any Subsidiary of the Company, or the respective shareholders thereof in connection with a matter in which the Indemnified Party had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Party derived an improper personal benefit, or (4) willful misconduct.
(d)   From and after the Effective Time, Nicolet may indemnify and hold harmless any Indemnified Employee against any obligation to pay a judgment, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, or the agreement to pay any amount in settlement of an Indemnification Proceeding, and pre- and post-judgment interest related thereto, and any Expenses incurred by such Indemnified Employee in connection with an Indemnification Proceeding, unless it shall be proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Company or to any Subsidiary of the Company which constituted: (1) a willful failure to deal fairly with the Company, any Subsidiary of the Company, or the respective shareholders thereof in connection with a matter in which the Indemnified Employee had a material conflict of interest, (2) a violation of the criminal law, unless the Indemnified Employee had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (3) a transaction from which the Indemnified Employee derived an improper personal benefit, or (4) willful misconduct. Any determination of whether an Indemnified Employee shall receive indemnification pursuant to this Section 6.4(d) shall be made at the sole and exclusive discretion of Nicolet.
(e)   Upon written request by an Indemnified Party who has been made party to an Indemnification Proceeding, Nicolet shall reimburse the Expenses of such Indemnified Party as incurred if the Indemnified Party provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to the Company and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Party was not entitled to indemnification for such amounts under the terms of this Agreement.
(f)   Upon written request by an Indemnified Employee who has been made party to an Indemnification Proceeding, Nicolet may reimburse the Expenses of such Indemnified Employee as incurred if the Indemnified Employee provides Nicolet with all of the following: (1) a written affirmation of his or her good faith belief that he or she did not breach or fail to perform his or her duties to the Company or to any Subsidiary of the Company and (2) a written undertaking, executed personally or on his or her behalf, to repay to Nicolet such reimbursements if and to the extent that it is ultimately determined that such Indemnified Employee was not entitled to indemnification for such amounts under the terms of this Agreement. Any determination of whether an Indemnified Employee shall receive reimbursement for Expenses as such Expenses are incurred pursuant to this Section 6.4(f) shall be made at the sole and exclusive discretion of Nicolet.
(g)   Notwithstanding any other provision of this Agreement, in order for any Indemnified Party or Indemnified Employee to be entitled to indemnification under this Agreement, such Indemnified Party or

Indemnified Employee must make a written request to Nicolet. This written request shall contain a declaration that Nicolet shall have the right to exercise all rights and remedies available to such Indemnified Party or Indemnified Employee against any other Party arising out of or related to the Indemnification Proceeding for which indemnification is being sought and that the Indemnified Party or Indemnified Employee has assigned to Nicolet all such rights and remedies. Nicolet shall have no obligation to indemnify any Indemnified Party or Indemnified Employee under this Agreement if and to the extent that such Indemnified Party or Indemnified Employee has previously received indemnification or allowance for Expenses from any Party in connection with the same Indemnification Proceeding.
(h)   For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Nicolet shall maintain a directors’ and officers’ liability insurance policy or policies covering each Indemnified Party and Indemnified Employee covered by the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, on and subject to terms and conditions no less advantageous to the insureds than the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Nicolet be required to expend annually in the aggregate an amount in excess of 250% of the amount of the aggregate premiums paid by the Company for fiscal year 2020 for such purpose and, if Nicolet is unable to maintain such policy (or substitute policy) as a result of this proviso, Nicolet shall obtain a policy or policies of insurance with substantially similar terms and conditions as may then be available, and with an equal or lesser claims reporting time period as may then be available for payment of such amount; provided further, that in lieu of the obligations of this subsection, Nicolet may request that the Company obtain, and upon such request the Company shall obtain, such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time) at Nicolet’s sole expense.
(i)   If Nicolet or any of its successors or assigns shall (i) consolidate with or merge into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Nicolet shall use commercially reasonable efforts to cause proper provision to be made so that the successor and assign of Nicolet assumes the obligations set forth in this Section 6.4.
(j)   The provisions of this Section 6.4 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, each Indemnified Employee, his or her heirs, and his or her legal representatives.
Section 6.5   Board Representation.
(a)   On or prior to the Effective Time, Nicolet shall cause the Company Director to be added to the board of directors of the Surviving Entity and Nicolet Bank. No other directors or employees of the Company shall be designated to serve on the board of directors of the Surviving Entity or Nicolet Bank at the Effective Time. The appointment of the Company Director to the board of directors of the Surviving Entity and Nicolet Bank shall be subject to the bylaws of the Surviving Entity and Nicolet Bank, respectively, and the Company Director must (i) be reasonably acceptable to the Nominating Committee of the Surviving Entity or Nicolet Bank, as applicable, and (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Entity or Nicolet Bank, as applicable, provided under applicable Legal Requirements and the practices and policies of such board that are generally applicable to its members.
(b)   Subject to and in accordance with the bylaws of the Surviving Entity, effective as of the Effective Time, the officers of Nicolet in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity.
Section 6.6   Authorization and Reservation of Nicolet Common Stock.   Nicolet Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Nicolet Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 6.7   Stock Exchange Listing.   Nicolet shall cause all shares of Nicolet Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Capital Market prior to the Closing Date.
Section 6.8   Assumption of Debt Instruments.   Nicolet agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Entity, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements that remains outstanding at Closing, including in connection with the TRUPS Assumption and the Subordinated Notes Assumption.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   Nicolet and its Subsidiaries will use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, the Company will cooperate with Nicolet and its Subsidiaries with respect to the foregoing, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Nicolet and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Nicolet and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, the Company and Nicolet shall prepare and file with the SEC the Joint Proxy Statement and Nicolet shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Nicolet shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s shareholders, and Nicolet will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Nicolet’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Nicolet will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Nicolet Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Nicolet, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Nicolet or any Subsidiary of the Company or Nicolet, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Nicolet, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company or Nicolet, as applicable, shall promptly notify the other of such event, and the Company or Nicolet, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy

Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Nicolet’s shareholders.
Section 7.3   Publicity.   Neither the Company nor Nicolet shall, and neither the Company nor Nicolet shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Nicolet, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Nicolet; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules. Subject to the foregoing, Nicolet and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of Nicolet and the Company, mutually agreed upon by both parties. Thereafter, and subject to the limitations of this paragraph, Nicolet and the Company shall each use their reasonable best efforts to develop a joint communications plan with respect to the Contemplated Transactions and to ensure that all press releases and other public statements with respect to the Contemplated Transactions shall be consistent with such joint communications plan.
Section 7.4   Reasonable Best Efforts; Cooperation; Takeover Statutes.   Each of Nicolet and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Nicolet nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Nicolet and the Company will, and will cause each Subsidiary of Nicolet and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions. Without limiting the foregoing, none of Nicolet, the Company or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Contemplated Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 7.5   Tax Free Reorganization.
(a)   The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated thereunder. From and after the date of this Agreement and until the Effective Time, each of the Company and Nicolet shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Nicolet nor any Affiliate of Nicolet knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(b)   As of the date hereof, the Company does not know of any reason why it would not be able to deliver to Nicolet’s counsel, as of the date of the legal opinion referred to in Sections 8.8 and 9.8, a certificate substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel of Nicolet to deliver the legal opinion contemplated by Sections 8.8 and 9.8, and the Company hereby agrees to deliver such certificate effective as of the date of such opinion to counsel of Nicolet.
(c)   As of the date hereof Nicolet does not know of any reason (i) why it would not be able to deliver to its counsel, as of the date of the legal opinion referred to in Sections 8.8 and 9.8, a certificate substantially in compliance with the IRS Guidelines, to enable counsel of Nicolet to deliver the legal opinion contemplated by Sections 8.8 and 9.8; or (ii) why counsel of Nicolet would not be able to deliver the opinion required by Sections 8.8 and 9.8. Nicolet hereby agrees to deliver such certificate effective as of the date of such opinion to counsel of Nicolet.
(d)   Following the Effective Time, Nicolet will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d), except that Nicolet may transfer the Company’s historic business assets (i) to a corporation that is a member of Nicolet’s “qualified group,” within the meaning of Treas. Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Nicolet’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Nicolet’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of Treas. Reg. Section 1.368-1(d)(4)(iii).
Section 7.6   Employees; Employee Contracts; Employee Benefits.
(a)   All individuals employed by the Company or the Bank immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Nicolet as of the Closing. Following the Closing, Nicolet shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities that are made available to similarly-situated employees of Nicolet under the Nicolet Benefit Plans, provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Nicolet Benefit Plan; and (ii) until such time as Nicolet shall cause Covered Employees to participate in the Nicolet Benefit Plans, a Covered Employee’s continued participation in the Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Nicolet Benefit Plans may commence at different times with respect to each Nicolet Benefit Plan).
(b)   For all purposes (other than purposes of benefit accruals and, for plan year 2021 only, allocations of employer contributions under Nicolet’s 401(k) Plan) under the Nicolet Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Nicolet shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   Section 7.6 of the Nicolet Disclosure Schedules sets forth the severance payments that will be paid with respect to any eligible Covered Employee (exempt and non-exempt) who incurs a qualifying involuntary termination of employment in accordance with such schedule. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation agreement or other similar agreement (a “CIC Payment”) shall be entitled to receive the severance benefits described in this Section 7.6(d) or to otherwise receive severance benefits from Nicolet. Any Company employee who is eligible to receive a CIC Payment shall not receive any severance benefits as provided in this Section 7.6(d) but rather will be entitled to the CIC Payment payable under the terms of the applicable agreement.
Section 7.7   Section 16 Matters.   Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any disposition of Company Capital Stock or conversion of any derivative securities in respect of shares of Company Capital Stock or acquisition of Nicolet Common Stock, as applicable, in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.8   Shareholder Litigation.   Each of the Company and Nicolet shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Nicolet, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF NICOLET
The obligations of Nicolet to consummate the Contemplated Transactions and to take the other actions required to be taken by Nicolet at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Nicolet in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
Section 8.2   Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3   Shareholder Approvals.   Each of the Company Shareholder Approval and the Nicolet Shareholder Approval shall have been obtained, provided however that Nicolet Shareholder Approval shall not be a condition to Closing if the Nicolet Shareholder Approval is not required on the Closing Date by the WBCL or Nasdaq Rules.

Section 8.4   No Proceedings.   Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Nicolet Board to have a Material Adverse Effect on the Surviving Entity.
Section 8.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7   Officer’s Certificate.   Nicolet shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8   Tax Opinion.   Nicolet shall have received a written opinion of Bryan Cave Leighton Paisner LLP, addressed to the Company and Nicolet, in form and substance reasonably satisfactory to the Company and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 8.9   Stock Exchange Listing.   Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.
Section 8.10   Minimum Tangible Common Equity.   As of the Closing Date, the Company shall have Tangible Common Equity of no less than $163,000,000.
Section 8.11   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or the Bank that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
Section 8.12   Consents.   The Company shall have obtained or caused to be obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties as set forth on Section 8.12 of the Company Disclosure Schedules that are required to effect the Contemplated Transactions.
Section 8.13   Supplemental Indentures.   The Company and Nicolet shall deliver, or cause to be delivered, the Supplemental Indentures.
Section 8.14   Company Preferred Stock.   As of the Closing Date, the Company shall have caused the redemption of all outstanding shares of Company Preferred Stock.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1   Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of Nicolet set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Nicolet set forth in this Agreement (including the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Nicolet; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
Section 9.2   Performance by Nicolet.   Nicolet shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Shareholder Approvals.   Each of the Company Shareholder Approval and the Nicolet Shareholder Approval shall have been obtained, provided however that Nicolet Shareholder Approval shall not be a condition to Closing if the Nicolet Shareholder Approval is not required on the Closing Date by the WBCL or Nasdaq Rules.
Section 9.4   No Proceedings.   Since the date of this Agreement, there must not have been commenced or be pending any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officer’s Certificate.   The Company shall have received a certificate signed on behalf of Nicolet by an executive officer of Nicolet certifying as to the matters set forth in Sections 9.1 and 9.2.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of Bryan Cave Leighton Paisner LLP, addressed to the Company and Nicolet, in form and substance reasonably satisfactory to the Company and Nicolet, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Nicolet will be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 9.9   Stock Exchange Listing.   Nicolet shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Nicolet Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Nicolet Common Stock.
Section 9.10    Supplemental Indentures.   The Company and Nicolet shall deliver, or cause to be delivered, the Supplemental Indentures.
Section 9.11   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Nicolet or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Nicolet.

ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Nicolet:
(a)   by mutual consent of the Nicolet Board and the Company Board, each evidenced by appropriate written resolutions;
(b)   by Nicolet, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 8.1 and Section 8.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Nicolet to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(c)   by the Company, if Nicolet shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 9.1 and Section 9.2 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations or representations and warranties under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)   by Nicolet or the Company, if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Shareholder Approval or the Nicolet Shareholder Approval (if the Nicolet Shareholder Approval is required on the Closing Date by the WBCL or Nasdaq Rules) is not obtained following the Company Shareholders Meeting or the Nicolet Shareholders Meeting, respectively; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described above;
(e)   by Nicolet or the Company, if the Effective Time shall not have occurred at or before June 22, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f)   by Nicolet or the Company, if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)   by Nicolet, prior to receipt of the Company Shareholder Approval, if the Company Board makes an Adverse Recommendation;
(h)   by the Company, prior to receipt of the Company Shareholder Approval pursuant to Section 5.9;

(i)   by the Company, prior to receipt of the Nicolet Shareholder Approval, if the Nicolet Board makes an Adverse Recommendation; or
(j)   by Company, at any time during the five (5) Business Day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:
(i) the Nicolet Market Value as of the Determination Date is less than $65.83 per share; and
(ii) (A) the number obtained by dividing (I) the Nicolet Market Value as of the Determination Date, by (II) $77.45, is less than (B) the number obtained by subtracting 0.15 from the Index Ratio;
provided, however, that if Company elects to exercise its termination right pursuant to this Section 10.1(j), it shall give written notice to Nicolet. Within five (5) Business Days following receipt of such notice, Nicolet may, at its sole option (the “Fill Option”), offer to increase the Exchange Ratio to equal the lesser of:
(A) the product of (I) quotient obtained by dividing $77.45 by the Nicolet Market Value as of the Determination Date, (II) the Exchange Ratio, and (III) the Index Ratio minus 0.15 (rounded to the nearest ten-thousandth); or
(B) the product of (I) the quotient obtained by dividing $77.45 by the Nicolet Market Value as of the Determination Date, (II) the Exchange Ratio, and (III) 0.85 (rounded to the nearest ten-thousandth).
If Nicolet elects to exercise its Fill Option pursuant to this Section 10.1(j), it shall give prompt written notice to Company of such election and any references to “Merger Consideration” in this Agreement shall thereafter be deemed to refer to the Merger Consideration as adjusted pursuant to this Section 10.1(j). If Nicolet or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(j).
For purposes of this Section 10.1(j), the following definitions apply:
“Determination Date” means the fifteenth (15th) Business Day prior to the scheduled Closing Date, as extended from time to time.
“Final Index Price” means the sum of the Final Prices of each company comprising the Index.
“Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty (20) trading day period immediately preceding the Determination Date.
“Index” means the SNL U.S. Bank $5B-$10B Index or, if such index is not available, such substitute or similar index as substantially replicates the SNL U.S. Bank $5B-$10B Index.
“Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.
“Initial Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty (20) trading day period immediately preceding the date of this Agreement.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Nicolet Market Value” means, as of any specified date, the volume weighted average closing price of Nicolet Common Stock on the Nasdaq Capital Market over the twenty (20) trading day period immediately preceding such specified date.

Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from any willful and material breach by that party of this Agreement.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and the Company.
(b)   If this Agreement is terminated by Nicolet pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Nicolet, within two (2) Business Days after such termination, the amount of $10,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Nicolet shall designate.
(c)   If (i) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the Company shareholders or the Company Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (ii) thereafter this Agreement is terminated by the Company or Nicolet pursuant to (A) Section 10.1(e) based on the failure to obtain the Company Shareholder Approval or (B) Section 10.1(d)(iii) based on the failure to obtain the Company Shareholder Approval, and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive written agreement with any Person with respect to such Acquisition Proposal referred to in Section 10.3(c)(i), then the Company shall pay to Nicolet, within two (2) Business Days after execution of such definitive written agreement, the Termination Fee by wire transfer of immediately available funds to such account as Nicolet shall designate.
(d)   All payments made pursuant to this Section 10.3 shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.
Section 11.3   Assignments, Successors and No Third Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval and/or Nicolet Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s and Nicolet’s shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Nicolet, to:
Nicolet Bankshares, Inc.
111 N. Washington Street
Green Bay, WI 54301
Telephone:    (920) 430-7318
Email:         mdaniels@nicoletbank.com
Attention:    Michael E. Daniels
with copies to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, NW
Atlanta, GA 30309-3488

Telephone:     (404) 572-6810
Email:          Robert.Klingler@bclplaw.com
Attention:     Robert D. Klingler
If to the Company, to:
County Bancorp, Inc.
2400 South 44th Street
Manitowoc, WI 54221
Telephone:    (920) 686-9998
Email:          tschneider@icbk.com
Attention:     Timothy J. Schneider
with copies to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone:    (312) 629-7329
Email:          robert.fleetwood@bfkn.com
Attention:     Robert M. Fleetwood
or to such other Person or place as the Company shall furnish to Nicolet or Nicolet shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if sent by electronic mail, upon receipt.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   “Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or the Bank, a proposal for a merger, consolidation or other business combination involving the Company or the Bank or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or the Bank, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(b)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(c)   “Bank” means Investors Community Bank, a wholly-owned subsidiary of the Company.
(d)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Nicolet Bank pursuant to the Bank Plan of Merger.
(e)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Wisconsin are authorized or required by law or other government action to close.
(f)   “Company Articles of Incorporation” means the Third Amended and Restated Articles of Incorporation of the Company.
(g)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind; or (vii) change in control agreement or employment or severance agreement; in each case, with respect to clauses (i) through (vii) of this definition, to which contributions have been made by the Company or the Bank or any Company ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of the Company or the Bank or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which the Company or the Bank has liability, including by reason of having a Company ERISA Affiliate.
(h)   “Company Board” means the board of directors of the Company.
(i)   “Company Bylaws” means the Third Amended and Restated Bylaws of the Company.
(j)   “Company Capital Stock” means Company Common Stock and Company Preferred Stock.
(k)   “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
(l)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or the Bank for purposes of Section 414(b), (c), (m) and (o) of the Code.
(m)   “Company Regulatory Reports” means (i) the Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only — FFIEC 041 of the Bank for periods between January 1, 2019 and December 31, 2020, as filed with the FDIC; (ii) the Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only — FFIEC 041 of the Bank with respect to periods ended subsequent to December 31, 2020, as filed with the FDIC; (iii) the Parent Company Only Financial Statements for Small Holding Companies, Form FR Y-9SP, of the Company for the periods ended December 31, 2020, June 30, 2020, December 31, 2019 and June 30, 2019; and (iv) the Parent Company Only Financial Statements for Small Holding Companies, Form FR Y-9SP, of the Company with respect to periods ended subsequent to December 31, 2020.
(n)   “Company SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since January 1, 2019. For the avoidance of doubt, Company SEC Reports shall not include filings made with the SEC pursuant to Section 13 or Section 16 by shareholders, directors or officers of the Company.
(o)   “Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with the WBCL and the Company Articles of Incorporation.
(p)   “Company Stock Plans” means the County Bancorp Inc. 2012 Equity Incentive Compensation Plan, the County Bancorp, Inc. 2016 Long Term Incentive Plan, and the County Bancorp, Inc. 2021 Long-Term Incentive Plan.
(q)   “Company Subordinated Note Indentures” means the Indenture, dated May 30, 2018, by and between the Company and U.S. Bank National Association, as trustee, and the Indenture, dated June 30, 2020, by and between the Company and U.S. Bank National Association, as trustee.
(r)   “Company Trusts” means the County Bancorp Statutory Trust II, County Bancorp Statutory Trust III and Fox River Valley Capital Trust I.
(s)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by Nicolet and the Company of their respective covenants and obligations under this Agreement; and (iv) Nicolet’s issuance of shares of Nicolet Common Stock pursuant to the Registration Statement, the Per Share Cash Consideration, and cash in lieu of fractional shares, in exchange for shares of Company Common Stock.
(t)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(u)   “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(v)   “CRA” means the Community Reinvestment Act, as amended.
(w)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(x)   “DOL” means the U.S. Department of Labor.
(y)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(z)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Nicolet, the Company or any of their respective Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(aa)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(bb)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(cc)   “FDIC” means the Federal Deposit Insurance Corporation.
(dd)   “Federal Reserve” means the Board of Governors of the Federal Reserve System.
(ee)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(ff)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(gg)   “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.
(hh)   “IRS” means the U.S. Internal Revenue Service.
(ii)   “Joint Proxy Statement” means a joint proxy statement prepared by Nicolet and the Company for use in connection with the Company Shareholders Meeting and Nicolet Shareholders Meeting, all in accordance with the rules and regulations of the SEC.
(jj)   “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of: (i) with respect to Nicolet, the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Nicolet; or (ii) with respect to the Company, the president, chief financial officer or secretary of the Company or the chief banking officer of the Bank.
(kk)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(ll)   “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, safety or any other Law, order, directive, guideline, guidance or recommendation promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in response to or relating in any way to the novel coronavirus disease, COVID-19 virus (SARS-COV-2) (or any mutation or variation thereof or related health condition, or any related or associated epidemics, pandemics or disease outbreaks); and (F) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith, including Transaction Costs, Severance Costs, and the response of customers, vendors, licensors, investors, or employees; except with respect to clauses (A), (B), (C), (D) and (E), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(mm)   “Nasdaq Rules” means the listing rules of the Nasdaq Capital Market.
(nn)   “Nicolet Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Nicolet, as amended.
(oo)   “Nicolet Bank” means Nicolet National Bank, a wholly-owned subsidiary of Nicolet.
(pp)   “Nicolet Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Nicolet or any of its Subsidiaries or any Nicolet ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Nicolet or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Nicolet or any of its Subsidiaries has liability, including by reason of having a Nicolet ERISA Affiliate.
(qq)   “Nicolet Board” means the board of directors of Nicolet.
(rr)   “Nicolet Bylaws” means the Nicolet Amended and Restated Bylaws, as amended.
(ss)   “Nicolet Capital Stock” means Nicolet Common Stock and Nicolet Preferred Stock, collectively.
(tt)   “Nicolet Common Stock” means the common stock, $0.01 par value per share, of Nicolet.
(uu)   “Nicolet Common Stock Price” means the volume weighted average closing price of Nicolet Common Stock on the Nasdaq Capital Market over the twenty (20) trading day period immediately preceding the second (2nd) trading day prior to the Closing Date.
(vv)   “Nicolet Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under a Nicolet Stock Plan.
(ww)   “Nicolet ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Nicolet or any of its Subsidiaries for purposes of Section 414(b), (c), (m) or (o) of the Code.
(xx)   “Nicolet Material Contract” means any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act).
(yy)   “Nicolet Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of Nicolet, in accordance with the WBCL and Nicolet Articles of Incorporation, and approval of the issuance of the Nicolet Common Stock pursuant to this Agreement by the shareholders of Nicolet, in accordance with Nasdaq Rules.
(zz)   “Nicolet SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Nicolet with the SEC under the Securities Act, the Exchange Act, or the regulations of the SEC thereunder, since January 1, 2019. For the avoidance of doubt, Nicolet SEC Reports shall not include filings made with the SEC pursuant to Section 13 or Section 16 by shareholders, directors or officers of the Company.
(aaa)   “Nicolet Stock Plans” means any of the following:
Nicolet Bankshares, Inc. 2002 Stock Incentive Plan.
Nicolet Bankshares, Inc. 2010 Equity Incentive Plan.
Nicolet Bankshares, Inc. 2011 Long-Term Incentive Plan, as amended.
(bbb)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(ccc)   “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ddd)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(eee)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(fff)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(ggg)   “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(hhh)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(iii)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Nicolet Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.
(jjj)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Nicolet, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(kkk)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(lll)   “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.
(mmm)   “SEC” means the Securities and Exchange Commission.
(nnn)   “Securities Act” means the Securities Act of 1933, as amended.
(ooo)   “Severance Costs” shall mean any and all amounts in the nature of compensation paid or payable pursuant to any agreement with any employee of the Company, the Bank or any other Subsidiary of the Company, as determined on an after-tax basis, that is contingent upon a change in control of the Company or a sale of a substantial portion of the assets of the Company, regardless of whether such payment is due or made before, on or after the Closing Date, and regardless of whether such payments are subject to termination of employment or other events that may occur after the Closing Date. For the avoidance of doubt, all such payments that could become due after a change in ownership upon voluntary termination of employment of an executive under any employment agreement would be considered a Severance Cost.
(ppp)   “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(qqq)   “Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to the Company shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Stephens, Inc., or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

(rrr)   “Takeover Statutes” means any provisions of any potentially applicable “moratorium,” “control share,” “fair price,” “business combination,” “takeover” or “interested shareholder” law.
(sss)   “Tangible Assets” means, as of the Closing Date, the total assets of the Company, calculated in accordance with GAAP, consistently applied, less any Intangible Assets.
(ttt)   “Tangible Common Equity” means the excess of Tangible Assets over the total liabilities of the Company, calculated in accordance with GAAP (which calculation, for the avoidance of doubt, will include total assets minus only goodwill and deposit based intangibles) as of the Closing Date, as adjusted to exclude: (i) Transaction Costs; (ii) Severance Costs (to the extent such Transaction Costs and Severance Costs are set forth in Section 12.1(ttt) of the Company Disclosure Schedules); (iii) any changes to the valuation of the Company (or the Bank) investment portfolio attributed to ASC 320, whether upward or downward, from March 31, 2021; and (iv) any realized gains or losses on Company Investment Securities realized between March 31, 2021 and the Closing Date in a trade that was not objected to in advance of such trade by Nicolet.
(uuu)   “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(vvv)   “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(www)   “Transaction Costs” shall mean any and all amounts incurred by the Company or Nicolet, as determined on an after-tax basis, whether or not paid by the Company or Nicolet and whether incurred before, on or after the date of this Agreement, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.
(xxx)   “Transition Date” means, with respect to any Covered Employee, the date Nicolet commences providing benefits to such employee with respect to each New Plan.
(yyy)   “U.S.” means the United States of America.
(zzz)   “WBCL” means the Wisconsin Business Corporation Law, as amended.
Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Nicolet referred to in this Agreement (the “Company Disclosure Schedules” and the “Nicolet Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Nicolet to the other before the date of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company or Nicolet in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
(e)   No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of any Regulatory Authority by any party hereto to the extent prohibited by a Legal Requirement, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
Nicolet:	Company:
Nicolet Bankshares, Inc.	County Bancorp, Inc.
By: /s/ Michael E. Daniels	By: /s/ Timothy J. Schneider
Name: Michael E. Daniels	Name: Timothy J. Schneider
Title: President and Chief Executive Officer	Title: President
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF PLAN OF BANK MERGER
PLAN OF MERGER
BY AND BETWEEN
NICOLET NATIONAL BANK
AND
INVESTORS COMMUNITY BANK
This Plan of Merger (the “Plan”) is made and entered into as of the 22nd day of June, 2021, by and between Nicolet National Bank, a bank organized under the laws of the United States of America and located in Green Bay, Wisconsin, and Investors Community Bank, a bank organized under the laws of the State of Wisconsin and located in Manitowoc, Wisconsin (“Investors”).
W I T N E S S E T H:
WHEREAS, Nicolet Bankshares, Inc. (“Nicolet”) and County Bancorp, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Agreement”) dated June 22, 2021, pursuant to which the Company will merge with and into Nicolet;
WHEREAS, pursuant to the Agreement and the terms of this Plan, Investors will merge with and into Nicolet National Bank (the “Bank Merger”);
NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:
1.   Merger.   Pursuant to the provisions of Subchapter VII of the Wisconsin Banking Law and Section 215a of the National Bank Act, Investors shall be merged with and into Nicolet National Bank. Nicolet National Bank shall be the survivor of the Bank Merger (the “Resulting Bank”), and shall operate with the name “Nicolet National Bank.” The Resulting Bank shall be liable for all liabilities of Investors in accordance with the provisions of 12 USC 215a(a)(4).
2.   Effective Date of the Merger.   The Bank Merger shall become effective on the date that Articles of Merger reflecting the Bank Merger become effective with the Office of the Comptroller of the Currency (the “Effective Date”).
3.   Location, Articles and Bylaws and Directors and Executive Officers of the Resulting Bank.    On the Effective Date of the Bank Merger:
(a)   The main office of the Resulting Bank shall be located at the main office of Nicolet National Bank immediately prior to the Effective Date.
(b)   The Articles of Association of the Resulting Bank shall be the Articles of Association of Nicolet National Bank in effect immediately prior to the Effective Date. The Bylaws of the Resulting Bank shall be the Bylaws of Nicolet National Bank in effect immediately prior to the Effective Date of the Merger.
(c)   From and after the Effective Date, the executive officers of the Resulting Bank shall be the executive officers of Nicolet National Bank immediately prior to the Effective Date of the Merger. From and after the Effective Date, the directors of the Resulting Bank shall be (i) the directors of Nicolet National Bank immediately prior to the Effective Date of the Merger and (ii) one (1) person from the Investors board of directors, to be designated by Investors and reasonably acceptable to Nicolet National Bank prior to the Effective Date. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with Articles of Association and Bylaws of Nicolet National Bank.

4.   Manner of Converting Shares.
(a)   By virtue of the Bank Merger, automatically and without any action on the part of the holder thereof, each of the shares of Investors common stock issued and outstanding immediately prior to the Effective Date shall be cancelled and retired at the Effective Date, and no consideration shall be issued in exchange therefor.
(b)   Upon and after the Effective Date, each issued and outstanding share of Nicolet National Bank common stock shall remain unchanged and shall continue to evidence the same number of shares of Nicolet National Bank common stock.
5.   Conditions Precedent to Consummation.   Consummation of the Bank Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Bank Merger from applicable regulatory authorities, (b) approval of the Plan by the Company, as sole shareholder of Investors, (c) approval of the Plan by Nicolet, as sole shareholder of Nicolet National Bank, and (d) closing of the merger of the Company and Nicolet.
6.   Termination.   This Plan may be terminated by the mutual consent of the parties at any time prior to the Effective Date. The Plan shall also be terminated automatically in the event the Agreement is terminated pursuant to the provisions of Article 10 thereof.
7.   Counterparts, Headings, Governing Law.   This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin and the National Bank Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.
NICOLET NATIONAL BANK
[BANK SEAL]	By:
Name: Michael E. Daniels
Title: President and Chief Executive Officer
ATTEST:

Eric J. Witczak
Secretary
[Signature Page to Bank Plan of Merger]

INVESTORS COMMUNITY BANK
[BANK SEAL]	By:
Name: Timothy J. Schneider
Title: Chief Executive Officer
ATTEST:

Mark A. Miller
Secretary
[Signature Page to Bank Plan of Merger]

EXHIBIT B
FORM OF VOTING AND SUPPORT AGREEMENT
Nicolet Bankshares, Inc.
Attention: Chief Executive Officer
Ladies and Gentlemen:
The undersigned is a shareholder of County Bancorp, Inc. (the “Company”), a Wisconsin corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. This Voting and Support Agreement relates to the Agreement and Plan of Merger, dated as of June 22, 2021 (the “Agreement”), between the Company and Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”). Under the terms of the Agreement, the Company will be merged into and with Nicolet (the “Merger”), and the shares of the Company’s common stock, $0.01 par value per share (the “Company Common Stock”) will be converted into and exchanged for the Merger Consideration pursuant to the Agreement. This Voting and Support Agreement represents an agreement between the undersigned and Nicolet regarding certain rights and obligations of the undersigned in connection with the Merger.
In consideration of the execution and delivery by Nicolet of the Agreement and the mutual covenants, conditions and agreements contained herein and therein, the receipt and sufficiency of which is hereby acknowledged, the undersigned and Nicolet, intending to be legally bound, hereby agree as follows:
1.   Vote on the Merger.   The undersigned agrees to vote all shares of Company Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement and the transactions contemplated thereby, unless Nicolet is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Company Common Stock over which the undersigned has or shares voting power solely in a fiduciary capacity on behalf of any person, if the undersigned determines, in good faith after consultation with legal counsel, that such a vote would cause a breach of fiduciary duty to such other person.
2.   Restriction on Transfer.   The undersigned further agrees that the undersigned will not, without the prior written consent of Nicolet, transfer any shares of Company Common Stock prior to the earlier of the Effective Time or the Termination Date, each such term as set forth in the Agreement, except (a) by operation of law, (b) by will, (c) under the laws of descent and distribution, (d) with the prior written consent of Nicolet, which consent shall not be unreasonably withheld, for any sales, assignments, transfers or other dispositions necessitated by hardship, (e) with the prior written consent of Nicolet, which consent shall not be unreasonably withheld, for any transfers related to estate planning, provided that the transferee agrees to be bound by the terms of this Voting and Support Agreement, or (f) as Nicolet may otherwise agree in writing.
3.   No Agreement as Director or Officer.   The undersigned makes no agreement or understanding in this Voting and Support Agreement in the undersigned’s capacity as a director or officer of the Company or any of its Subsidiaries, and nothing in this Voting and Support Agreement: (a) will limit or affect any actions or omissions taken by the undersigned in the undersigned’s capacity as such a director or officer, including exercising rights under the Agreement, and no such actions or omissions shall be deemed to be a breach of this Voting and Support Agreement, or (b) will be construed to prohibit, limit or restrict the undersigned from exercising the undersigned’s fiduciary duties as an officer or director to the Company or its shareholders.
4.   Miscellaneous.   This Voting and Support Agreement is the complete agreement between Nicolet and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, or electronic mail using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Voting and Support Agreement shall be governed by the laws of the State of Wisconsin.

5.   Termination.   This Voting and Support Agreement shall terminate upon the earliest of (a) the mutual written agreement of the undersigned and Nicolet, (b) the Effective Time, (c) the termination of the Agreement in accordance with its terms, (d) any reduction in the Merger Consideration, extension of the Termination Date, change in the type of merger consideration, or other amendment, modification, waiver or change to the Agreement that is material and adverse to the undersigned and not consented to in advance in writing by the undersigned, and (e) December 31, 2024. For the avoidance of doubt, a decline in Nicolet’s stock price shall not be considered a reduction in the merger consideration.
6.   Capitalized Terms.   Unless otherwise defined herein, all capitalized terms in this Voting and Support Agreement shall have the same meaning as given such terms in the Agreement.
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This Voting and Support Agreement is executed as of the 22nd day of June, 2021.
Very truly yours,

Signature

Print Name

Address
E-mail address
[Signature Page to Voting and Support Agreement]

AGREED TO AND ACCEPTED as of
June 22, 2021
NICOLET BANKSHARES, INC.
By:
Name:
Its:
111 N. Washington Street Green Bay, WI 54301
E-mail address
[Signature Page to Voting and Support Agreement]

Appendix B
June 21, 2021
Board of Directors
County Bancorp, Inc.
2400 South 44th Street
Manitowoc, WI 54220
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger of County Bancorp, Inc. (the “Company”) with and into Nicolet Bankshares, Inc. (the “Buyer”) (collectively, the “Transaction”). You have requested that we provide our opinion (the “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether the consideration to be received by the shareholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.
The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Merger (the “Agreement”) by and between the Company and the Buyer. Pursuant to the Agreement and for purposes of our Opinion, we understand that the consideration expected to be exchanged by the Buyer for the outstanding common stock and common stock awards of the Company has an aggregate value of approximately $232.1 million. The consideration consists of the obligation to exchange for each share of Company common stock either 0.48 shares of Buyer common stock (the “Per Share Stock Consideration”) or $37.18 in cash (the Per Share Cash Consideration), or a combination thereof; provided, however, that the amount of cash issued by the Buyer may not be less than twenty-percent (20%) of the aggregate value of the total consideration to be given by the Buyer in the Transaction.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
reviewed certain audited financial statements and management reports regarding the Company and the Buyer;

(iii)
reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and the Buyer, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon consensus research estimates and upon financial projections and other information and assumptions concerning the Buyer provided by the management team of the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

June 21, 2021

(ix)
discussed with management of the Company and the Buyer the operations of and future business prospects for the Company and the Buyer and the anticipated financial consequences of the Transaction to the Company and the Buyer;

(x)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of the Company and the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Buyer. With respect to the financial forecasts prepared by the Company, including the forecasts of potential cost savings and potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company and the Buyer as to the future financial performance of the Company and the Buyer and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer. We have not made an independent analysis of the effects of the COVID-19 pandemic or related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of the Company or the Buyer. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Company and the Buyer, and we make a market in the stock of the Company and the Buyer. During the two years preceding the date of this letter, we served as co-placement agent in connection with the Company’s issuance of $17.4 million of subordinated notes due 2030, and we received customary fees in connection with such offering. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of the Company or of any other participant in the Transaction.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Shareholders.
June 21, 2021

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company or the Buyer will trade following the announcement of the Transaction.
This Opinion is for the use and benefit of the Board (in its capacity as such) solely for purposes of its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.
Very truly yours,
STEPHENS INC.
By:

Appendix C
June 21, 2021
The Board of Directors
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, WI 54301
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Nicolet Bankshares, Inc. (“Nicolet”) of the Aggregate Merger Consideration (as defined below) in the proposed merger of County Bancorp, Inc. (“County”) with and into Nicolet (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Nicolet and County. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Nicolet, County, or the holder of any shares of common stock, $0.01 par value per share, of County (“County Common Stock”), each share of County Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either (i) 0.48 of a share of common stock, $0.01 par value per share, of Nicolet (“Nicolet Common Stock,” and such fraction of a share of Nicolet Common Stock, the “Stock Consideration”) or (ii) $37.18 in cash (the “Cash Consideration”); provided that, in the aggregate, no more than 1,237,000 shares of County Common Stock shall be converted into the right to receive the Cash Consideration and the remaining outstanding shares of County Common Stock shall be converted into the Stock Consideration. The aggregate Stock Consideration and the aggregate Cash Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, following the Effective Time, Investors Community Bank, a wholly-owned subsidiary of County, will merge with and into Nicolet National Bank, a wholly-owned subsidiary of Nicolet, pursuant to a separate plan of merger (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Nicolet and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Nicolet and County. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell debt or equity securities of, Nicolet or County for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Nicolet (the “Board”) in rendering this opinion and will receive a fee from Nicolet for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Nicolet has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors — Nicolet Bankshares, Inc.
June 21, 2021

Other than in connection with the present engagement, in the past two years KBW has not provided investment banking or financial advisory services to Nicolet. In the past two years, KBW has not provided investment banking or financial advisory services to County. We may in the future provide investment banking and financial advisory services to Nicolet or County and receive compensation for such services. KBW is currently engaged to act as sole placement agent in connection with a private placement of Nicolet subordinated debt (the “Concurrent Nicolet Subordinated Debt Placement”), the proceeds of which are contemplated to be used in part to fund a portion of the aggregate Cash Consideration.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Nicolet and County and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated June 18, 2021 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Nicolet; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of Nicolet; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of County; (v) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of County; (vi) certain regulatory filings of Nicolet and County and their respective subsidiaries, including the quarterly reports on Form FR Y-9C or FR Y-9SP and call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarter ended March 31, 2021; (vii) certain other interim reports and other communications of Nicolet and County to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of Nicolet and County that were furnished to us by Nicolet and County or that we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Nicolet and County; (ii) the assets and liabilities of Nicolet and County; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Nicolet and County with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of County, as well as assumed County long-term growth rates provided to us by Nicolet management, all of which information was discussed with us by Nicolet management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) certain publicly available research analyst “street estimates” of Nicolet (which estimates reflect the estimated pro forma impact of Nicolet’s pending acquisition of Mackinac Financial Corporation (the “Mackinac Acquisition”)), as well as assumed Nicolet long-term growth rates provided to us by Nicolet management, all of which information was discussed with us by Nicolet management and used and relied upon by us at the direction of such management and with the consent of the Board; (vii) pro forma balance sheet and capital data of Nicolet as of March 31, 2021, as adjusted for the Mackinac Acquisition, which data was provided to and discussed with us by Nicolet management and used and relied upon by us at the direction of such management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on Nicolet (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Nicolet management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held with the respective managements of Nicolet and County regarding the past and current business operations, regulatory relations, financial condition and future prospects of Nicolet and County and such other matters as we have deemed relevant to our inquiry.

The Board of Directors — Nicolet Bankshares, Inc.
June 21, 2021

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Nicolet as to the reasonableness and achievability of the publicly available consensus “street estimates” of County, the publicly available research analyst “street estimates” of Nicolet, the assumed Nicolet and County long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Nicolet (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above, and the assumptions and bases for all such information, and we have assumed that all of the foregoing information has been reasonably prepared and represents, or in the case of the publicly available “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Nicolet management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We express no view or opinion as to the Mackinac Acquisition (or any terms, aspects, effects or implications thereof) and, with the consent of Nicolet, have assumed that the Mackinac Acquisition will be consummated as described to us by Nicolet management during the third quarter of 2021.
It is understood that the portion of the foregoing financial information of Nicolet and County that was provided to and discussed with us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of County and research analyst “street estimates” of Nicolet referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of Nicolet and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on Nicolet and County. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Nicolet or County since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Nicolet and County are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Nicolet or County, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Nicolet or County under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

The Board of Directors — Nicolet Bankshares, Inc.
June 21, 2021

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger, the Concurrent Nicolet Subordinated Debt Placement and the redemption of all outstanding shares of the preferred stock of County provided for in the Agreement (the “County Preferred Redemption”)) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ, in any respect material to our analyses, from the draft reviewed by us and referred to above) with no adjustments to the Aggregate Merger Consideration (including the allocation between cash and stock) and with no additional consideration or payments in respect of County Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Nicolet, County or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Nicolet that Nicolet has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Nicolet, County, the Merger and any related transaction, the Mackinac Acquisition, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to Nicolet. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger, the Concurrent Nicolet Subordinated Debt Placement and the County Preferred Redemption), including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof between stock and cash) or any such related transaction, any consequences of the Merger or any such related transaction to Nicolet, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, non-compete, consulting, voting, support, cooperation, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Nicolet to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Nicolet or the Board, (iii) any business, operational or other plans with respect to County or the pro forma entity that may be currently contemplated by Nicolet or the Board or that may be implemented by Nicolet or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation

The Board of Directors — Nicolet Bankshares, Inc.
June 21, 2021

to any of Nicolet’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Nicolet Common Stock or relative to the Aggregate Merger Consideration, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Nicolet, County or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Stock Consideration assumed to be paid in the Merger for purposes of our opinion, (vii) whether Nicolet has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration at the closing of the Merger, (viii) the election by holders of County Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration; (ix) the actual value of Nicolet Common Stock to be issued in connection with the Merger, (x) the prices, trading range or volume at which Nicolet Common Stock or County Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Nicolet Common Stock will trade following the consummation of the Merger, (xi) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xii) any legal, regulatory, accounting, tax or similar matters relating to Nicolet, County, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger, the Concurrent Nicolet Subordinated Debt Placement and the County Preferred Redemption), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Nicolet Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter (including, with respect to holders of County Common Stock, what election any such stockholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to Nicolet.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

APPENDIX D
MACKINAC FINANCIAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021
MACKINAC FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
	March 31, 2021	December 31, 2020

ASSETS
Cash and due from banks	$239,831	$218,901
Federal funds sold	3,661	76
Cash and cash equivalents	243,492	218,977
Interest-bearing deposits in other financial institutions	2,427	2,917
Securities available for sale	109,414	111,836
Federal Home Loan Bank stock	4,924	4,924
Loans:
Commercial	818,584	819,907
Mortgage	226,780	238,705
Consumer	18,392	18,980
Total Loans	1,063,756	1,077,592
Allowance for loan losses	(5,842)	(5,816)
Net loans	1,057,914	1,071,776
Premises and equipment	25,010	25,518
Other real estate held for sale	1,692	1,752
Deferred tax asset	2,492	3,303
Deposit based intangibles	4,200	4,368
Goodwill	19,574	19,574
Other assets	37,109	36,785
TOTAL ASSETS	$1,508,248	$1,501,730
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing deposits	$443,956	$414,804
NOW, money market, interest checking	478,181	450,556
Savings	137,134	130,755
CDs<$250,000	190,320	202,266
CDs>$250,000	10,337	15,224
Brokered	13,351	45,171
Total deposits	1,273,279	1,258,776
Federal funds purchased	—	—
Borrowings	53,459	63,479
Other liabilities	11,334	11,611
Total liabilities	1,338,072	1,333,866
SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital – No par value Authorized – 18,000,000 shares Issued and outstanding – 10,550,393 and 10,500,758 respectively	127,397	127,164
Retained earnings	41,721	39,318
Accumulated other comprehensive income
Unrealized gains on available for sale securities	1,641	1,965
Minimum pension liability	(583)	(583)
Total shareholders’ equity	170,176	167,864
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,508,248	$1,501,730

MACKINAC FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except per Share Data)
	Three Months Ended March 31,
	2021	2020
INTEREST INCOME:
Interest and fees on loans:
Taxable	$14,121	$14,613
Tax-exempt	20	74
Interest on securities:
Taxable	525	621
Tax-exempt	142	87
Other interest income	84	270
Total interest income	14,892	15,665
INTEREST EXPENSE:
Deposits	889	1,927
Borrowings	225	341
Total interest expense	1,114	2,268
Net interest income	13,778	13,397
Provision for loan losses	50	100
Net interest income after provision for loan losses	13,728	13,297
OTHER INCOME:
Deposit service fees	257	403
Income from mortgage loans sold on the secondary market	1,302	538
SBA/USDA loan sale gains	433	710
Net mortgage servicing fees	241	189
Realized security gains	36	—
Other	129	97
Total other income	2,398	1,937
OTHER EXPENSE:
Salaries and employee benefits	6,824	6,051
Occupancy	1,183	1,124
Furniture and equipment	842	802
Data processing	770	825
Advertising	113	212
Professional service fees	498	498
Loan origination expenses and deposit and card related fees	450	381
Writedowns and (gains) losses on other real estate held for sale	(52)	3
FDIC insurance assessment	140	150
Communications	241	213
Other	839	1,113
Total other expenses	11,848	11,372
Income before provision for income taxes	4,278	3,862
Provision for income taxes	398	811
NET INCOME	$3,880	$3,051
INCOME PER COMMON SHARE:
Basic	$0.37	$0.28
Diluted	$0.37	$0.28

MACKINAC FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME
(Dollars in Thousands)
(Unaudited)
	Three Months Ended March 31,
	2021	2020
Net income	$3,880	$3,051
Other comprehensive income
Change in securities available for sale:
Unrealized gains arising during the period	(375)	(1,106)
Reclassification adjustment for securities gains included in net income	(36)	—
Tax effect	87	232
Net change in unrealized gains on available for sale securities	(324)	(874)
Total comprehensive income	$3,556	$2,177

MACKINAC FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Dollars in Thousands)
(Unaudited)
	Three Months Ended March 31, 2021
	Shares of Common Stock	Common Stock and Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
Balance, beginning of period	10,500,758	$127,164	$39,318	$1,382	$167,864
Net income for period	—	—	3,880	—	3,880
Other comprehensive income
Net unrealized gain on securities available for sale	—	—	—	(324)	(324)
Total comprehensive income	—	—	3,880	(324)	3,556
Stock compensation	—	233	—	—	233
Issuance of common stock:
Restricted stock award vesting	49,635	—	—	—	—
Repurchase of common stock	—	—	—	—	—
Dividend on common stock	—	—	(1,477)	—	(1,477)
Balance, end of period	10,550,393	$127,397	$41,721	$1,058	$170,176

MACKINAC FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Dollars in Thousands)
(Unaudited)
	Three Months Ended March 31, 2020
	Shares of Common Stock	Common Stock and Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, beginning of period	10,748,712	$129,564	$615	$31,740	$161,919
Net income for period	—	—	3,051	—	3,051
Other comprehensive income
Net unrealized gain on securities available for sale	—	—	—	(874)	(874)
Total comprehensive income	—	—	3,051	(874)	2,177
Stock compensation	—	168	—	—	168
Issuance of common stock:
Restricted stock award vesting	25,521	—	—	—	—
Repurchase of common stock	(240,644)	(2,729)	—	—	(2,729)
Dividend on common stock	—	—	(1,475)	—	(1,475)
Balance, end of period	10,533,589	$127,003	$33,316	$(259)	$160,060

MACKINAC FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)
	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$3,880	$3,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	812	687
Provision for loan losses	50	100
Deferred tax expense, net	179	456
Gain on sale of loans sold in the secondary market	(1,168)	(447)
Origination of loans held for sale in the secondary market	(35,131)	(18,997)
Proceeds from sale of loans in the secondary market	36,597	16,900
(Gain) on sale other real estate held for sale and fixed assets	(52)	—
Writedown of other real estate held for sale	—	3
Stock compensation	233	168
Change in other assets	(339)	2,090
Change in other liabilities	(277)	(667)
Net cash provided by operating activities	4,784	3,344
Cash Flows from Investing Activities:
Net increase in loans	13,962	17,200
Net decrease in interest bearing deposits in other financial institutions	490	1,470
Purchase of securities available for sale	(4,338)	(17,873)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	6,279	9,988
Capital expenditures	(233)	(1,584)
Proceeds from sale of other real estate, premises and fixed assets	565	67
Net cash used in investing activities	16,725	9,268
Cash Flows from Financing Activities:
Net increase in deposits	14,503	19,704
Net activity on line of credit	—	3,000
Net decrease in fed funds purchased	—	16,565
New term debt issuance	—	10,000
Principal payments on borrowings	(10,020)	(10,431)
Repurchase of common stock	—	(2,729)
Dividend on common stock	(1,477)	(1,475)
Net cash provided by financing activities	3,006	34,634
Net increase in cash and cash equivalents	24,515	47,246
Cash and cash equivalents at beginning of period	218,977	49,826
Cash and cash equivalents at end of period	$243,492	$97,072
Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$1,356	$2,242
Income taxes	—	—
Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale	448	155
Transfers of Other Real Estate Held for Sale to Fixed Assets	—	—

MACKINAC FINANCIAL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The unaudited condensed consolidated financial statements of Mackinac Financial Corporation (the “Corporation”) have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The unaudited consolidated financial statements and footnotes thereto should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.
In order to properly reflect some categories of other income and other expenses, reclassifications of expense and income items have been made to prior period numbers. The “net” other income and other expenses were unchanged by these reclassifications.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, the valuation of foreclosed real estate, deferred tax assets, mortgage servicing rights, the assessment of goodwill for impairment, and the fair value of assets and liabilities acquired in business combinations.
Acquired Loans
Loans acquired with evidence of credit deterioration since inception and for which it is probable that all contractual payments will not be received are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”). These loans are recorded at fair value at the time of acquisition, with no carryover of the related allowance for loan losses. Fair value of acquired loans is determined using a discounted cash flow methodology based on assumptions about the amount and timing of principal and interest payments, principal prepayments and principal defaults and losses, and current market rates.
In recording the fair values of acquired impaired loans at acquisition date, management calculates a non-accretable difference (the credit component of the purchased loans) and an accretable difference (the yield component of the purchased loans).
Over the life of the acquired loans, management continues to estimate cash flows expected to be collected. We evaluate at each balance sheet date whether it is probable that we will be unable to collect all cash flows expected at acquisition and if so, recognize a provision for loan loss in our consolidated statement of operations. For any significant increases in cash flows expected to be collected, we adjust the amount of the accretable yield recognized on a prospective basis over the pool’s remaining life.
Performing acquired loans are accounted for under Financial Accounting Standards Board (“FASB”) Topic 310-20, Receivables — Nonrefundable Fees and Other Costs. Performance of certain loans may be monitored and based on management’s assessment of the cash flows and other facts available, portions of the accretable difference may be delayed or suspended if management deems appropriate. The Corporation’s policy for determining when to discontinue accruing interest on performing acquired loans and the subsequent accounting for such loans is essentially the same as the policy for originated loans.
Allowance for Loan Losses
The allowance for loan losses includes specific allowances related to loans, when they have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.
The Corporation also has an unallocated allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for probable loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation’s past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.
In management’s opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.
Stock Compensation Plans
On May 22, 2012, the Corporation’s shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock awards (“RSAs”), stock grants, or stock appreciation rights. The aggregate number of shares of the Corporation’s common stock issuable under the plan is 575,000. At March 31, 2021 there were 6,560 shares available for issuance under this plan. Awards are made to executive officers at the discretion of the compensation committee of the board of directors. Awards are made to certain other senior officers at the discretion of the Corporation’s management. Compensation cost equal to the fair value of the award is recognized over the vesting period.
2.
RECENT ACCOUNTING PRONOUNCEMENTS

In September 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income.
ASU 2016-13 requires an entity to measure expected credit losses for financial assets over the estimated lifetime of expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The standard includes the following core concepts in determining the expected credit loss. The estimate must: (a) be based on an asset’s amortized cost (including premiums or discounts, net deferred fees and costs, foreign exchange and fair value hedge accounting adjustments), (b) reflect losses expected over the remaining contractual life of an asset (considering the effect of voluntary prepayments), (c) consider available relevant information about the estimated collectability of cash flows (including information about past events, current conditions, and reasonable and supportable forecasts), and (d) reflect the risk of loss, even when that risk is remote.
ASU 2016-13 also amends the recording of purchased credit-deteriorated assets. Under the new guidance, an allowance will be recognized at acquisition through a gross-up approach whereby an entity will record as the initial amortized cost the sum of (a) the purchase price and (b) an estimate of credit losses as of the date of acquisition. In addition, the guidance also requires immediate recognition in earnings of any subsequent changes, both favorable and unfavorable, in expected cash flows by adjusting this allowance.
ASU 2016-13 also amends the impairment model for available-for-sale debt securities and requires entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. Management may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists, as is currently permitted. In addition, an entity will recognize an allowance for credit losses on available-for-sale debt securities as a contra-account to the amortized cost basis rather than as a direct reduction of the amortized cost basis of the investment, as is currently required. As a result, entities will recognize improvements to credit losses on available-for-sale debt securities immediately in earnings rather than as interest income over time under current practice.
New disclosures required by ASU 2016-13 include: (a) for financial assets measured at amortized cost, an entity will be required to disclose information about how it developed its allowance, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes, (b) for financial receivables and net investments in leases measured at amortized cost, an entity will be required to further disaggregate the information it currently discloses about the credit quality of these assets by year or the asset’s origination or vintage for as many as five annual periods, and (c) for available-for-sale debt securities, an entity will be required to provide a roll-forward of the allowance for credit losses and an aging analysis for securities that are past due.
Upon adoption of ASU 2016-13, a cumulative-effect adjustment to retained earnings will be recorded as of the beginning of the first reporting period in which the guidance is effective. The Corporation is currently evaluating the provisions of ASU 2016-13 to determine the potential impact on the Corporation’s consolidated financial condition and results of operations. The Corporation has formed a cross-functional implementation team consisting of individuals from finance, credit and information systems. A project plan and timeline has been developed and the implementation team meets regularly to assess the project status to ensure adherence to the timeline. The implementation team has also been working with a software vendor to assist in implementing required changes to credit loss estimation models and processes, and is finalizing the historical data collected to be utilized in the credit loss models. The Corporation expects to recognize a cumulative effect adjustment to the opening balance of retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. The Corporation has not yet determined the magnitude of any such one-time adjustment or the potential impact of ASU 2016-13 on its condensed consolidated financial statements. In October 2019 the Financial Accounting Standards Board (FASB) voted to defer the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for smaller reporting companies (as defined by the Securities Exchange Commission).
3.
EARNINGS PER SHARE

Diluted earnings per share, which reflects the potential dilution that could occur if stock awards were fully vested and resulted in the issuance of common stock that then shared in our earnings, is computed by dividing net income by the weighted average number of common shares outstanding and common stock equivalents, after giving effect for dilutive shares issued.
The following shows the computation of basic and diluted earnings per share for the three months ended March 31, 2021 and 2020 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020
(Numerator):
Net income	$3,880	$3,051
(Denominator):
Weighted average shares outstanding	10,522,899	10,717,967
Effect of restricted stock awards	—	96,824
Diluted weighted average shares outstanding	10,522,899	10,814,791
Income per common share:
Basic	$0.37	$0.28
Diluted	$0.37	$0.28

4.
INVESTMENT SECURITIES

At March 31, 2021, the Corporation had an investment security portfolio totaling $109.414 million, a decrease of $2.422 million from the December 31, 2020 balance of $111.836 million. The amortized cost and estimated fair value of investment securities available for sale as of March 31, 2021 and December 31, 2020 are as follows (dollars in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2021
US Treasury	$1,067	$3	$—	$1,070
Corporate	29,042	304	(222)	29,124
US Agencies	6,486	78	—	6,564
US Agencies – MBS	30,389	906	(3)	31,292
Obligations of states and political subdivisions	40,353	1,061	(50)	41,364
Total securities available for sale	$107,337	$2,352	$(275)	$109,414
December 31, 2020
US Treasury	$—	$—	$—	$—
Corporate	27,815	247	(19)	28,043
US Agencies	6,480	109	—	6,589
US Agencies – MBS	33,372	914	(6)	34,280
Obligations of states and political subdivisions	41,682	1,242	—	42,924
Total securities available for sale	$109,349	$2,512	$(25)	$111,836
The following table presents the amortized cost and estimated fair value of investment securities by contractual maturity as of March 31, 2021 and December 31, 2020 (dollars in thousands):

	March 31, 2021		December 31, 2020
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available -for-sale securities
Under 1 year	$14,366	$14,518	$15,645	$15,820
After 1 year through 5 years	21,202	21,754	22,554	23,201
After 5 years through 10 years	27,548	27,724	24,965	25,261
After 10 years	13,832	14,126	12,813	13,274
Subtotal	76,948	78,122	75,977	77,556
US Agencies – MBS	30,389	31,292	33,372	34,280
Total available -for-sale securities	$107,337	$109,414	$109,349	$111,836
The following is information pertaining to securities with gross unrealized losses at March 31, 2021 and December 31, 2020 (dollars in thousands):
	Less Than Twelve Months			Over Twelve Months			Total
March 31, 2021	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Fair Value	Gross Unrealized Loss
Corporate	8	14,753	$(222)	—	—	$—	8	$14,753	$(222)
US Agencies	—	—	—	—	—	—	—	—	—
US Agencies – MBS	—	—	—	4	150	(3)	4	150	(3)
Obligations of states and political subdivisions	2	1,373	(50)	—	—	—	2	1,373	(50)
Total	10	$16,126	$(272)	4	$150	$(3)	14	$16,276	$(275)
	Less Than Twelve Months			Over Twelve Months			Total
December 31, 2020	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Fair Value	Gross Unrealized Loss
Corporate	4	$9,293	$(19)	—	$—	$—	4	$9,293	$(19)
US Agencies	—	—	—	—	—	—	—	—	—
US Agencies – MBS	4	83	(2)	2	123	(4)	6	206	(6)
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—	—
Total	8	$9,376	$(21)	2	$123	$(4)	10	$9,499	$(25)
The Corporation has evaluated gross unrealized losses that exist within the portfolio and considers them temporary in nature. The Corporation has both the ability and the intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.
The amortized cost and estimated fair value of investment securities pledged to secure FHLB borrowings and customer relationships were $20.887 million and $2.285 million, respectively, at March 31, 2021.

5.
LOANS

The composition of loans is as follows (dollars in thousands):
	March 31, 2021	December 31, 2020
Commercial real estate	$496,257	$498,450
Commercial, financial, and agricultural	273,087	273,759
Commercial construction	49,240	47,698
One to four family residential real estate	214,034	227,044
Consumer	18,392	18,980
Consumer construction	12,746	11,661
Total loans	$1,063,756	$1,077,592
The Corporation completed the acquisition of Peninsula Financial Corporation (“PFC”) on December 5, 2014, The First National Bank of Eagle River (“Eagle River”) on April 29, 2016, Niagara Bancorporation (“Niagara”) on August 31, 2016, First Federal of Northern Michigan Bancorp (“FFNM”) on May 18, 2018 and Lincoln Community Bank (“Lincoln”) on October 1, 2018. The PFC acquired impaired loans totaled $13.290 million, the Eagle River acquired impaired loans totaled $3.401 million, the Niagara acquired impaired loans totaled $2.105 million, the FFNM acquired impaired loans totaled $5.440 million, and the Lincoln acquired impaired loans totaled $1.901 million.
The table below details the outstanding balances of the PFC acquired portfolio and the fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired – contractual payments	$13,290	$53,849	$67,139
Nonaccretable difference	(2,234)	—	(2,234)
Expected cash flows	11,056	53,849	64,905
Accretable yield	(744)	(2,100)	(2,844)
Carrying balance at acquisition date	$10,312	$51,749	$62,061
The table below details the outstanding balances of the Eagle River acquired portfolio and the fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired – contractual payments	$3,401	$80,737	$84,138
Nonaccretable difference	(1,172)	—	(1,172)
Expected cash flows	2,229	80,737	82,966
Accretable yield	(391)	(1,700)	(2,091)
Carrying balance at acquisition date	$1,838	$79,037	$80,875
The table below details the outstanding balances of the Niagara acquired portfolio and the fair value adjustments at acquisition date (dollars in thousands):

	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired – contractual payments	$2,105	$30,555	$32,660
Nonaccretable difference	(265)	—	(265)
Expected cash flows	1,840	30,555	32,395
Accretable yield	(88)	(600)	(688)
Carrying balance at acquisition date	$1,752	$29,955	$31,707
The table below details the outstanding balances of the FFNM acquired portfolio and the fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired – contractual payments	$5,440	$187,302	$192,742
Nonaccretable difference	(2,100)	—	(2,100)
Expected cash flows	3,340	187,302	190,642
Accretable yield	(700)	(4,498)	(5,198)
Carrying balance at acquisition date	$2,640	$182,804	$185,444
The table below details the outstanding balances of the Lincoln acquired portfolio and the fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired – contractual payments	$1,901	$37,700	$39,601
Nonaccretable difference	(421)	—	(421)
Expected cash flows	1,480	37,700	39,180
Accretable yield	(140)	(493)	(633)
Carrying balance at acquisition date	$1,340	$37,207	$38,547
The table below presents a rollforward of the accretable yield on acquired loans for the three months ended March 31, 2021 (dollars in thousands):
	PFC			Eagle River
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2020	$53	$—	$53	$183	$—	$183
Accretion	(2)	—	(2)	—	—	—
Reclassification from nonaccretable difference	2	—	2	—	—	—
Balance, March 31, 2021	$53	$—	$53	$183	$—	$183
	Niagara			First Federal Northern Michigan
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2020	$12	$—	$12	$292	$869	$1,161
Accretion	—	—	—	(3)	(205)	(208)
Reclassification from nonaccretable difference	—	—	—	2	(1)	1
Balance, March 31, 2021	$12	$—	$12	$291	$663	$954

	Lincoln Community Bank			Total
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2020	$85	$130	$215	$625	$999	$1,624
Accretion	(1)	(26)	(27)	(6)	(231)	(237)
Reclassification from nonaccretable difference	1	—	1	5	(1)	4
Balance, March 31, 2021	$85	$104	$189	$624	$767	$1,391
The table below presents a rollforward of the accretable yield on acquired loans for the three months ended March 31, 2020 (dollars in thousands):
	PFC			Eagle River
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2019	$105	$—	$105	$209	$—	$209
Accretion	(90)	—	(90)	(77)	—	(77)
Reclassification from nonaccretable difference	52	—	52	58	—	58
Balance, March 31, 2020	$67	$—	$67	$190	$—	$190
	Niagara			First Federal Northern Michigan
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2019	$19	$—	$19	$518	$1,953	$2,471
Accretion	(4)	—	(4)	(237)	(310)	(547)
Reclassification from nonaccretable difference	3	—	3	177	—	177
Balance, March 31, 2020	$18	$—	$18	$458	$1,643	$2,101
	Lincoln Community Bank			Total
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2019	$108	$264	$372	$959	$2,217	$3,176
Accretion	(3)	(38)	(41)	(411)	(348)	(759)
Reclassification from nonaccretable difference	3	—	3	293	—	293
Balance, March 31, 2020	$108	$226	$334	$841	$1,869	$2,710
Allowance for Loan Losses
An analysis of the allowance for loan losses for the three months ended March 31, 2021 and March 30, 2020 is as follows (dollars in thousands):
	March 31, 2021	March 31, 2020
Balance, January 1	$5,816	$5,308
Recoveries on loans previously charged off	31	29
Loans charged off	(55)	(145)
Provision	50	100
Balance at end of period	$5,842	$5,292

In the first three months of 2021, net charge-offs were $24,000, compared to net charge-offs of $116,000 in the same period in 2020. In the first three months of 2021, the Corporation recorded a provision for loan loss of $50,000 compared to a $100,000 provision for loan losses in the first three months of 2020. The Corporation’s allowance for loan loss reserve policy calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.
A breakdown of the allowance for loan losses and recorded balances in loans at March 31, 2021 is as follows (dollars in thousands):
	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$2,983	$1,734	$209	$605	$8	$5	$272	$5,816
Charge-offs	(8)	—	—	(18)	(29)	—	—	(55)
Recoveries	3	11	—	5	12	—	—	31
Provision	(240)	331	—	(32)	17	1	(27)	50
Ending balance ALLR	$2,738	$2,076	$209	$560	$8	$6	$245	$5,842
Loans:
Ending balance	$496,257	$273,087	$49,240	$214,034	$12,746	$18,392	$—	$1,063,756
Ending balance ALLR	(2,738)	(2,076)	(209)	(560)	(8)	(6)	(245)	(5,842)
Net loans	$493,519	$271,011	$49,031	$213,474	$12,738	$18,386	$(245)	$1,057,914
Ending balance ALLR:
Individually evaluated	$277	$594	$—	$—	$—	$—	$—	$871
Collectively evaluated	2,461	1,482	209	560	8	6	245	4,971
Total	$2,738	$2,076	$209	$560	$8	$6	$245	$5,842
Ending balance Loans:
Individually evaluated	$1,975	$3,887	$261	$—	$—	$—	$—	$6,123
Collectively evaluated	493,125	268,972	48,890	213,231	12,730	18,392	—	1,055,340
Acquired with deteriorated credit quality	1,157	228	89	803	16	—	—	2,293
Total	$496,257	$273,087	$49,240	$214,034	$12,746	$18,392	$—	$1,063,756
Impaired loans, by definition, are individually evaluated.
In the first three months of 2021, the Corporation booked a provision for loan losses of $50,000 as a result of changes in environmental factors.
A breakdown of the allowance for loan losses and recorded balances in loans at March 31, 2020 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$1,189	$1,197	$71	$148	$11	$13	$2,679	$5,308
Charge-offs	—	(66)	—	(22)	(8)	(49)	—	(145)
Recoveries	6	—	—	10	—	13	—	29
Provision	623	502	27	291	7	33	(1,383)	100
Ending balance ALLR	$1,818	$1,633	$98	$427	$10	$10	$1,296	$5,292
Loans:
Ending balance	$522,659	$207,727	$29,971	$244,059	$19,386	$20,375	$—	$1,044,177
Ending balance ALLR	(1,818)	(1,633)	(98)	(427)	(10)	(10)	(1,296)	(5,292)
Net loans	$520,841	$206,094	$29,873	$243,632	$19,376	$20,365	$(1,296)	$1,038,885
Ending balance ALLR:
Individually evaluated	$913	$476	$—	$—	$—	$—	$—	$1,389
Collectively evaluated	905	1,157	98	427	10	10	1,296	3,903
Total	$1,818	$1,633	$98	$427	$10	$10	$1,296	$5,292
Ending balance Loans:
Individually evaluated	$2,278	$1,454	$—	$—	$—	$—	$—	$3,732
Collectively evaluated	518,642	203,857	29,604	243,251	19,386	20,374	—	1,035,114
Acquired with deteriorated credit quality	1,739	2,416	367	808	—	1	—	5,331
Total	$522,659	$207,727	$29,971	$244,059	$19,386	$20,375	$—	$1,044,177
As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Our ability to manage credit risk depends in large part on our ability to properly identify and manage problem loans.
To do so, we operate a credit risk rating system under which our credit management personnel assign a credit risk rating to each loan at the time of origination and review loans on a regular basis to determine each loan’s credit risk rating on a scale of 1 through 8, with higher scores indicating higher risk. The credit risk rating structure used is shown below.
In the context of the credit risk rating structure, the term Classified is defined as a problem loan which may or may not be in a nonaccrual status, dependent upon current payment status and collectability.
Strong (1)
Borrower is not vulnerable to sudden economic or technological changes. They have “strong” balance sheets and are within an industry that is very typical for our markets or type of lending culture. Borrowers also have “strong” financial and cash flow performance and excellent collateral (low loan to value or readily available to liquidate collateral) in conjunction with an impeccable repayment history.
Good (2)
Borrower shows limited vulnerability to sudden economic change. These borrowers have “above average” financial and cash flow performance and a very good repayment history. The balance sheet of the company is also very good as compared to peer and the company is in an industry that is familiar to our markets or our type of lending. The collateral securing the deal is also very good in terms of its type, loan to value, and other relevant characteristics.

Average (3)
Borrower is typically a well-seasoned business, however may be susceptible to unfavorable changes in the economy, and could be somewhat affected by seasonal factors. The borrowers within this category exhibit financial and cash flow performance that appear “average” to “slightly above average” when compared to peer standards and they show an adequate payment history. Collateral securing this type of credit is good, exhibiting above average loan to values, and other relevant characteristics.
Acceptable (4)
A borrower within this category exhibits financial and cash flow performance that appear adequate and satisfactory when compared to peer standards and they show a satisfactory payment history. The collateral securing the request is within supervisory limits and overall is acceptable. Borrowers rated acceptable could also be newer businesses that are typically susceptible to unfavorable changes in the economy, and more than likely could be affected by seasonal factors.
Acceptable Watch (44)
The borrower may have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Acceptable Watch assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Examples of this type of credit include a start-up company fully based on projections, a documentation issue that needs to be corrected or a general market condition that the borrower is working through to get corrected.
Substandard (6)
Substandard loans are classified assets exhibiting a number of well-defined weaknesses that jeopardize normal repayment. The assets are no longer adequately protected due to declining net worth, lack of earning capacity, or insufficient collateral offering the distinct possibility of the loss of a portion of the loan principal. Loans classified as substandard clearly represent troubled and deteriorating credit situations requiring constant supervision.
Doubtful (7)
Loans in this category exhibit the same, if not more pronounced weaknesses used to describe the substandard credit. Loans are frozen with collection improbable. Such loans are not yet rated as Charge-off because certain actions may yet occur which would salvage the loan.
Charge-off/Loss (8)
Loans in this category are largely uncollectible and should be charged against the loan loss reserve immediately.
General Reserves:
For loans with a credit risk rating of 44 or better and any loans with a risk rating of 6 or 7 not considered impaired, reserves are established based on the type of loan collateral, if any, and the assigned credit risk rating.
Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change.
Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories is in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.
Below is a breakdown of loans by risk category as of March 31, 2021 (dollars in thousands):
	(1) Strong	(2) Good	(3) Average	(4) Acceptable	(44) Acceptable Watch	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$7,621	$10,114	$225,610	$246,287	$2,632	$3,993	$—	$—	$496,257
Commercial, financial and agricultural	120,509	12,715	48,855	86,331	597	4,080	—	—	273,087
Commercial construction	—	37	20,465	16,530	488	381	—	11,339	49,240
One-to-four family residential real estate	—	2,120	4,698	16,766	365	1,605	—	188,480	214,034
Consumer construction	—	—	—	—	—	—	—	12,746	12,746
Consumer	—	60	114	1,234	—	51	—	16,933	18,392
Total loans	$128,130	$25,046	$299,742	$367,148	$4,082	$10,110	$—	$229,498	$1,063,756
At March 31, 2021, $109.733 million of Paycheck Protection Program (“PPP”) loans are included with a risk rating of “1” in the Commercial, financial and agricultural category.
Below is a breakdown of loans by risk category as of December 31, 2020 (dollars in thousands):
	(1) Strong	(2) Good	(3) Average	(4) Acceptable	(44) Acceptable Watch	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$7,425	$10,521	$223,875	$249,159	$3,352	$4,118	$—	$—	$498,450
Commercial, financial and agricultural	116,107	6,760	51,150	94,743	656	4,343	—	—	273,759
Commercial construction	—	40	19,063	16,671	600	385	—	10,939	47,698
One-to-four family residential real estate	—	3,139	5,614	18,864	369	1,814	—	197,244	227,044
Consumer construction	—	—	—	—	—	—	—	11,661	11,661
Consumer	—	79	128	1,141	—	67	—	17,565	18,980
Total loans	$123,532	$20,539	$299,830	$380,578	$4,977	$10,727	$—	$237,409	$1,077,592
Impaired Loans
Impaired loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal.
Loans are considered impaired when, based on current information and events, it is probable the Corporation will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Impaired Loans with No Related Allowance	Impaired Loans with Related Allowance	Total Impaired Loans	Unpaid Principal Balance	Related Allowance for Loan Losses
March 31, 2021
Commercial real estate	$1,587	$1,545	$3,132	$5,343	$277
Commercial, financial and agricultural	2,885	1,230	4,115	4,247	594
Commercial construction	350	—	350	480	—
One to four family residential real estate	803	—	803	2,057	—
Consumer construction	—	—	—	—	—
Consumer	16	—	16	17	—
Total	$5,641	$2,775	$8,416	$12,144	$871
December 31, 2020
Commercial real estate	$1,251	$2,309	$3,560	$5,786	$476
Commercial, financial and agricultural	2,423	1,445	3,868	3,946	679
Commercial construction	537	—	537	678	—
One to four family residential real estate	869	—	869	1,993	—
Consumer construction	—	—	—	—	—
Consumer	16	—	16	19	—
Total	$5,096	$3,754	$8,850	$12,422	$1,155
	Individually Evaluated Impaired Loans
	March 31, 2021		December 31, 2020
	Average Balance for the Period	Interest Income Recognized for the Period	Average Balance for the Period	Interest Income Recognized for the Period
Commercial real estate	$5,671	$62	$6,860	$270
Commercial, financial and agricultural	883	4	1,204	13
Commercial construction	117	6	541	27
One to four family residential real estate	2,571	31	3,064	135
Consumer construction	—	—	—	—
Consumer	28	—	37	1
Total	$9,270	$103	$11,706	$446
A summary of past due loans at March 31, 2021 and December 31, 2020 is as follows (dollars in thousands):

	March 31, 2021				December 31, 2020
	30 – 89 days Past Due (accruing)	90+ days Past Due (accruing)	Nonaccrual	Total	30 – 89 days Past Due (accruing)	90+ days Past Due (accruing)	Nonaccrual	Total
Commercial real estate	$—	$—	$1,446	$1,446	$24	$—	$1,481	$1,505
Commercial, financial and agricultural	—	—	384	384	42	—	478	520
Commercial construction	—	—	61	61	—	—	79	79
One to four family residential real estate	1,230	—	3,100	4,330	1,925		3,371	5,296
Consumer construction	—	—	—	—	—	—	—	—
Consumer	51	—	33	84	78	—	49	127
Total past due loans	$1,281	$—	$5,024	$6,305	$2,069	$—	$5,458	$7,527
Troubled Debt Restructuring
Troubled debt restructurings (“TDR”) are determined on a loan-by-loan basis. Generally restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as a means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status. More recent regulatory guidelines and accounting standards indicate that loan modifications or forbearances related to the COVID-19 pandemic will generally not be considered TDRs.
The Corporation has, in accordance with generally accepted accounting principles and applicable accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral.
There were no TDRs that occurred during the three months ended March 31, 2021 and 3 TDRs during the three months ended March 31, 2020.
Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Loans outstanding, January 1	$11,778	$12,196
New loans	500	—
Net activity on revolving lines of credit	(18)	(354)
Repayment	(69)	(100)
Loans outstanding at end of period	$12,191	$11,742
There were no loans to related parties classified as substandard as of March 31, 2021 or March 31, 2020. In addition to the outstanding balances above, there were no unfunded commitments to related parties at March 31, 2021.
6.
GOODWILL AND OTHER INTANGIBLE ASSETS

The Corporation through the acquisition of Peninsula in 2014, Eagle River and Niagara in 2016, and FFNM and Lincoln in 2018, has recorded goodwill and core deposit intangibles as presented below (dollars in thousands):

	Deposit Based Intangible March 31, 2021 Balance	Amortization Expense for the period end March 31, 2021	Future Annual Amortization Expense
Peninsula	$443	$30	$121
Eagle River	505	25	99
Niagara	163	8	30
FFNM	2,074	72	290
Lincoln	1,015	34	135
Total	$4,200	$169	$675
	Deposit Based Intangible December 31, 2020 Balance	2020 Amortization Expense
Peninsula	$473	$121
Eagle River	529	99
Niagara	170	30
FFNM	2,147	290
Lincoln	1,049	135
Total	$4,368	$675
The deposit based intangible asset is reported net of accumulated amortization at $4.200 million at March 31, 2021. Amortization expense in the first three months of 2021 is $.169 million. Amortization expense for the next five years is expected to be at $.675 million per year.
The Corporation, in accordance with GAAP, evaluates goodwill annually for impairment.
7.
SERVICING RIGHTS

Mortgage Loans
Mortgage servicing rights (“MSRs”) are recorded when loans are sold in the secondary market with servicing retained. As of March 31, 2021, the Corporation had obligations to service approximately $191.363 million of residential first mortgage loans. The valuation of MSRs is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans. On a quarterly basis, management evaluates the MSRs for impairment. The key economic assumptions used in determining the fair value of the MSRs include an annual constant prepayment speed of 19.01% and a discount rate of 7.75% as of March 31, 2021.
The following table summarizes MSRs capitalized and amortized (dollars in thousands) for the three month periods ending March 31, 2021 and March 31, 2020:
	March 31, 2021	March 31, 2020
Balance at beginning of period	$1,359	$1,499
Additions from loans sold with servicing retained	75	—
Amortization	(38)	(35)
Balance at end of period	$1,396	$1,464
Balance of loan servicing portfolio	$191,363	$246,370
Mortgage servicing rights as % of portfolio	.73%	.59%
Fair value of servicing rights	1,436	2,159

Commercial Loans
The Corporation periodically retains the servicing on certain commercial loans that have been sold. These loans were originated and underwritten under the SBA and USDA government guarantee programs, in which the guaranteed portion of the loan was sold to a third party with servicing retained. The balance of these sold loans with servicing retained at March 31, 2021 was approximately $53 million. The Corporation valued these servicing rights at $12,000 as of March 31, 2021 and at $42,000 as of March 31, 2020. This valuation was established in consideration of the discounted cash flow of net expected servicing income over the life of the loans.
8.
BORROWINGS

Borrowings consist of the following at March 31, 2021 and December 31, 2020 (dollars in thousands):
	March 31, 2021	December 31, 2020
Federal Home Loan Bank fixed rate advances	$53,135	$63,155
USDA Rural Development note	324	324
	$53,459	$63,479
The Federal Home Loan Bank borrowings bear a weighted average rate of 1.64% and mature at various dates through 2026. They are collateralized at March 31, 2021 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $66.740 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $20.318 million and $20.887 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $4.924 million. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of March 31, 2021.
The Coronavirus Aid, Relief, and Economic Security Act (CARES Act), created the Paycheck Protection Program to support lending to small businesses that have been affected by the disruption caused by COVID-19. The Federal Reserve created the Paycheck Protection Program Lending Facility (PPPLF) to offer a source of liquidity to the financial institution lenders who lend to small businesses through the Small Business Administration’s (SBA) Paycheck Protection Program. The PPPLF bears an interest rate of 0.35% and is collateralized by the PPP loans pledged. There were no PPP loans pledged as of March 31, 2021 as the PPPLF was repaid during the third quarter of 2020.
The Corporation currently has one correspondent banking borrowing relationship. As of March 31, 2021 the relationship consisted of a $15.0 million revolving line of credit, which had no balance. The line of credit bears an interest rate of LIBOR plus 2.00%, with a floor rate of 3.00% and a ceiling of 22%. The line of credit expires April 30, 2022. LIBOR at March 31, 2021 was 0.20%. This relationship is secured by all of the outstanding mBank stock.
The USDA Rural Development borrowing bears an interest rate of 1.00% and matures in August, 2024. It is collateralized by an assignment of a demand deposit account held by the Corporation’s wholly owned subsidiary, First Rural Relending, in the amount of $.389 million, and guaranteed by the Corporation.
9.
DEFINED BENEFIT PENSION PLAN

The Corporation acquired the Peninsula Financial Corporation noncontributory defined benefit pension plan in 2014. Effective December 31, 2005, the plan was amended to freeze participation in the plan; therefore, no additional employees are eligible to become participants in the plan. The benefits are based on years of service and the employee’s compensation at the time of retirement. The Plan was amended effective December 31, 2010, to freeze benefit accrual for all participants. Expected contributions to the Plan in 2021 are $57,000.

The anticipated distributions over the next five years and through December 31, 2030 are detailed in the table below (dollars in thousands):
2021	$133
2022	140
2023	144
2024	142
2025	157
2026 – 2030	901
Total	$1,617
The Corporation receives a valuation of the Plan annually. As such, at March 31, 2021, the plan’s assets had a fair value of $2.264 million and the Corporation had a net unfunded liability of $1.370 million. The accumulated benefit obligation at March 31, 2021 was $3.634 million.
Assumptions in the actuarial valuation are:
	2021	2020
Weighted average discount rate	2.45%	2.45%
Rate of increase in future compensation levels	N/A	N/A
Expected long-term rate of return on plan assets	2.00%	2.00%
The expected long-term rate of return on plan assets reflects management’s expectations of long-term average rates of return on funds invested to provide for benefits included in the projected benefit obligation. The expected return is based on the outlook for inflation, fixed income returns and equity returns, while also considering historical returns, asset allocation and investment strategy. The discount rate assumption is based on investment yields available on AA rated long-term corporate bonds.
The primary investment objective is to maximize growth of the pension plan assets to meet the projected obligations to the beneficiaries over a long period of time, and to do so in a manner that is consistent with the Corporation’s risk tolerance. The intention of the plan sponsor is to invest the plan assets in mutual funds with the following asset allocation; which was in place at both March 31, 2021 and December 31, 2020.
	Target Allocation	Actual Allocation
Equity securities	50% to 70%	36%
Fixed income securities	30% to 50%	64%

10.
STOCK COMPENSATION PLANS

Restricted Stock Awards
The Corporation’s restricted stock awards are service-based and awarded based on performance. Each award has a vesting period of four years. Compensation expense is recognized on a straight-line basis over the vesting period. Shares are subject to certain restrictions and risk of forfeiture by the participants.
The Corporation has historically granted RSAs to members of the Board of Directors and management. Awards granted are set to vest equally over their award terms and are issued at no cost to the recipient. The table below summarizes each of the grant awards:

Date of Award	Units Granted	Market Value at grant date	Vesting Term
February, 2017	28,427	13.39	4 years
February, 2018	18,643	16.30	4 years
April, 2018	8,000	16.00	Immediate
February, 2019	27,790	15.70	4 years
October, 2019	8,000	15.40	Immediate
February, 2020	132,000	15.46	4 years
October, 2020	8,000	9.46	Immediate
January, 2021	64,000	13.43	4 years
In the first three months of 2021, the Corporation issued 49,635 shares of its common stock for vested RSAs. In the first three months of 2020, the Corporation issued 25,521 shares of its common stock for vested RSAs.
A summary of changes in our nonvested shares for the period follows:
	Number Outstanding	Weighted Average Grant Date Fair Value
Nonvested balance at January 1, 2021		$
Granted during the period	170,153		14.90
Forfeited during the period	64,000		13.43
Vested during the period	(49,635)		12.91
Nonvested balance at March 31, 2021	184,518		$14.94

11.
INCOME TAXES

The Corporation has reported deferred tax assets of $2.492 million at March 31, 2021.
A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. The Corporation, as of March 31, 2021 had a net operating loss carryforwards for tax purposes of approximately $8.0 million. The carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL and credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $2.0 million for the NOL and the equivalent value of tax credits, which is approximately $.420 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004. The Corporation will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.
The Corporation recognized a federal income tax expense of approximately $.398 million for the three months ended March 31, 2021 and $.811 million for the three months ended March 31, 2020.
12.
FAIR VALUE MEASUREMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation’s financial instruments.
Cash, cash equivalents, and interest-bearing deposits — The carrying values approximate the fair values for these assets.
Securities — Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Federal Home Loan Bank stock — Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.
Loans — Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan.
The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.
Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan’s effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.
Deposits — The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.
Borrowings — Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.
Accrued interest — The carrying amount of accrued interest approximates fair value.
Off-balance-sheet instruments — The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since the differences in the current fees and those reflected to the off-balance-sheet instruments at year-end are immaterial, no amounts for fair value are presented.
The following table presents information for financial instruments at March 31, 2021 and December 31, 2020 (dollars in thousands):
		March 31, 2021		December 31, 2020
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$243,492	$243,492	$218,977	$218,977
Interest-bearing deposits	Level 2	2,427	2,427	2,917	2,917
Securities available for sale	Level 2	108,083	108,083	110,505	110,505
Securities available for sale	Level 3	1,331	1,331	1,331	1,331
Federal Home Loan Bank stock	Level 2	4,924	4,924	4,924	4,924
Net loans	Level 3	1,057,914	1,061,119	1,071,776	1,072,770
Accrued interest receivable	Level 3	4,176	4,176	4,310	4,310
Total financial assets		$1,422,347	$1,425,552	$1,414,740	$1,415,734
Financial liabilities:
Deposits	Level 2	$1,273,279	$1,288,686	$1,258,776	$1,262,930
Borrowings	Level 2	53,459	52,427	63,479	61,975
Accrued interest payable	Level 3	211	211	453	453
Total financial liabilities		$1,326,949	$1,341,324	$1,322,708	$1,325,358
Limitations — Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
The following is information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at March 31, 2021, and the valuation techniques used by the Corporation to determine those fair values.
Level 1:
In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.

Level 2:
Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3:
Level 3 inputs are unobservable inputs, including inputs available in situations where there is little, if any, market activity for the related asset or liability.

The fair value of all investment securities at March 31, 2021 and December 31, 2020 were based on level 2 and level 3 inputs. There are no other assets or liabilities measured on a recurring basis at fair value. For additional information regarding investment securities, please refer to “Note 4 — Investment Securities.”
The table below shows investment securities measured at fair value on a recurring basis (dollars in thousands):
(dollars in thousands)	Balance at March 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Gains) Losses for Three Months Ended March 31, 2021
Assets
Corporate	$29,124	$—	$28,624	$500	$—
US Treasury	1,070	—	1,070	—	—
US Agencies	6,564	—	6,564	—	—
US Agencies – MBS	31,292	—	31,292	—	—
Obligations of state and political subdivisions	41,364	—	40,533	831	2
	$109,414				$2

(dollars in thousands)	Balance at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Gains) Losses for Twelve Months Ended December 31, 2020
Assets
Corporate	$28,043	$—	$27,543	$500	$—
US Agencies	6,589	—	6,589	—	—
US Agencies – MBS	34,280	—	34,280	—	—
Obligations of state and political subdivisions	42,924	—	42,093	831	2
	$111,836				$2
The Corporation had no Level 3 assets or liabilities measured at fair value on a recurring basis as of March 31, 2021, or December 31, 2020 other than as described above.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include certain impaired loans and other real estate owned. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.
Assets Measured at Fair Value on a Nonrecurring Basis at March 31, 2021
(dollars in thousands)	Balance at March 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Gains) Losses for Three Months Ended March 31, 2021
Assets
Impaired loans	$8,416	$—	$—	$8,416	$—
Other real estate owned	1,692	—	—	1,692	(52)
					$(52)
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2020
(dollars in thousands)	Balance at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Gains) Losses for Year Ended December 31, 2020
Assets
Impaired loans	$8,850	$—	$—	$8,850	$186
Other real estate held for sale	1,752	—	—	1,752	(22)
					$164
Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

13.
SHAREHOLDERS’ EQUITY

The Corporation currently has one active share repurchase program and one repurchase program that has since expired. All share repurchase programs are conducted under authorizations by the Board of Directors. Under the now expired program, the Corporation repurchased 1,661 shares in 2020, 14,000 shares in 2016, 102,455 shares in 2015, 13,700 shares in 2014 and 55,594 shares in 2013. The share repurchases were conducted under Board authorizations made and publicly announced of $.600 million on February 27, 2013, $.600 million on December 17, 2013 and an additional $.750 million on April 28, 2015.
On August 28, 2019, the Corporation, under the authorization of the Board of Directors announced a new common stock repurchase program. Under the Repurchase Program, the Company is authorized to repurchase up to approximately 5% of the Company’s outstanding common stock, and has no expiration date. During 2020, the Corporation repurchased 283,779 shares under this plan. The Corporation has formally paused any repurchase activity, with no repurchases made during 2021.
14.
COMMITMENTS, CONTINGENCIES AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.
The Corporation’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments are as follows (dollars in thousands):
	March 31, 2021	December 31, 2020
Commitments to extend credit:
Variable rate	$121,102	$114,458
Fixed rate	53,659	58,175
Standby letters of credit – Variable rate	8,003	8,781
Credit card commitments – Fixed rate	7,569	7,136
	$190,333	$188,550
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.
Credit card commitments are commitments on credit cards issued by the Corporation’s subsidiary and serviced by other companies. These commitments are unsecured.

Legal Proceedings and Contingencies
In the normal course of business, the Corporation is involved in various legal proceedings. For an expanded discussion on the Corporation’s legal proceedings, see Part II, Item 1, “Legal Proceedings” in this report.
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan and Northeastern Wisconsin. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at March 31, 2021 represents $137.356 million, or 16.78%, compared to $138.992 million, or 16.95%, of the commercial loan portfolio on December 31, 2020. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gas stations and convenience stores, petroleum, forestry, agriculture and construction. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.
NOTE 15 — SUBSEQUENT EVENT
On April 12, 2021, the Corporation announced that it entered into an Agreement and Plan of Merger (“the Merger Agreement”) with Nicolet Bankshares, Inc (“Nicolet”). Pursuant to the terms of the agreement, the Corporation’s shareholders will receive 0.22 shares of Nicolet common stock and $4.64 in cash for each share of the Corporation common stock with total consideration to consist of approximately 80% stock and 20% cash. Further pursuant to the Agreement, the Corporation’s wholly owned subsidiary, mBank, will merge with and into Nicolet National Bank, which will be the surviving bank, with all bank branches operating under the Nicolet National Bank brand. Consummation of the merger is subject to the approval of the shareholders of the Corporation and Nicolet, regulatory agency approvals, and customary closing conditions contained in the Merger Agreement.

MACKINAC FINANCIAL CORPORATION’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
AS OF AND FOR THE YEAR ENDED December 31, 2020
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Mackinac Financial Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Mackinac Financial Corporation (the “Company”) as of December 31, 2020, and 2019, the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, and 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Allowance for Loan Losses — Qualitative Factors — Refer to Notes 1 and 4 to the consolidated financial statements
Critical Audit Matter Description
Management’s estimate of the general portion of the allowance relates to non-impaired loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors include:

(1) changes in the nature, volume and terms of loans, (2) changes in lending personnel, (3) changes in the quality of the loan review function, (4) changes in nature and volume of past-due, nonaccrual and/or classified loans, (5) changes in concentration of credit risk, (6) changes in economic and industry conditions, (7) changes in legal and regulatory requirements, (8) unemployment and inflation statistics, (9) underlying collateral values, and (10) estimated impact of the COVID-19 pandemic not already reflected in other factors. Management periodically evaluates the qualitative factors based on known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors.
Given the significant estimates and assumptions management makes in establishing qualitative factor adjustments within the allowance for loan losses and the sensitivity of the Corporation’s operations to changes in certain market conditions, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the inherent risks in the portfolio, current economic conditions, and the selection of weighting of these qualitative factors required a high degree of auditor judgement and an increased extent of effort.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures related to the qualitative factors used in the estimate of the allowance for loan losses included the following, among others:
•
We assessed management’s determination of qualitative factor adjustments to the allowance for loan losses, which included a comparison of factors considered by management to other sources to evaluate reasonableness and completeness of factors considered.

•
We gained an understanding of management’s basis for the application and weighting of the qualitative factors.

•
We reviewed the overall trends in credit quality to understand the known and inherent risks in the portfolio and the portfolio composition. This included reviewing changes year-over-year in the qualitative factors and management’s commentary on the rationale for the weighting applied to each factor for reasonableness.

Goodwill — Impairment Assessment — Refer to Notes 1 and 8 to the consolidated financial statements
Critical Audit Matter Description
The Corporation, in accordance with GAAP, evaluates goodwill annually for impairment. As a result of the economic uncertainty and volatility surrounding COVID-19 during the year, the Corporation assessed whether there were triggering events during the interim periods between the annual goodwill assessment during 2020. The Corporation determined that there is currently no impairment of its goodwill. In the assessment of goodwill for impairment, management considers fair value inputs such as discounted future earnings and observations from recent bank mergers and acquisitions.
Given the significant estimates and assumptions management makes to assess goodwill for impairment, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions required a high degree of auditor judgement and an increased extent of effort.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures related to management’s assessment of goodwill for impairment included the following, among others:
•
We reviewed management’s evaluation on whether a triggering event occurred during the interim periods between the annual goodwill impairment assessment.

•
We tested the effectiveness of controls over management’s goodwill impairment assessment.

•
We evaluated the reasonableness of management’s assumptions regarding future earnings by comparing the assumptions to (1) historical results (2) internal communications to management and the Board of Directors, and (3) external information.

•
We evaluated the reasonableness of management’s selection of a discount rate by comparing inputs to external sources.

•
We independently obtained statistics from bank mergers and acquisitions to test the completeness and accuracy of the population obtained by management, and we assessed the reasonableness of the comparable transactions by comparing statistical information of the targets selected by management to statistical information of the Corporation.

/s/Plante & Moran, PLLC
We have served as the Company’s auditor since 2002.
Grand Rapids, MI
March 11, 2021

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2020 and 2019
(Dollars in Thousands)
	December 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$218,901	$49,794
Federal funds sold	76	32
Cash and cash equivalents	218,977	49,826
Interest-bearing deposits in other financial institutions	2,917	10,295
Securities available for sale	111,836	107,972
Federal Home Loan Bank stock	4,924	4,924
Loans:
Commercial	819,907	765,524
Mortgage	238,705	272,014
Consumer	18,980	21,238
Total Loans	1,077,592	1,058,776
Allowance for loan losses	(5,816)	(5,308)
Net loans	1,071,776	1,053,468
Premises and equipment	25,518	23,608
Other real estate held for sale	1,752	2,194
Deferred tax asset	3,303	3,732
Deposit based intangibles	4,368	5,043
Goodwill	19,574	19,574
Other assets	36,785	39,433
TOTAL ASSETS	$1,501,730	$1,320,069
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing deposits	$414,804	$287,611
NOW, money market, interest checking	450,556	373,165
Savings	130,755	109,548
CDs<$250,000	202,266	233,956
CDs>$250,000	15,224	12,775
Brokered	45,171	58,622
Total deposits	1,258,776	1,075,677
Federal funds purchased	—	6,225
Borrowings	63,479	64,551
Other liabilities	11,611	11,697
Total liabilities	1,333,866	1,158,150
SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital — No par value Authorized — 18,000,000 shares Issued and outstanding — 10,500,758 and 10,748,712 respectively	127,164	129,564
Retained earnings	39,318	31,740
Accumulated other comprehensive income
Unrealized gains on available for sale securities	1,965	1,025
Minimum pension liability	(583)	(410)
Total shareholders’ equity	167,864	161,919
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,501,730	$1,320,069
See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2020 and 2019
(Dollars in Thousands, Except Per Share Data)
	Year Ended December 31,
	2020	2019
INTEREST INCOME:
Interest and fees on loans:
Taxable	$58,412	$59,673
Tax-exempt	201	187
Interest on securities:
Taxable	2,255	2,708
Tax-exempt	535	343
Other interest income	626	1,473
Total interest income	62,029	64,384
INTEREST EXPENSE:
Deposits	6,052	9,436
Borrowings	1,171	1,041
Total interest expense	7,223	10,477
Net interest income	54,806	53,907
Provision for loan losses	1,000	385
Net interest income after provision for loan losses	53,806	53,522
OTHER INCOME:
Deposit service fees	1,133	1,586
Income from mortgage loans sold on the secondary market	5,935	1,889
SBA/USDA loan sale gains	1,729	908
Net mortgage servicing fees	838	693
Realized security gains	2	208
Other	562	669
Total other income	10,199	5,953
OTHER EXPENSE:
Salaries and employee benefits	26,081	22,743
Occupancy	4,370	4,069
Furniture and equipment	3,347	3,000
Data processing	3,093	2,717
Advertising	912	889
Professional service fees	1,842	2,100
Loan origination expenses and deposit and card related fees	1,965	1,546
Writedowns and (gains) losses on other real exstate held for sale	(22)	212
FDIC insurance assessment	578	70
Communications	935	885
Other	3,848	3,534
Total other expenses	46,949	41,765
Income before provision for income taxes	17,056	17,710
Provision for income taxes	3,583	3,860
NET INCOME	$13,473	$13,850
INCOME PER COMMON SHARE:
Basic	$1.27	$1.29
Diluted	$1.27	$1.29
See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2020 and 2019
(Dollars in Thousands)
	Year Ended December 31,
	2020	2019
Net income	$13,473	$13,850
Other comprehensive income
Change in securities available for sale:
Unrealized gains arising during the period	1,192	1,816
Reclassification adjustment for securities gains included in net income	(2)	(208)
Tax effect	(250)	(338)
Net change in unrealized gains on available for sale securities	940	1,270
Defined benefit pension plan:
Net unrealized actuarial gain (loss) on defined benefit pension obligation	(219)	(243)
Tax effect	46	51
Changes from defined benefit pension plan	(173)	(192)
Other comprehensive loss, net of tax	767	1,078
Total comprehensive income	$14,240	$14,928
See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2020 and 2019
(Dollars in Thousands)
	Shares of Common Stock	Common Stock and Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2018	10,712,745	$129,066	$23,466	$(463)	$152,069
Net income	—	—	13,850	—	13,850
Other comprehensive income (loss):
Net change in unrealized gain on securities available for sale	—	—	—	1,270	1,270
Actuarial loss on defined benefit pension obligation	—	—	—	(192)	(192)
Total comprehensive income	1,078	14,928
Stock compensation	—	498	—	—	498
Restricted stock award vesting	35,967	—	—	—	—
Dividend on common stock	—	—	(5,576)	—	(5,576)
Balance, December 31, 2019	10,748,712	$129,564	$31,740	$615	$161,919
Net income	—	—	13,473	—	13,473
Other comprehensive income (loss):
Net change in unrealized gain on securities available for sale	—	—	—	940	940
Actuarial loss on defined benefit pension obligation	—	—	—	(173)	(173)
Total comprehensive income	767	14,240
Stock compensation	—	878	—	—	878
Restricted stock award vesting	35,825	—	—	—	—
Repurchase of common stock	(283,779)	(3,278)	(3,278)
Dividend on common stock	—	—	(5,895)	—	(5,895)
Balance, December 31, 2020	10,500,758	$127,164	$39,318	$1,382	$167,864
See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS CASH FLOWS
Years Ended December 31, 2020 and 2019
(Dollars in Thousands)
	For the year ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$13,473	$13,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,897	2,880
Provision for loan losses	1,000	385
Deferred tax expense	629	1,347
Net realized security gains	(2)	(208)
Gain on sale of loans sold in the secondary market	(5,205)	(1,544)
Origination of loans held for sale in secondary market	(205,398)	(89,546)
Proceeds from sale of loans in the secondary market	208,677	86,926
(Gain) loss on sale other real estate held for sale and fixed assets	(161)	31
Writedown of other real estate held for sale	65	181
Stock compensation	878	498
Change in other assets	1,575	(10,907)
Change in other liabilities	(86)	3,704
Net cash provided by operating activities	18,342	7,597
Cash Flows from Investing Activities:
Net increase in loans	(16,508)	(17,649)
Net decrease in interest-bearing deposits in other financial institutions	7,378	3,157
Purchase of securities available for sale	(40,180)	(18,839)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	37,391	29,374
Capital expenditures	(5,063)	(2,737)
Proceeds from sale of premises, equipment, and other real estate	1,162	1,867
Net cash used in investing activities	(15,820)	(4,827)
Cash Flows from Financing Activities:
Net increase (decrease) increase in deposits	183,099	(21,860)
(Decrease) increase in fed funds purchased	(6,225)	3,320
Repurchase of common stock	(3,278)	—
Dividend on common stock	(5,895)	(5,576)
Proceeds from FHLB borrowing	—	25,000
Proceeds from term borrowing	100,281	—
Principal payments on borrowings	(101,353)	(17,985)
Net cash provided by (used in) financing activities	166,629	(17,101)
Net (decrease) increase in cash and cash equivalents	169,151	(14,331)
Cash and cash equivalents at beginning of period	49,826	64,157
Cash and cash equivalents at end of period	$218,977	$49,826
Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$7,329	$10,320
Income taxes	1,700	1,500
Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale	$874	$1,629
Transfers of Other Real Estate Held for Sale to Fixed Assets	$—	$1,013
See accompanying notes to consolidated financial statements.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Mackinac Financial Corporation (the “Corporation”) and Subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Significant accounting policies are summarized below.
Principles of Consolidation
The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, mBank (the “Bank”) and other minor subsidiaries, after elimination of intercompany transactions and accounts.
Nature of Operations
The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, Northeastern Wisconsin and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. Less than 1.0% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.
While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation’s banking operations are considered by management to be aggregated in one reportable operating segment.
Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, and the assessment of goodwill for impairment.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
Securities
The Corporation’s debt securities are classified and accounted for as securities available for sale. These securities are stated at fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses on securities available for sale are reported as accumulated other comprehensive income within shareholders’ equity until realized. When it is determined that securities or other investments are impaired and the impairment is other than temporary, an impairment loss is recognized in earnings and a new basis in the affected security is established. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.
Federal Home Loan Bank Stock
As a member of the Federal Home Loan Bank (FHLB) system, the Bank is required to hold stock in the FHLB based on the anticipated level of borrowings to be advanced. This stock is recorded at cost, which approximates fair value. Transfer of the stock is substantially restricted.

Interest Income and Fees on Loans
Interest income on loans is reported on the level-yield method and includes amortization of deferred loan fees and costs over the loan term. Net loan commitment fees or costs for commitment periods greater than one year are deferred and amortized into fee income or other expense on a straight-line basis over the commitment period. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due as well as when required by regulatory provisions. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on a cash basis.
During 2020, the Corporation funded loans under the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) to provide liquidity to small businesses during the COVID-19 pandemic. The loans are guaranteed by the SBA and loan proceeds to borrowers are forgivable by the SBA if certain criteria are met. The Corporation originated PPP loans totaling $152.506 during the year. PPP processing fees received from the SBA totaling $5.18 were deferred along with loan origination costs and recognized as interest income using the effective yield method. Upon forgiveness of a loan and resulting repayment by the SBA, any unrecognized net fee for a given loan is recognized as interest income. Fees of $4.030 were recognized in 2020.
Acquired Loans
Loans acquired with evidence of credit deterioration since inception and for which it is probable that all contractual payments will not be received are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”). These loans are recorded at fair value at the time of acquisition, with no carryover of the related allowance for loan losses. Fair value of acquired loans is determined based on the present value of amounts expected to be received, which incorporates assumptions about the amount and timing of principal and interest payments, principal prepayments and principal defaults and losses, collateral values, and current market rates.      In recording the fair values of acquired impaired loans at acquisition date, management calculates a non-accretable difference (the credit component of the purchased loans) and an accretable difference (the yield component of the purchased loans).
Over the life of the acquired loans, management continues to estimate cash flows expected to be collected. We evaluate at each balance sheet date whether it is probable that we will be unable to collect all cash flows expected at acquisition and if so, recognize a provision for loan loss in our consolidated statement of operations. For any significant increases in cash flows expected to be collected, we adjust the amount of the accretable yield recognized on a prospective basis over the pool’s remaining life.
Performing acquired loans are accounted for under ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Costs. Performance of certain loans may be monitored and based on management’s assessment of the cash flows and other facts available, portions of the accretable difference may be delayed or suspended if management deems appropriate. The Corporation’s policy for determining when to discontinue accruing interest on performing acquired loans and the subsequent accounting for such loans is essentially the same as the policy for originated loans.
Servicing Rights
Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based on the fair value of the rights compared to amortized cost. Impairment is determined by using prices for similar assets with similar characteristics, such as interest rates and terms. Fair value is determined by using prices for similar assets with similar characteristics, when available, or based on discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Allowance for Loan Losses
The allowance for loan losses includes specific allowances related to loans which have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.
The Corporation also has a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for probable loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation’s past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.
In management’s opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.
Troubled Debt Restructuring
Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule. All modified loans are evaluated to determine whether the loans should be reported as a Troubled Debt Restructure (TDR). A loan is a TDR when the Corporation, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Corporation would not otherwise consider. To make this determination, the Corporation must determine whether (a) the borrower is experiencing financial difficulties and (b) the Corporation granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification. An overall general decline in the economy or some deterioration in a borrower’s financial condition does not automatically mean the borrower is experiencing financial difficulties.
Other Real Estate Held for Sale
Other real estate held for sale consists of assets acquired through, or in lieu of, foreclosure and other long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Other real estate held for sale is initially recorded at fair value, less costs to sell, establishing a new cost basis. Valuations are periodically performed by management or a third party, and the assets’ carrying values are adjusted to the lower of cost basis or fair value less costs to sell. Impairment losses are recognized for any initial or subsequent write-downs. Net revenue and expenses from operations of other real estate held for sale are included in other expense.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.
Goodwill and Other Intangible Assets
The excess of the cost of acquired entities over the fair value of identifiable assets acquired less liabilities assumed is recorded as goodwill. In accordance with ASC 350, amortization of goodwill and indefinite-lived assets is not recorded. However, the recoverability of goodwill is annually tested for impairment and between annual tests in certain circumstances. The Corporation’s core deposit intangible is currently being amortized over its estimated useful life of ten years.
Stock Compensation Plans
On May 22, 2012, the Corporation’s shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock awards (“RSAs”), or stock appreciation rights. The aggregate number of shares of the Corporation’s common stock issuable under the plan is 575,000. Awards are made to certain other senior officers at the discretion of the Corporation’s management. Compensation cost equal to the fair value of the award is recognized over the vesting period.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is composed of unrealized gains and losses on securities available for sale, and unrecognized actuarial gains and losses in the defined benefit pension plan, arising during the period. These gains and losses for the period are shown as a component of other comprehensive income. The accumulated gains and losses are reported as a component of equity, net of any tax effect. At December 31, 2020, the balance in accumulated other comprehensive income consisted of unrealized gains on available for sales securities of $1.965 million (net of income tax of $.522 million) and actuarial losses on the defined benefit pension obligation of $.583 million (net of income tax of $.139 million). At December 31, 2019, the balance in accumulated other comprehensive income consisted of unrealized losses on available for sale securities of $1.025 million (net of income tax of $.273 million) and actuarial losses on the defined benefit pension obligation of $.410 million (net of income tax of $.147 million).
Earnings per Common Share
Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options and warrants were exercised and stock awards were fully vested and resulted in the issuance of common stock that then shared in our earnings, is computed by dividing net income by the weighted average number of common shares outstanding and common stock equivalents, after giving effect for dilutive shares issued.
The following shows the computation of basic and diluted earnings per share for the years ended December 31, 2020 and 2019 (dollars in thousands, except per share data):
	Year Ended December 31,
	2020	2019
(Numerator):
Net income	$13,473	$13,850
(Denominator):
Weighted average shares outstanding	10,580,044	10,737,653
Effect of restricted stock awards	—	19,854
Diluted weighted average shares outstanding	10,580,044	10,757,507
Income per common share:
Basic	$1.27	$1.29
Diluted	$1.27	$1.29
Income Taxes
Deferred income taxes have been provided under the balance sheet method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized.
Off-Balance-Sheet Financial Instruments
In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. For letters of credit, the Corporation recognizes a liability for the fair market value of the obligations it assumes under that guarantee.
Recent Developments
In September 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income.
ASU 2016-13 requires an entity to measure expected credit losses for financial assets over the estimated lifetime of expected credit loss and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The standard includes the following core concepts in determining the expected credit loss. The estimate must: (a) be based on an asset’s amortized cost (including premiums or discounts, net deferred fees and costs, foreign exchange and fair value hedge accounting adjustments), (b) reflect losses expected over the remaining contractual life of an asset (considering the effect of voluntary prepayments), (c) consider available relevant information about the estimated collectability of cash flows (including information about past events, current conditions, and reasonable and supportable forecasts), and (d) reflect the risk of loss, even when that risk is remote.
ASU 2016-13 also amends the recording of purchased credit-deteriorated assets. Under the new guidance, an allowance will be recognized at acquisition through a gross-up approach whereby an entity will record as the initial amortized cost the sum of (a) the purchase price and (b) an estimate of credit losses as of the date of acquisition. In addition, the guidance also requires immediate recognition in earnings of any subsequent changes, both favorable and unfavorable, in expected cash flows by adjusting this allowance.
ASU 2016-13 also amends the impairment model for available-for-sale debt securities and requires entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. Management may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists, as is currently permitted. In addition, an entity will recognize an allowance for credit losses on available-for-sale debt securities as a contra-account to the amortized cost basis rather than as a direct reduction of the amortized cost basis of the investment, as is currently required. As a result, entities will recognize improvements to credit losses on available-for-sale debt securities immediately in earnings rather than as interest income over time under current practice.
New disclosures required by ASU 2016-13 include: (a) for financial assets measured at amortized cost, an entity will be required to disclose information about how it developed its allowance, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes, (b) for financial receivables and net investments in leases measured at amortized cost, an entity will be required to further disaggregate the information it currently discloses about the credit quality of these assets by year or the asset’s origination or vintage for as many as five annual periods, and (c) for available-for-sale debt securities, an entity will be required to provide a roll-forward of the allowance for credit losses and an aging analysis for securities that are past due.
Upon adoption of ASU 2016-13, a cumulative-effect adjustment to retained earnings will be recorded as of the beginning of the first reporting period in which the guidance is effective. The Corporation is currently evaluating the provisions of ASU 2016-13 to determine the potential impact on the Corporation’s consolidated financial condition and result of operations. The Corporation has formed a cross-functional implementation team consisting of individuals from finance, credit and information systems. A project plan and timeline has been developed and the implementation team meets regularly to assess the project status to ensure adherence to the timeline. The implementation team has also been working with a software vendor to assist in implementing required changes to credit loss estimation models and processes, and is finalizing the historical data collected to be utilized in the credit loss models. The Corporation expects to recognize a cumulative effect adjustment to the opening balance of retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. The Corporation has not yet determined the magnitude of any such one-time adjustment or the potential impact of ASU 2016-13 on its condensed consolidated financial statements. In October 2019 the Financial Accounting Standards Board (FASB) voted to defer the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for smaller reporting companies (as defined by the Securities Exchange Commission). As the Corporation qualifies as a smaller reporting company, management plans to delay the implementation of CECL beyond 2021 and adjust the timetable of the various CECL implementation tasks. Management believes that the Corporation will benefit from additional time to parallel testing and refine credit loss estimation models.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The standard provides optional guidance for a limited period of time to ease the potential burden in accounting for and recognizing the effects of reference rate reform on financial reporting by offering expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform under certain criteria. The updated guidance is effective as of March 12, 2020 through December 31, 2022. The Corporation is currently assessing the impact this new standard will have on its financial statements.
Reclassifications
Certain amounts in the 2019 consolidated financial statements have been reclassified to conform to the 2020 presentation.
NOTE 2 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS
Effective March 24, 2020, the Federal Reserve announced the reduction of reserve requirement ratios to zero percent in an effort to free up liquidity in the banking system to support lending to households and businesses. As such, as of December 31, 2020, the Corporation had no restrictions on cash and cash equivalents. In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250,000. Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.
NOTE 3 — SECURITIES AVAILABLE FOR SALE
The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2020
Corporate	$27,815	$247	$(19)	$28,043
US Agencies	6,480	109	—	6,589
US Agencies – MBS	33,372	914	(6)	34,280
Obligations of states and political subdivisions	41,682	1,242	—	42,924
Total securities available for sale	$109,349	$2,512	$(25)	$111,836
December 31, 2019
Corporate	$20,779	$160	$(1)	$20,938
US Agencies	14,450	47	(1)	14,496
US Agencies – MBS	34,063	492	(29)	34,526
Obligations of states and political subdivisions	37,382	630	—	38,012
Total securities available for sale	$106,674	$1,329	$(31)	$107,972
Following is information pertaining to securities with gross unrealized losses at December 31, 2020 and 2019 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2020
Corporate	$(19)	$9,293	$—	$—
US Agencies	—	—	—	—
US Agencies – MBS	(2)	83	(4)	123
Obligations of states and political subdivisions	—	—	—	—
Total securities available for sale	$(21)	$9,376	$(4)	$123
December 31, 2019
Corporate	(1)	2,502	—	—
US Agencies	—	—	(1)	500
US Agencies – MBS	(9)	6,966	(20)	1,233
Obligations of states and political subdivisions	—	—	—	—
Total securities available for sale	$(10)	$9,468	$(21)	$1,733
There were 10 securities in an unrealized loss position in 2020 and 26 in 2019. The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.
Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):
	2020	2019
Proceeds from sales and calls	$9,560	$5,805
Gross gains on sales and calls	2	208
The carrying value and estimated fair value of securities available for sale at December 31, 2020, by contractual maturity, are shown below (dollars in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$15,645	$15,820
Due after one year through five years	22,554	23,201
Due after five years through ten years	24,965	25,261
Due after ten years	12,813	13,274
Subtotal	75,977	77,556
US Agencies — MBS	33,372	34,280
Total	$109,349	$111,836
Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with a market value of $22.438 million are pledged as collateral to the Federal Home Loan Bank and $3.752 million are pledged to certain customer relationships. See Note 10 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.
The following is information pertaining to securities with gross unrealized losses at December 31, 2020 and 2019 (dollars in thousands):
	Less Than Twelve Months			Over Twelve Months			Total
December 31, 2020	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Fair Value	Gross Unrealized Loss
Corporate	4	$9,293	$(19)	—	$—	$—	4	$9,293	$(19)
US Agencies	—	—	—	—	—	—	—	—	—
US Agencies – MBS	4	83	(2)	2	123	(4)	6	206	(6)
Obligations of states and political subdivisions	—	—	—	—	—	—	—	—	—
Total	8	$9,376	$(21)	2	$123	$(4)	10	$9,499	$(25)
	Less Than Twelve Months			Over Twelve Months			Total
December 31, 2019	Number of Securities	Fair Value	Gross Unrealized Loss	Number of Securities	Gross Fair Value	Number Unrealized Loss	Gross of Securities	Fair Value	Unrealized Loss
Corporate	1	$2,502	$(1)	—	$—	$—	1	$2,502	$(1)
US Agencies	—	—	—	1	500	(1)	1	500	(1)
US Agencies – MBS	10	6,966	(9)	13	1,233	(20)	23	8,199	(29)
Obligations of states and political subdivisions	—	—	—	1	115	—	1	115	—
Total	11	$9,468	$(10)	15	$1,848	$(21)	26	$11,316	$(31)

NOTE 4 — LOANS
The composition of loans at December 31 is as follows (dollars in thousands):
	December 31, 2020	December 31, 2019
Commercial real estate	$498,450	$514,394
Commercial, financial, and agricultural	273,759	211,023
Commercial construction	47,698	40,107
One to four family residential real estate	227,044	253,918
Consumer	18,980	21,238
Consumer construction	11,661	18,096
Total loans	$1,077,592	$1,058,776
The Corporation completed the acquisition of Peninsula Financial Corporation, (“PFC”), on December 5, 2014, The First National Bank of Eagle River (“Eagle River”) on April 29, 2016, Niagara Bancorporation (“Niagara”) on August 31, 2016, First Federal of Northern Michigan Bancorp, Inc. (“FFNM”) on May 18, 2018, and Lincoln Community Bank (“Lincoln”) on October 1, 2018. The PFC acquired impaired loans totaled $13.290 million, the Eagle River acquired impaired loans totaled $3.401 million, and the Niagara acquired impaired loans totaled $2.105 million. The FFNM impaired loans totaled $5.440 million and the Lincoln impaired loans totaled $1.901 million. In 2020, the Corporation had positive resolution of acquired nonperforming loans, which resulted in the recognition of accretable interest of approximately $1.006 million. In 2019, The Corporation had positive resolution of acquired nonperforming loans, which resulted in the recognition of approximately $.404 million of accretable interest.
The table below details the outstanding balances of the PFC acquired portfolio and the acquisition fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total

Loans acquired — contractual payments	$13,290	$53,849	$67,139
Nonaccretable difference	(2,234)	—	(2,234)
Expected cash flows	11,056	53,849	64,905
Accretable yield	(744)	(2,100)	(2,844)
Carrying balance at acquisition date	$10,312	$51,749	$62,061
Loans acquired with deteriorated credit quality in the PFC transaction carried a balance of $.793 million at December 31, 2020 and $1.718 million at December 31, 2019.
The table below details the outstanding balances of the Eagle River acquired portfolio and the acquisition fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired — contractual payments	$3,401	$80,737	$84,138
Nonaccretable difference	(1,172)	—	(1,172)
Expected cash flows	2,229	80,737	82,966
Accretable yield	(391)	(1,700)	(2,091)
Carrying balance at acquisition date	$1,838	$79,037	$80,875
Loans acquired with deteriorated credit quality in the Eagle River transaction carried a balance of $1.273 million at December 31, 2020 and $1.716 million at December 31, 2019.

The table below details the outstanding balances of the Niagara acquired portfolio and the acquisition fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired — contractual payments	$2,105	$30,555	$32,660
Nonaccretable difference	(265)	—	(265)
Expected cash flows	1,840	30,555	32,395
Accretable yield	(88)	(600)	(688)
Carrying balance at acquisition date	$1,752	$29,955	$31,707
Loans acquired with deteriorated credit quality in the Niagara transaction carried a balance of $.048 million at December 31, 2020 and $.075 million at December 31, 2019.
The table below details the outstanding balances of the FFNM acquired portfolio and the acquisition fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired — contractual payments	$5,440	$187,302	$192,742
Nonaccretable difference	(2,100)	—	(2,100)
Expected cash flows	3,340	187,302	190,642
Accretable yield	(700)	(4,498)	(5,198)
Carrying balance at acquisition date	$2,640	$182,804	$185,444
Loans acquired with deteriorated credit quality in the FFNM transaction carried a balance of $3.369 million at December 31, 2020 and $5.119 million at December 31, 2019.
The table below details the outstanding balances of the Lincoln acquired portfolio and the acquisition fair value adjustments at acquisition date (dollars in thousands):
	Acquired Impaired	Acquired Non-impaired	Acquired Total
Loans acquired — contractual payments	$1,901	$37,700	$39,601
Nonaccretable difference	(421)	—	(421)
Expected cash flows	1,480	37,700	39,180
Accretable yield	(140)	(493)	(633)
Carrying balance at acquisition date	$1,340	$37,207	$38,547
Loans acquired with deteriorated credit quality in the Lincoln transaction carried a balance of $.548 million at December 31, 2020 and $.897 million at December 31, 2019.
The table below presents a rollforward of the accretable yield on acquired loans for year ended December 31, 2020 (dollars in thousands):
	PFC			Eagle River
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2019	$105	$—	$105	$209	$—	$209
Accretion	(207)	—	(207)	(104)	—	(104)
Reclassification from nonaccretable difference	155	—	155	78	—	78
Balance, December 31, 2020	$53	$—	$53	$183	$—	$183

	Niagara			First Federal Northern Michigan
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2019	$19	$—	$19	$518	$1,953	$2,471
Accretion	(27)	—	(27)	(903)	(1,085)	(1,988)
Reclassification from nonaccretable difference	20	—	20	677	1	678
Balance, December 31, 2020	$12	$—	$12	$292	$869	$1,161
	Lincoln Community Bank			Total
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2019	$108	$264	$372	$959	$2,217	$3,176
Accretion	(95)	(134)	(229)	(1,336)	(1,219)	(2,555)
Reclassification from nonaccretable difference	72	—	72	1,002	1	1,003
Balance, December 31, 2020	$85	$130	$215	$625	$999	$1,624
The table below presents a rollforward of the accretable yield on acquired loans for year ended December 31, 2019 (dollars in thousands):
	PFC			Eagle River
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2018	$128	$—	$128	$213	$16	$229
Accretion	(90)	—	(90)(17)	(16)	(33)
Reclassification from nonaccretable difference	67	—	67	13	—	13
Balance, December 31, 2019	$105	$—	$105	$209	$—	$209
	Niagara			First Federal Northern Michigan
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2018	$26	$69	$95	$571	$3,446	$4,017
Accretion	(30)	(69)	(99)	(214)	(1,493)	(1,707)
Reclassification from nonaccretable difference	23	—	23	161	—	161
Balance, December 31, 2019	$19	$—	$19	$518	$1,953	$2,471
	Lincoln Community Bank			Total
	Acquired Impaired	Acquired Non-impaired	Acquired Total	Acquired Impaired	Acquired Non-impaired	Acquired Total
Balance, December 31, 2018	$140	$442	$582	$1,078	$3,973	$5,051
Accretion	(128)	(178)	(306)	(479)	(1,756)	(2,235)
Reclassification from nonaccretable difference	96	—	96	360	—	360
Balance, December 31, 2019	$108	$264	$372	$959	$2,217	$3,176
A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2020 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$1,189	$1,197	$71	$148	$11	$13	$2,679	$5,308
Charge-offs	(17)	(500)	(8)	(117)	—	(117)	—	(759)
Recoveries	105	1	81	19	—	61	—	267
Provision	1,706	1,036	65	555	(6)	51	(2,407)	1,000
Ending balance ALLR	$2,983	$1,734	$209	$605	$5	$8	$272	$5,816
Loans:
Ending balance	$498,450	$273,759	$47,698	$227,044	$11,661	$18,980	$—	$1,077,592
Ending balance ALLR	(2,983)	(1,734)	(209)	(605)	(5)	(8)	(272)	(5,816)
Net loans	$495,467	$272,025	$47,489	$226,439	$11,656	$18,972	$(272)	$1,071,776
Ending balance ALLR:
Individually evaluated	$476	$703	$—	$—	$—	$—	$—	$1,179
Collectively evaluated	2,507	1,031	209	605	5	8	272	4,637
Total	$2,983	$1,734	$209	$605	$5	$8	$272	$5,816
Ending balance Loans:
Individually evaluated	$2,396	$3,633	$362	$—	$—	$—	$—	$6,391
Collectively evaluated	494,890	269,891	47,161	226,175	11,661	18,964	—	1,068,742
Acquired with deteriorated credit quality	1,164	235	175	869	—	16	—	2,459
Total	$498,450	$273,759	$47,698	$227,044	$11,661	$18,980	$—	$1,077,592
Impaired loans, by definition, are individually evaluated.
A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2019 is as follows (dollars in thousands):
	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$1,682	$648	$101	$199	$6	$8	$2,539	$5,183
Charge-offs	(27)	(103)	—	(152)	—	(228)	—	(510)
Recoveries	159	4	2	49	—	36	—	250
Provision	(625)	648	(32)	52	5	197	140	385
Ending balance ALLR	$1,189	$1,197	$71	$148	$11	$13	$2,679	$5,308
Loans:
Ending balance	$514,394	$211,023	$40,107	$253,918	$18,096	$21,238	$—	$1,058,776
Ending balance ALLR	(1,189)	(1,197)	(71)	(148)	(11)	(13)	(2,679)	(5,308)
Net loans	$513,205	$209,826	$40,036	$253,770	$18,085	$21,225	$(2,679)	$1,053,468
Ending balance ALLR:
Individually evaluated	$497	$770	$—	$—	$—	$—	$—	$1,267
Collectively evaluated	692	427	71	148	11	13	2,679	4,041
Total	$1,189	$1,197	$71	$148	$11	$13	$2,679	$5,308
Ending balance Loans:
Individually evaluated	$2,374	$1,475	$—	$—	$—	$—	$—	$3,849
Collectively evaluated	507,702	207,194	39,734	251,998	18,096	21,229	—	1,045,953
Acquired with deteriorated credit quality	4,318	2,354	373	1,920	—	9	—	8,974
Total	$514,394	$211,023	$40,107	$253,918	$18,096	$21,238	$—	$1,058,776

Impaired loans, by definition, are individually evaluated.
As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Our ability to manage credit risk depends in large part on our ability to properly identify and manage problem loans.
To do so, we operate a credit risk rating system under which our credit management personnel assign a credit risk rating to each loan at the time of origination and review loans on a regular basis to determine each loan’s credit risk rating on a scale of 1 through 8, with higher scores indicating higher risk. The credit risk rating structure used is shown below.
In the context of the credit risk rating structure, the term Classified is defined as a problem loan which may or may not be in a nonaccrual status, dependent upon current payment status and collectability.
Strong (1)
Borrower is not vulnerable to sudden economic or technological changes. They have “strong” balance sheets and are within an industry that is very typical for our markets or type of lending culture. Borrowers also have “strong” financial and cash flow performance and excellent collateral (low loan to value or readily available to liquidate collateral) in conjunction with an impeccable repayment history.
Good (2)
Borrower shows limited vulnerability to sudden economic change. These borrowers have “above average” financial and cash flow performance and a very good repayment history. The balance sheet of the company is also very good as compared to peer and the company is in an industry that is familiar to our markets or our type of lending. The collateral securing the deal is also very good in terms of its type, loan to value, etc.
Average (3)
Borrower is typically a well-seasoned business, however may be susceptible to unfavorable changes in the economy, and could be somewhat affected by seasonal factors. The borrowers within this category exhibit financial and cash flow performance that appear “average” to “slightly above average” when compared to peer standards and they show an adequate payment history. Collateral securing this type of credit is good, exhibiting above average loan to values, etc.
Acceptable (4)
A borrower within this category exhibits financial and cash flow performance that appear adequate and satisfactory when compared to peer standards and they show a satisfactory payment history. The collateral securing the request is within supervisory limits and overall is acceptable. Borrowers rated acceptable could also be newer businesses that are typically susceptible to unfavorable changes in the economy, and more than likely could be affected by seasonal factors.
Acceptable Watch (44)
The borrower may have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Acceptable watch assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Examples of this type of credit include a start-up company fully based on projections, a documentation issue that needs to be corrected or a general market condition that the borrower is working through to get corrected.
Substandard (6)
Substandard loans are classified assets exhibiting a number of well-defined weaknesses that jeopardize normal repayment. The assets are no longer adequately protected due to declining net worth, lack of earning capacity, or insufficient collateral offering the distinct possibility of the loss of a portion of the loan principal. Loans classified as substandard clearly represent troubled and deteriorating credit situations requiring constant supervision.
Doubtful (7)
Loans in this category exhibit the same, if not more pronounced weaknesses used to describe the substandard credit. Loans are frozen with collection improbable. Such loans are not yet rated as Charge-off because certain actions may yet occur which would salvage the loan.
Charge-off/Loss (8)
Loans in this category are largely uncollectible and should be charged against the loan loss reserve immediately.
General Reserves:
For loans with a credit risk rating of 44 or better and any loans with a risk rating of 6 or 7 not considered impaired, reserves are established based on the type of loan collateral, if any, and the assigned credit risk rating. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change.
Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.
Commercial construction loans in the amount of $10.939 million and $3.525 million at December 31, 2020, and 2019, respectively did not receive a specific risk rating. These amounts represent loans made for land development and unimproved land purchases.
Below is a breakdown of loans by risk category as of December 31, 2020 (dollars in thousands):
	(1) Strong	(2) Good	(3) Average	(4) Acceptable	(44) Acceptable Watch	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$7,425	$10,521	$223,875	$249,159	$3,352	$4,118	$—	$—	$498,450
Commercial, financial and agricultural	116,107	6,760	51,150	94,743	656	4,343	—	—	273,759
Commercial construction	—	40	19,063	16,671	600	385	—	10,939	47,698
One-to-four family residential real estate	—	3,139	5,614	18,864	369	1,814	—	197,244	227,044
Consumer construction	—	—	—	—	—	—	—	11,661	11,661
Consumer	—	79	128	1,141	—	67	—	17,565	18,980
Total loans	$123,532	$20,539	$299,830	$380,578	$4,977	$10,727	$—	$237,409	$1,077,592
At December 31, 2020, $105.492 million of Paycheck Protection Program (“PPP”) loans are included with a risk rating of “1” in the Commercial, financial and agricultural category.
Below is a breakdown of loans by risk category as of December 31, 2019 (dollars in thousands)
	(1) Strong	(2) Good	(3) Average	(4) Acceptable	(44) Acceptable Watch	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$9,979	$17,516	$228,962	$248,177	$4,468	$5,292	$—	$—	$514,394

	(1) Strong	(2) Good	(3) Average	(4) Acceptable	(44) Acceptable Watch	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial, financial and agricultural	15,126	4,510	70,748	115,229	930	4,480	—	—	211,023
Commercial construction	—	292	6,390	28,893	400	607	—	3,525	40,107
One-to-four family residential real estate	40	2,145	4,937	15,168	634	2,632	—	228,362	253,918
Consumer construction	—	—	—	—	—	—	—	18,096	18,096
Consumer	—	158	250	640	—	41	—	20,149	21,238
Total loans	$25,145	$24,621	$311,287	$408,107	$6,432	$13,052	$—	$270,132	$1,058,776

Impaired Loans
Impaired loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal.
Loans are considered impaired when, based on current information and events, it is probable the Corporation will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loans basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):
	Impaired Loans with No Related Allowance	Impaired Loans with Related Allowance	Total Impaired Loans	Unpaid Principal Balance	Related Allowance for Loan Losses
December 31, 2020
Commercial real estate	$1,251	$2,309	$3,560	$5,786	$476
Commercial, financial and agricultural	2,423	1,445	3,868	3,946	679
Commercial construction	537	—	537	678	—
One to four family residential real estate	869	—	869	1,993	—
Consumer construction	—	—	—	—	—
Consumer	16	—	16	19	—
Total	$5,096	$3,754	$8,850	$12,422	$1,155
December 31, 2019
Commercial real estate	$4,318	$2,374	$6,692	$7,937	$497
Commercial, financial and agricultural	2,354	1,475	3,829	4,892	770
Commercial construction	373	—	373	386	—
One to four family residential real estate	1,920	—	1,920	2,881	—
Consumer construction	—	—	—	—	—
Consumer	9	—	9	33	—
Total	$8,974	$3,849	$12,823	$16,129	$1,267

	Individually Evaluated Impaired Loans
	December 31, 2020		December 31, 2019
	Average Balance for the Period	Interest Income Recognized for the Period	Average Balance for the Period	Interest Income Recognized for the Period
Commercial real estate	$6,860	$270	$8,374	$301
Commercial, financial and agricultural	1,204	13	1,144	2
Commercial construction	541	27	396	—
One to four family residential real estate	3,064	135	3,508	219
Consumer construction	—	—	—	—
Consumer	37	1	44	2
Total	$11,706	$446	$13,466	$524
A summary of past due loans at December 31, is as follows (dollars in thousands):
	December 31,				December 31,
	2020				2019
	30-89 days Past Due (accruing)	90+ days Past Due (accruing)	Nonaccrual	Total	30-89 days Past Due (accruing)	90+ days Past Due (accruing)	Nonaccrual	Total
Commercial real estate	$24	$—	$1,481	$1,505	$1,055	$—	$671	$1,726
Commercial, financial and agricultural	42	—	478	520	829	—	527	1,356
Commercial construction	—	—	79	79	59	—	105	164
One to four family residential real estate	1,925	—	3,371	5,296	4,357	11	3,850	8,218
Consumer construction	—	—	—	—	—	—	—	—
Consumer	78	—	49	127	83	—	19	102
Total past due loans	$2,069	$—	$5,458	$7,527	$6,383	$11	$5,172	$11,566
Troubled Debt Restructuring
Troubled debt restructurings (“TDR”) are determined on a loan-by-loan basis. Generally, restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status. More recent regulatory guidelines and accounting standards indicate that loan modifications or forbearances related to the COVID-19 pandemic will generally not be considered TDRs. COVID-19 loan modifications resided at a nominal $2.4 million, or .25% of total loans with no commercial loans remaining in total payment deferral at December 31, 2020. This is compared to peak levels of $201 million in the second quarter of 2020. Subsequent to the end of 2020, the bank has modified an additional $16 million of commercial loans under the COVID framework. All modifications still require interest payments and there were no changes to interest rate. The modification period of the loans is expected to be completed before the end of the first quarter of 2021.
The Corporation has, in accordance with generally accepted accounting principles and per recently enacted accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral.
There were four new troubled debt restructuring that occurred during the year ended December 31, 2020 with a balance of $.535 million, and four new troubled debt restructurings for the year ended

December 31, 2019 with a balance of $1.952 million. There are no existing troubled debt restructurings that have defaulted as of December 31, 2020 and 2019. The four TDRs are not COVID-19 related.
Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):
	Year Ended December 31, 2020	Year Ended December 31, 2019
Loans outstanding, January 1	$12,196	$9,817
New loans	500	1,872
Net activity on revolving lines of credit	(764)	1,200
Change in status of insiders	—	(289)
Repayment	(154)	(404)
Loans outstanding at end of period	$11,778	$12,196
There were no loans to related-parties classified substandard as of December 31, 2020 and 2019. In addition to the outstanding balances above, there were unfunded commitments of $.500 million to related parties at December 31, 2020.
NOTE 5 — PREMISES AND EQUIPMENT
Details of premises and equipment at December 31 are as follows (dollars in thousands):
	2020	2019
Land	$4,286	$4,349
Buildings and improvements	30,637	26,711
Furniture, fixtures, and equipment	17,230	15,483
Construction in progress	186	1,555
Total cost basis	52,339	48,098
Less — accumulated depreciation	26,821	24,490
Net book value	$25,518	$23,608
Depreciation of premises and equipment charged to operating expenses amounted to $2.798 million in 2020 and $2.684 million in 2019.
NOTE 6 — OTHER REAL ESTATE HELD FOR SALE
An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):
	2020	2019
Balance, January 1	$2,194	$3,119
Other real estate transferred from loans due to foreclosure	874	1,629
Proceeds from other real estate sold	(1,338)	(1,329)
Transfer to premise and equipment	—	(1,013)
Writedowns of other real estate held for sale	(65)	(347)
Gain on sale of other real estate held for sale	87	135
Total other real estate held for sale	$1,752	$2,194

Foreclosed residential real estate property of $.453 million is included in other real estate as of December 31, 2020. The recorded investment in consumer mortgage loans secured by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdictions was $.151 million as of December 31, 2020.
NOTE 7 — DEPOSITS
The distribution of deposits at December 31 is as follows (dollars in thousands):
	2020	2019
Noninterest bearing deposits	$414,804	$287,611
NOW, money market, interest checking	450,556	373,165
Savings	130,755	109,548
CDs <$250,000	202,266	233,956
CDs >$250,000	15,224	12,775
Brokered	45,171	58,622
Total deposits	$1,258,776	$1,075,677
Maturities of non-brokered time deposits outstanding at December 31, 2020 are as follows (dollars in thousands):
2021	$137,497
2022	48,023
2023	14,759
2024	11,260
2025	5,251
Thereafter	700
Total	$217,490
NOTE 8 — GOODWILL AND OTHER INTANGIBLE ASSETS
The Corporation through the acquisition of Peninsula in 2014, Eagle River and Niagara in 2016, and FFNM and Lincoln in 2018, has recorded goodwill and core deposit intangibles as presented below (dollars in thousands). During 2019, the Corporation recorded period adjustments to both FFNM and Lincoln goodwill as it concluded its business combination and purchase accounting. Adjustments for the FFNM transaction resulted in an increase in the deferred tax asset of $1.950 million, an increase to MSRs of $.500 million and a decrease in goodwill of $2.450 million. Adjustments for the Lincoln transaction resulted in a decrease in the deferred tax liability of $.163 million, and a corresponding decrease in goodwill.
	Deposit Based Intangible December 31, 2020 Balance	Amortization Expense for the year ended December 31, 2020	Future Annual Amortization Expense
Peninsula	$473	$121	$121
Eagle River	529	99	99
Niagara	170	30	30
FFNM	2,147	290	290
Lincoln	1,049	135	135
Total	$4,368	$675	$675

	Deposit Based Intangible December 31, 2019 Balance	2019 Amortization Expense
Peninsula	$594	$121
Eagle River	629	99
Niagara	200	30
FFNM	2,436	299
Lincoln	1,184	128
Total	$5,043	$677
The deposit based intangible is reported net of accumulated amortization at $4.368 million at December 31, 2020, compared to $5.043 million at December 31, 2019. Amortization expense in 2020 is $.675 million compared to $.677 million in 2019. Amortization expense for the next five years is expected to be at $.675 million per year. The Corporation, in accordance with GAAP, evaluates goodwill annually for impairment. The Corporation has determined no impairment to goodwill exists.
NOTE 9 — SERVICING RIGHTS
Mortgage Loans
Mortgage servicing rights (“MSRs”) are recorded when loans are sold in the secondary market with servicing retained. As of December 31, 2020, the Corporation had rights to service $204.548 million of residential first mortgage loans. The valuation of MSRs is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans. The key economic assumptions used in determining the fair value of the mortgage servicing rights include an annual constant prepayment speed of 19.01% and a discount rate of 7.75% for December 31, 2020, which resulted in a fair value of $1.436 million. In 2019, the fair value was $2.159 million.
The following summarizes the fair value and net present value of the mortgage servicing rights capitalized and amortized. There was no valuation allowance required (dollars in thousands):
	December 31, 2020	December 31, 2019
Balance at beginning of period	$1,499	$1,144
Final purchase accounting entry for FFNM	—	500
Additions from loans sold with servicing retained	—	95
Amortization	(140)	(240)
Balance at end of period	$1,359	$1,499
Balance of loan servicing portfolio	$204,548	$255,757
Mortgage servicing rights as % of portfolio	.66%	.59%
Fair value of servicing rights	1,436	2,159
Commercial Loans
The Corporation also retains the servicing on commercial loans that have been sold that were originated and underwritten under the SBA and USDA government guarantee programs, in which the guaranteed portion of the loan was sold to a third party with servicing retained. The balance of these sold loans with servicing retained at December 31, 2020 and December 31, 2019 was approximately $53 million and $41 million, respectively. The Corporation valued these servicing rights at $311,000 as of December 31, 2020 and $218,000 at December 31, 2019. This valuation was established in consideration of the discounted cash flow of expected servicing income over the life of the loans.

NOTE 10 — BORROWINGS
Borrowings consist of the following at December 31 (dollars in thousands):
	December 31, 2020	December 31, 2019
Federal Home Loan Bank fixed rate advances	$63,155	$64,148
USDA Rural Development note	324	403
	$63,479	$64,551
The Federal Home Loan Bank borrowings bear a weighted average rate of 1.67% and mature in 2021, 2023, 2024, and 2026. They are collateralized at December 31, 2020 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $73.005 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $21.840 million and $22.438 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $4.924 million. Prepayment of the advances is subject to the provisions and conditions of the credit policies of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2020.
The Corporation currently has one correspondent banking borrowing relationship. The relationship consists of a $15.0 million revolving line of credit, which had no outstanding balance at December 31, 2020 and December 31, 2019. The line of credit bears interest at a rate of LIBOR plus 2.00%, with a floor rate of 3.00% and a ceiling of 22%. The line of credit expires on April 30, 2022. LIBOR was 0.24% at December 31, 2020. The relationship is secured by all of the outstanding common stock of mBank.
The USDA Rural Development borrowing bears an interest rate of 1.00% and matures in August, 2024. It is collateralized by loans totaling $.324 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending, and an assignment of a demand deposit account in the amount of $.374 million, and guaranteed by the Corporation.
Maturities and principal payments of borrowings outstanding at December 31, 2020 are as follows (dollars in thousands):
2021	$35,082
2022	80
2023	236
2024	25,081
2025	—
Thereafter	3,000
Total	$63,479
NOTE 11 — INCOME TAXES
The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):
	2020	2019
Current tax expense	$2,954	$2,513
Deferred tax expense	629	1,347
Provision for income taxes	$3,583	$3,860
A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2020	2019
Tax expense at statutory rate	$3,357	$3,719
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(154)	(110)
Nondeductible expenses	249	251
Wisconsin income tax expense, net of federal impact	131	—
Provision for income taxes, as reported	$3,583	$3,860
Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):
	2020	2019
Deferred tax assets:
NOL carryforward	$1,671	$2,147
Allowance for loan losses	1,277	1,144
OREO	157	177
Deferred compensation	198	253
Pension liability	139	147
Stock compensation	159	75
Purchase accounting adjustments	832	1,507
Lease liability	928	980
Other	785	442
Total deferred tax assets	6,146	6,872
Deferred tax liabilities:
Core deposit premium	(959)	(1,108)
FHLB stock dividend	(73)	(73)
Right of use asset	(928)	(980)
Unrealized gain on securities	(522)	(273)
Other	(361)	(706)
Total deferred tax liabilities	(2,843)	(3,140)
Net deferred tax asset	$3,303	$3,732
A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. The Corporation, as of December 31, 2020 had a net operating loss carryforwards for tax purposes of approximately $8.0 million. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL and credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $2.0 million for the NOL and the equivalent value of tax credits, which is approximately $.420 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004. The Corporation will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.
NOTE 12 — LEASES
The Corporation currently maintains four operating leases for branch locations in Birmingham, Marquette, Negaunee and Traverse City.
Future minimum payments for base rent, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

Years Ending December 31	Related Party Amount	Unrelated Party Amount
2021	$477	$359
2022	486	202
2023	496	—
2024	506	—
2025	516	—
Thereafter	1,564	—
Subtotal	$4,045	$561
Less: imputed interest	(374)	(7)
Net lease liabilities	$3,671	$554
Rent expense for all operating leases amounted to $1.062 million in amortization of the right-of-use asset and $.102 million of interest on the lease liability in 2020. In 2019, the amortization of the right-of-use asset was $1.021 million and the interest on the lease liability was $.111 million.
NOTE 13 — RETIREMENT PLAN
The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $.469 million and $.370 million in 2020 and 2019 respectively.
NOTE 14 — DEFINED BENEFIT PENSION PLAN
The Corporation acquired the Peninsula Financial Corporation noncontributory defined benefit pension plan. Effective December 31, 2005, the plan was amended to freeze participation in the plan; therefore, no additional employees are eligible to become participants in the plan. The benefits are based on years of service and the employee’s compensation at the time of retirement. The Plan was amended effective December 31, 2010, to freeze benefit accrual for all participants. Expected contributions to the Plan in 2021 are $57,000.
The anticipated distributions over the next five years and through December 31, 2030 are detailed in the table below (dollars in thousands):
2021	$133
2022	140
2023	144
2024	142
2025	157
2026-2030	901
Total	$1,617

The following table sets forth the plan’s funded status and amounts recognized in the Corporation’s balance sheets and the activity from date of acquisition (dollars in thousands):
	2020	2019
Change in benefit obligation:
Benefit obligation, beginning of year	$3,447	$2,991
Interest cost	99	117
Actuarial (gain) loss	220	469
Benefits paid	(132)	(130)
Benefit obligation at end of year	3,634	3,447
Change in plan assets:
Fair value of plan assets, beginning of year	2,259	1,987
Actual return on plan assets	29	381
Employer contributions	108	22
Benefits paid	(132)	(131)
Fair value of plan assets at end of year	2,264	2,259
Funded status, included with other liabilities	$(1,370)	$(1,188)
Net pension costs included in the Corporation’s results of operations was immaterial.
Assumptions in the actuarial valuation were:
	2020	2019
Weighted average discount rate	2.45%	2.92%
Rate of increase in future compensation levels	N/A	N/A
Expected long-term rate of return on plan assets	2.00%	8.00%
The expected long-term rate of return on plan assets reflects management’s expectations of long-term average rates of return on funds invested to provide for benefits included in the projected benefit obligation. The expected return is based on the outlook for inflation, fixed income returns and equity returns, while also considering historical returns, asset allocation and investment strategy. The discount rate assumption is based on investment yields available on AA rated long-term corporate bonds.
The primary investment objective is to maximize growth of the pension plan assets to meet the projected obligations to the beneficiaries over a long period of time, and to do so in a manner that is consistent with the Corporation’s risk tolerance. The intention of the plan sponsor is to invest the plan assets in mutual funds with the following asset allocation, which was in place at both December 31, 2020 and December 31, 2019:
	Target Allocation	Actual Allocation
Equity securities	50% to 70%	0%
Fixed income securities	30% to 50%	100%
NOTE 15 — DEFERRED COMPENSATION PLAN
Prior to the recapitalization in 2004, as an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2020 and 2019, for vested benefits under this plan, was $27,000 and $51,000, respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2023. The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1.554 million and $1.498 million at December 31, 2020 and 2019, respectively.
Peninsula Financial Corporation, acquired by the Corporation in December 2014, also had a deferred compensation plan, which was similar in nature to the Corporation’s discontinued plan. The liability for this plan at December 31, 2020 and 2019, for vested benefits under this plan was $.605 million and $.757 million, respectively. The bank owned life insurance policy as of December 31, 2020 and 2019 had cash surrender values of $1.781 million and $1.773 million, respectively. This Plan was also discontinued by the Corporation and will not apply to future employees or directors of the Corporation.
First Federal of Northern Michigan, acquired in May 2018 had a deferred compensation plan, which was similar in nature to the Corporation’s discontinued plan. The liability for this plan at December 31, 2020 and December 31, 2019, for vested benefits under this plan was $.272 million and $.343 million respectively. The bank owned life insurance policy as of December 31, 2020 and December 31, 2019 had a cash surrender value of $5.441 million and $5.320 million respectively. This Plan was also discontinued by the Corporation and will not apply to future employees or directors of the Corporation.
Deferred compensation expense for the three plans was $84,000 and $99,000 for 2020 and 2019 respectively.
NOTE 16 — REGULATORY MATTERS
The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2020, the Corporation is well capitalized.
The tables below do not include the 2.5% capital conservation buffer requirement. A bank with a capital conservation buffer greater than 2.5% of risk-weighted assets would not be restricted by payout limitations. However, if the 2.5% threshold is not met, the Bank would be subject to increasing limitations on capital distributions and discretionary bonus payments to executive officers as the capital conservation buffer approaches zero. The Corporation’s and the Bank’s actual capital and ratios compared to generally applicable regulatory requirements as of December 31, 2020 are as follows (dollars in thousands):

	Actual			Adequacy Purposes				Well-Capitalized
	Amount	Ratio		Amount		Ratio		Amount	Ratio
Total capital to risk weighted assets:
Consolidated	$145,054	14.8%	≥	$78,577	≥	8.0%	≥	N/A	N/A
mBank	$139,844	14.2%	≥	$78,530		8.0%	≥	$98,163	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	$139,238	14.2%	≥	$58,933	≥	6.0%	≥	N/A	N/A
mBank	$134,069	13.7%	≥	$58,898	≥	6.0%	≥	$78,530	8.0%
Common equity Tier 1 capital to risk weighted assets
Consolidated	$139,238	14.2%	≥	$44,199	≥	4.5%	≥	N/A	N/A
mBank	$134,069	13.7%	≥	$44,173	≥	4.5%	≥	$63,806	6.5%
Tier 1 capital to average assets:
Consolidated	$139,238	9.4%	≥	$59,048	≥	4.0%	≥	N/A	N/A
mBank	$134,069	9.1%	≥	$58,787	≥	4.0%	≥	$73,483	5.0%
The Corporation’s and the Bank’s actual capital and ratios compared to generally applicable regulatory requirements as of December 31, 2019 are as follows (dollars in thousands):
	Actual			Adequacy Purposes				Well-Capitalized
	Amount	Ratio		Amount		Ratio		Amount	Ratio
Total capital to risk weighted assets:
Consolidated	$138,263	13.2%	≥	$83,696	≥	8.0%	≥	N/A	N/A
mBank	$136,578	13.1%	≥	$83,681	≥	8.0%	≥	$104,601	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	$132,955	12.7%	≥	$62,772	≥	6.0%	≥	N/A	N/A
mBank	$131,311	12.6%	≥	$62,761	≥	6.0%	≥	$83,681	8.0%
Common equity Tier 1 capital to risk weighted assets
Consolidated	$132,955	12.7%	≥	$47,079	≥	4.5%	≥	N/A	N/A
mBank	$131,311	12.6%	≥	$47,071	≥	4.5%	≥	$67,991	6.5%
Tier 1 capital to average assets:
Consolidated	$132,955	10.1%	≥	$52,724	≥	4.0%	≥	N/A	N/A
mBank	$131,311	10.0%	≥	$52,728	≥	4.0%	≥	$65,910	5.0%
NOTE 17 — STOCK COMPENSATION PLANS
Restricted Stock Awards
The Corporation’s restricted stock awards (“RSAs”) require certain service-based or performance requirements and have a vesting period of four years. Compensation expense is recognized on a straight-line basis over the vesting period. Shares are subject to certain restrictions and risk of forfeiture by the participants.
The Corporation has historically granted RSAs to members of the Board of Directors and management. Awards granted are set to vest equally over their award terms and are issued at no cost to the recipient. The table below summarizes each of the grant awards.

Date of Award	Units Granted	Market Value at grant date	Vesting Term
February, 2017	28,427	13.39	4 years
February, 2018	18,643	16.30	4 years
April, 2018	8,000	16.00	Immediate
February, 2019	27,790	15.70	4 years
October, 2019	8,000	15.40	Immediate
February, 2020	132,000	15.46	4 years
October, 2020	8,000	9.46	Immediate
In 2019, the Corporation issued 35,967 shares for vested RSAs. In 2020, the Corporation issued 35,825 shares for vested RSAs.
The Corporation recognized annual compensation expense of $.878 million in 2020 and $.498 million in 2019. Unrecognized compensation expense at the end of 2020 was $1.914 million.
A summary of changes in our nonvested awards for the year follows:
	Number Outstanding	Weighted Average Grant Date Fair Value
Nonvested balance at January 1, 2020	69,145	$14.52
Granted during the period	140,000	15.12
Forfeited during the period	(3,167)	15.46
Vested during the period	(35,825)	14.99
Nonvested balance at December 31, 2020	170,153	$14.90
NOTE 18 — SHAREHOLDERS’ EQUITY
The Corporation currently has one active share repurchase program and one repurchase plan that has since expired. All share repurchase programs are conducted under authorizations by the Board of Directors. Under the now expired program, the Corporation repurchased 1,661 shares in 2020, 14,000 shares in 2016, 102,455 shares in 2015, 13,700 shares in 2014 and 55,594 shares in 2013. The share repurchases were conducted under Board authorizations made and publicly announced of $.600 million on February 27, 2013, $.600 million on December 17, 2013 and an additional $750,000 on April 28, 2015.
On August 28, 2019, the Corporation, under the authorization of the Board of Directors announced a new common stock repurchase program. Under the Repurchase Program, the Company is authorized to repurchase up to approximately 5% of the Company’s outstanding common stock, and has no expiration date. During 2020, the Corporation repurchased 283,779 shares under this plan.
NOTE 19 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK
Financial Instruments with Off-Balance-Sheet Risk
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.
The Corporation’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 are as follows (dollars in thousands):

	December 31, 2020	December 31, 2019
Commitments to extend credit:
Variable rate	$114,458	$106,278
Fixed rate	58,175	50,796
Standby letters of credit – Variable rate	8,781	5,441
Credit card commitments – Fixed rate	7,136	5,841
	$188,550	$168,356
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.
Credit card commitments are commitments on credit cards issued by the Corporation’s subsidiary and serviced by other companies. These commitments are unsecured.
Legal Proceedings and Contingencies
At December 31, 2020, there were no pending material legal proceedings to which the Corporation is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of the Corporation.
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan and Northeastern Wisconsin. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at December 31, 2020 represents $138.992 million, or 16.95%, compared to $141.965 million, or 18.54%, of the commercial loan portfolio on December 31, 2019. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gas stations and convenience stores, petroleum, forestry, agriculture, and construction. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.
NOTE 20 — FAIR VALUE
Fair value estimates, methods, and assumptions are set forth below for the Corporation’s financial instruments:
Cash, cash equivalents, and interest-bearing deposits — The carrying values approximate the fair values for these assets.
Securities — Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Federal Home Loan Bank stock — Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.
Loans — Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan using an exit notion.
The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.
Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan’s effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.
Deposits — The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.
Borrowings — Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.
Accrued interest — The carrying amount of accrued interest approximates fair value.
Off-balance-sheet instruments — The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since the differences in the current fees and those reflected to the off-balance-sheet instruments at year-end are immaterial, no amounts for fair value are presented.
The following table presents information for financial instruments at December 31 (dollars in thousands):
		December 31, 2020		December 31, 2019
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$218,977	$218,977	$49,826	$49,826
Interest-bearing deposits	Level 2	2,917	2,917	10,295	10,295
Securities available for sale	Level 2	110,505	110,505	106,569	106,569
Securities available for sale	Level 3	1,331	1,331	1,403	1,403
Federal Home Loan Bank stock	Level 2	4,924	4,924	4,924	4,924
Net loans	Level 3	1,071,776	1,072,770	1,053,468	1,055,985
Accrued interest receivable	Level 3	4,310	4,310	3,751	3,751
Total financial assets		$1,414,740	$1,415,734	$1,230,236	$1,232,753
Financial liabilities:
Deposits	Level 2	$1,258,776	$1,262,930	$1,075,677	$1,044,267
Borrowings	Level 2	63,479	61,975	64,551	64,403
Accrued interest payable	Level 3	453	453	569	569
Total financial liabilities		$1,322,708	$1,325,358	$1,140,797	$1,109,239
Limitations — Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
The following is information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2020 and the valuation techniques used by the Corporation to determine those fair values.
Level 1: In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.
Level 2: Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3: Level 3 inputs are unobservable inputs, including inputs available in situations where there is little, if any, market activity for the related asset or liability.
The fair value of all investment securities at December 31, 2020 and 2019 were based on level 2 and level 3 inputs. There are no other assets or liabilities measured on a recurring basis at fair value. For additional information regarding investment securities, please refer to “Note 3 — Investment Securities.” The table below shows investment securities measured at fair value on a recurring basis (dollars in thousands):
(dollars in thousands)	Balance at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Gains) Losses for Year Ended December 31, 2020
Assets
Corporate	$28,043	$—	$27,543	$500	$—
US Agencies	6,589	—	6,589	—	—
US Agencies – MBS	34,280	—	34,280	—	—
Obligations of state and political subdivisions	42,924	—	42,093	831	2
	$111,836				$2

(dollars in thousands)	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2019
Assets
Corporate	$20,938	$—	$20,438	$500	$35
US Agencies	14,496	—	14,496	—	9
US Agencies – MBS	34,526	—	34,526	—	—
Obligations of state and political subdivisions	38,012	—	37,109	903	164
	$107,972				$208
The Corporation had no other Level 3 assets or liabilities on a recurring basis as of December 31, 2020.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and other real estate held for sale. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.
The table below shows the activity in level three assets for the years ended, December 31, 2020 and 2019 (dollars in thousands):
	Balance at Beginning of Period			Transfers in (out) of Level 3			Balance at end of Period
		Net Gains (losses)
		Realized	Unrealized		Purchases	Sales
Year Ended December 31, 2020
Corporate	$500	$—	$—	$—	$—	$—	$500
Obligations of state and political subdivisions	903	—	—	(72)	—	—	831
	Balance at Beginning of Period			Transfers in (out) of Level 3			Balance at end of Period
		Net Gains (losses)
		Realized	Unrealized		Purchases	Sales
Year Ended December 31, 2019
Corporate	$500	$—	$—	$—	$—	$—	$500
Obligations of state and political subdivisions	988	—	—	(85)	—	—	903

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2020
(dollars in thousands)	Balance at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Gains) Losses for Year Ended December 31, 2020
Assets
Impaired loans	$8,850	$—	$—	$8,850	$186
Other real estate held for sale	1,752	—	—	1,752	(22)
					$164
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2019
(dollars in thousands)	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2019
Assets
Impaired loans	$12,823	$—	$—	$12,823	$280
Other real estate held for sale	2,194	—	—	2,194	212
					$492
The Corporation had no investments subject to fair value measurement on a nonrecurring basis.
Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows or collateral values using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS
BALANCE SHEETS
December 31, 2020 and 2019
(Dollars in Thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$4,226	$490
Investment in subsidiaries	161,438	157,156
Other assets	3,727	5,764
TOTAL ASSETS	$169,391	$163,410
LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	1,527	1,491
Total liabilities	1,527	1,491
Shareholders’ equity:
Common stock and additional paid in capital – no par value
Authorized 18,000,000 shares
Issued and outstanding – 10,500,758 and 10,748,712 shares respectively	127,164	129,564
Retained earnings	39,318	31,740
Accumulated other comprehensive income	1,382	615
Total shareholders’ equity	167,864	161,919
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$169,391	$163,410
STATEMENTS OF OPERATIONS
Years Ended December 31, 2020 and 2019
(Dollars in Thousands)
	2020	2019
INCOME:
Interest income	$—	$—
Miscellaneous income	1	1
Total income	$1	$1
EXPENSES:
Interest expense on borrowings	7	—
Salaries and benefits	1,298	858
Professional service fees	289	301
Other	355	376
Total expenses	1,949	1,535
Loss before income taxes and equity in net income of subsidiaries	(1,948)	(1,534)
Provision for (benefit of) income taxes	(409)	(322)
Loss before equity in net income of subsidiaries	(1,539)	(1,212)
Equity in net income of subsidiaries	15,012	15,062
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,473	$13,850

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2020 and 2019
(Dollars in Thousands)
	2020	2019
Cash Flows from Operating Activities:
Net income	$13,473	$13,850
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net (income) of subsidiaries	(15,012)	(15,062)
Increase in capital from stock based compensation	878	498
Change in other assets	2,035	(1,458)
Change in other liabilities	36	268
Net cash provided by (used in) operating activities	1,410	(1,904)
Cash Flows from Investing Activities:
Investments in subsidiaries	11,500	5,500
Net cash provided by used in investing activities	11,500	5,500
Cash Flows from Financing Activities:
Repurchase of common stock	(3,279)	—
Dividend on common stock	(5,895)	(5,576)
Net cash (used in) financing activities	(9,174)	(5,576)
Net increase (decrease) in cash and cash equivalents	3,736	(1,980)
Cash and cash equivalents at beginning of period	490	2,470
Cash and cash equivalents at end of period	$4,226	$490

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

The Registrant’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of the Registrant (or a person concurrently serving in such a capacity with another entity at the Registrant’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of the Registrant or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, the Registrant shall indemnify a director or officer, and may indemnify an employee or agent, of the Registrant against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of the Registrant or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
•
a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•
a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•
a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•
willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the Wisconsin Business Corporation Law. The right to indemnification under the Registrant’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of the Registrant’s capital stock entitled to vote on the matter. The Registrant is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
Item 21.
Exhibits and Financial Statement Schedules

(a) List of Exhibits
Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and County Bancorp, Inc. dated June 22, 2021 (included as Appendix A to the joint proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference).+
5.1	Opinion of Michele McKinnon, Vice President Human Resources/Legal Counsel of Nicolet National Bank regarding legality of securities being registered (including her consent).
8.1	Opinion of Bryan Cave Leighton Paisner LLP regarding certain tax matters (including its consent).
23.1	Consent of Michele McKinnon (included as part of Exhibit 5.1).
23.2	Consent of Bryan Cave Leighton Paisner LLP (included as part of Exhibit 8.1).
23.3	Consent of Wipfli LLP (with respect to Nicolet).
23.4	Consent of Porter Keadle Moore, LLC (with respect to Nicolet).
23.5	Consent of Plante & Moran, PLLC (with respect to County).

Exhibit No.	Description
23.6	Consent of Plante & Moran, PLLC (with respect to Mackinac).
24.1	Power of Attorney (included in the signature pages to this registration statement).
99.1	Consent of Stephens, Inc. (included as part of Appendix B attached to the joint proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference).
99.2	Consent of Keefe, Bruyette & Woods, Inc.
99.3	Consent To Be Named as a Director Nominee.*
99.4	Form of Proxy Card of Nicolet.*
99.5	Form of Proxy Card of County.*

+
Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Nicolet Bankshares, Inc. agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*
To be filed by amendment.

(b) Financial Statement Schedules
None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are either not required under the related restrictions, are inapplicable or the required information has been incorporated by reference into the joint proxy statement-prospectus, and, therefore, have been omitted.
Item 22.
Undertakings

The undersigned registrant hereby undertakes:
(a)
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on August 9, 2021.
NICOLET BANKSHARES, INC.
By:
/s/ Michael E. Daniels

Michael E. Daniels, President and
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert B. Atwell and Michael E. Daniels, or either of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 9th day of August, 2021.
/s/ Michael E. Daniels Michael E. Daniels President, Chief Executive Officer, Director (Principal Executive Officer)	/s/ Robert B. Atwell Robert B. Atwell Executive Chairman, Director
/s/ H. Phillip Moore, Jr. H. Phillip Moore, Jr. (Principal Financial and Accounting Officer)	Donald J. Long, Jr. Director
/s/ Andrew F. Hetzel, Jr. Andrew F. Hetzel, Jr. Director	Dustin J. McClone Director
/s/ Rachel Campos-Duffy Rachel Campos-Duffy Director	/s/ Susan L. Merkatoris Susan L. Merkatoris Director
/s/ John N. Dykema John N. Dykema Director	/s/ Terrence R. Fulwiler Terrence R. Fulwiler Director
Oliver Pierce Smith Director	Christopher Ghidorzi Director

/s/ Robert J. Weyers Robert J. Weyers Director	/s/ Ann K. Lawson Ann K. Lawson Director
/s/ Héctor Colón Héctor Colón Director